   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 18, 1997

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-4

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                               TEMPLE-INLAND INC.
             (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                          2631                         75-1903917
                                 (Primary Standard Industrial   (I.R.S. Employer Identification
(State or Other Jurisdiction of         Classification                       No.)
Incorporation or Organization)           Code Number)

                             ---------------------
                             303 SOUTH TEMPLE DRIVE
                              DIBOLL, TEXAS 75941
                                 (409) 829-2211
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                             ---------------------
                            M. RICHARD WARNER, ESQ.
                               TEMPLE-INLAND INC.
                             303 SOUTH TEMPLE DRIVE
                              DIBOLL, TEXAS 75941
                                 (409) 829-2211
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                             ---------------------
                                With Copies To:

                                                            HENRY L. JUDY, ESQ.
            THOMAS D. PHELPS, ESQ.                      THOMAS F. COONEY, III, ESQ.
        MANATT, PHELPS & PHILLIPS, LLP                   KIRKPATRICK & LOCKHART LLP
         11355 WEST OLYMPIC BOULEVARD                 1800 MASSACHUSETTS AVENUE, N.W.
        LOS ANGELES, CALIFORNIA 90064                      WASHINGTON, D.C. 20036
             TEL: (310) 312-4141                            TEL: (202) 778-9000
             FAX: (310) 312-4224                            FAX: (202) 778-9100

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

============================================================================================================================
                                                             PROPOSED MAXIMUM       PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES        AMOUNT TO            OFFERING PRICE           AGGREGATE             AMOUNT OF
        TO BE REGISTERED               BE REGISTERED           PER UNIT(1)         OFFERING PRICE(1)      REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $1.00 per
  share..........................   2,000,000 shares(2)           $55.96              $111,920,000           $33,915.76
==================================================================================================================

(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(o) of the Securities Act of 1933.

(2) Includes additional shares that could be issued under certain circumstances set forth in the Agreement and Plan of Merger.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                      CALIFORNIA FINANCIAL HOLDING COMPANY

                       TO BE HELD MONDAY, APRIL 28, 1997

To the Stockholders of California Financial Holding Company:

     NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting (the "Meeting") of the stockholders of California Financial Holding Company, a Delaware corporation ("California Financial"), will be held at the Haggin Museum, 1201 North Pershing Avenue, Stockton, California 95203, on Monday, April 28, 1997, at 2:00 p.m., local time, for the purpose of considering and voting upon the following matters:

          1. A proposal to approve a merger (the "Merger") of California Financial with and into Temple-Inland Inc., a Delaware corporation ("Temple-Inland"), and the related Agreement and Plan of Merger between California Financial and Temple-Inland dated as of December 8, 1996 (the "Agreement"), a copy of which is attached as Appendix A to the accompanying Proxy Statement-Prospectus and incorporated herein by this reference. Each holder of California Financial Common Stock, as defined below, who objects to the Merger is entitled to appraisal rights as provided in Section 262 of the General Corporation Law of the State of Delaware, a copy of which is attached hereto as Appendix C. Stockholders exercising their right to an appraisal may receive value for their shares that is more or less than, or equal to, the value received by other stockholders in the Merger. See "Proposal Requesting Approval of the Merger -- Appraisal Rights."

          2. A proposal to reelect two directors for terms of office ending in 2000.

          3. The transaction of such other business as may properly come before the Meeting and any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on March 7, 1997, as the record date (the "Record Date") for determining the stockholders entitled to receive notice of, and to vote at, the Meeting.

     Each share of common stock, par value $0.01 per share, of California Financial (the "California Financial Common Stock") will entitle the holder thereof to one vote on all matters that come before the Meeting. Approval of the Merger will require the affirmative vote of a majority of the issued and outstanding shares of California Financial Common Stock. The two directors receiving the highest number of votes at the Meeting will be reelected.

     Whether you intend to attend the Meeting, and regardless of the number of shares you own, your vote is important. Please take a moment to complete, date and sign the enclosed proxy card. Your proxy may be revoked by notice to the Secretary of California Financial or by executing and delivering a later dated proxy to the Secretary prior to the Meeting. You should also complete, date and sign the enclosed election form related to the Merger in order that, to the extent possible, your choice of merger consideration will be honored. A complete list of stockholders of record of California Financial on the Record Date will be available for examination by any stockholder, for any purpose germane to the Meeting, during ordinary business hours, for the 10-day period prior to the Meeting, at the executive offices of California Financial, 501 West Weber Avenue, Stockton, California 95203.

     THE BOARD OF DIRECTORS OF CALIFORNIA FINANCIAL HAS UNANIMOUSLY APPROVED THE AGREEMENT, THE MERGER AND THE RELATED MATTERS AND THE TRANSACTIONS CONTEMPLATED BY THE AGREEMENT AND UNANIMOUSLY RECOMMEND THAT STOCKHOLDERS VOTE TO APPROVE THE AGREEMENT AND THE MERGER AT THE MEETING.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            Dennis Donald Geiger
                                            Secretary
Stockton, California
            , 1997

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION; DATED FEBRUARY 18, 1997
                                PROXY STATEMENT

                      CALIFORNIA FINANCIAL HOLDING COMPANY
                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 28, 1997

                                   PROSPECTUS

                               TEMPLE-INLAND INC.
                              2,000,000 SHARES OF
                    COMMON STOCK, PAR VALUE $1.00 PER SHARE

     This Proxy Statement-Prospectus is being furnished to the holders of common stock, par value $0.01 per share (the "California Financial Common Stock") of California Financial Holding Company, a Delaware corporation ("California Financial"), in connection with the solicitation of proxies by the Board of Directors of California Financial for use at the annual meeting of stockholders (the "Meeting") to be held at 2:00 p.m., local time, on Monday, April 28, 1997, at the Haggin Museum, 1201 North Pershing Avenue, Stockton, California 95203, and at any adjournments or postponements thereof.

     At the Meeting, the holders of record of California Financial Common Stock as of the close of business on March 7, 1997 (the "Record Date") will consider and vote upon (1) a proposal to approve the merger (the "Merger") of California Financial with and into Temple-Inland Inc., a Delaware corporation ("Temple-Inland"), and the related Agreement and Plan of Merger dated December 8, 1996 (the "Agreement") between California Financial and Temple-Inland, and
(2) a proposal to reelect two directors for terms of office ending in 2000. Upon consummation of the Merger, each outstanding share of California Financial Common Stock, except for shares as to which appraisal rights have been perfected and not withdrawn or otherwise forfeited, will be converted into the right to receive cash and the number of shares of Temple-Inland's Common Stock, par value $1.00 per share (the "Temple-Inland Common Stock"), in amounts determined in the manner described below under the heading "Proposal Requesting Approval of the Merger -- Terms of the Merger," with cash being paid in lieu of any fractional share interests. For a description of the Agreement, which is included in its entirety as Appendix A to this Proxy Statement-Prospectus, see "Proposal Requesting Approval of the Merger."

     This Proxy Statement-Prospectus also constitutes a prospectus of Temple-Inland with respect to the shares of Temple-Inland Common Stock to be issued pursuant to the Agreement if the Merger is consummated. The actual number of shares of Temple-Inland Common Stock to be issued will be determined in accordance with the terms of the Agreement. See "Proposal Requesting Approval of the Merger -- Terms of the Merger."

     The outstanding shares of Temple-Inland Common Stock are listed on The New York Stock Exchange, Inc. (the "NYSE") and the Pacific Stock Exchange (the "PSE"). The reported last sale price of Temple-Inland Common Stock on the NYSE
Composite Transactions Reporting System on             , 1997, was $
per share.

     This Proxy Statement-Prospectus and the accompanying proxy card are first
being mailed to stockholders of California Financial on or about             ,
1997.

     No person is authorized to give any information or to make any representations other than those contained in this Proxy Statement-Prospectus, and if given or made, such information or representations may not be relied upon as having been made by Temple-Inland or California Financial. This Proxy Statement-Prospectus does not constitute an offer to sell or solicitation of an offer to buy by Temple-Inland, nor will there be any sale of Temple-Inland Common Stock offered hereby, in any state in which, or to any person to whom, it would be unlawful to make such an offer or solicitation prior to registration or qualification under applicable state law.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OF TEMPLE-INLAND STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

       THE DATE OF THIS PROXY STATEMENT-PROSPECTUS IS             , 1997.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
INTRODUCTION................................................    1
AVAILABLE INFORMATION.......................................    1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............    2
SUMMARY.....................................................    3
MEETING INFORMATION.........................................   12
  General...................................................   12
  Solicitation and Revocation of Proxies....................   12
  Vote Required.............................................   13
  Recommendation............................................   13
PROPOSAL REQUESTING APPROVAL OF THE MERGER..................   13
  Background of and Reasons for the Merger..................   13
  Recommendation of California Financial Board of Directors;
     Reasons for the Merger.................................   17
  Terms of the Merger.......................................   19
  Opinion of Financial Advisor..............................   21
  Surrender and Exchange of Stock Certificates..............   27
  Employee Benefits.........................................   27
  Expenses..................................................   27
  Representations and Warranties; Conditions to the Merger;
     Waiver.................................................   28
  Regulatory and Other Approvals for the Merger.............   28
  Bank Merger...............................................   28
  Business Pending the Merger...............................   29
  Effective Date of the Merger; Termination.................   29
  Stock Option Agreement....................................   29
  Shareholders Agreement....................................   30
  Management and Operations After the Merger................   30
  Certain Differences in Rights of Stockholders.............   31
  Interests of Certain Persons in the Merger................   32
  Material Tax Consequences.................................   33
  Resale of Temple-Inland Common Stock......................   37
  Appraisal Rights..........................................   38
  Dividend Reinvestment Plan................................   40
  Accounting Treatment......................................   41
  Certain Regulatory Considerations.........................   41
PRO FORMA FINANCIAL INFORMATION.............................   42
CERTAIN INFORMATION RELATING TO CALIFORNIA FINANCIAL........   46
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF.............   46
PROPOSAL FOR ELECTION OF DIRECTORS..........................   47
  Information Concerning the California Financial Board of
     Directors..............................................   48
  Remuneration and Other Transactions with Management and
     Others.................................................   50
  Report of the Compensation/Stock Option Committee on
     Executive Compensation.................................   51
  Compensation Committee Interlocks and Inside
     Participation..........................................   52
  Change in Control Agreements..............................   56
RELATIONSHIP WITH INDEPENDENT AUDITORS......................   64
VALIDITY OF SHARES..........................................   64
EXPERTS.....................................................   64
OTHER MATTERS...............................................   64
STOCKHOLDER PROPOSALS.......................................   64
APPENDIX A  -- AGREEMENT AND PLAN OF MERGER
APPENDIX B  -- OPINION OF MERRILL LYNCH & CO.
APPENDIX C  -- SELECTED PROVISIONS OF DELAWARE LAW RELATING TO APPRAISAL
               RIGHTS
APPENDIX D  -- OPINION OF MANATT, PHELPS & PHILLIPS, LLP REGARDING
               CERTAIN TAX MATTERS
APPENDIX E  -- STOCK OPTION AGREEMENT

                                  INTRODUCTION

     This Proxy Statement-Prospectus relates to 2,000,000 shares of common stock, par value $1.00 per share, of Temple-Inland (the "Temple-Inland Common Stock") that may be issued in connection with the Merger of California Financial with and into Temple-Inland. The shares of Temple-Inland Common Stock offered hereby will be exchanged along with cash in the aggregate amount of approximately $150 million, upon consummation of the Merger, for the outstanding shares of common stock, $0.01 par value, of California Financial (the "California Financial Common Stock").

     Stockholders of California Financial will be asked to approve the Merger at the Meeting to be held on April 28, 1997. The proxy statement relating to such Meeting is included in this Proxy Statement-Prospectus.

     The terms of the Merger are described in this Proxy Statement-Prospectus, and a copy of the Agreement is attached hereto as Appendix A for reference.

     This Proxy Statement-Prospectus contains forward-looking statements that involve risks and uncertainties. THE ACTUAL RESULTS ACHIEVED BY TEMPLE-INLAND MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH DIFFERENCES INCLUDE GENERAL ECONOMIC, MARKET, OR BUSINESS CONDITIONS; THE OPPORTUNITIES (OR LACK THEREOF) THAT MAY BE PRESENTED TO AND PURSUED BY TEMPLE-INLAND AND ITS SUBSIDIARIES; THE AVAILABILITY AND PRICE OF RAW MATERIALS USED BY TEMPLE-INLAND AND ITS SUBSIDIARIES; COMPETITIVE ACTIONS BY OTHER COMPANIES; CHANGES IN LAWS OR REGULATIONS; AND OTHER FACTORS, MANY OF WHICH ARE BEYOND THE CONTROL OF TEMPLE-INLAND AND ITS SUBSIDIARIES.

                             AVAILABLE INFORMATION

     Temple-Inland is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10007 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web Site that contains reports, proxy and information statements and other information and the address of that site is http://www.sec.gov. In addition, reports, proxy statements and other information concerning Temple-Inland may be inspected at the offices of The New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005, and the Pacific Stock Exchange (the "PSE"), 301 Pine Street, San Francisco, California 94104, on which exchanges the shares of Temple-Inland Common Stock are listed.

     Temple-Inland has filed with the Commission a registration statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Temple-Inland Common Stock offered hereby. This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to Temple-Inland and the Temple-Inland Common Stock offered hereby, reference is hereby made to the Registration Statement. Statements contained in this Proxy Statement-Prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of all or any part of the Registration Statement, including exhibits thereto, may be obtained, upon payment of the prescribed fees, at the offices of the Commission and the NYSE, as set forth above.

     All information contained in this Proxy Statement-Prospectus relating to Temple-Inland and its subsidiaries has been supplied by Temple-Inland, and all information relating to California Financial and its subsidiaries has been supplied by California Financial.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Incorporated by reference in this Proxy Statement-Prospectus are the following documents filed with the Commission pursuant to the Exchange Act:

     A. Documents filed by Temple-Inland:

          (1) The Annual Report on Form 10-K for the year ended December 30,
     1995,

          (2) The Proxy Statement dated March 22, 1996, related to Temple-Inland's 1996 Annual Meeting of Stockholders held on May 3, 1996, except for the information contained therein under the headings "Executive Compensation -- Report of the Executive Compensation Committee" and
     "-- Stock Performance Graph," which are expressly excluded from incorporation in this Registration Statement, and

          (3) The Quarterly Reports on Form 10-Q for the fiscal quarters ended March 30, 1996, June 29, 1996, and September 28, 1996.

     B. Documents filed by California Financial:

          (1) The Annual Report on Form 10-K for the year ended December 31,
     1995,

          (2) The Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996, June 30, 1996, and September 30, 1996.

     All documents subsequently filed by either Temple-Inland or California Financial with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement-Prospectus and prior to the termination of the offering of Temple-Inland Common Stock made hereby shall be deemed to be incorporated by reference in this Proxy Statement-Prospectus and to be a part hereof from the date such documents are filed, except that any and all information included in any proxy statement filed by Temple-Inland under the headings "Executive Compensation -- Report of the Executive Compensation Committee" and "-- Stock Performance Graph" are hereby expressly excluded from such incorporation by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein modifies or supersedes the statement set forth herein. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus.

     Temple-Inland will provide, without charge, to each person to whom this Proxy Statement-Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the information incorporated herein by reference other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such information). Written or oral requests should be directed to Temple-Inland Inc., 303 South Temple Drive, Diboll, Texas 75941, Attention: Corporate Secretary, Telephone (409) 829-2211.

                                    SUMMARY

     This summary is necessarily general and abbreviated and has been prepared to assist stockholders of California Financial in their review of this Proxy Statement-Prospectus. This summary is not intended to be a complete explanation of the matters covered in this Proxy Statement-Prospectus and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement-Prospectus, the Appendices hereto and the documents incorporated herein by reference, all of which stockholders are urged to read carefully prior to the Meeting.

PARTIES TO THE MERGER

TEMPLE-INLAND

     Temple-Inland is a holding company that conducts all of its operations through its subsidiaries. Temple-Inland holds interests in corrugated container, bleached paperboard, building products, timber and timberlands, and financial services. The corrugated container operations of Temple-Inland are vertically integrated and consist of four linerboard mills, three corrugated medium mills, 42 box plants, and six specialty converting plants.

     Temple-Inland also manufactures bleached paperboard at one mill and a wide range of building products including lumber, plywood, particleboard, gypsum wallboard, and fiberboard. Forest resources include approximately 2.2 million acres of timberland in Texas, Louisiana, Georgia, and Alabama. The financial services operations of Temple-Inland consist of savings bank activities, mortgage banking, real estate development, and insurance brokerage.

     Temple-Inland is a Delaware corporation that was organized in 1983. Its principal subsidiaries include Inland Paperboard and Packaging, Inc. ("Inland"), Temple-Inland Forest Products Corporation ("Temple-Inland FPC"), Temple-Inland Financial Services Inc. ("Financial Services"), Guaranty Federal, and Temple-Inland Mortgage Corporation ("Temple-Inland Mortgage").

     The principal executive offices of Temple-Inland are located at 303 South Temple Drive, Diboll, Texas 75941. Its telephone number is (409) 829-2211. For additional information concerning the business and financial condition of Temple-Inland, reference should be made to the Temple-Inland reports incorporated herein by reference. See "Available Information."

CALIFORNIA FINANCIAL

     California Financial, incorporated in Delaware on June 1, 1988, is a financial services holding company engaged primarily in the savings and loan business through its wholly owned subsidiary, Stockton Savings. No business activities are conducted by California Financial; therefore, unless indicated otherwise, discussion of business activities and corresponding results relates primarily to Stockton Savings.

     Stockton Savings' business consists predominantly of attracting savings deposits from the general public through a network of 23 Northern California retail branches and originating, for its own portfolio and for sale to others, loans secured by mortgages on residential and other real estate. The home office of California Financial is located in Stockton, California. Originally organized as a state mutual association, Stockton Savings was converted to a federal mutual charter in 1982. In 1983, Stockton Savings became a federally chartered stock association with the issuance of 2,760,000 shares of common stock. Stockton Savings converted to a California-chartered stock association in April 1986. In June 1986, an additional 977,500 shares of common stock were sold. In 1990, Stockton Savings converted to a federally-chartered savings bank.

     The income of Stockton Savings is derived primarily from interest charged on real estate and other types of loans. To a lesser extent, additional income is obtained through interest on investment securities and fees received in connection with loan and deposit activities. Although not on a consistent basis, income is also generated through the sale of loans and investments and from the sale of real estate held for development. The major expenses are interest paid on deposits and borrowings and general and administrative expenses. The general economic and interest rate environments have a material effect on the financial performance of Stockton Savings. Deposit flows and costs of funds are influenced by market rates and alternative investments available in the marketplace. Lending activity levels are also dependent on interest rates, the demand for mortgage financing, and the overall health of the real estate market in Stockton Savings' primary lending territory -- California's Central Valley. In addition, regulatory policies and procedures promulgated by the OTS, the Board of Governors of the Federal Reserve System ("FRB"), and the Federal Deposit Insurance Corporation ("FDIC") substantially impact Stockton Savings.

     The principal executive offices of California Financial are located at 501 West Weber Avenue, Stockton, California 95203. Its telephone number is (209) 948-1675. For additional information concerning the business and financial condition of California Financial, reference should be made to the reports of California Financial incorporated herein by reference. See "Available Information."

THE PROPOSED MERGER

     Terms of the Agreement provide for California Financial stockholders to receive a combination of Temple-Inland Common Stock and cash valued at $30 per share of California Financial Common Stock (the "Merger Consideration"), for a total consideration paid in the Merger of approximately $150 million. Subject to certain limitations, California Financial stockholders will be given the election to have the consideration for their shares paid in Temple-Inland Common Stock, cash or a combination of the two. Temple-Inland, however, will not be obligated to issue more than 1,692,000 shares of Temple-Inland Common Stock in the Merger, except as it may elect to do so under certain circumstances. The Agreement permits California Financial to terminate the transaction if the price of Temple-Inland Common Stock, as calculated, is below $40 per share, provided that the number of shares of Temple-Inland Common Stock issued in the Merger has not been increased. When the transaction is completed and subject to regulatory approval, the operations of Stockton Savings Bank, F.S.B. ("Stockton Savings"), a direct wholly owned subsidiary of California Financial, will be merged (the "Bank Merger"), into Guaranty Federal Bank, F.S.B., an indirect wholly-owned subsidiary of Temple-Inland ("Guaranty Federal"), pursuant to a separate Agreement of Bank Merger (the "Agreement of Bank Merger") substantially in the form of Exhibit B to the Agreement.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     California Financial and Stockton Savings will cease to exist after the Merger with all of the operations of Stockton Savings being assumed by Guaranty Federal. The composition of the Board of Directors of Temple-Inland is not expected to change as a result of the Merger. As required by the Agreement, Temple-Inland and California Financial have selected a member of the Board of Directors of California Financial, Mr. Robert V. Kavanaugh, to serve on the Board of Directors of Guaranty Federal. In addition, Mr. Kavanaugh has been offered employment as the President of the Stockton Division of Guaranty Federal following the Merger.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF CALIFORNIA FINANCIAL HAS APPROVED THE AGREEMENT, BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF THE STOCKHOLDERS OF CALIFORNIA FINANCIAL AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE MERGER AND THE RELATED AGREEMENT. The Board of Directors of California Financial has received from Merrill Lynch & Co. ("Merrill") an opinion that the terms of the Merger are fair, from a financial point of view, to the stockholders of California Financial. See "Proposal Requesting Approval of the Merger -- Opinion of Financial Advisor." California Financial's Board believes that the Merger will provide significant value to all California Financial stockholders and will enable them to participate in opportunities for growth that California Financial's Board believes the Merger makes possible. In recommending the Merger to the stockholders, California Financial's Board of Directors considered, among other factors, the opinion of Merrill relating to the terms of the Merger, the financial terms of the Merger, the non-taxable nature of the transaction, competitive conditions of and trends in the financial institutions market, and other factors. See "Proposal Requesting Approval of the Merger -- Background of and Reasons for the Merger."

BASIS FOR THE TERMS OF THE MERGER

     A number of factors were considered by the Board of Directors of California Financial in approving the terms of the Merger, including without limitation, the opinion of Merrill relating to the terms of the Merger, the consideration to be received by California Financial stockholders in relation to California Financial's earnings and book value; information concerning the financial condition, results of operations and prospects of Temple-Inland, California Financial, Guaranty Federal and Stockton Savings; the ability of the combined entity to compete in the relevant financial services markets; the anticipated tax-free nature of the Merger to California Financial's stockholders for federal income tax purposes; and non-financial factors, including without limitation, the impact of the Merger on the various constituencies served by California Financial. See "Proposal Requesting Approval of the Merger -- Background of and Reasons for the Merger."

ADVICE AND OPINION OF FINANCIAL ADVISOR

     Merrill, California Financial's financial advisor, has rendered a written opinion that the terms of the Merger are fair, from a financial point of view, to California Financial's stockholders. A copy of the opinion of Merrill is attached hereto as Appendix B and should be read in its entirety with respect to the assumptions made therein and other matters considered. See "Proposal Requesting Approval of the Merger -- Opinion of Financial Advisor" for further information regarding, among other things, the selection of such firm and its compensation in connection with the Merger.

VOTES REQUIRED

     Approval of the Merger requires the affirmative vote of the holders of a majority of the issued and outstanding shares of California Financial Common Stock. The two directors receiving the highest number of votes at the Meeting will be reelected. The Board of Directors of California Financial has fixed the close of business on March 7, 1997, as the Record Date for determining the stockholders entitled to receive notice of, and to vote at, the Meeting. Directors of California Financial and members of their families have voting
power with respect to           shares of California Financial Common Stock,
representing     % of the California Financial Common Stock issued and
outstanding as of the Record Date. See "Voting Securities and Principal Holders Thereof."

SHAREHOLDER AGREEMENT

     The directors of California Financial have agreed to vote their stock in favor of approval of the Merger and the related Agreement at any meeting of California Financial's stockholders at which the Merger is considered, unless they are legally required to abstain from voting or to vote against the Merger in the written opinion of their counsel. See "Meeting Information -- Vote Required" and "Voting Securities and Principal Holders Thereof."

CONDITIONS; ABANDONMENT; AMENDMENT

     Consummation of the Merger is subject to the satisfaction of a number of conditions, including approval of the Agreement by the stockholders of California Financial and the Office of Thrift Supervision ("OTS"). In addition, applicable law provides that the Bank Merger may not be consummated until at least 15, but no more than 120, days after approval of the OTS is obtained. See "Proposal Requesting Approval of the Merger -- Representations and Warranties; Conditions to the Merger; Waiver" and "-- Regulatory and Other Approvals."

     Substantially all of the conditions to consummation of the Merger (except for required stockholder and regulatory approvals) may be waived at any time by the party for whose benefit they were created, and the Agreement may be amended or supplemented at any time by written agreement of the parties, except that no such waiver, amendment or supplement executed after approval of the Agreement by California Financial's stockholders may reduce the ratio of Temple-Inland Common Stock to California Financial Common Stock to be issued in the Merger (the "Exchange Rate"). Any other material change to the Agreement after the date of the Meeting would require, however, a resolicitation of California Financial's stockholders for the purpose of voting on the transaction as amended. In addition, the Agreement may be terminated, either before or after stockholder approval, under certain circumstances. See "Proposal Requesting Approval of the Merger -- Representations and Warranties; Conditions to the Merger; Waiver" and " -- Effective Date of the Merger; Termination."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     The executive officers and members of the California Financial Board of Directors have interests in the Merger that are in addition to their interests as stockholders of California Financial. Mr. Robert V. Kavanaugh has been selected to serve on the Board of Directors of Guaranty Federal and has been offered employment as the President of the Stockton Division of Guaranty Federal following the Merger. Additional benefits include, among others, the continuation of certain employee benefits generally, provisions in the Agreement relating to the indemnification of officers, directors and employees of California Financial for certain liabilities up to certain aggregate limitations and payments to be received by directors and executive officers pursuant to agreements with California Financial. See "Proposal Requesting Approval of the Merger -- Employee Benefits" and " -- Interests of Certain Persons in the Merger."

EMPLOYEE BENEFITS

     Temple-Inland and Guaranty Federal have agreed as part of the Agreement that Guaranty Federal will offer to all employees of California Financial who are employed by Guaranty Federal after the effective date of the Merger the same employee benefits as those offered by Guaranty Federal to its employees, except that employees of California Financial will not be required to wait for any period in order to be eligible to participate in Temple-Inland's flex plan (including its medical and dental coverage). Guaranty Federal will also give California Financial employees full credit for their years of service (for both eligibility and vesting) with California Financial for purposes of Temple-Inland's 401(k) plans. Temple-Inland has also agreed to pay or provide certain other benefits to employees of California Financial and/or Stockton Savings. In connection with the agreed termination of the Stockton Savings Pension Plan, California Financial or Stockton Savings will contribute $800,000 to the plan. See "Proposal Requesting Approval of the Merger -- Employee Benefits."

MATERIAL TAX CONSEQUENCES

     It is a condition to consummation of the Merger that the parties receive an opinion of counsel to the effect that the Merger when consummated in accordance with the terms of the Agreement will constitute a tax deferred reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), that the Merger shall not result in gain or loss to Temple-Inland and that the exchange of California Financial Common Stock for Temple-Inland Common Stock will not give rise to the recognition of gain or loss for federal income tax purposes to California Financial's stockholders with respect to such exchange. The parties have received an opinion from Manatt, Phelps & Phillips, LLP, who served as legal counsel for Temple-Inland in connection with the Merger, to the effect that the Merger, when consummated in accordance with the terms of the Agreement, will constitute a reorganization within the meaning of Section 368(a) of the Code and, as such, will not give rise to the recognition of gain or loss for federal income tax purposes to California Financial's stockholders to the extent California Financial stockholders receive Temple-Inland Common Stock. The federal income tax consequences of the Merger to a shareholder of California Financial will depend on whether the stockholders receives cash, shares of Temple-Inland Common Stock or a combination of both. A copy of such opinion is attached hereto as Appendix
D. See "Proposal Requesting Approval of the Merger -- Material Tax
Consequences."

     Because of the complexities of the tax laws and because the tax consequences may vary depending upon a holder's individual circumstances or tax status, it is recommended that stockholders of California Financial consult their tax advisors concerning the federal (and any applicable state, local or other) tax consequences of the Merger.

STOCK OPTION AGREEMENT

     In connection with the execution of the Agreement, California Financial granted to Temple-Inland an option, exercisable under certain circumstances, to purchase 940,095 shares of California Financial Common Stock, representing approximately 19.9 percent of such shares presently outstanding, at a price of $27.25 per share. A copy of the Stock Option Agreement is included as Appendix E to this Proxy Statement-Prospectus.

APPRAISAL RIGHTS

     Each holder of California Financial Common Stock who objects to the Merger is entitled to appraisal rights as provided in Section 262 of the General Corporation Law of the State of Delaware, a copy of which is attached hereto as Appendix C. Stockholders exercising their right to an appraisal may receive value for their shares that is more or less than, or equal to, the value received by other stockholders in the Merger. See "Proposal Requesting Approval of the Merger -- Appraisal Rights."

DIFFERENCES IN STOCKHOLDERS' RIGHTS

     Upon completion of the Merger, stockholders of California Financial, to the extent they receive shares of Temple-Inland Common Stock in the Merger, will become stockholders of Temple-Inland and their rights as such will be governed by Temple-Inland's Certificate of Incorporation and Bylaws. The rights of stockholders of Temple-Inland are different in certain respects from the rights of stockholders of California Financial. See "Proposal Requesting Approval of the Merger -- Certain Differences in Rights of Stockholders."

ACCOUNTING TREATMENT

     The parties intend the Merger to be treated as a purchase for financial accounting purposes. See "Proposal Requesting Approval of the Merger -- Accounting Treatment."

MARKETS AND MARKET PRICES

     The last reported sales price per share of Temple-Inland Common Stock on the NYSE on December 6, 1996, the last trading day prior to the announcement of
the proposed Merger was $54.00 and on                , 1997 was $          .
There can be no assurance of the market price of Temple-Inland Common Stock on the Closing Date. The last reported bid and ask price on December 6, 1996 for California Financial Common Stock was $28 1/8 and $29.00, respectively, and on
               , 1997 was $               and $               , respectively.

SELECTED FINANCIAL INFORMATION

     Selected Financial Information for Temple-Inland and California Financial is set forth below. Please note that Temple-Inland's financial data is shown in millions while California Financial's financial data is shown in thousands.

     The following table sets forth certain consolidated financial information for Temple-Inland. The historical information is based on the historical financial statements and related notes of Temple-Inland contained in its Annual Report on Form 10-K for the year ended December 30, 1995, and the Quarterly Reports on Form 10-Q for the periods ended September 28, 1996, and September 30, 1995.

                               TEMPLE-INLAND INC.

                         SELECTED FINANCIAL INFORMATION
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                  FIRST NINE MONTHS                    FISCAL YEARS
                                  -----------------   -----------------------------------------------
                                   1996      1995      1995      1994      1993      1992      1991
                                  -------   -------   -------   -------   -------   -------   -------
                                     (UNAUDITED)
Total revenues..................  $ 2,583   $ 2,593   $ 3,460   $ 2,938   $ 2,736   $ 2,713   $ 2,507
Manufacturing net sales.........    1,975     2,032     2,696     2,306     2,101     2,075     1,898
Net income......................      115       216       281       131       117(a)     147      138
Capital expenditures:
  Manufacturing.................      219       286       386       463       340       359       378
  Financial services............       10        25        34        20        14        11         9
Depreciation and depletion:
  Manufacturing.................      183       153       208       200       191       167       158
  Financial services............        7         6         8         8         6         5         4
Earnings per share..............     2.06      3.85      5.01      2.35      2.11(a)    2.65     2.51
Dividends per common share......      .92       .84      1.14      1.02      1.00       .96       .88
Average shares outstanding......     55.6      56.2      56.1      55.9      55.5      55.5      55.2
Common shares outstanding at end
  of period.....................     55.4      56.1      55.7      56.0      55.5      55.2      54.9

                                                           AT END OF PERIOD
                                  -------------------------------------------------------------------

Total assets....................  $13,195   $13,064   $12,764   $12,251   $11,959   $10,766   $10,068
Long-term debt:
  Parent company................    1,529     1,438     1,489     1,316     1,045       964       864
  Financial services............      136       106       113        82        76        99        76
Ratio of total debt to total
  capitalization -- parent
  company.......................       43%       44%       43%       43%       38%       38%       36%
Stockholders' equity............    2,013     1,951     1,975     1,783     1,700     1,633     1,532

---------------

(a) Includes a credit of $50 million or $.90 per share from cumulative effect of accounting changes.

     The following table sets forth certain consolidated financial information for California Financial. The historical information is based on the historical financial statements and related notes of California Financial contained in its Annual Report on Form 10-K for the year ended December 31, 1995, and the Quarterly Reports on Form 10-Q for the periods ended September 30, 1996 and September 30, 1995.

                      CALIFORNIA FINANCIAL HOLDING COMPANY

                         SELECTED FINANCIAL INFORMATION
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                     FIRST NINE MONTHS                     FOR THE YEARS ENDED DECEMBER 31,
                                  -----------------------   --------------------------------------------------------------
                                     1996         1995         1995         1994         1993         1992         1991
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                        (UNAUDITED)
SELECTED FINANCIAL CONDITION
  INFORMATION
Total assets....................  $1,339,378   $1,263,352   $1,257,585   $1,275,127   $1,103,648   $1,058,409   $1,041,429
Loans receivable, net...........     961,051      922,956      921,070      916,757      846,489      799,622      719,213
Mortgage-backed securities......     106,190      138,510      117,200      166,591       80,405       84,603      101,275
Savings deposits................     937,212      983,717      960,148    1,001,070      885,058      892,501      888,670
Borrowings......................     300,255      187,773      204,371      182,876      125,343       82,217       71,629
Stockholders' equity............      86,475       84,083       85,602       83,217       81,462       72,939       65,997
SELECTED OPERATIONS INFORMATION
Interest income.................  $   73,546   $   67,763   $   91,128   $   81,127   $   79,600   $   85,569   $   95,481
Interest expense................      43,809       44,592       59,373       46,851       43,331       50,134       65,658
Net interest income.............  $   29,737   $   23,171   $   31,755   $   34,276   $   36,269   $   35,435   $   29,823
Provision for loan losses.......       1,046        1,634        1,634          281        2,985        3,765        3,350
Fee income......................       4,383        3,954        5,407        5,004        5,345        4,718        4,557
Other income (loss).............       5,472       (1,014)      (7,282)      (6,910)       1,560         (838)       6,792
Other expenses..................      26,528       17,715       24,818       25,271       23,325       22,895       24,431
Income before taxes and
  accounting change.............  $    7,634   $    2,809   $    3,428   $    6,818   $   16,864   $   12,655   $   13,391
Income tax provision............       3,225        1,245        1,530        2,316        7,465        5,318        6,107
Income before accounting
  change........................  $    4,409   $    1,564   $    1,898   $    4,502   $    9,399   $    7,337   $    7,284
Accounting change...............          --           --           --           --           --        1,000           --
Net income......................  $    4,409   $    1,564   $    1,898   $    4,502   $    9,399   $    8,337   $    7,284
Earnings per share..............  $     0.92   $     0.33   $     0.40   $     0.96   $     2.04   $     1.84   $     1.64
Dividends per share.............  $     0.33   $     0.33   $     0.44   $     0.44   $     0.44   $     0.40   $     0.40
SELECTED OTHER INFORMATION
Ratio of net income to average
  assets........................                                  0.15%        0.37%        0.87%        0.80%        0.70%
Ratio of net income to average
  stockholders' equity..........                                  2.26%        5.42%       12.07%       11.96%       11.60%
Ratio of general and
  administrative expenses to
  average assets................                                  1.86%        2.01%        2.05%        2.08%        2.23%
Interest rate spread-end of
  year..........................                                  2.62%        2.23%        2.82%        3.23%        2.92%
Branch offices..................                                    22           23           22           22           23
STATISTICAL RATIOS
Net income/average stockholders'
  equity........................                                  2.26%        5.42%       12.07%       11.96%       11.60%
General and administrative
  expenses/gross income.........                                 26.51%       30.43%       25.44%       24.30%       21.78%
Dividend payout ratio...........                                108.97%       45.06%       21.60%       19.44%       22.06%

---------------

Per share calculations for 1992 and 1991 have been adjusted for a 10% stock dividend in 1993.

               PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION
                                  (UNAUDITED)

     The following table sets forth unaudited pro forma combined selected financial information for Temple-Inland, after giving effect to the Merger with California Financial. The pro forma information, which reflects the Merger using the purchase method of accounting, is presented for informational purposes only and should not be construed as indicative of the actual operations that would have occurred had the Merger been consummated at the beginning of the periods indicated or that may be obtained in the future. See "Proposal Requesting Approval of the Merger -- Pro Forma Financial Information" contained elsewhere herein.

          UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                              SEPTEMBER 28,    DECEMBER 30,
                                                                  1996             1995
                                                              -------------    ------------
For Period Ended
Total revenues..............................................     $ 2,663          $3,550
Manufacturing net sales.....................................     $ 1,975          $2,696
Net income..................................................     $   121          $  284
Earnings per share..........................................     $  2.11          $ 4.92
Average shares outstanding..................................        57.2            57.8
At Period End
Total assets................................................     $14,541             n/a
Long-term debt:
  Parent Company............................................     $ 1,529             n/a
  Financial Services........................................     $   136             n/a
Ratio of total debt to total capitalization -- parent
  company...................................................         43%             n/a
Stockholders' equity........................................     $ 2,108             n/a

                       COMPARATIVE PER SHARE INFORMATION
                                  (UNAUDITED)

     The following table sets forth for Temple-Inland Common Stock certain historical and pro forma per share financial information for the year ended December 30, 1995, and for the nine-month period ended September 28, 1996. The information presented under the heading "Historical" is derived from the historical financial statements of Temple-Inland contained in its Annual Report on Form 10-K for the year ended December 30, 1995, and the Quarterly Report on Form 10-Q for the quarterly period ended September 28, 1996.

     Information under the column entitled "Pro Forma" is based upon the pro forma financial statements and related notes contained elsewhere herein. Such pro forma combined information, which reflects the Merger, is presented for informational purposes only and should not be construed as indicative of the actual operations that would have occurred had the Merger been consummated at the beginning of the periods indicated or that may be obtained in the future. The pro forma per share data is based upon the weighted average number of shares assuming that 1,692,000 shares of Temple-Inland Common Stock are issued in the Merger.

            HISTORICAL AND PRO FORMA PER SHARE DATA OF TEMPLE-INLAND

                                                      PRO FORMA                      HISTORICAL
                                             ----------------------------   ----------------------------
                                             SEPTEMBER 28,   DECEMBER 30,   SEPTEMBER 28,   DECEMBER 30,
                                                 1996            1995           1996            1995
                                             -------------   ------------   -------------   ------------
Book value per share.......................     $36.91            n/a          $36.33          $35.46
Cash dividends declared per share..........     $ 0.92          $1.14          $ 0.92          $ 1.14
Income per share from continuing
  operations...............................     $ 2.11          $4.92          $ 2.06          $ 5.01

                              MEETING INFORMATION

GENERAL

     This Proxy Statement-Prospectus is furnished in connection with the solicitation of proxies by the Board of Directors of California Financial for use at the Meeting. Each copy of this Proxy Statement-Prospectus mailed to holders of California Financial Common Stock is accompanied by a proxy card furnished in connection with the California Financial Board's solicitation of proxies for use at the Meeting and at any adjournments or postponements thereof. The Meeting is scheduled to be held at 2:00 p.m., local time, on Monday, April 28, 1997, at the Haggin Museum, 1201 North Pershing Avenue, Stockton, California 95203. Only holders of record of California Financial Common Stock at the close of business on the Record Date are entitled to receive notice of and to vote at the Meeting. At the Meeting, stockholders will consider and vote upon (a) a proposal to approve the Merger and the related Agreement, (b) a proposal to reelect two directors for terms of office ending in 2000, and (c) such other matters as may properly be brought before the Meeting or any adjournment or postponement thereof.

     HOLDERS OF CALIFORNIA FINANCIAL COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE PAID ENVELOPE.

SOLICITATION AND REVOCATION OF PROXIES

     Any holder of California Financial Common Stock who has delivered a proxy may revoke it any time before it is voted by attending the Meeting and voting in person, or by giving notice of revocation in writing to the Secretary of California Financial prior to the date of the Special Meeting or submitting a signed proxy card bearing a later date before the Meeting. The shares of California Financial Common Stock represented by properly executed proxy cards received at or prior to the Meeting and not subsequently revoked will be voted as directed by the stockholders submitting such proxies. If instructions are not given, executed proxy cards received by California Financial will be voted FOR approval of the Merger and the related Agreement and FOR the proposal to reelect the designated nominees for director. If any other matters are properly presented at the Meeting for consideration, the persons named in the proxy card enclosed herewith will have discretionary authority to vote on such matters in accordance with their best judgment. The California Financial Board is unaware of any matter to be presented at the Meeting other than the proposals to approve the Merger and the related Agreement and the reelection of the designated nominees for director.

     Temple-Inland and California Financial have agreed that all expenses (except for the printing of this Proxy Statement-Prospectus) incurred in connection with or related to the Agreement, shall be borne by the party that incurred such expenses. The parties have agreed to share equally the cost of printing this Proxy Statement-Prospectus. California Financial has retained Morrow & Co., Inc. to aid in the solicitation of proxies at a fee of $5,000 plus out-of-pocket expenses. Solicitations of proxies will be made by mail but also may be made by telephone or other means of telecommunications or in person by the directors, officers and employees of California Financial (who will receive
no additional compensation for doing so) and by                     .

     Included with this Proxy Statement-Prospectus are election forms pursuant to which the stockholders of California Financial will designate the number of shares of Temple-Inland Common Stock and the amount of cash they wish to receive in exchange for their shares of California Financial Common Stock. Stockholders of California Financial should complete these election forms and return them along with their proxy so that the calculations can be made regarding the number of shares to be issued and any allocation of shares of Temple-Inland Common Stock that may be required. The election forms should be returned by all stockholders regardless of their vote on the Merger. If the Merger should not be approved, the election forms will be disregarded.

     CALIFORNIA FINANCIAL STOCKHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS APPROVED, STOCKHOLDERS WILL RECEIVE INSTRUCTIONS REGARDING THE EXCHANGE OF THEIR STOCK CERTIFICATES AFTER THE MERGER HAS BEEN CONSUMMATED.

VOTE REQUIRED

     Approval of the Merger requires the affirmative vote of the holders of a majority of the issued and outstanding shares of California Financial Common Stock. The two directors receiving the highest number of votes at the Meeting will be reelected. The California Financial Board has fixed the close of business on March 7, 1997, as the Record Date for the determination of stockholders entitled to notice of and to vote at the Meeting. As of the Record
Date, there were           shares of California Financial Common Stock
outstanding and entitled to vote at the Meeting, with each share being entitled to one vote.

     A majority of the outstanding shares of California Financial Common Stock constitutes a quorum for purposes of the Meeting. An abstention will be considered present for quorum purposes, but will have the same effect as a vote against the proposals to be considered at the Meeting. A broker non-vote (i.e., shares of California Financial Common Stock held by brokers or nominees as to which instructions have not been received from the beneficial owners or the persons entitled to vote such shares and the broker or nominee does not have the necessary discretionary voting power) will not count for quorum or voting purposes because brokers will not have discretionary authority to vote with respect to the proposals and, therefore, a broker non-vote will count as a vote "against" the Merger but will have no effect on the proposal to elect two directors.

     As of the Record Date, the directors of California Financial and their respective family members have voting power with respect to a total of
          shares, or approximately      % of the outstanding shares of
California Financial Common Stock. Such directors have agreed to vote their
stock, representing an aggregate of approximately      % of the California
Financial Common Stock outstanding, in favor of the Merger and the related Agreement, unless they are legally required to abstain from voting or to vote against the Merger and the related Agreement.

RECOMMENDATION

     FOR THE REASONS DESCRIBED HEREIN, THE CALIFORNIA FINANCIAL BOARD HAS APPROVED THE AGREEMENT, BELIEVES THE MERGER IS IN THE BEST INTERESTS OF CALIFORNIA FINANCIAL AND ITS STOCKHOLDERS AND RECOMMENDS THAT HOLDERS OF CALIFORNIA FINANCIAL COMMON STOCK VOTE FOR APPROVAL OF THE MERGER AND THE RELATED AGREEMENT AND FOR APPROVAL OF THE NOMINEES FOR DIRECTORS OF CALIFORNIA FINANCIAL. IN MAKING ITS RECOMMENDATION TO STOCKHOLDERS, THE CALIFORNIA FINANCIAL BOARD CONSIDERED, AMONG OTHER THINGS, THE OPINION OF CALIFORNIA FINANCIAL'S FINANCIAL ADVISOR, MERRILL, THAT THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF CALIFORNIA FINANCIAL COMMON STOCK PURSUANT TO THE MERGER IS FAIR TO SUCH STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW. SEE "BACKGROUND OF AND REASONS FOR THE MERGER" AND "OPINION OF FINANCIAL ADVISOR" UNDER "PROPOSAL REQUESTING APPROVAL OF THE MERGER."

                   PROPOSAL REQUESTING APPROVAL OF THE MERGER

     This section of the Proxy Statement-Prospectus describes certain aspects of the Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached as Appendix A to this Proxy Statement-Prospectus and is incorporated herein by reference. All stockholders are urged to read the Agreement and the Exhibits thereto carefully and in its entirety.

BACKGROUND OF AND REASONS FOR THE MERGER

     From the date of its conversion from a mutual to a publicly held institution in 1983, Stockton Savings and, continuing with its formation in 1988 as the holding company for Stockton Savings, California Financial followed a policy of remaining independent and increasing stockholder value through improved operating results and expansion of the Stockton Savings branch network. During this period, California Financial monitored the increasing consolidation of financial institutions on both a national and regional level, the competition of financial institutions in California Financial's marketplace, the entrance into California Financial's marketplace of additional financial institutions, the impact on financial institutions of the recession and the adverse real estate market in California, and the limitations on California Financial's ability to expand its business and operations through selective mergers and acquisitions. California Financial also recognized during this period the importance of California Financial's marketplace to other financial institutions seeking growth opportunities and the value of California Financial's franchise in its marketplace. Nevertheless, through periodic review of these factors, together with management's assessments of California Financial's business and financial prospects, California Financial continued to adhere to its core strategy to remain independent.

     By 1995, California Financial became concerned, based upon activities in California generally and in its marketplace and based upon discussions with knowledgeable persons in the thrift industry and investment banking community, that it could receive a hostile or otherwise unsolicited offer from a third party to engage in a business combination. Accordingly, during 1995, the Board of Directors met with representatives of Kirkpatrick & Lockhart LLP ("Kirkpatrick & Lockhart"), its outside special counsel, to review, among other things, California Financial's ability to respond to a hostile acquisition proposal and California Financial's duties and obligations with respect to responding to an unsolicited acquisition proposal. On the basis of the discussions and review conducted, the California Financial Board of Directors reaffirmed its policy to remain independent, subject to an appropriate review and consideration of any acquisition proposal actually received by California Financial to determine whether such proposal might be in the best interests of California Financial's stockholders. California Financial took no action with respect to its Certificate of Incorporation, Bylaws, employment agreements or other material contracts or rights that would have the effect of discouraging, or making it more difficult to effect, any business combination proposal.

     In December 1995, David K. Rea, Chairman and Chief Executive Officer of California Financial, received an unsolicited letter from the Chairman and Chief Executive Officer of a banking institution ("Initial Bank") in which Initial Bank indicated its preliminary interest in acquiring California Financial at a price of approximately $24 cash per share. Mr. Rea, along with representatives from Kirkpatrick & Lockhart, discussed this preliminary indication of interest, and the Board's legal obligations in responding to Initial Bank, at a California Financial Board of Directors meeting held in December 1995. California Financial subsequently discussed with Merrill Lynch & Co. ("Merrill"), California Financial's financial advisor, Initial Bank's preliminary indication of interest, as well as other investment banking issues in connection with Initial Bank's indication of interest.

     In January 1996, the Board again met to review and consider Initial Bank's preliminary indication of interest. At that meeting, Merrill discussed with the Board the current trends in the financial institution industry and valuation information regarding California Financial. The Board, after consultation with Merrill and discussion with Kirkpatrick & Lockhart of its legal obligations and duties, advised Initial Bank that it saw no current reason to depart from California Financial's long-term policy to remain independent.

     In April 1996, a representative of Temple-Inland initiated a telephone discussion with Mr. Rea regarding Temple-Inland's desire to expand its financial services capabilities, as carried on through its Texas-based subsidiary, Guaranty Federal, within the state of California. At such representative's request, Mr. Rea arranged a meeting of California Financial's Executive Committee and representatives of Temple-Inland's financial services group for purposes of preliminary discussions among the two institutions. As a result of that meeting, Temple-Inland's representatives indicated that they would be interested in continuing such discussions if California Financial's Board believed such discussions were appropriate. At a subsequent Board meeting held in April, Merrill reviewed with the California Financial Board certain background information regarding Temple-Inland and Guaranty Federal. The Board determined that continuing discussions with Temple-Inland to permit the two institutions to learn more about each other was an appropriate next step.

     In May 1996, at Temple-Inland's invitation, Robert V. Kavanaugh, President and Chief Operating Officer of California Financial, traveled to Texas and met with representatives of Temple-Inland and Guaranty Federal. The California Financial Board was advised by Mr. Kavanaugh that his discussions with Temple-Inland were general in nature. In addition, Mr. Kavanaugh relayed to the Board Temple-Inland's request to conduct limited due diligence; the Board received no other indications from Temple-Inland regarding its interest in California Financial. After review and consideration of this request with its financial and legal advisors, the Board rejected Temple-Inland's request.

     Near the end of May 1996, the California Financial Board received, through Guaranty Federal, Temple-Inland's formal indication of interest, in which it suggested a possible acquisition price of $28 per share. After discussing with Merrill the various factors related to the long-term financial prospects of California Financial and the related issues of stockholder value, the California Financial Board advised Merrill to continue informal discussions with Temple-Inland. In addition, the Board authorized Kirkpatrick & Lockhart to negotiate with Temple-Inland a confidentiality and standstill agreement.

     In July 1996, Mr. Kavanaugh executed on behalf of California Financial a confidentiality and standstill agreement with Temple-Inland. Pursuant to this agreement, California Financial provided Temple-Inland with certain due diligence information. At the same time, California Financial's Board instructed Merrill to obtain further details regarding Temple-Inland's preliminary indication of interest.

     On August 16, 1996, Mr. Rea received a letter from Temple-Inland in which Temple-Inland indicated an interest in acquiring all of the outstanding California Financial Common Stock at $26.92 per share, in either an all-stock or all-cash transaction. Merrill reviewed with the California Financial Board the terms of the proposal and its structure. Merrill also discussed with the Board certain information regarding Temple-Inland, its subsidiaries and its industry. After considering all of this information, the Board rejected the $26.92 proposal as inadequate and instructed Merrill to advise Temple-Inland of the Board's views regarding value and structure in any potential business combination.

     Later that month, Temple-Inland submitted a modified proposal to purchase all of the outstanding California Financial Common Stock at an increased price per share in an all-cash transaction. This proposal was conditioned on, among other things, the transaction receiving certain tax treatment, the effect of which was to decrease materially the value of the proposal to California Financial's stockholders. The California Financial Board rejected this proposal, again instructing Merrill to convey the views of the Board to Temple-Inland regarding price and structure.

     In September 1996, the California Financial Board held extensive discussions with its financial and legal advisors regarding options available to pursue a possible strategic alliance with various financial institutions. The California Financial Board reviewed the issues involved in such a course of action, including its obligations to its stockholders and the possible ways to achieve such a strategic alliance. The California Financial Board instructed Merrill to contact a limited number of institutions believed to be potentially interested in, and able to pursue, an all-stock or partial-stock transaction.

     Also in September, California Financial received a revised proposal from Temple-Inland. This revised proposal met some of the California Financial Board's concerns regarding a potential strategic alliance. After review and consideration of this revised proposal, and additional updated information presented by Merrill, the California Financial Board advised Temple-Inland that several issues still needed to be resolved if an agreement between the parties was to be reached. The California Financial Board requested Merrill to contact Temple-Inland or its investment banker, Salomon Brothers Inc, to continue negotiating matters of concern to the Board regarding a possible business combination between the parties.

     In October 1996, Temple-Inland through Guaranty Federal proposed to California Financial that Guaranty Federal acquire all of the outstanding California Financial Common Stock for $30 cash per share. Merrill subsequently discussed with the California Financial Board the details of this latest proposal. The California Financial Board reiterated its belief that a strategic merger involving an all-stock or partial-stock transaction at an acceptable value was in the best interests of California Financial's stockholders.

     Also in October, the Board reviewed and considered management's projections for improved financial results for subsequent periods for California Financial and Stockton Savings, Stockton Savings' strong position in its marketplace, technological issues confronting Stockton Savings, and the condition of, and improving trends in, California's economy and the local economy.

     Merrill advised the California Financial Board of its discussions with other institutions involving a possible strategic alliance with California Financial. Merrill noted that certain institutions had expressed limited interest in pursuing a transaction. One large financial institution indicated an interest in a transaction with a potential value that might prove to be acceptable. The California Financial Board authorized Kirkpatrick & Lockhart to negotiate a confidentiality and standstill agreement with such institution ("Second Bank"). After reviewing all such matters, projections and proposals, the California Financial Board advised Temple-Inland of its continued interest and instructed Merrill to continue discussions involving acquisition issues.

     At the end of October 1996, the Board authorized Kirkpatrick & Lockhart to negotiate a confidentiality and standstill agreement with another financial institution ("Third Bank") that had been contacted by Merrill and that indicated to Merrill a preliminary interest in discussing a possible business combination with California Financial.

     Also at the end of October, Temple-Inland indicated an interest in acquiring all of the outstanding California Financial Common Stock for $30 per share in a cash-election transaction, subject to further due diligence. The Transactions Committee of California Financial's Board of Directors met during the first week of November and reviewed the revised acquisition price and structure of the proposed transaction, and recommended pursuing further discussions with Temple-Inland and providing Temple-Inland with additional due diligence materials. At its next meeting, the California Financial Board considered Temple-Inland's revised proposal, and after consultation with Merrill, adopted the Transactions Committee's recommendations.

     In the beginning of November 1996, Third Bank executed a confidentiality and standstill agreement and due diligence materials were provided to it. Third Bank subsequently informed California Financial that it would not make a proposal to engage in a business combination with California Financial.

     Also in November, the California Financial Board received an indication of interest from a small financial institution in its marketplace ("Small Bank") regarding a strategic merger with California Financial. Mr. Kavanaugh and Jane Butterfield, Chief Financial Officer of California Financial, met with representatives of Small Bank to discuss Small Bank's interest. At California Financial's mid-November Board meeting, after consultation with Merrill, the California Financial Board determined that such a business combination was not practicable due to Small Bank's size and financial capacity. As a result, no further discussions with Small Bank were pursued.

     At this meeting Merrill updated the California Financial Board on its continuing discussions with Second Bank. The Board instructed Merrill to advise Second Bank that circumstances were changing and that if it was interested in pursuing a possible business combination with California Financial, it should execute promptly the previously distributed confidentiality and standstill agreement. Second Bank thereupon executed a confidentiality and standstill agreement, and due diligence materials were subsequently provided to it.

     At the same meeting, the California Financial Board considered Temple-Inland's most recent proposal in which Temple-Inland set forth fully the terms of its proposal. Representatives from Merrill discussed with the Board the changes in the structure of the transaction, pricing considerations and further background materials regarding Temple-Inland. Representatives from Kirkpatrick & Lockhart discussed the legal obligations of the Board in connection with the current options available for consideration by the California Financial Board. The Board also considered information with respect to various non-financial issues, such as treatment of California Financial's and Stockton Savings' employees and other constituencies served by California Financial. At the conclusion of this meeting, the Board instructed its advisors to commence negotiations with Temple-Inland's and Guaranty Federal's legal counsel to determine whether an acceptable definitive acquisition agreement could be prepared.

     Near the end of November, Second Bank advised California Financial that it would not make a proposal to engage in a business combination with California Financial.

     Representatives of California Financial, Stockton Savings, Temple-Inland and Guaranty Federal met toward the end of November to begin negotiating a definitive acquisition agreement. Subsequent to these initial negotiations, the representatives met again during the first week in December. On December 4, the California Financial Board of Directors met with its financial and legal advisors to discuss the progress being made with regard to the proposed definitive acquisition agreement with Temple-Inland. Kirkpatrick & Lockhart advised the Board that substantial progress had been made with respect to several of the Board's key concerns, but that there remained several outstanding issues. Merrill provided the Board information regarding recent changes in the market price of California Financial Common Stock, as well as updated valuation information.

     The Board discussed and reviewed individual acquisition issues at this meeting as well as the overall issue of whether to enter into a business combination with Temple-Inland or remain independent based upon the best interests of the stockholders. In reviewing information with respect to remaining independent, the Board considered, based in part on the analyses of Merrill, a range of possible values to California Financial's stockholders that could potentially be achieved by California Financial remaining independent and realizing possible future earnings. In this regard, the Board considered the considerable risks of remaining independent that could affect California Financial's ability to realize future earnings, including, but not limited to, the impact of potential changes in the level of general interest rates, the possibility of a correction in the capital markets affecting the price of California Financial Common Stock, economic conditions in California, increased competition for deposits and loans in California Financial's marketplace and the effect of an increase industry-wide in the use of advanced technology. In reviewing information with respect to merging with Temple-Inland, California Financial considered factors affecting the value represented by the proposed transaction, including, but not limited to, certain analyses of Merrill regarding the fairness of the proposed merger consideration to California Financial's stockholders from a financial point of view, the terms of the proposed merger agreement and the related stock option agreement, including those terms that increased the likelihood that the transaction would close but that would otherwise discourage an offer by a third party, if any, that might be interested in acquiring California Financial, the fact that the transaction would be tax deferred to those stockholders who receive and hold Temple-Inland Common Stock in the Merger and the economic interests of executive officers and directors of California Financial and/or Stockton Savings in the transaction. Based on its review and consideration of these factors, and the other factors described below, the California Financial Board determined that the best interests of the stockholders would be served by obtaining the $30 value per share in a cash-election transaction payable in the Merger, subject to preparation of an acceptable definitive acquisition agreement and further analysis regarding recent changes in the price of California Financial Common Stock.

     Representatives from California Financial, Stockton Savings, Temple-Inland and Guaranty Federal met December 5 through December 7 to negotiate and prepare a definitive merger agreement. During the same period Merrill reported to the members of the California Financial Board regarding the recent changes in the price of California Financial Common Stock.

     At a special meeting of the California Financial Board of Directors held on the evening of December 8, 1996, the Board reviewed the terms and conditions of the proposed merger agreement and received the written opinion of Merrill that as of that date the consideration to be received in the proposed merger with Temple-Inland was fair, from a financial point of view, to the holders of California Financial Common Stock. The Board then approved, by unanimous vote, the proposed merger and the definitive acquisition agreement and related matters, finding the proposed transaction to be in the best interests of California Financial and its stockholders. The Agreement was executed shortly thereafter, and the transaction was publicly announced the next morning.

RECOMMENDATION OF CALIFORNIA FINANCIAL BOARD OF DIRECTORS; REASONS FOR THE
MERGER

     The Board of Directors of California Financial believes the Merger is in the best interests of California Financial's stockholders and has unanimously approved the Agreement and the transactions contemplated thereby. As discussed above, and as additionally described below, based upon the factors considered by the Board of Directors, the Board concluded that the Merger Consideration of $30 per share in either cash or stock or a combination of the two was fair, from a financial point of view, to the stockholders. THEREFORE, THE BOARD OF DIRECTORS OF CALIFORNIA FINANCIAL UNANIMOUSLY RECOMMENDS

THAT THE STOCKHOLDERS OF CALIFORNIA FINANCIAL VOTE FOR ADOPTION AND APPROVAL OF THE AGREEMENT.

     The terms of the proposed Merger are the result of arms-length negotiations by representatives of California Financial and representatives of Temple-Inland, culminating in the signing of the Agreement on December 8, 1996. In arriving at its decision to merge with Temple-Inland and approve and recommend the Agreement, the Board of Directors considered a number of factors, including, but not limited to, the following:

          (i) The opinion of Merrill, California Financial's financial advisor, that as of December 8, 1996, the Merger Consideration was fair, from a financial point of view, to the holders of California Financial Common Stock. See "Opinion of Financial Advisor."

          (ii) California Financial's business, results of operations, financial condition and prospects.

          (iii) Information provided by Merrill regarding, among other issues, the relationship of the $30 per share Merger Consideration to the recent and then current market value, book value, tangible book value and earnings per share of California Financial Common Stock and the prices and premiums paid in certain other similar transactions involving financial institutions. See "Opinion of Financial Advisor."

          (iv) Non-financial factors, such as the impact of the Merger on California Financial's employees and the various constituencies served by California Financial.

          (v) The terms of the proposed Agreement, including, among other things, the conditions to closing and the rights of termination set forth therein, including limitations generally on Temple-Inland's right to terminate the Agreement for a breach of representation or warranty unless such breach constitutes a "Material Adverse Effect" and the definition of a "Material Adverse Effect" (the occurrence of which could give Temple-Inland the right to terminate the Agreement) and the potential impact of the no solicitation clause on a third party that might be interested in making an offer to acquire California Financial.

          (vi) The terms of the Stock Option Agreement, including the exercise price determined prior to the public announcement of the Merger, the number of shares subject to the Option and the circumstances under which the Option can be exercised (all of which are described in more detail in "The Stock Option Agreement") and the Board's view of the effect of granting such Option on an offer by a third party to acquire California Financial if any third party were interested in making such an offer. See "The Stock Option Agreement."

          (vii) The general economic and competitive conditions of the market in which California Financial operates, trends in the consolidation of financial institutions in that market, and the need to make a material capital investment in advanced technology to remain competitive in such market.

          (viii) The possibility of a correction in the capital markets and the impact of potential changes in the level of general interest rates on California Financial's prospects.

          (ix) Other possible strategic alternatives (see "Background of the Merger"), and the Board's views that it was not likely that a better offer could be obtained in the short-term.

          (x) The financial resources of Temple-Inland and the likelihood of receiving the requisite regulatory approvals in a timely manner.

          (xi) The fact that the Merger would not be a taxable transaction for those California Financial stockholders who receive and hold Temple-Inland Common Stock in the Merger.

          (xii) The interests of executive officers and directors of California Financial and/or Stockton Savings in the Merger.

     In reaching its determination to approve and recommend the Merger, California Financial's Board of Directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given different weights to different factors.

TERMS OF THE MERGER

     Each share of California Financial Common Stock will be converted into the right to receive $30 of value in cash, Temple-Inland Common Stock, or a combination of the two. The number of shares of Temple-Inland Common Stock into which a share of California Financial Common Stock will be converted (the "Exchange Rate") will be determined by the following formula (subject to certain possible changes to the Exchange Rate discussed below): $30 divided by the Average Market Price of Temple-Inland Common Stock (as defined below). The Average Market Price of Temple-Inland Common Stock for this purpose is the average of the daily closing price of one share of Temple-Inland Common Stock for the ten consecutive trading days ending on the fifth trading day prior to the effective date of the Merger, as reported in the Wall Street Journal.

     In the event that the Average Market Price of Temple-Inland Common Stock is less than $40, Temple-Inland will have the election (the "Top-Up Option") to issue additional shares of Temple-Inland Common Stock in the Merger, in which case the Exchange Rate will be determined as set forth above. If Temple-Inland declines to exercise the Top-Up Option, California Financial will have the option to terminate the Merger. If Temple-Inland elects not to exercise the Top-Up Option and California Financial does not terminate the Merger, then the Exchange Rate will be determined by the following formula:

                   $30-[($0.3375x($40-Average Market Price)]
               --------------------------------------------------
                              Average Market Price

     Accordingly, if Temple-Inland's Average Market Price were $56, the Exchange Rate would be $30.00 / $56.00 or .5357 shares of Temple-Inland Common Stock. If the Average Market Price were $35, Temple-Inland does not exercise the Top-Up Option and California Financial does not terminate the Agreement, the Exchange Rate will be determined using the formula set forth above and will equal .8089.

     If the Record Date had been the effective date of the Merger, the Average
Market Price of Temple-Inland Common Stock would have been $          per share,
and the Exchange Rate would have been        shares of Temple-Inland Common
Stock for each share of California Financial Common Stock. There can be no assurance as to the actual Exchange Rate at this time, as the price of Temple-Inland Common Stock may increase or decrease over the period from the Record Date to the effective date of the Merger (which is anticipated to be June 30, 1997).

     Each stockholder of California Financial has received with this Proxy Statement-Prospectus an election form pursuant to which the stockholder shall elect to receive either (i) Temple-Inland Common Stock with respect to all of such stockholder's shares of California Financial Common Stock, (ii) cash with respect to all of such stockholder's shares of California Financial Common Stock, or (iii) Temple-Inland Common Stock for a specified number of shares of California Financial Common Stock and cash for the remaining shares of California Financial Common Stock held by such stockholder.

     Effect of the Merger. Upon the effectiveness of the Merger, the California Financial Common Stock shall cease to exist and shall represent only a right to receive the compensation discussed above. The conversion to Temple-Inland Common Stock will be deemed automatic upon the effective date of the Merger, and California Financial stockholders will automatically be entitled to all of the rights and privileges afforded to Temple-Inland stockholders as of such date to the extent their shares would be converted into shares of Temple-Inland Common Stock. However, the exchange of California Financial Common Stock certificates for certificates representing Temple-Inland Common Stock will occur after the effective date of the Merger.

     Included with this Proxy Statement-Prospectus are election forms pursuant to which the stockholders of California Financial will designate the number of shares of Temple-Inland Common Stock and the amount of cash they wish to receive in exchange for their shares of California Financial Common Stock. Stockholders of California Financial should complete these election forms and return them along with their proxy so that the calculations can be made regarding the number to be issued and any allocation of shares of Temple-Inland Common Stock that may be required. The election forms should be returned by all stockholders regardless of their vote on the Merger. If the Merger should not be approved, the election forms will be disregarded.

     STOCKHOLDERS OF CALIFORNIA FINANCIAL SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO CALIFORNIA FINANCIAL OR TEMPLE-INLAND AT THIS TIME. IF THE MERGER IS CONSUMMATED, CALIFORNIA FINANCIAL STOCKHOLDERS WILL RECEIVE INSTRUCTIONS REGARDING THE EXCHANGE OF THEIR CERTIFICATES FOR TEMPLE-INLAND COMMON STOCK. SEE "SURRENDER AND EXCHANGE OF STOCK CERTIFICATES."

     For a discussion of the appraisal rights, see "Proposal Requesting Approval of the Merger -- Appraisal Rights."

     Election and Proration Procedures. Accompanying this Proxy Statement-Prospectus is an election form pursuant to which each stockholder of California Financial shall elect (an "Election") to receive either, (i) Temple-Inland Common Stock (a "Stock Election") with respect to all of such holder's California Financial Common Stock, or (ii) cash (a "Cash Election") with respect to all of such holder's California Financial Common Stock, or (iii) Temple-Inland Common Stock for a specified number of shares of California Financial Common Stock and cash for the remaining number of shares of California Financial Common Stock held by such holder (a "Combination Election"). Any shares of California Financial Common Stock, other than shares as to which appraisal rights have been requested, with respect to which the Exchange Agent has not received an effective, properly completed election form prior to shall be deemed to be "Undesignated Shares."

     Any Election shall have been properly made and effective only if the Exchange Agent shall have actually received a properly completed election form
by 5:00 p.m., local time,           , 1997 (the "Election Deadline"). Any
election form may be revoked or changed by the person submitting such election form at or prior to the Election Deadline. The Exchange Agent shall have reasonable discretion to determine whether any Election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of California Financial and Temple-Inland required by the Exchange Agent and made in good faith in determining such matters shall be binding and conclusive.

     As promptly as practicable but not later than ten calendar days after the effective date of the Merger Temple-Inland shall cause the Exchange Agent to effect the allocation among the holders of California Financial Common Stock of rights to receive Temple-Inland Common Stock or cash in the Merger in accordance with the election forms as follows:

          (i) if the aggregate number of shares of California Financial Common Stock as to which Stock Elections and Combination Elections shall have effectively been made times the Exchange Rate exceeds 1,692,000, then:

             (A) All Undesignated Shares shall be deemed to have made Cash Elections; and

             (B) Each holder of California Financial Common Stock who made an effective Stock Election or Combination Election shall be entitled to a prorated number of shares of Temple-Inland Common Stock calculated in accordance with the terms of the Agreement with a corresponding increase in cash.

          (ii) if the aggregate number of shares of California Financial Common Stock as to which Stock Elections and Combination Elections have been effectively made times the Exchange Rate shall be less than 1,692,000, then:

             (A) the Exchange Agent shall select by random such number of Undesignated Shares to receive Temple-Inland Common Stock as shall be necessary so that the number of such shares when added to the number of shares for which a Stock Election and Combination Election has been made or is deemed to be made when multiplied by the Exchange Rate shall equal or exceed the 1,692,000. If all the Undesignated Shares plus all shares as to which Stock Elections and Combination Elections have been made together, when multiplied by the Exchange Rate, are less than 1,692,000, then:

             (B) the Exchange Agent shall select by random a sufficient number of shares as to which Cash Elections were made until the number of shares of California Financial Common Stock times the Exchange Rate, when added to the number of shares of California Financial Common Stock represented by the Undesignated Shares, Stock Elections and Combination Elections times the Exchange Rate, exceeds 1,692,000. The remaining makers of Cash Elections not so selected will receive cash.

     If Manatt, Phelps & Phillips, LLP determines that, as a result of the number of shares of Temple-Inland Common Stock calculated to be issued in the process described above, the Merger may fail to satisfy the continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then the Exchange Agent shall select at random, first from holders of Undesignated Shares, and then, if necessary, from holders making Cash Elections, a sufficient number of holders to receive Temple-Inland Common Stock so as to reduce the amount of cash to be delivered in the Merger.

     HOLDERS OF CALIFORNIA FINANCIAL COMMON STOCK ARE UNLIKELY TO RECEIVE THE PRECISE PROPORTION OF TEMPLE-INLAND COMMON STOCK AND/OR CASH INDICATED BY SUCH HOLDER'S ELECTION.

OPINION OF FINANCIAL ADVISOR

     California Financial retained Merrill to act as its exclusive financial advisor in connection with a possible business combination with one or more parties. Pursuant to the terms of its engagement, Merrill agreed to assist California Financial in analyzing, structuring, negotiating and effecting a transaction with Temple-Inland. California Financial selected Merrill because Merrill is a nationally recognized investment banking firm with substantial experience in transactions similar to the Merger and is familiar with California Financial and its business. As part of its investment banking business, Merrill is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

     As part of its engagement, representatives of Merrill attended the meeting of the California Financial Board held on December 8, 1996, at which the California Financial Board considered and approved the Agreement. At that meeting, Merrill rendered its written opinion that, as of such date, the proposed consideration was fair to the holders of shares of California Financial (other than Temple-Inland or its affiliates) from a financial point of view. Such opinion was reconfirmed in writing as of the date of this Proxy Statement-Prospectus.

     The full text of Merrill's written opinion dated as of the date this Proxy Statement-Prospectus is attached hereto as Appendix B to this Proxy Statement-Prospectus and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to Appendix B. California Financial stockholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Merrill in connection therewith.

     MERRILL'S OPINION IS DIRECTED TO THE CALIFORNIA FINANCIAL BOARD AND ADDRESSES ONLY THE PROPOSED CONSIDERATION TO BE RECEIVED BY CALIFORNIA FINANCIAL STOCKHOLDERS. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION TO PROCEED WITH THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY CALIFORNIA FINANCIAL STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE MEETING OR ANY OTHER MATTER IN CONNECTION THEREWITH.

     Merrill has informed California Financial that in arriving at its written opinion, Merrill, among other things: (1) reviewed California Financial's Annual Reports to Shareholders, Annual Reports on Form 10-K and related audited financial information for the three fiscal years ended December 31, 1995, and California Financial's quarterly reports on Form 10-Q and related unaudited financial information for the quarterly periods ended March 31, 1996, June 30, 1996, and September 30, 1996; (2) reviewed Temple-Inland's Annual Reports to Shareholders, Annual Reports on Form 10-K and related audited financial information for the three fiscal years ended December 30, 1995 and Temple-Inland's quarterly reports on Form 10-Q and related unaudited financial information for the quarterly periods ended March 30, 1996, June 29, 1996, and

September 28, 1996; (3) reviewed certain information, including financial forecasts in the case of California Financial, relating to the respective businesses, earnings, assets and prospects of California Financial and Temple-Inland furnished to Merrill by California Financial and Temple-Inland;
(4) conducted certain discussions with members of senior management of California Financial and Temple-Inland concerning their respective businesses, financial condition, earnings, assets and prospects and senior management's views as to future financial performance of California Financial and Temple-Inland, as the case may be; (5) reviewed the historical market prices and trading activity for the California Financial Common Stock and the Temple-Inland Common Stock and compared them with those of certain publicly traded companies that Merrill deemed to be relevant; (6) compared the results of operations of California Financial and Temple-Inland with those of certain companies that Merrill deemed to be relevant; (7) compared the proposed financial terms of the Merger with the financial terms of certain other mergers and acquisitions that Merrill deemed to be relevant; (8) reviewed drafts of the Agreement and the Stock Option Agreement; and (9) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill deemed necessary.

     In preparing its opinion, Merrill, with California Financial's consent, assumed and relied upon the accuracy and completeness of all financial and other information supplied or otherwise made available to it for purposes of its opinion, and Merrill did not assume any responsibility for independently verifying such information or undertaking an independent evaluation or appraisal of the assets or liabilities of California Financial or Temple-Inland or any of their subsidiaries, nor was it furnished any such evaluations or appraisals. Merrill also assumed and relied upon the senior management of California Financial referred to above as to the reasonableness and achievability of California Financial's financial and operating forecasts (and the assumptions and bases therefore) provided to Merrill. In that regard, Merrill has assumed with California Financial's consent that such forecasts, including without limitation financial forecasts and projections regarding underperforming and non-performing assets, net charge-offs and adequacy of reserves, reflect the best currently available estimates and judgments of such senior management as to the future financial performance of California Financial. Merrill is not an expert in the evaluation of allowances for loan losses, and did not make an independent evaluation of the adequacy of the allowances for loan losses of Stockton Savings or Guaranty Federal nor did it review any individual credit files, and it assumed that the aggregate allowances for loan losses of Stockton Savings and Guaranty Federal are adequate to cover such losses. Merrill's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the respective dates of its opinion.

     Merrill's opinion was rendered without regard to the necessity for, or level of, any restrictions, obligations, undertakings or divestitures that may be imposed or required in the course of obtaining regulatory approvals for the Merger.

     In connection with rendering its opinion dated December 8, 1996, Merrill performed a variety of financial analyses, including those summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by Merrill in this regard, although it describes all material analyses performed by Merrill. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized below, Merrill believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying Merrill's opinion.

     In performing its analyses, Merrill made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond California Financial's control. The analyses performed by Merrill are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Merrill's analysis of the fairness to California Financial stockholders of the proposed consideration to be paid pursuant to the Agreement and were provided to the California Financial Board in connection with the delivery of Merrill's opinion. Merrill gave the various analyses described below approximately similar weight and did not draw any specific conclusions from or with regard to any one method of analysis. With respect to the comparison of selected companies analysis and the analysis of selected thrift merger transactions summarized below, no public company utilized as a comparison is identical to California Financial. Accordingly, an analysis of publicly traded comparable companies and comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies concerned. The analyses do not purport to be appraisals or to reflect the prices at which California Financial might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Merrill's opinion was just one of many factors taken into consideration by the California Financial Board.

     The projections furnished to Merrill and used by it in certain of its analyses were prepared by the senior management of California Financial. California Financial does not publicly disclose internal management projections of the type provided to Merrill in connection with its review of the Merger, and as a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, and accordingly, actual results could vary significantly from those set forth in such projections.

     The following is a summary of the material analyses presented by Merrill to California Financial's Board of Directors on December 8, 1996 (the "Merrill Lynch Report"), in connection with its fairness opinion.

     Summary of Proposal. Merrill reviewed the terms of the proposed transaction, including the proposed consideration to be paid by Temple-Inland pursuant to the Agreement and the aggregate transaction value. Based on the transaction value per share of $30.00, Merrill calculated the price to market, price to book, price to tangible book and price to earnings multiples, and the implied deposit premium paid (defined as the transaction value minus the tangible book value divided by total deposits) in the contemplated transaction. This analysis yielded a price to market multiple of 1.05x on December 5, 1996, a price to market multiple 30 days prior of 1.28x, a price to book value multiple of 1.69x, a price to tangible book value multiple of 1.70x, price to earnings multiples of 17.03x (based on California Financial earnings, excluding the impact of the special assessment imposed on savings associations for the Savings Association Insurance Fund ("SAIF Assessment"), for the twelve months ended September 30, 1996) and 13.03x (based on California Financial annualized earnings, excluding the impact of the SAIF Assessment, for the three months ended September 30, 1996), and an implied deposit premium of 6.41%.

     Discounted Dividend Stream Analysis -- California Financial. Using a discounted dividend stream analysis, Merrill estimated the present value of the future streams of after tax cash flows that California Financial could produce on a stand-alone basis from 1997 through 2002 and distribute to stockholders ("dividendable net income"). In this analysis, Merrill assumed that California Financial performed in accordance with the earnings forecasts provided to Merrill by California Financial's senior management and that California Financial's tangible common equity to tangible asset ratio would be maintained at a minimum 6.4% level (based upon California Financial's present ratio). Merrill estimated the terminal values for the California Financial Common Stock at 8.0, 8.5, and 9.0 times California Financial's 2003 estimated operating income (defined as net income before intangible amortization). The dividendable net income streams and terminal values were then discounted to present values using different discount rates (ranging form 13% to 15%) chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of California Financial Common Stock. This discounted dividend stream analysis indicated a reference range of between $23.73 and $27.57 per share for California Financial Common Stock. The analysis was based upon California Financial senior management's projections, which were based upon many factors and assumptions, many of which are beyond the control of California Financial. As indicated above, this analysis is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Merrill noted that the discounted dividend stream analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

     Analysis of Selected Thrift Merger Transactions -- California
Financial. Merrill reviewed publicly available information regarding nine thrift merger transactions with a value greater than $50 million and less than $500 million that had occurred in the Western United States since January 1, 1994. These transactions included: AMFED Financial Inc. and First Western Financial; First Interstate Bancorp and Sacramento Savings Bank; First Interstate Bancorp and University Savings Bank; Norwest Corporation and AMFED Financial Inc.; MacAndrews & Forbes Holdings Inc. and SFFed Corp; MacAndrews & Forbes Holdings Inc. and Home Federal Financial Corp.; Norwest Corporation and Primerit Bank FSB; Washington Federal, Inc. and Metropolitan Bancorp; and Washington Mutual, Inc. and United Western Financial Group, Inc. Merrill compared the price to market value 30 days prior to announcement, price to book value, price to tangible book value and price to earnings ratios and the implied deposit premium paid in the contemplated transaction and in such selected thrift merger transactions. This analysis yielded a range of price to market (30 days prior to announcement) multiples of 1.11x to 1.42x with a mean of 1.27x and a median of 1.32x (compared with a transaction multiple of 1.28x for California Financial), a range of price to book value multiples of 0.97x to 1.83x with a mean and median of 1.43x (compared with a transaction multiple of 1.69x for California Financial), a range of price to tangible book value multiples of 1.31x to 1.85x with a mean of 1.56x and a median of 1.55x (compared with a transaction multiple of 1.70x for California Financial), a range of price to trailing twelve months earnings multiples of 7.01x to 20.42x with a mean of 12.33x and a median of 13.01x (compared with a transaction multiple of 17.03x for California Financial), a range of price to latest quarter annualized earnings multiples of 10.47x to 14.96x with a mean of 12.98x and a median of 13.25x (compared with a transaction multiple of 13.03x for California Financial) and a range of implied deposit premiums paid of 2.66% to 9.63% with a mean of 5.30% and a median of 5.01% (compared with a transaction multiple of 6.41% for California Financial). This analysis yielded an overall imputed reference range per share of California Financial common stock of $12.34 to $36.38, and $21.70 to $30.39 based on the mean and median imputed range.

     Merrill also reviewed publicly available information regarding four thrift merger transactions with a value greater than $25 million that had occurred in California since January 1, 1996. These transactions included: Luther Burbank Savings and Loan Association and NHS Financial; Cathay Bancorporation and First Public Savings Bank; Washington Mutual, Inc. and Keystone Holdings; and MacAndrews and Forbes Holding, Inc. and Cal Fed Bancorp. Merrill compared the price to market value 30 days prior to announcement, price to book value, price to tangible book value and price to earnings ratios and the implied deposit premium paid in the contemplated transaction and in such selected thrift merger transactions. This analysis yielded a range of price to market (30 days prior to announcement) multiples of 1.24x to 1.31x with a mean and median of 1.28x (compared with a transaction multiple of 1.28x for California Financial), a range of price to book value multiples of 1.17x to 1.71x with a mean of 1.45x and a median of 1.46x (compared with a transaction multiple of 1.69x for California Financial), a range of price to tangible book value multiples of 1.17x to 1.71x with a mean of 1.45x and a median of 1.46x (compared with a transaction multiple of 1.70x for California Financial), a range of price to trailing twelve months earnings multiples of 11.05x to 17.53x with a mean of 13.66x and a median of 12.40x (compared with a transaction multiple of 17.03x for California Financial), a range of price to latest quarter annualized earnings multiples of 5.34x to 15.18x with a mean of 11.11x and a median of 11.96x (compared with a transaction multiple of 13.03x for California Financial) and a range of implied deposit premiums paid of 2.95% to 5.46% with a mean of 3.98% and a median of 3.75% (compared with a transaction multiple of 6.41% for California Financial). This analysis yielded an overall imputed reference range per share of California Financial Common Stock of $12.24 to $34.83, and $21.82 to $29.02 based on the mean and median imputed range.

     No company or transaction used in the above analysis as a comparison is identical to California Financial or the contemplated transaction. Accordingly, an analysis of the results of the forgoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

     Comparison of Selected Comparable Companies -- California
Financial. Merrill compared selected operating and stock market results of California Financial to the publicly available corresponding data of certain other companies located in the Western United States that Merrill deemed to be relevant, including American First Financial Fund, CENFED Financial Corp., Downey Financial Corp. and First Republic Bancorp (collectively the "California Financial Western Composite"). This comparison showed, among other things, that
(i) as of December 5, 1996, the ratio of California Financial's market price to fully taxed earnings (excluding the impact of the SAIF Assessment) for the twelve months ended September 30, 1996 was 16.19x, compared to a mean of 11.98x for the California Financial Western Composite, (ii) as of December 5, 1996, the ratio of California Financial's market price to book value per share at September 30, 1996, was 1.56x, compared to a mean of 1.22x for the California Financial Western Composite, (iii) as of December 5, 1996, the ratio of California Financial's market price to tangible book value per share at September 30, 1996, was 1.56x, compared to a mean of 1.23x for the California Financial Western Composite, (iv) as of December 5, 1996, the ratio of California Financial's market price to estimated earnings for the twelve month period ending December 31, 1997, was 10.36x, compared to a mean of 10.22x for the California Financial Western Composite (assuming reported average earnings estimates based on data from First Call, for both California Financial and the California Financial Western Composite), (v) for the nine month period ended September 30, 1996, California Financial's annualized return on average assets (excluding the impact of the SAIF Assessment) was 0.85% compared to a mean of 0.74% for the California Financial Western Composite, (vi) for the nine month period ended September 30, 1996, California Financial's annualized return on average equity was 12.64% compared to a mean of 11.77% for the California Financial Western Composite, (vii) at September 30, 1996, California Financial's ratio of nonperforming loans to total loans was 1.10% compared with a mean of 1.21% for the California Financial Western Composite and (viii) at September 30, 1996, California Financial's ratio of loan loss reserves to nonperforming assets was 45.60% compared with a mean of 47.87% for the California Financial Western Composite.

     Merrill also compared selected operating and stock market results of California Financial to the publicly available corresponding data of certain other companies that Merrill deemed to be relevant, including York Financial Corp., Andover Bancorp, Reliance Bancorp, D&N Financial Corp., St. Francis Capital, First Palm Beach Bancorp, MASSBANK, Magna Bancorp, Eagle Financial Capital Corp., First Federal Capital Corp., American Federal Bank, First Financial Holdings, Haven Bancorp and Interwest Bancorp. (collectively the "California Financial Nationwide Composite"). This comparison showed, among other things, that (i) as of December 5, 1996, the ratio of California Financial's market price to fully taxed earnings (excluding the impact of the SAIF Assessment) for the twelve months ended September 30, 1996, was 16.19x, compared to a mean of 11.97x for the California Financial Nationwide Composite,
(ii) as of December 5, 1996, the ratio of California Financial's market price to book value per share at September 30, 1996, was 1.56x, compared to a mean of 1.51x for the California Financial Nationwide Composite, (iii) as of December 5, 1996, the ratio of California Financial's market price to tangible book value per share at September 30, 1996, was 1.56x, compared to a mean of 1.62x for the California Financial Nationwide Composite, (iv) as of December 5, 1996, the ratio of California Financial's market price to estimated earnings for the twelve month period ending December 31, 1997, was 10.36x, compared to a mean of 10.77x for the California Financial Nationwide Composite (assuming reported average Wall Street earnings estimates for both California Financial and the California Financial Nationwide Composite), (v) for the nine month period ended September 30, 1996, California Financial's annualized return on average assets (excluding the impact of the SAIF Assessment) was 0.85% compared to a mean of 1.02% for the California Financial Nationwide Composite, (vi) for the nine month period ended September 30, 1996, California Financial's annualized return on average equity was 12.64% compared to a mean of 13.16% for the California Financial Nationwide Composite, (vii) at September 30, 1996 California Financial's ratio of nonperforming loans to total loans was 1.10% compared with a mean of 1.07% for the California Financial Nationwide Composite and (viii) at September 30, 1996, California Financial's ratio of loan loss reserves to nonperforming assets was 45.60% compared with a mean of 102.02% for the California Financial Nationwide Composite.

     Mark-to-Market Analysis -- California Financial. Merrill evaluated the estimated market value of key components of California Financial's balance sheet, including, among other things, California Financial's investment securities and mortgage-backed securities portfolios, loan portfolio, and other borrowings. This analysis indicated a valuation of approximately $22.01 per share of California Financial common stock (on a fully diluted basis), before any credit quality adjustments related to the portfolios analyzed or deposit premium attributable to the franchise.

     Discounted Cash Flow Analysis -- Temple-Inland. Using a discounted cash flow analysis, Merrill estimated the present value of the future streams of after tax flows that Temple-Inland could produce on a stand-alone basis from 1997 through 2002. In this analysis, Merrill used the normalized projected net income for Temple-Inland, which was based on Temple-Inland's average of the assumed peak income (based on the earnings of 1995) and trough income (based on the average Wall Street earnings estimate of 1996 grown at 8% through 2002). Merrill estimated the terminal values based on growth rates in perpetuity for the Temple-Inland Common Stock of 6.0%, 6.5% and 7.0% of Temple-Inland's 2002 estimated unlevered free cash flow (defined as normalized pre-tax net income effected at 38% plus estimated interest expense, depreciation and depletion, deferred taxes and capital expenditures). The unlevered free cash flow streams and terminal values were then discounted to present values using different discount rates (ranging from 12% to 13%) chosen to reflect different required rates of return of holders or prospective buyers of Temple-Inland Common Stock. This discounted cash flow analysis indicated a reference range of between $51.31 and $78.40 per share for Temple-Inland Common Stock as compared to the $54.00 per share value it closed at on the NYSE on December 6, 1996. As indicated above, this analysis did not purport to be indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future.

     Comparison of Selected Comparable Companies -- Temple-Inland. Merrill also compared selected operating and stock market results of Temple-Inland to the publicly available corresponding data of certain other companies that Merrill deemed to be relevant, including Georgia-Pacific, International Paper, Jefferson Smurfit, Union Camp, Weyerhaeuser and Willamette Industries (collectively the "Temple-Inland Composite"). This comparison showed, among other things that (i) as of December 5, 1996, the ratio of Temple-Inland's market price to fully taxed earnings for the twelve months ended December 31, 1995, was 13.0x, compared to a mean of 11.1x for the Temple-Inland Composite, (ii) as of December 5, 1996, the ratio of Temple-Inland's market price to estimated earnings for the twelve month period ended December 31, 1996, was 21.3x compared to a mean of 23.9x for the Temple-Inland Composite (assuming reported average Wall Street earnings estimates for both Temple-Inland and the Temple-Inland Composite), (iii) as of December 5, 1996, the ratio of Temple-Inland's market price to estimated earnings for the twelve month period ending December 31, 1997, was 17.4x, compared to a mean of 18.6x for the Temple-Inland Composite (assuming reported average Wall Street earnings estimates for both Temple-Inland and the Temple-Inland Composite).

     In connection with its opinion dated as of the date of this Proxy Statement, Merrill performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses described above were based and the factors considered in connection therewith. Merrill did not perform any analyses in addition to those described above in updating its December 8, 1996 opinion.

     Merrill has been retained by the Board of Directors of California Financial as an independent contractor to act as financial adviser to California Financial with respect to the Merger. Merrill is a nationally recognized investment banking firm that, among other things, regularly engages in the valuation of businesses and securities, including banking institutions, in connection with mergers and acquisitions. In addition, within the past three years, Merrill has provided financial advisory, investment banking and other services to California Financial and has received customary fees for the rendering of such services. In the ordinary course of its securities business, Merrill and its affiliates may trade debt and/or equity securities of California Financial or Temple-Inland for its own account and the account of its customers, and accordingly, may from time to time hold a long or short position in such securities.

     Compensation of Financial Advisor. California Financial and Merrill have entered into a letter agreement dated July 16, 1996, relating to the services to be provided by Merrill in connection with the Merger. California Financial has agreed to pay Merrill fees as follows: (i) a cash fee of $75,000, which was paid upon the execution of the letter agreement, (ii) a cash fee of $200,000, which was payable upon execution of the Agreement; and (iii) an additional cash fee of $1,260,829 payable at the closing of the Merger. In such letter, California Financial also agreed to reimburse Merrill for its reasonable out-of-pocket expenses incurred in connection with its advisory work including the reasonable fees and disbursements of its legal counsel, and to indemnify Merrill against certain liabilities relating to or arising out of the Merger, including liabilities that might also arise under the federal securities laws.

SURRENDER AND EXCHANGE OF STOCK CERTIFICATES

     As soon as practicable after stockholder approval of the Merger, First Chicago Trust Company of New York, the transfer agent of Temple-Inland, in its capacity as Exchange Agent, will mail all non-dissenting stockholders of California Financial a letter of transmittal, together with instructions for the exchange of their California Financial Common Stock certificates for certificates representing Temple-Inland Common Stock. Until so exchanged, each certificate representing California Financial Common Stock outstanding immediately prior to the effective date of the Merger shall be deemed for all purposes to evidence ownership of the number of shares of Temple-Inland Common Stock and the amount of cash into which such shares have been converted on the effective date of the Merger. Stockholders should not send their California Financial Common Stock certificates for surrender until they receive further instructions from the Exchange Agent.

     California Financial stockholders who cannot locate their California Financial Common Stock certificates are encouraged to contact Dennis Donald Geiger, Secretary, California Financial Holding Company, 501 West Weber Avenue, Stockton, California 95203, telephone: (209) 948-1675 prior to the Meeting. New certificates will be issued to California Financial stockholders who have misplaced their certificates only if the stockholder executes an affidavit certifying that the certificate cannot be located and agreeing to indemnify California Financial and Temple-Inland (as its successor), against any claim that may be made against either of them by the owner of the lost certificate(s). California Financial or Temple-Inland (as its successor) may require a stockholder to post a bond in an amount sufficient to support the stockholder's indemnification obligation. Stockholders who have misplaced their stock certificates and stockholders who hold certificates in names other than their own are encouraged to resolve those matters prior to the Effective Date of the Merger in order to avoid delays in receiving their Merger Consideration if the Merger is approved and consummated.

EMPLOYEE BENEFITS

     Temple-Inland and Guaranty Federal have agreed as part of the Agreement that Guaranty Federal will offer to all employees of California Financial and Stockton Savings who are employed by Guaranty Federal after the Effective Date the same employee benefits as those offered by Guaranty Federal to its employees, except that employees of California Financial and Stockton Savings will not be required to wait for any period in order to be eligible to participate in the Temple-Inland flex plan (including its medical and dental coverage). Guaranty Federal will also give California Financial and Stockton Savings employees full credit for their years of service (for both eligibility and vesting) with California Financial and Stockton Savings for purposes of Temple-Inland's 401(k) plans (to the extent permitted under the terms of the plans). In connection with the agreed termination of the Stockton Savings Pension Plan, California Financial or Stockton Savings will contribute $800,000 to the plan.

     California Financial and Stockton Savings maintain an employee severance policy to encourage their employees to continue their employment. Pursuant to such severance plan, employees will upon termination receive special severance benefits based on years of service and level of compensation. Pursuant to the Agreement, Temple-Inland and Guaranty Federal have agreed to assume and pay without modification for a period of twelve months after the effective date of the Merger all obligations of California Financial and Stockton Savings under the severance policy.

EXPENSES

     Temple-Inland and California Financial have agreed that all expenses (except for the printing of this Proxy Statement-Prospectus) incurred in connection with or related to the Agreement, shall be borne by the party that incurred such expenses. The parties have agreed to share equally the cost of printing this Proxy Statement-Prospectus. California Financial has retained Morrow & Co., Inc. to aid in the solicitation of proxies at a fee of $5,000 plus out-of-pocket expenses.

REPRESENTATIONS AND WARRANTIES; CONDITIONS TO THE MERGER; WAIVER

     The Agreement contains representations and warranties by California Financial regarding, among other things, its organization, authority to enter into the Agreement, capitalization, properties, financial statements, pending and threatened litigation, contractual obligations and contingent liabilities. The Agreement also contains representations and warranties by Temple-Inland regarding, among other things, its organization and authority to enter into the Agreement, capitalization, financial statements and public reports. Except as otherwise provided in the Agreement, these representations and warranties will not survive the effective date of the Merger.

     The obligations of Temple-Inland and California Financial to consummate the Merger are conditioned upon, among other things, approval of the Agreement by California Financial's stockholders; the receipt of necessary regulatory approvals, including the approval of the OTS; the receipt of an opinion to the effect that the Merger, when consummated in accordance with the terms of the Agreement, will constitute a tax deferred reorganization within the meaning of
Section 368 of the Code, that the Merger shall not result in gain or loss to Temple-Inland or California Financial, and that, to the extent California Financial Common Stock is exchanged for Temple-Inland Common Stock, California Financial's stockholders will recognize no gain or loss for federal income tax purposes with respect to such exchange; the effectiveness under the Securities Act of a registration statement relating to the Temple-Inland Common Stock to be issued in connection with the Merger and the absence of a stop order suspending such effectiveness; the absence of an order, decree or injunction enjoining or prohibiting the consummation of the Merger; the receipt of all required state securities law permits or authorizations; the accuracy of the representations and warranties set forth in the Agreement as of the Closing Date; the listing of the Temple-Inland Common Stock to be issued in the Merger on the NYSE; the receipt of certain opinions of counsel; and in the case of California Financial, the receipt of the fairness opinion of Merrill.

     Except with respect to any required stockholder or regulatory approval, substantially all of the conditions to consummation of the Merger may be waived at any time by the party for whose benefit they were created, and the Agreement may be amended or supplemented at any time by written agreement of the parties, except that no such waiver, amendment or supplement executed after approval of the Agreement by California Financial's stockholders may reduce the Exchange Rate. In addition, any material change in the terms of the Merger after the Meeting would require a resolicitation of votes from California Financial stockholders.

REGULATORY AND OTHER APPROVALS FOR THE MERGER

     Temple-Inland is a registered thrift holding company and as such is regulated by the OTS. The approval of the OTS of the Merger is required in order to consummate the Merger, and the Merger must be consummated within 120 calendar days after such approval is obtained. An application for approval of the Merger
by the OTS was filed on        , 1997.

     The issuance of the shares of Temple-Inland Common Stock offered pursuant to the Proxy Statement-Prospectus will be registered with the Commission and the state securities regulators in those states that require such registration. The shares will also be listed on the NYSE and the PSE.

     The regulatory approvals sought in connection with the Merger may be obtained or denied prior to or after the Meeting. The vote on the Merger at the Meeting is not dependent or conditioned upon receipt of any such approvals prior to the Meeting. Even if the Merger is approved at the Meeting, there is a possibility that it will not be consummated. Failure to receive the requisite regulatory approvals will result in a termination of the Agreement.

BANK MERGER

     The approval of the OTS is also required to consummate the Bank Merger. Guaranty Federal and Stockton Savings must wait at least 15 days after the date of the OTS approval of the Bank Merger before they may consummate the Bank Merger. During this 15-day period, the Department of Justice may object to the Merger on antitrust grounds.

BUSINESS PENDING THE MERGER

     Under the terms of the Agreement, neither California Financial nor Stockton Savings may, without the prior written consent of Temple-Inland or as otherwise provided in the Agreement: (i) issue, sell, or grant any additional shares of capital stock or any options or other rights to purchase or acquire shares of capital stock; (ii) declare, set aside or pay any dividend or other distribution on the California Financial Common Stock other than regular quarterly dividends not to exceed $0.11 per share; (iii) enter into employment contracts with directors, officers or employees or otherwise agree to increase the compensation of or pay any bonus to such persons except in accordance with existing agreements, past practices or as provided for in the Agreement; (iv) enter into or substantially modify any employee benefits plans, except that California Financial may amend its stock option plan to permit vesting upon a change of control; (v) amend their Certificate of Incorporation, Federal Stock Charter or Bylaws; (vi) close any existing branch locations or establish any branch or other banking offices; (vii) make any capital expenditure(s) in excess of $50,000; (viii) merge with any other company or bank or liquidate or otherwise dispose of its assets; or (ix) acquire another company or bank (except in connection with foreclosures of bona fide loan transactions). In addition, California Financial may not solicit bids or other transactions that would result in a merger of California Financial or Stockton Savings with an entity other than Temple-Inland or Guaranty Federal.

EFFECTIVE DATE OF THE MERGER; TERMINATION

     After all conditions to consummation of the Merger have been satisfied or waived, the effective date of the Merger shall be the date and time specified in the certificate of merger relating to the Merger filed with the Secretary of State of the State of Delaware (the "Effective Date").

     Prior to the Effective Date, the Agreement may be terminated by either party, whether before or after approval of the Agreement and the Merger by California Financial's stockholders, for the following reasons: (i) in the event that a breach by the other party of any representation, warranty or covenant that has not been cured within the period allowed by the Agreement results in a material adverse effect; (ii) if any of the conditions precedent to the obligations of such party to consummate the Merger have not been satisfied, fulfilled or waived as of the Effective Date; (iii) if any application for any required federal or state regulatory approval has been denied, and the time for all appeals of such denial has expired; (iv) if the stockholders of California Financial fail to approve the Merger at the Meeting; or (v) if the Merger is not consummated by September 30, 1997. The Agreement also may be terminated at any time by the mutual consent of the parties. In the event of termination, the Agreement becomes null and void, except that certain provisions thereof relating to expenses and confidentiality and the accuracy of information provided for inclusion in the Registration Statement of which this Proxy Statement-Prospectus is a part will survive any such termination and any such termination does not relieve any breaching party from liability for any uncured breach of any covenant or agreement giving rise to such termination.

STOCK OPTION AGREEMENT

     In connection with the execution of the Agreement, California Financial granted to Temple-Inland an option (the "Option"), exercisable under certain circumstances, to purchase 940,095 shares of California Financial Common Stock, representing approximately 19.9 percent of such shares presently outstanding, at a price of $27.25 per share. A copy of the Stock Option Agreement is included as Appendix E to this Proxy Statement-Prospectus.

     Temple-Inland may exercise the Option, in whole or in part, in accordance with and to the extent permitted by applicable law at any time or from time to time but only upon or after the occurrence of a Purchase Event (as that term is defined below); provided, that to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect upon the earliest to occur (such earliest date, the "Expiration Date") of (i) the termination of the Agreement under certain circumstances; (ii) the effective date of the Merger, or (iii) eighteen months following the occurrence of the earliest to occur of (A) the date of any termination of the Agreement under reasons other than those described in (i) above or (B) the date of first occurrence of a Purchase Event, as defined below. Notwithstanding the foregoing,

California Financial shall not be obligated to issue any shares upon exercise of the Option (i) in the absence of any required governmental or regulatory waiver, consent or approval necessary for California Financial to issue such shares or for Temple-Inland or any transferee to exercise the Option or prior to the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the shares to be issued upon exercise of the Option.

     As used in the Stock Option Agreement, a "Purchase Event" shall have occurred when: (i) California Financial or Stockton Savings enters into an agreement with any person (other than Temple-Inland or any of its subsidiaries) pursuant to which such person would: (x) merge or consolidate with, or enter into any similar transaction with California Financial or Stockton (y) purchase, lease or otherwise acquire all or substantially all of the assets of California Financial or Stockton Savings or (z) purchase or otherwise acquire securities representing 10 percent or more of the voting shares of California Financial or Stockton Savings (the transactions referred to in subparagraph (x), (y) and (z) are referred to as an "Acquisition Transaction"); (ii) any person or group of persons (other than Temple-Inland or any of its subsidiaries) acquires the beneficial ownership or the right to acquire beneficial ownership of securities representing 15 percent or more of the voting shares of California Financial or Stockton Savings; (iii) the stockholders of California Financial fail to approve the Merger, or under certain circumstances, the withdrawal or modification (in a manner adverse to Temple-Inland) of the recommendation of the California Financial Board of Directors that the stockholders of California Financial approve the Merger; (iv) California Financial or Stockton Savings shall have willfully breached any covenant or obligation contained in the Agreement in anticipation of engaging in a Purchase Event, and following such breach, Temple-Inland would be entitled to terminate the Agreement; or (v) a public announcement by California Financial or Stockton Savings of the authorization, recommendation or endorsement by California Financial of an Acquisition Transaction, exchange offer or tender offer or a public announcement by California Financial of an intention to authorize, recommend or announce an Acquisition Transaction, exchange offer or tender offer.

SHAREHOLDERS' AGREEMENT

     In connection with the Agreement, each of the directors of California
Financial, together holding an aggregate of         shares or      % of
California Financial Common Stock, as of the Record Date, have entered into a Shareholders' Agreement with Temple-Inland (the "Shareholders' Agreement"). Pursuant to the Shareholders' Agreement, such persons have agreed to vote or cause to be voted all shares of California Financial Common Stock owned or acquired by them, in favor of the Merger and the Agreement and other matters contemplated by the Agreement. In addition, such persons have agreed to advise all holders of California Financial Common Stock to reject any subsequent proposal or offer relating to any Competing Transaction, as defined in the Agreement. Such persons have also agreed not to sell, transfer or otherwise dispose of any of their shares of California Financial Common Stock without the prior written consent of Temple-Inland.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     On the Effective Date, California Financial will be merged with and into Temple-Inland and Stockton Savings will be merged with and into Guaranty Federal. The composition of the Board of Directors of Temple-Inland is not expected to change as a result of the Merger, although Temple-Inland and California Financial have agreed that Mr. Robert V. Kavanaugh, a current member of the Board of Directors of California Financial, will be elected to serve on the Board of Guaranty Federal. In addition, Mr. Kavanaugh has been offered employment as the President of the Stockton Division of Guaranty Federal following the Merger. Certain information regarding the directors of Temple-Inland elected at its annual meeting of stockholders held on May 3, 1996, is contained in documents incorporated herein by reference. See "Available Information."

CERTAIN DIFFERENCES IN RIGHTS OF STOCKHOLDERS

     If the stockholders of California Financial approve the Merger and the Merger is subsequently consummated, all stockholders of California Financial who receive shares of Temple-Inland Common Stock in the Merger, which excludes any stockholders who exercise and perfect appraisal rights, will become stockholders of Temple-Inland. As stockholders of Temple-Inland, their rights will be governed by and subject to Temple-Inland's Certificate of Incorporation and Bylaws, rather than California Financial's Certificate of Incorporation and Bylaws. The following is a summary of the principal differences between the rights of stockholders of California Financial and Temple-Inland not described elsewhere in this Proxy Statement-Prospectus. Both Temple-Inland and California Financial are Delaware corporations. Therefore, as stockholders of Temple-Inland, the stockholders of California Financial will have the same basic rights except as discussed below.

     Stock. The total number of shares of all classes of stock that Temple-Inland shall have authority to issue is 225 million, of which 25 million shares shall be designated as Preferred Stock, par value $1.00 per share, and 200 million shares shall be designated as Common Stock, par value $1.00 per share. The rights, preferences and privileges with respect to shares of Series A Junior Participating Preferred Stock are set forth in a certificate of designation filed February 17, 1989. The rights, preferences and privileges with respect to any other series of Preferred Stock may be determined by the Temple-Inland Board of Directors. Consequently, shares of Preferred Stock could be issued in circumstances in which it would make an attempted acquisition of Temple-Inland more difficult. California Financial is authorized to issue 16 million shares of capital stock, 12 million of which shall be common stock, par value $0.01 per share, and 4 million of which shall be shares of preferred stock, par value $0.01 per share.

     Liquidity of Stock. The shares of California Financial Common Stock are traded on the Nasdaq Stock Market. The issuance of the shares of Temple-Inland Common Stock in the Merger will be registered under applicable securities laws and may therefore be freely resold by persons who are not "affiliates" of California Financial or Temple-Inland. See "-- Resale of Temple-Inland Stock." In addition, the Temple-Inland Common Stock is listed on the NYSE and the PSE and actively traded on those exchanges. Current quotes of the market price of Temple-Inland Common Stock are available from brokerage firms and other securities professionals, as well as other sources, and are published in major newspapers on a daily basis.

     Directors' Qualifications. No individual shall be eligible for election as a director of Temple-Inland who has attained the age of 72 prior to the date of such election. No individual who is or becomes a business competitor or who is or becomes affiliated with, employed by or a representative of any individual, corporation, association, partnership, firm, business enterprise or other entity or organization that the Temple-Inland Board determines to be in competition with Temple-Inland shall be eligible for election as a director of Temple-Inland. Any financial institution having branches or affiliates within any state in which Guaranty Federal or any of its subsidiaries operates or having (together with its affiliates) total assets or total deposits exceeding $500 million shall be presumed to be a business competitor of Temple-Inland, unless the Temple-Inland Board determines otherwise. California Financial has no director qualifications specified in their charter documents.

     Number of Directors. The number of Temple-Inland directors shall be as determined, from time to time, by resolution of the Board of Directors, but in no event shall there be fewer than three directors. The California Financial Board shall consist of that number of directors, not less than five nor more than twenty-five, as may from time to time be prescribed by the California Financial Board.

     Notice of Stockholders' Meeting. Written notice of the place, day and hour of a California Financial meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than 10 nor more than 60 days before the date of the meeting, either personally or by mail, to each stockholder entitled to vote at the meeting. Temple-Inland has similar provisions.

     Removal of Directors. Stockholders of Temple-Inland may remove a director for cause (defined as willful and continuous failure to substantially perform such director's duties to the corporation or the willful engagement in gross misconduct materially and demonstrably injurious to Temple-Inland) by the vote of a majority of the total voting power. One or more directors of California Financial may be removed, with cause or without cause, by the affirmative vote of a majority of the shares entitled to vote on the election of directors present at a meeting expressly called for that purpose.

     Amendment of Charter and Bylaws. Temple-Inland's Certificate of Incorporation may be amended by a vote of a majority of the voting power present at any meeting called for that purpose, with the exception of certain provisions dealing with transactions with interested parties, classes of directors, and denial of the ability of the stockholders to act by written consent, which require a vote of 80% of the voting power. California Financial's Certificate of Incorporation may be amended by a vote of two-thirds of the issued and outstanding shares of California Financial Common Stock.

     The Bylaws of Temple-Inland may be amended or repealed by a vote of 80% of the total voting power outstanding or by a vote of the majority of the directors of Temple-Inland. The California Financial Bylaws may be altered, amended, or repealed and new Bylaws may be adopted by a vote of two-thirds of the total voting power outstanding or by a vote of two-thirds of the directors of California Financial.

     Special Meetings of Stockholders. Except as may otherwise be required by law, special meetings of the stockholders of Temple-Inland may be called by the Chairman of the Board or the Secretary at the request of a majority of the Board of Directors. A special meeting of stockholders of California Financial may be called at any time by the Chairman of the Board and shall be called by the president, vice president, or the secretary upon the request of the holders of not less than ten percent (10%) of all shares entitled to vote at such meeting.

     Stockholder Proposals. Temple-Inland's Bylaws contain certain provisions expressly allowing stockholders to submit stockholder proposals and to nominate individuals for election as directors, under certain circumstances and provided the stockholder complies with all of the conditions set forth in those provisions. California Financial's Bylaws contain no specific provisions relating to stockholder proposals.

     Inspection Rights. At least ten days before each meeting of California Financial stockholders, the officer or agent having charge of the stock transfer books shall prepare a complete list of California Financial stockholders entitled to vote at such meeting or any adjournment thereof, arranged in alphabetical order, including the address of each stockholder and the number of voting shares held by each stockholder. For a period of ten days prior to such meeting, such list shall be kept on file at the registered office of California Financial and shall be subject to inspection by any stockholder during usual business hours. Such list shall be produced at such meeting, and at all times during such meeting shall be subject to inspection by any stockholder. Similar rights exist for Temple-Inland stockholders.

     Election of Directors. California Financial's Bylaws state that any directorship to be filled by reason of an increase in the number of directors shall be filled by election at an annual meeting of stockholders or at a special meeting called for that purpose, or may be filled by the Board of Directors for a term of office continuing until the next election of one or more directors by the stockholders; provided, however, that the Board of Directors may not fill more than two directorships created by an increase in the Board during the period between any two successive annual meetings of stockholders.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     The terms of the Agreement include certain provisions that protect the officers and directors of California Financial and Stockton Savings from and against liability for actions arising while they served in those capacities for California Financial. The Agreement provides for indemnification of such persons to the same extent as they would have been indemnified under Delaware law as in effect on the Effective Date, which Temple-Inland is permitted to provide through the purchase of appropriate insurance coverage.

     Messrs. J. Corbin Shepherd and C.J. Hironymous, who are currently serving Stockton Savings in the capacity of Directors Emeriti, and Messrs. David K. Rea, Thomas Egan and Jerald Kirsten, who have qualified for Emeritus status, shall each receive a single lump-sum payment in the amount of $26,000 from California Financial immediately prior to the Effective Date.

     Not later than March 15, 1997, California Financial shall contribute the sum of $800,000 in cash into the trust fund for the Stockton Savings Bank Defined Benefit Pension Plan (the "Stockton Pension Plan") for the 1995 plan year. To the extent that such contribution is in excess of the maximum deductible contribution allowed for such year under applicable laws and regulations, such excess amount shall be considered to be a contribution for the 1996 plan year. Prior to the Effective Date, California Financial shall take such action as may be necessary or appropriate to "freeze" the net benefit liability (in excess of plan assets) under the Stockton Pension Plan to the approximate $2.5 million liability that existed as of July 1, 1996.

     California Financial's Incentive Stock Plan (the "Option Plan") provides that in the event of a change of control, including that which will occur upon consummation of the Merger, each optionee may exercise his stock options with respect to the full number of shares without regard to any vesting provisions contained in the optionee's agreement. As of the Effective Date, all outstanding stock options will be exercised, canceled, or cashed out.

     Messrs. David K. Rea, Robert V. Kavanaugh, Mark Barawed, W. Henry Claussen, Morris W. Knight, Robin Wooten, Ms. Jane R. Butterfield, and Ms. Janet M. Williams have severance agreements with California Financial that provide for certain payments in the event of a change of control of California Financial, such as that which would occur pursuant to the Merger. As a result, these individuals will be entitled to payments equal to an aggregate of $2,262,894. Mr. Robert V. Kavanaugh has been selected to serve on the Board of Directors of Guaranty Federal and has been offered employment as the President of the Stockton Division of Guaranty Federal following the Merger. Mr. Kavanaugh will
receive a base salary of $     with the opportunity for bonus as determined by
Guaranty Federal's Board of Directors.

     Immediately prior to the Effective Date, California Financial shall pay all benefits accrued and owed under the Executive Compensation Plan ("ECP") to Mr. Robert Kavanaugh and Ms. Janet Williams, respectively, from January 1, 1997, through the time of such payment. Upon making such payment, California Financial shall take appropriate action to terminate the ECP. The parties anticipate that
Mr. Kavanaugh will receive $     and Ms. Williams will receive $     under the
ECP.

MATERIAL TAX CONSEQUENCES

     The following summary description of the material income tax consequences of the Merger is not intended to be a complete description of the federal income tax consequences of the Merger. Tax laws are complex, and each stockholder's individual circumstances may affect the tax consequences to such stockholder. In addition, no information is provided with respect to the tax consequences of the Merger under applicable state, local or other tax laws. Each stockholder is therefore urged to consult a tax advisor regarding the tax consequences of the Merger.

     Consummation of the Merger is conditioned upon the receipt of an opinion to the effect that the Merger, when consummated in accordance with the terms of the Agreement will constitute a tax-deferred reorganization within the meaning of
Section 368 of the Code, that the Merger shall not result in gain or loss to Temple-Inland or California Financial, and that the exchange of California Financial Common Stock for Temple-Inland Common Stock will not give rise to the recognition of gain or loss for federal income tax purposes to California Financial's stockholders with respect to such exchange. See "Proposal Requesting Approval of the Merger -- Representations and Warranties; Conditions to the Merger; Waiver."

     If the Merger constitutes a reorganization within the meaning of Section 368 of the Code: (i) no gain or loss will be recognized by California Financial, Stockton Savings, Temple-Inland or Guaranty Federal by reason of the Merger;
(ii) a stockholder of California Financial will not recognize any gain or loss for federal income tax purposes to the extent Temple-Inland Common Stock is received in the Merger in exchange for California Financial Common Stock; (iii) the tax basis in the Temple-Inland Common Stock received by a stockholder of California Financial will be the same as the tax basis in the California Financial Common Stock surrendered in exchange therefor; and (iv) the holding period, for federal income tax purposes, for Temple-Inland Common Stock received in exchange for California Financial Common Stock will include the period during which the stockholder held the California Financial Common Stock surrendered in the exchange, provided that the California Financial Common Stock was held as a capital asset at the Effective Date.

     The parties have received the opinion of Manatt, Phelps & Phillips, LLP, to the effect that the Merger, if consummated in accordance with the terms of the Agreement, will constitute a reorganization for purposes of Section 368 of the Code as required by the Agreement. A copy of the form of opinion of Manatt, Phelps & Phillips LLP in this regard is attached hereto as Appendix D. As noted in the opinion, the opinion is based upon certain representations and assumptions described therein. Stockholders of California Financial are urged to review the full text of the opinion of Manatt, Phelps & Phillips, LLP attached hereto as Appendix D with regard to the tax consequences of the Merger to them.

     Subject to the assumptions discussed above, the federal income tax consequences of the Merger to a stockholder of California Financial will depend on whether the stockholder receives cash, shares of Temple-Inland Common Stock, or both in exchange for his or her shares of California Financial Common Stock. This will depend, in part, on certain elections available to the stockholders. If a stockholder of California Financial receives cash in exchange for all shares of California Financial Common Stock actually owned by him or her, the federal income tax consequences will also depend on whether any shares of California Financial Common Stock constructively owned by that stockholder (pursuant to the constructive ownership rules of Section 318 of the Code) are exchanged for cash or for shares of Temple-Inland Common Stock. If a stockholder of California Financial receives both cash and shares of Temple-Inland Common Stock in exchange for California Financial Common Stock actually owned by that stockholder, the federal income tax consequences may also depend both upon whether he or she already owns any shares of Temple-Inland Common Stock and whether any such stock may be attributed to him or her pursuant to the constructive ownership rules of Section 318 of the Code. Therefore, a stockholder of California Financial must take into account the consideration received in exchange for shares of California Financial Common Stock actually owned by him or her (including shares of California Financial Common Stock owned by him or her that are held on his or her behalf by brokerage firms, banks or other agents) and may also be required to take into account (1) the consideration received by certain individuals and entities whose stock ownership is attributed to that stockholder (as described in "Constructive Ownership" below) in exchange for their shares of California Financial Common Stock and (2) any shares of Temple-Inland Common Stock from whatever source of which the stockholder is the actual owner or constructive owner (as described in "Constructive Ownership" below).

     Receipt of Temple-Inland Common Stock for all California Financial Common Stock Actually Owned. A stockholder of California Financial who receives shares of Temple-Inland Common Stock in exchange for all the shares of California Financial Common Stock actually owned by that stockholder (without regard to any cash received in lieu of a fractional share of Temple-Inland Common Stock) will recognize no gain or loss as a result of the Merger (except with respect to any cash received in lieu of a fractional share). The basis of the Temple-Inland Common Stock received by that stockholder (including any fractional interest) will be the same as the basis of the shares of the California Financial Common Stock exchanged therefor, and the holding period of those shares of Temple-Inland Common Stock will include the holding period of the California Financial Common Stock surrendered in the exchange, provided the latter shares were held by the stockholder as a capital asset. The foregoing result will obtain regardless of whether the stockholder is treated as owning other shares under the constructive ownership rules described in "Constructive Ownership" below.

     Receipt of Cash for All California Financial Common Stock Actually Owned. If cash is received for all shares of California Financial Common Stock actually owned by a stockholder of California Financial and either: (1) that stockholder is not treated as owning any additional shares of California Financial Common Stock pursuant to the constructive ownership rules of Section 318 of the Code; or (2) none of the shares of California Financial Common Stock treated as owned by that stockholder, pursuant to the constructive ownership rules of Section 318 of the Code, is exchanged for shares of Temple-Inland Common Stock in the Merger, that stockholder will recognize gain or loss in an amount equal to the difference between the cash received by the stockholder and the basis for the shares of California Financial Common Stock exchanged. That gain or loss will be capital gain or loss if the shares of California Financial Common Stock are held as a capital asset at the time of the Merger.

     However, if a stockholder of California Financial receives cash for all of the California Financial Common Stock actually owned by the stockholder, but some or all of the shares of California Financial Common Stock treated as constructively owned by that stockholder (pursuant to Section 318 of the Code) are exchanged for shares of Temple-Inland Common Stock in the Merger, that stockholder will recognize gain or loss with respect to the California Financial Common Stock actually owned by him or her in the manner described in the preceding paragraph only if the receipt of cash by that stockholder does not have the effect of a distribution of a dividend under Section 302 of the Code. See "Impact of Section 302 of the Code" below. If none of the three tests of
Section 302 of the Code for sale or exchange treatment (as described below) is satisfied, a stockholder of California Financial described in this paragraph will be treated as having received a dividend to the extent of the lesser of the cash received or the amount of that stockholder's ratable share of California Financial's earnings and profits (both current and accumulated) through the date of the Merger.

     Receipt of Both Shares of Temple-Inland Common Stock and Cash for California Financial Common Stock Actually Owned. A stockholder of California Financial who, in the Merger, receives both shares of Temple-Inland Common Stock and cash (other than cash received in lieu of a fractional share of Temple-Inland Common Stock) in exchange for all of the shares of California Financial Common Stock actually owned by that stockholder, will not be permitted to recognize any loss as a result of the Merger, but will be required to recognize gain (if any) equal to the lesser of: (1) the amount of cash so received (other than cash received in lieu of a fractional share of Temple-Inland Common Stock); and (2) the gain realized (i.e., the amount by which the sum of the amount of cash so received and the market price on the date of the Merger of the shares of Temple-Inland Common Stock received, including any fractional interest, exceeds that stockholder's basis for the shares of California Financial Common Stock surrendered). The characterization of any such gain will depend upon whether the receipt of cash by that stockholder has the effect of a distribution of a dividend under Section 302 of the Code with respect to Temple-Inland Common Stock. See "Impact of Section 302 of the Code" below. In general, Section 302 of the Code sets forth three tests for determining the character of the gain. Provided that any one of the three tests for sale or exchange treatment is satisfied, the gain so recognized will be capital gain if that stockholder's shares of California Financial Common Stock, and hence Temple-Inland Common Stock, are held as a capital asset at the time of the Merger. If none of the three sale or exchange tests is satisfied, the entire amount of gain required to be recognized by that stockholder will be treated as a dividend to the extent of the stockholder's ratable share of the accumulated earnings and profits of California Financial (or, possibly, the accumulated earnings and profits of Temple-Inland) and any remaining amount of recognized gain will be characterized in accordance with the preceding sentence. The tax basis of the shares of Temple-Inland Common Stock received by such a stockholder will be the same as the basis of the shares of California Financial Common Stock surrendered in exchange therefor, increased by the amount recognized as either dividend income or capital gain, and decreased by the amount of cash received, other than cash received in lieu of a fractional share of Temple-Inland Common Stock, and by any basis allocable to such a fractional share of Temple-Inland Common Stock. The holding period of the shares of Temple-Inland Common Stock received by that stockholder in the Merger will include the holding period of the shares of California Financial Common Stock exchanged therefor, provided the shares of California Financial Common Stock are held as a capital asset at the time of the Merger.

     Impact of Section 302 of the Code. As described in the preceding section and below, the manner in which Section 302 of the Code is applied depends upon whether a California Financial stockholder receives only cash or both cash and shares of Temple-Inland Common Stock in exchange for the shares of California Financial Common Stock actually owned by that stockholder. The receipt of cash by a stockholder of California Financial who receives only cash will be considered to be in connection with a sale or exchange and not to have the effect of a distribution of a dividend under Section 302 only if, after giving effect to the constructive ownership rules of Section 318 of the Code and, if applicable, the exception thereto provided in Section 302(c)(2) of the Code, the receipt of that cash is: (1) "not essentially equivalent to a dividend," (2) a "substantially disproportionate redemption" with respect to that stockholder, or
(3) a "complete termination of the stockholder's interest" in all the shares of California Financial Common Stock actually and constructively owned by that stockholder.

     The determination whether any of the three tests of Section 302 for sale or exchange treatment is satisfied is made by treating the exchange as if all the shares of California Financial Common Stock actually and constructively owned by the stockholder had been exchanged solely for shares of Temple-Inland Common Stock, and the shares of Temple-Inland Common Stock that were not in fact received had then been redeemed by Temple-Inland for cash (the "hypothetical redemption of Temple-Inland Common Stock"). The rules of Section 302 will then be applied by comparing a stockholder's hypothetical stock ownership in Temple-Inland before the hypothetical redemption of Temple-Inland Common Stock with that stockholder's stock ownership in Temple-Inland after the Merger.

     Whether the receipt of cash by a stockholder of California Financial will be "not essentially equivalent to a dividend" depends on the facts and circumstances of the individual stockholder of California Financial. The receipt of cash by a California Financial stockholder in exchange for the shares of California Financial Common Stock actually owned by that stockholder should not be taxable as a dividend if the stockholder's relative stock interest in Temple-Inland is minimal, the stockholder exercises no control over Temple-Inland's affairs, and the hypothetical redemption of Temple-Inland shares described above causes the stockholder to undergo some reduction in equity interest in Temple-Inland (taking into account the hypothetical redemption of Temple-Inland Common Stock) in relation to all Temple-Inland stockholders taken as a group. It is not clear what constitutes a "minimal" stock interest for this purpose, nor how much reduction in relative equity interest is required. Because of the uncertainty in this area, stockholders are strongly urged to consult their own tax advisors as to whether their receipt of cash qualifies for capital gain treatment under this test.

     Whether the receipt of cash by a stockholder of California Financial will constitute a "substantially disproportionate redemption" within the meaning of
Section 302 of the Code is determined by the application of certain numerical tests. If cash is received for shares of California Financial Common Stock actually owned by a stockholder, those numerical tests are applied as follows:
First, immediately, after the exchange, the stockholder must own, both actually and constructively, less than 50% of the total combined voting power of all classes of Temple-Inland Common Stock entitled to vote. Second, the ratio that the voting stock of Temple-Inland owned, both actually and constructively, by the stockholder immediately after the exchange bears to all the voting stock of Temple-Inland outstanding at that time must be less than 80% of the ratio that the voting stock of Temple-Inland owned, both actually and constructively, by the stockholder immediately before the hypothetical redemption of Temple-Inland Common Stock described above bears to all the voting stock of Temple-Inland outstanding at that time. In making the calculations required to determine whether the hypothetical redemption of Temple-Inland Common Stock is "substantially disproportionate" the constructive ownership rules described below apply. See "Constructive Ownership" below.

     The receipt of cash by a stockholder of California Financial will be a "complete termination of interest" only if the stockholder receives cash for all of the shares of California Financial Common Stock actually and constructively owned by that stockholder at the time of the Merger. For these purposes, the attribution rules of Section 318 of the Code will apply as described below. However, Section 302(c)(2) provides that, for the purpose of determining whether there is a "complete termination of interest," the family attribution rules of
Section 318(a)(1) of the Code (described in "Constructive Ownership" below) will not apply if certain conditions are met. If those conditions are met, a California Financial stockholder will not be deemed to own shares of California Financial Common Stock owned or deemed to be owned by family members for the purpose of determining whether there is a complete termination of that stockholder's interest.

     The Agreement permits California Financial stockholders to make certain elections regarding their preferred mix of cash and Temple-Inland Common Stock to be received in the Merger. In planning which election to make, stockholders of California Financial should take into account the rules regarding Section 302 of the Code described above. The factors determining whether a particular stockholder will obtain sale or exchange treatment (as opposed to dividend treatment) with respect to any cash received must be analyzed on a stockholder-by-stockholder basis. In addition, the relative benefits of receiving sale or exchange treatment (as opposed to dividend treatment) with respect to any cash received must be determined and weighed on a stockholder-by-stockholder basis. In planning for such an election, each stockholder should consult with his or her own tax advisor.

     Constructive Ownership. Under Section 318 of the Code, a stockholder of California Financial will be deemed to own California Financial Common Stock that is owned or deemed to be owned by certain members of his family and other related parties including, for example, certain entities in which the stockholder has a direct or indirect interest (including partnerships, estates, trusts and corporations) as well as shares of California Financial Common Stock that the stockholder (or a related person) has the right to acquire upon exercise of an option or conversion right held by the stockholder (or a related person). Similarly, a stockholder of Temple-Inland, including a former stockholder of California Financial after the Merger, will be deemed to own Temple-Inland Common Stock that is owned or deemed to be owned as described in the preceding sentence, including any Temple-Inland Common Stock received in exchange for California Financial Common Stock as a result of the Merger. Because application of these constructive ownership rules could affect the application of Section 302 to a stockholder of California Financial, each stockholder should consult his or her own tax advisor with respect to the application of the constructive ownership rules to his or her particular circumstances prior to making an election pursuant to the terms of the Merger.

     Fractional Shares. Any stockholder of California Financial who receives cash in lieu of a fractional share of Temple-Inland Common Stock will be treated as if that stockholder received the fractional share of Temple-Inland Common Stock in the Merger, which fractional share was then redeemed by Temple-Inland.

     Other Considerations Applicable to Stockholders of California Financial. Stockholders of California Financial will be required to provide their social security numbers or their taxpayer identification numbers or, in some circumstances, certain other information to the Exchange Agent in order to avoid the "backup withholding" requirements that might otherwise apply under the Code.

     Shares Issued in Connection with Stock Options or the Performance of Services. The preceding discussion of federal income tax consequences may not be applicable to a stockholder of California Financial who acquires shares of California Financial Common Stock: (1) pursuant to the exercise of any incentive stock option that was granted less than two years prior to the date of the Merger; (2) pursuant to the exercise of an incentive stock option that was exercised less than one year prior to the date of Merger; or (3) in connection with the performance of services where the shares of California Financial Common Stock continue to be subject to a "substantial risk of forfeiture" (or are substantially non-vested), as of the date of the Merger. Such a stockholder of California Financial may be treated as having received compensation (taxable as ordinary income) as a result of the Merger. Accordingly, any such stockholder should consult his or her own tax advisor with respect to the federal income tax consequences of the Merger.

     The foregoing discussion of the expected federal income tax consequences of the Merger is based on current authorities. There is no assurance that legislative or administrative changes or court decisions may not be forthcoming that would significantly change these expected consequences. Any such changes may or may not be retroactive with respect to transactions prior to the date of those changes.

     THE SUMMARY FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. IT DOES NOT CONSTITUTE TAX ADVICE OR AN OPINION OF TAX COUNSEL. EACH STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER APPLICABLE TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS.

     For information regarding the federal income tax consequences of cash payments received by dissenting stockholders, see "Proposal Requesting Approval of the Merger -- Appraisal Rights."

RESALE OF TEMPLE-INLAND COMMON STOCK

     The issuance of the shares of Temple-Inland Common Stock to stockholders of California Financial upon consummation of the Merger has been registered under the Securities Act. It is a condition to closing of the Merger that all shares of Temple-Inland Common Stock issued in connection with the Merger be approved for listing, upon official notice of issuance, on the NYSE. Such shares may be traded freely by those stockholders not deemed to be "affiliates" of California Financial as that term is defined under the Securities Act. The term "affiliate" generally means each person who controls, or is a member of a group that controls, or who is under common control with, California Financial, and for purposes hereof could be deemed to include all executive officers, directors and 10% stockholders of California Financial.

     Temple-Inland Common Stock received and beneficially owned by those stockholders who are deemed to be affiliates of California Financial may be resold without registration as provided by Rule 145 under the Securities Act ("Rule 145"), or as otherwise permitted, under the Securities Act. Such affiliates, provided they are not also affiliates of Temple-Inland, may publicly resell Temple-Inland Common Stock received by them in the Merger if they register the resale of those shares or they comply with the restrictions of Rule
145. Anyone who is or may be an affiliate of California Financial should carefully consider the resale restrictions imposed by Rule 145, prior to attempting to transfer any shares of Temple-Inland Common Stock after the Merger.

     The Agreement requires California Financial to identify those persons who may be deemed to be affiliates of California Financial and to use its commercially reasonable efforts to cause each person so identified to deliver to Temple-Inland a written agreement providing that such person will not dispose of California Financial Common Stock or Temple-Inland Common Stock received in the Merger except in compliance with the Securities Act and the rules and regulations promulgated thereunder. In addition, Temple-Inland intends to place stop transfer instructions with its transfer agent regarding Temple-Inland Common Stock issued to affiliates of California Financial.

APPRAISAL RIGHTS

     Under the General Corporation Law of the State of Delaware (the "DGCL"), any stockholder who does not wish to accept the consideration provided for in the Agreement has the right to demand appraisal of, and to be paid the fair value for, such stockholder's shares of California Financial Common Stock (exclusive of any element of value arising from the accomplishment or expectation of the Merger), provided that the stockholder complies with the provisions of Section 262 of the DGCL ("Appraisal Rights").

     The following is intended as a brief summary of certain provisions of the statutory procedures required to be followed by a stockholder in order to demand and perfect the stockholder's Appraisal Rights. THIS SUMMARY, HOWEVER, IS NOT A COMPLETE STATEMENT OF ALL APPLICABLE REQUIREMENTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262 OF THE DGCL, THE TEXT OF WHICH IS SET FORTH IN APPENDIX C TO THIS PROSPECTUS-PROXY STATEMENT.

     If any stockholder elects to demand appraisal of such stockholder's shares of California Financial Common Stock, the stockholder must satisfy each of the following conditions:

          (i) the stockholder must deliver to California Financial a written demand for appraisal of such stockholder's shares of California Financial Common Stock before the vote on the Agreement is taken (this written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the Agreement; voting against or failing to vote for the Agreement by itself does not constitute a written demand for appraisal); and

          (ii) the stockholder must not vote in favor of the Agreement (an abstention or failure to vote will satisfy this requirement, but a vote in favor of the Agreement, by proxy or in person, will constitute a waiver of the stockholder's Appraisal Rights in respect of the shares of California Financial Common Stock so voted and will nullify any previously filed written demand for appraisal).

     If any stockholder fails to comply with either of these conditions and the Merger becomes effective, the stockholder will be entitled to receive the consideration provided for in the Agreement, but will have no Appraisal Rights with respect to such stockholder's shares of California Financial Common Stock. All written demands for appraisal should be delivered either in person to the Corporate Secretary at the Meeting or by mail (certified mail, return receipt requested, is recommended) to: Corporate Secretary, California Financial Holding Company, 501 West Weber Avenue, Stockton California 95203, before the vote on the Agreement is taken at the Meeting, and should be executed by, or on behalf of, the holder of record of the shares of California Financial Common Stock. The demand must reasonably inform the California Financial Corporate

Secretary of the identity of the stockholder and the intention of the stockholder to demand appraisal of such stockholder's shares of California Financial Common Stock.

     In addition, a holder of shares of California Financial Common Stock wishing to exercise Appraisal Rights must hold such shares of record on the date the written demand for appraisal is made and must hold such shares continuously through the Effective Date. To be effective, a written demand for appraisal must be made by or in the name of the registered stockholder, fully and correctly, as the stockholder's name appears on such stockholder's stock certificate(s) and cannot be made by the beneficial owner if the beneficial owner does not also hold the shares of California Financial Common Stock of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of such shares of California Financial Common Stock.

     If shares of California Financial Common Stock are owned of record in a fiduciary capacity, such as trustee, guardian or custodian, execution of a demand for appraisal should be made in such a capacity, and if the shares of California Financial Common Stock are owned of record by more than one person, as in joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is a nominee for others. A record holder, such as a broker, who holds shares as nominee for several beneficial owners may exercise his or her rights of appraisal with respect to the shares of California Financial Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares of California Financial Common Stock as to which appraisal is sought. Where no number of shares of California Financial Common Stock is expressly mentioned, the demand will be presumed to cover all shares of California Financial Common Stock held in the name of such record owner.

     Within ten days after the Effective Date, Temple-Inland, the continuing corporation in the Merger, must provide notice of the date upon which the Merger became effective to each stockholder who so filed a written demand for appraisal and who did not vote in favor of the Agreement. Within 120 days after the Effective Date, but not thereafter, either Temple-Inland or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery (the "Court") demanding a determination of the fair value of the shares of California Financial Common Stock held by all stockholders entitled to appraisal. Temple-Inland does not presently intend to file such a petition. Inasmuch as Temple-Inland has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify such stockholder's previously written demand for appraisal. At any time within 60 days after the Effective Date, a stockholder has the right to withdraw the demand and to accept the payment of the consideration provided for in the Agreement.

     If a petition for appraisal is duly filed by a stockholder and a copy thereof is delivered to Temple-Inland, Temple-Inland will then be obligated within 20 days thereafter to provide the Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of California Financial Common Stock. After notice to such stockholders, the Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 and who have become entitled to Appraisal Rights. The Court may require the stockholders who have demanded payment for their shares of California Financial Common Stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Court may dismiss the proceeding as to such stockholder.

     After determination of the stockholders entitled to an appraisal, the Court will appraise the shares of California Financial Common Stock, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger. In determining fair value, the Court is required to take into account all relevant factors. When the value is so determined, the Court will direct the payment by Temple-Inland of such value, with interest thereon accrued during the pendency of the proceeding if the Court so determines, to the stockholders entitled to receive the same, upon surrender to Temple-Inland by such holders of the certificates representing such shares of California Financial Common Stock.

     Stockholders considering seeking appraisal should be aware that, if the Merger is consummated, the fair value of their shares of California Financial Common Stock determined under Section 262 could be more, the same, or less than the consideration that they would be entitled to receive pursuant to the Agreement if they do not demand appraisal of their shares of California Financial Common Stock.

     Costs of the appraisal proceeding may be imposed upon the parties thereto (i.e., Temple-Inland and the stockholders participating in the appraisal proceeding) by the Court as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and expenses of experts, to be charged pro rata against the value of all shares of California Financial Common Stock entitled to Appraisal Rights.

     Any stockholder who demands Appraisal Rights will not, after the Effective Date, be entitled to vote shares of California Financial Common Stock subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares of California Financial Common Stock (other than with respect to payment as of a record date prior to the Effective
Date) or to receive the consideration provided for in the Agreement; however, if no petition for appraisal is filed within 120 days after the Effective Date, or if such stockholder delivers a written withdrawal of such stockholder's demand for appraisal and an acceptance of the Merger, either within 60 days after the Effective Date, or thereafter with the written approval of Temple-Inland, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the consideration provided for in the Agreement without interest.

     THE FOREGOING IS ONLY A SUMMARY OF THE STATUTORY APPRAISAL RIGHTS OF THE HOLDERS OF CALIFORNIA FINANCIAL COMMON STOCK. ANY HOLDER OF CALIFORNIA FINANCIAL COMMON STOCK WHO INTENDS TO EXERCISE APPRAISAL RIGHTS SHOULD CAREFULLY REVIEW THE TEXT OF THE APPLICABLE PROVISIONS OF THE DGCL SET FORTH IN APPENDIX C TO THIS PROSPECTUS-PROXY STATEMENT AND SHOULD ALSO CONSULT WITH SUCH HOLDER'S ATTORNEY. THE FAILURE OF A HOLDER OF CALIFORNIA FINANCIAL COMMON STOCK TO FOLLOW PRECISELY THE PROCEDURES SUMMARIZED ABOVE AND SET FORTH IN APPENDIX C MAY RESULT IN LOSS OF APPRAISAL RIGHTS. NO FURTHER NOTICE OF THE EVENTS GIVING RISE TO APPRAISAL RIGHTS OR ANY STEPS ASSOCIATED THEREWITH WILL BE FURNISHED TO HOLDERS OF CALIFORNIA FINANCIAL COMMON STOCK, EXCEPT AS INDICATED ABOVE OR OTHERWISE REQUIRED BY LAW.

     In general, any stockholder who demands and perfects such holder's appraisal rights to be paid the fair value of such holder's California Financial Common Stock in cash will recognize taxable gain or loss for federal income tax purposes upon receipt of such cash.

DIVIDEND REINVESTMENT PLAN

     Promptly after execution of the Agreement, California Financial terminated its Dividend Reinvestment Plan. Temple-Inland maintains a Dividend Reinvestment Plan through which stockholders of Temple-Inland who participate in the plan may reinvest dividends in Temple-Inland Common Stock. Shares are purchased for participants in the plan at their market value as determined by the market price of the stock as listed on the NYSE. The plan also permits participants to purchase additional shares with cash at the then-current market price. All shares purchased through the plan are held in a separate account for each participant maintained by Temple-Inland's transfer agent. Stockholders who participate in the Dividend Reinvestment Plan purchase shares through the plan without paying brokerage commissions or other costs ordinarily associated with open market purchases of stock. It is anticipated that the Dividend Reinvestment Plan will continue after the Effective Date and that stockholders of California Financial who become stockholders of Temple-Inland will have the same opportunity to participate in the plan as other stockholders of Temple-Inland.

ACCOUNTING TREATMENT

     It is anticipated that the Merger will be accounted for as a purchase for financial accounting purposes. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based upon their estimated fair values as of the consummation of the Merger. Deferred tax assets and liabilities will be adjusted for the difference between the tax basis of the assets and liabilities and their estimated values. The excess, if any, of the total acquisition cost over the sum of the assigned fair values of the tangible and identifiable intangible assets acquired less liabilities assumed will be recorded as goodwill.

CERTAIN REGULATORY CONSIDERATIONS

     As a thrift holding company, Temple-Inland is subject to the regulation and supervision of the OTS. Under applicable federal law, an entity may not directly or indirectly acquire the ownership or control of more than 5% of the voting shares or substantially all of the assets of any thrift or thrift holding company, without the prior approval of the OTS.

     Guaranty Federal is subject to supervision and examination by applicable federal and state regulatory agencies. Guaranty Federal is a federally chartered savings association subject to the regulation and supervision of the OTS. Guaranty Federal is also subject to various requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of Guaranty Federal. In addition to the impact of regulation, savings associations are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

                        PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma combined financial statements give effect to the Merger, assuming it is accounted for using the purchase method of accounting. The unaudited pro forma combined balance sheet as of September 28, 1996, gives effect to the Merger as if it had been consummated on September 28, 1996. The unaudited pro forma combined income statements for the year ended December 30, 1995, and for the nine-month period ended September 28, 1996, give effect to the Merger as if it had been consummated as of the beginning of the fiscal year presented.

     The information for the year ended December 30, 1995, in the column titled "Temple-Inland" is summarized from the consolidated financial statements of Temple-Inland filed in Temple-Inland's Annual Report on Form 10-K for the year ended December 30, 1995. The information at September 28, 1996, and for the nine-month period ended September 28, 1996, in the column titled "Temple-Inland" is summarized from the consolidated financial statements of Temple-Inland filed in Temple-Inland's Quarterly Report on Form 10-Q for the nine-month period ended September 28, 1996.

     The information contained in the column titled "California Financial" is summarized from the consolidated financial statements of California Financial filed in California Financial's Annual Report on Form 10-K for the year ended December 31, 1995. The information at September 30, 1996, and for the nine-month period ended September 30, 1996, in the column titled "California Financial" is summarized from the consolidated financial statements of California Financial filed in California Financial's Quarterly Report on Form 10-Q for the nine-month period ended September 30, 1996.

     The unaudited pro forma combined balance sheet and income statements are presented for informational purposes only and are not necessarily indicative of the combined financial position or results of operations that would actually have occurred if the Merger had been consummated in the past or that may be obtained in the future. The pro forma adjustments are based on available information and assumptions Temple-Inland's management believes are reasonable. These adjustments are directly attributable to the Merger and are expected to have a continuing impact on the financial position and results of operations of Temple-Inland.

     The unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements and related notes of Temple-Inland and California Financial contained in their Annual Reports on Form 10-K for the years ended December 30, 1995, and December 31, 1995, respectively, and their respective Quarterly Reports on Form 10-Q for the quarterly periods ended September 28, 1996, and September 30, 1996.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 28, 1996
                                 (IN MILLIONS)

                                                     TEMPLE-    CALIFORNIA                      PRO
                                                     INLAND     FINANCIAL    ADJUSTMENTS       FORMA
                                                    ---------   ----------   -----------     ---------
Assets
  Loans receivable, net...........................  $ 5,237.0    $  953.4      $(14.0)(1)    $ 6,176.4
  Mortgage-backed and investment securities.......    3,087.0       309.5          --          3,396.5
  Property and equipment, net.....................    2,917.0        21.0        (4.0)(2)      2,934.0
  Other assets....................................    1,954.0        55.5        24.9(3)       2,034.4
                                                    ---------    --------      ------        ---------
          Total Assets............................  $13,195.0    $1,339.4      $  6.9        $14,541.3
                                                    =========    ========      ======        =========
Liabilities
  Deposits........................................  $ 6,218.0    $  937.2      $ (1.9)(4)    $ 7,153.3
  Securities sold under agreements to
     repurchase...................................    2,174.0       266.3         0.5(4)       2,440.8
  Long-term debt..................................    1,665.0          --          --          1,665.0
  Accrued expenses and other liabilities..........    1,125.0        49.4          --          1,174.4
                                                    ---------    --------      ------        ---------
          Total Liabilities.......................   11,182.0     1,252.9        (1.4)       $12,433.5
                                                    ---------    --------      ------        ---------
Stockholders' Equity
  Common stock....................................  $    61.0    $     --      $  1.7(5)     $    62.7
  Additional paid-in-capital......................      304.0        27.3        65.8(5)         397.1
  Retained earnings and other.....................    1,811.0        59.2       (59.2)(5)      1,811.0
  Cost of shares held in the treasury.............     (163.0)         --          --           (163.0)
                                                    ---------    --------      ------        ---------
          Total stockholders' equity..............    2,013.0        86.5         8.3          2,107.8
                                                    ---------    --------      ------        ---------
          Total liabilities and stockholders'
            equity................................  $13,195.0    $1,339.4      $  6.9        $14,541.3
                                                    =========    ========      ======        =========

                 UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                 FOR THE NINE-MONTHS ENDED SEPTEMBER 28, 1996          FOR THE YEAR ENDED DECEMBER 30, 1995
                                -----------------------------------------------   -----------------------------------------------
                                TEMPLE-    CALIFORNIA                    PRO      TEMPLE-    CALIFORNIA                    PRO
                                 INLAND    FINANCIAL    ADJUSTMENTS     FORMA      INLAND    FINANCIAL    ADJUSTMENTS     FORMA
                                --------   ----------   -----------    --------   --------   ----------   -----------    --------
Revenue
  Financial services..........  $  608.2     $79.0         $ 1.0(6)    $  688.2   $  764.0     $89.2         $ 1.1(6)    $  854.3
  Manufacturing net sales.....   1,974.9        --            --        1,974.9    2,696.0        --            --        2,696.0
                                --------     -----         -----       --------   --------     -----         -----       --------
    Total revenue.............   2,583.1      79.0           1.0        2,663.1    3,460.0      89.2           1.1        3,550.3
                                --------     -----         -----       --------   --------     -----         -----       --------
Costs and expenses
  Financial services..........     571.4      71.4          (3.4)(7)      639.4      666.0      85.8          (2.8)(7)      749.0
  Manufacturing costs and
    expenses..................   1,805.5        --            --        1,805.5    2,294.0        --            --        2,294.0
                                --------     -----         -----       --------   --------     -----         -----       --------
    Total costs and
      expenses................   2,376.9      71.4          (3.4)       2,444.9    2,960.0      85.8          (2.8)       3,043.0
                                --------     -----         -----       --------   --------     -----         -----       --------
Operating income..............     206.2       7.6           4.4          218.2      500.0       3.4           3.9          507.3
  Parent company interest, net
    and other.................     (78.5)       --            --          (78.5)     (69.0)       --            --          (69.0)
                                --------     -----         -----       --------   --------     -----         -----       --------
Income before taxes...........     127.7       7.6           4.4          139.7      431.0       3.4           3.9          438.3
  Taxes on income.............      13.2       3.2           2.5(8)        18.9      150.0       1.5           2.6(8)       154.1
                                --------     -----         -----       --------   --------     -----         -----       --------
      Net Income..............  $  114.5     $ 4.4         $ 1.9       $  120.8   $  281.0     $ 1.9         $ 1.3       $  284.2
                                ========     =====         =====       ========   ========     =====         =====       ========
Earnings Per Share(9)
Primary
  Earnings per share..........  $   2.06     $0.92                     $   2.11   $   5.01     $0.40                     $   4.92
  Weighted average shares
    outstanding...............      55.6       4.8                         57.2       56.1       4.7                         57.8
Fully Diluted
  Earnings per share..........  $   2.06     $0.92                     $   2.11   $   5.01     $0.40                     $   4.92
  Weighted average shares
    outstanding...............      55.7       4.8                         57.4       56.1       4.7                         57.8

                    NOTES TO PRO FORMA FINANCIAL INFORMATION

     The following pro forma adjustments give effect to the Merger using the purchase method of accounting. The aggregate purchase price of $143.1 million is estimated to consist of $46.9 million in cash, 1,692,000 shares of Temple-Inland Common Stock valued at $56 per share ($94.8 million) and transactional costs of $1.4 million.

(1) Represents the difference between the book value and the estimated fair value of loans receivable. Fair value estimates are based upon a limited review of loans by Guaranty Federal. Guaranty Federal's current strategy regarding the ultimate recovery of certain portions of the loan portfolio may differ from that of California Financial.

(2) Represents the difference between the book value and estimated fair value of property and equipment acquired. The difference relates primarily to Guaranty Federal's expected use of certain California Financial real estate properties as office rental property to third party tenants. Guaranty Federal's management performed an in-house appraisal based upon current market rates for similar office space.

(3) Represents:

          (a) the difference between book value and estimated fair value of mortgage servicing rights ($4.3 million) and the core deposit intangible ($9.8 million) acquired,

          (b) reductions of cash for expected payments aggregating $7.8 million relating to brokerage fees, funding and termination of a California Financial retirement plan, cash-out termination of certain California Financial stock options, and contractual and involuntary termination benefits concurrent with the Merger consummation,

          (c) reduction of cash reflecting the estimated cash portion of the purchase price ($46.9 million) and related transactional costs ($1.4 million),

          (d) goodwill ($65.9 million) representing the excess of purchase price over net tangible and identifiable intangible assets acquired, and

          (e) an increase in deferred tax assets for the effect of taxable pro forma adjustments at a 39% effective income tax rate ($1 million).

(4) Represents the difference between the book value and estimated fair value of California Financial's deposits and borrowings.

(5) Represents the reversal of California Financial's stockholders' equity and issuance of the estimated stock portion of the purchase price (1,692,000 shares of Temple-Inland Common Stock).

(6) Represents discount accretion resulting from the adjusted carrying values on the loan portfolio. Discount is accreted over the estimated remaining life of the portfolio using the interest method.

(7) Represents (a) expected reductions in employment compensation and benefits from consolidation of redundant California Financial and Guaranty Federal functions ($5.7 million for the nine months ended September 28, 1996, and $6.1 million for the year ended December 30, 1995) and (b) adjustments to amortization and depreciation resulting from the adjusted carrying values of assets ($2.3 million for the nine months ended September 28, 1996, and $3.3 million for the year ended December 30, 1995). Goodwill and the core deposit intangible are amortized using the straight-line method over 25 and 7 years, respectively. Mortgage servicing rights are amortized using the prospective cash flow method.

(8) The income tax effect of taxable pro forma adjustments is computed using an effective income tax rate of 39%.

(9) Historical primary and fully diluted earnings per share is based upon the weighted average number of outstanding shares of Temple-Inland Common Stock and California Financial Common Stock before the Merger. Pro forma primary and fully diluted earnings per share is based upon the weighted average number of shares assuming the shares to be issued pursuant to the Merger (1,692,000) are issued as of the beginning of the fiscal year presented.

              CERTAIN INFORMATION RELATING TO CALIFORNIA FINANCIAL

     Additional information concerning California Financial can be found in the Annual Report on Form 10-K for California Financial for the year ended December 31, 1995.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     At           , 1997,        shares of California Financial Common Stock
were outstanding. As of February 5, 1997, no persons or groups within the meaning of Section 13(d)(3) of the Exchange Act were known by management to beneficially own more than five percent of the California Financial Common Stock except as follows:

                                                                                 PERCENT OF
                                                    NUMBER OF SHARES OF         OUTSTANDING
                                                    CALIFORNIA FINANCIAL    CALIFORNIA FINANCIAL
                 NAME AND ADDRESS                       COMMON STOCK            COMMON STOCK
                 ----------------                   --------------------    --------------------
Dimensional Fund Advisors Inc.....................         275,510(1)              5.84%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, California 90401

---------------

(1) Of these 275,510 shares, 52,870 shares are owned beneficially by DFA Investment Dimensions Group Inc. (the "Fund") and 40,630 shares are owned beneficially by The DFA Investment Trust Company (the "Trust"). Dimensional Fund Advisors Inc. is the investment manager of the Fund and the Trust and thus has sole voting and dispositive power with respect to the shares beneficially owned by the Fund and the Trust as well as the remaining shares. This information is based on a Schedule 13G dated February 5, 1997.

     The number of shares of California Financial Common Stock held as of the Record Date, by each director of California Financial, each nominee for reelection as a director, each executive officer named in the "Summary Compensation Table," and by all executive officers and directors of California Financial and Stockton Savings, as a group is set forth below. All of the shares shown in the following table are shares of California Financial Common Stock owned both of record and beneficially by the person named, and the person named possesses sole voting and investment power, except as otherwise indicated in the footnotes to the table.

                                                          AMOUNT AND           PERCENT OF
                                                           NATURE OF          OUTSTANDING
                                                          BENEFICIAL      CALIFORNIA FINANCIAL
               NAME OF BENEFICIAL OWNER                 OWNERSHIP(1)(2)       COMMON STOCK
               ------------------------                 ---------------   --------------------
Gerald L. Barton......................................       22,000                   (5)
Jane R. Butterfield...................................       33,710(4)                (5)
W. Henry Claussen.....................................       17,044(6)                (5)
G. Thomas Egan (3)....................................       60,390(7)             1.3%
Dennis Donald Geiger..................................       11,550                   (5)
Robert V. Kavanaugh...................................      168,148(8)             3.5%
Jerald Kirsten........................................       96,800                2.1%
Morris W. Knight......................................       18,906                   (5)
David K. Rea (3)......................................      164,632(9)             3.5%
Executive Officers and Directors as a group
  (10 persons)........................................      603,941              12.40%

---------------

(1) In accordance with Rule 13d-3 of the Exchange Act, a person is deemed to be the beneficial owner of a security if he or she has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days.

(2) Includes shares of California Financial Common Stock subject to options issued pursuant to California Financial's Incentive Stock Plan and held as follows: Mr. Rea, options to purchase 13,082 shares;

    Mr. Kavanaugh, options to purchase 38,199 shares; Mr. Barton, options to purchase 11,000 shares; Senior Vice President Jane R. Butterfield, options to purchase 26,417 shares; Senior Vice President W. Henry Claussen, options to purchase 17,010 shares; Senior Vice President Morris W. Knight, options to purchase 16,142 shares; and Senior Vice President Mark Barawed, options to purchase 10,761 shares.

(3) Nominee for reelection as a director.

(4) Does not include 1,846 shares owned by Ms. Butterfield's husband, as to which Ms. Butterfield disclaims beneficial ownership.

(5) Less than 1%

(6) Includes 720 shares beneficially owned by Mr. Claussen's minor son.

(7) Includes 37,290 shares owned by a trust of which Mr. Egan is a beneficiary and 21,300 shares owned by Connell Motor Truck Co., Inc.

(8) Includes 129,399 shares owned by a trust of which Mr. Kavanaugh is a beneficiary and 550 shares owned with Mr. Kavanaugh's wife as community property.

(9) Includes 151,550 shares owned by a trust of which Mr. Rea is a beneficiary. Does not include 3,300 shares owned by Mr. Rea's wife, as to which Mr. Rea disclaims beneficial ownership.

                       PROPOSAL FOR ELECTION OF DIRECTORS

     The directors of California Financial are the same persons who currently serve as the directors of Stockton Savings. The term of office of Mr. Egan on the Board of Directors of California Financial will expire at the Meeting. Mr. Egan has been nominated by the California Financial Board of Directors for reelection to the Board to serve for a three-year term. In order to maintain balance among the classes of directors of California Financial, Mr. Rea has been nominated by the California Financial Board of Directors for reelection to the Board to serve a three-year term resulting from a vacancy on the Board created by the resignation of one director. Mr. Rea's current term expires at California Financial's Annual Meeting in 1998.

     There are no arrangements or understandings between California Financial and any person pursuant to which such person has been elected as a director or selected as a nominee. If any nominee becomes unavailable for any reason, or if any other vacancy in the class of directors to be elected at the Meeting should occur before the election, the shares represented by the proxy will be voted for the person, if any, who is designated by the California Financial Board of Directors to replace the nominee or to fill such other vacancy on the Board. The California Financial Board of Directors has no reason to believe that any of the nominees will be unavailable or that any other vacancy on the Board will occur. The nominees have consented to be named and have indicated their intent to serve if elected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEES FOR REELECTION AS DIRECTORS AS SET FORTH ABOVE.

INFORMATION CONCERNING THE CALIFORNIA FINANCIAL BOARD OF DIRECTORS

     The directors of California Financial are currently classified into three classes, which are elected on a staggered basis. Each director serves for a three-year term and until his successor is duly elected and qualified. The current members of the California Financial Board of Directors are set forth below:

                               DIRECTOR OF    DIRECTOR OF
                                STOCKTON      CALIFORNIA
                                 SAVINGS       FINANCIAL      TERM       POSITION(S) CURRENTLY HELD WITH
            NAME                  SINCE          SINCE       EXPIRES           CALIFORNIA FINANCIAL
            ----               -----------    -----------    -------     -------------------------------
David K. Rea(1)..............     1955           1988         1998      Chairman of the Board and Chief
                                                                        Executive Officer
Gerald L. Barton(2)..........     1996           1996         1999      Director
G. Thomas Egan(1)............     1974           1988         1997      Director
Dennis Donald Geiger.........     1989           1989         1998      Director and Secretary
Robert V. Kavanaugh..........     1988           1988         1998      Director, President and Chief
                                                                        Operating Officer
Jerald Kirsten...............     1975           1988         1999      Director

---------------

(1) Nominees for reelection

(2) On January 17, 1996, Mr Barton was elected by California Financial's and Stockton Savings' Boards of Directors to fill the vacancy created by the retirement of Robert F. McKeegan, who was appointed a director emeritus.

     DAVID K. REA, 77, has been a director and employee of Stockton Savings since 1955, President of Stockton Savings from 1973 to 1991, Chief Executive Officer of Stockton Savings from 1955 to May 1994, and Chairman of the Board of Directors of Stockton Savings since 1980. Mr. Rea has also been the Chairman of the Board and Chief Executive Officer of California Financial since its incorporation in 1987, and served as President of California Financial from its incorporation in 1987 until 1993.

     GERALD L. BARTON, 62, is the President of Barton Ranch, Inc., which manages farming interests in San Joaquin and Stanislaus counties in California.

     G. THOMAS EGAN, 69, was, until his retirement, President of Connell Motor Truck Co., Inc. and Lift Truck Service Corporation. Mr. Egan is Honorary Board Chairman of Connell Motor Truck Co., Inc. Mr. Egan also is a former President of the Greater Stockton Chamber of Commerce.

     DENNIS DONALD GEIGER, 53 is a partner of Bray Geiger Rudquist & Nuss, the general counsel for California Financial, and is a former President of the San Joaquin County Bar Association. In 1991, Mr. Geiger became Secretary of California Financial and Stockton Savings.

     ROBERT V. KAVANAUGH, 60, was the Executive Vice President and Treasurer of Stockton Savings from 1986 to 1991, was Chief Operating Officer from 1987 to May 1994, and became Chief Executive Officer in May 1994. In 1991, Mr. Kavanaugh became President of Stockton Savings. From 1960 to 1984, Mr. Kavanaugh served as Stockton Savings' Controller and Chief Financial Officer and from 1984 to 1986 he served as Stockton Savings' Chief Financial Officer. Mr. Kavanaugh served as the Executive Vice President and Chief Operating Officer of California Financial from its incorporation in 1987 until 1993 and served as Treasurer of California Financial from 1987 to 1991. Since 1993, he has served as President and Chief Operating Officer of California Financial. Mr. Kavanaugh is a director of M.J. Hall & Co. (excess lines insurance company) and of Credit Bureau of San Joaquin County.

     JERALD KIRSTEN, 72 a retired Certified Public Accountant, is also a real estate investor. He is a former Mayor of the City of Lodi, a past President of the San Joaquin Chapter of the California Society of Certified Public Accountants, a past President of the Stockton Estate Planning Council, a past Master of Lodi Lodge #256, Free and Accepted Masons, and a retired U.S. Naval Reserve Captain.

     Compensation of Directors. Directors of California Financial received no compensation from California Financial for services in 1996. Each director of Stockton Savings received compensation of $1,000 per meeting attended for his services in 1996, with no additional amount paid for committee assignments. Beginning in March 1994, employee directors no longer received a fee for service as a director of California Financial or Stockton Savings.

     Nonemployee directors and their spouses also are provided with health insurance by Stockton Savings. The approximate annual cost to Stockton Savings is $2,100 per director.

     Nonemployee directors also receive a one-time grant of a stock option. Under the California Financial Holding Company Incentive Stock Plan (the "Incentive Stock Plan"), each director of California Financial who is not, and has not for all or any part of the preceding twelve-month period been, a full-time employee of California Financial or Stockton Savings (or any of their subsidiaries) (an "Outside Director") is automatically granted a single nonstatutory option with terms fixed by the provisions of the Incentive Stock Plan. Each then nonemployee director of Stockton Savings was granted an option as of June 1, 1988, the date California Financial became the holding company for Stockton Savings. Each person who is subsequently elected as an Outside Director by the stockholders of California Financial is also granted a nonstatutory option on the same terms.

     Each such single nonstatutory option granted to an Outside Director is for 11,000 shares of California Financial Common Stock. All nonstatutory options granted to Outside Directors have an exercise price per share equal to the greater of (1) the fair market value of a share of California Financial Common Stock on the date of stockholder approval of the Incentive Stock Plan (or, if the optionee is first elected as an Outside Director by the stockholders thereafter, on the date he or she is elected and has qualified) or (2) 85% of the fair market value of one share of California Financial Common Stock on the date such nonstatutory option is actually granted. All such nonstatutory options are exercisable for a period of five years from the date of stockholder approval of the Incentive Stock Plan (or, if the optionee is first elected an Outside Director by the stockholders thereafter, from the date he or she is elected and has qualified). All nonstatutory options granted to Outside Directors are exercisable at any time during such five-year period notwithstanding the prior termination of the optionee's status as an Outside Director. If, however, such an optionee should die prior to the expiration of the five-year exercise period (without regard to whether such optionee is an Outside Director at the time of his or her death), his or her nonstatutory option may be exercised at any time and from time to time, to the extent that it was exercisable at the time of his or her death and prior to the expiration of the five-year exercise period, by his or her personal representatives or the persons to whom the option has been transferred by will or the laws of descent and distribution.

     Directors of Stockton Savings who cease to serve as directors and who have reached age 70 with 10 years of continuous service as a director of Stockton Savings may be elected by Stockton Savings' Board of Directors as a director emeritus. A director emeritus serves for life or until removed as such by the Board, with or without cause. A director emeritus may attend regular Board meetings, if invited, and discuss matters with the Board. However, a director emeritus cannot cast a vote as a director.

     During the term of a director emeritus, he or she receives the same Board fees as are paid to other directors of Stockton Savings, whether or not he or she attends Board meetings or otherwise provides services to Stockton Savings. A director emeritus is also provided with health insurance if the Board determines that such insurance is available.

     Board of Directors and Committees. Meetings of the Board of Directors of California Financial are held regularly each month and as required. During 1996, the Board of Directors of California Financial held 21 meetings. The following are the committees of the Boards of Directors of California Financial and Stockton Savings:

          (1) The Audit Committee of California Financial and Stockton Savings is currently composed of directors Gerald L. Barton, G. Thomas Egan and Jerald Kirsten. The functions of the Audit Committee include: recommending to the Board of Directors the engaging and discharging of the independent auditors; directing and supervising special investigations; reviewing with the independent auditors the planning and results of their audit examination; reviewing the scope and results of the internal audit examinations; approving each professional service provided by the independent auditors prior to the performance of such services; considering the range of audit and nonaudit fees of the independent auditors and reviewing the adequacy of California Financial's system of internal accounting controls. The Audit Committee met 4 times in 1996.

          (2) The Compensation/Stock Option Committee of California Financial is currently composed of directors G. Thomas Egan, Gerald L. Barton and Jerald Kirsten. This Committee administers the Incentive Stock Plan and reviews various pension matters, the compensation of officers and recommends changes in officers' compensation to the full Board of Directors. This Committee held 4 meetings in 1996.

          (3) The Loan Committee of Stockton Savings is currently composed of directors Gerald L. Barton, Dennis Donald Geiger, Robert V. Kavanaugh and David K. Rea (ex officio). The Loan Committee reviews all new loans together with the entire Board at regular monthly meetings.

          (4) The Transactions Committee of California Financial is currently composed of directors Gerald L. Barton, Jerald Kirsten, Robert V. Kavanaugh, and David K. Rea. Matters relating to possible transactions involving California Financial were discussed with the Transactions Committee and the full Board of Directors. The Transactions Committee met times in 1996.

          (5) The Executive Committee of California Financial and Stockton Savings is currently composed of directors Dennis Donald Geiger, Robert V. Kavanaugh and David K. Rea. The Executive Committee, when the Board is not in session, may exercise all of the authority of the Board with certain limitations. The Executive Committee held 4 meetings in 1996.

     California Financial has no standing nominating committee. The full Board of Directors acts to nominate persons for positions on the Board.

     No current member of the Board of Directors attended fewer than seventy-five percent (75%) of the meetings of the Board of Directors and committees of the Board of Directors on which he served during 1996.

     Section 16 Filings. Directors and executive officers of California Financial are required to file certain reports (on Forms 3, 4 and 5) with the Commission under Section 16(a) of the Exchange Act showing transactions in California Financial Common Stock. All of such filings were made in accordance with the Exchange Act and the rules and regulations thereof.

REMUNERATION AND OTHER TRANSACTIONS WITH MANAGEMENT AND OTHERS

     Since the formation of California Financial, none of its executive officers has received any separate compensation from California Financial. David K. Rea, Robert V. Kavanaugh, Jane R. Butterfield and Morris W. Knight are the only executive officers of California Financial, and they also hold positions with Stockton Savings. California Financial's executive officers are elected each year by California Financial's Board of Directors and may be removed by the Board of Directors whenever in its judgment the best interests of California Financial will be served thereby. Biographical information with respect to Messrs. Rea and Kavanaugh is provided above. See "Information Concerning the California Financial Board of Directors." Biographical information regarding the other executive officers of California Financial and Stockton Savings is as follows:

     MARK BARAWED, 46, has served Stockton Savings as Senior Vice President and Chief Administrative Officer since 1995. Previously, he served Stockton Savings as Vice President and Manager, Human Resources, from 1991 to 1995, as Administrative Coordinator from 1990 to 1991, and as Financial Analyst from 1988 to 1990.

     JANE R. BUTTERFIELD, 39, is Senior Vice President, Chief Financial Officer and Treasurer of California Financial. In 1991, Ms. Butterfield became treasurer of Stockton Savings and has served as its Senior Vice President and Chief Financial Officer since 1988. Ms. Butterfield served as the Controller of Stockton Savings from 1984 through 1988.

     W. HENRY CLAUSSEN, 45, has served Stockton Savings as Senior Vice President and Loan Manager since 1991. Previously, he served as Assistant Loan Manager of Stockton Savings from 1984 through 1991.

     MORRIS W. KNIGHT, 53, is Vice President of California Financial. Mr. Knight has been Marketing Manager of Stockton Savings since 1983 and Vice President since 1986. In December 1990, Mr. Knight was named Retail Banking Manager and became a Senior Vice President in January 1991.

REPORT OF THE COMPENSATION/STOCK OPTION COMMITTEE ON EXECUTIVE COMPENSATION

     As members of the Compensation/Stock Option Committee, it is our duty to review the compensation levels of management, to evaluate the performance of management, and to consider management succession and related matters. The Compensation/Stock Option Committee does not decide the issues before it but formulates options and recommendations for decision by the Board of Directors. Before decisions are made, the Committee reviews with the Board in detail all aspects of compensation for the executive officers.

     Philosophy. The general philosophy of the Compensation/Stock Option Committee is to provide levels of compensation that are competitive with those provided at institutions that are considered to be comparable with California Financial, so as to attract and retain qualified executives for California Financial and Stockton Savings. In recent years, the Compensation/Stock Option Committee has sought to align, to a greater degree, each executive's total compensation package with overall corporate performance and individual achievement.

     Salary. In December 1994, the Compensation/Stock Option Committee reviewed the salaries of the five executive officers of California Financial and Stockton Savings. (All of these officers are employees of Stockton Savings.) The Compensation/Stock Option Committee compared their salary levels with the salary levels of officers of comparable institutions holding similar positions by considering both the comparative compensation data provided by various sources, including the California Financial Institutions Compensation Survey, the California League of Savings Institutions Survey, the SNL Executive Compensation Review 1993 for Thrift Institutions, the Sheshunoff Bank Executive and Director Compensation Survey for 1993, and outside consultants, as well as data prepared by members of the Compensation/Stock Option Committee themselves. The compensation data reviewed by the Compensation/Stock Option Committee covered substantially more companies, including some nonfinancial institutions that are included in the Nasdaq Financial Index used in the Stock Performance Graph.

     As in 1994 and 1995, Mr. Rea advised the Compensation/Stock Option Committee that he wished to have a more flexible work schedule and would elect to receive no salary increase in 1996. The Committee and the Board concurred in Mr. Rea's election.

     In 1994, the Compensation/Stock Option Committee contracted for the services of Strategic Compensation Associates to review management compensation and to provide recommendations with respect to compensation program design and implementation. The Committee received a comprehensive report from Strategic Compensation Associates and reviewed it in detail with a representative of Strategic Compensation Associates.

     In November 1996, the Compensation/Stock Option Committee recommended, and the Board of Directors subsequently approved, a 10.5% salary increase for Chief Operating Officer, Robert V. Kavanaugh, based upon the recommendation of its outside compensation consultants. Salaries of the remaining four executive officers were increased 4% based on the conclusion that such a raise was appropriate given Stockton Savings' performance.

     Bonus. In 1994, in order to more closely align short-term incentives with corporate performance, the Compensation/Stock Option Committee recommended, and the Board of Directors adopted, an Incentive Plan for Stockton Savings employees. The structure of the Incentive Plan conformed to recommendations made by the Performance and Compensation Management Division of KPMG Peat Marwick LLP. Under the Incentive Plan, specific corporate performance factors (return on equity, return on assets, risk-based capital and nonperforming assets) are utilized to determine the level of short-term incentive. In 1995, the Compensation/Stock Option Committee replaced the performance category risk-based capital with efficiency ratio. Individual performance of the executive is also taken into consideration. In 1996 bonuses were paid based on the overall performance of Stockton Savings and the previously specified performance factors.

     Incentive Stock Plan. The Incentive Stock Plan is administered by the Compensation/Stock Option Committee. The Compensation/Stock Option Committee has in the past awarded options to all of California Financial's executive officers because the members of the Compensation/Stock Option Committee believe that grants of stock options serve to more closely link executive compensation to stockholder returns. No options were granted in 1996.

     401(k) Plan. On June 30, 1995, Stockton Savings curtailed future benefit accruals under its noncontributory defined benefit pension plan. Effective August 1, 1995, Stockton Savings modified its 401(k) Plan to permit employer matching contributions and employer contributions in the form of cash and California Financial Common Stock.

     Executive Compensation Plan. Effective July 1, 1995, Stockton Savings adopted the ECP. The purpose of the ECP is to restore most of the retirement benefits of certain executive officers of Stockton Savings as the result of the curtailment of benefit accruals under the pension plan as of June 30, 1995. Robert Kavanaugh is currently the sole executive officer participant in the ECP. Under the ECP, Mr. Kavanaugh's account is credited on the last day of each month with $3,750; however, his account in the ECP can never exceed $263,789.

     Deductibility of Compensation in Excess of $1 Million. Section 162(m) of the Code limits the ability of a public company, such as California Financial, to deduct, in 1994 and subsequent years, compensation paid to an executive officer who is named in its "Summary Compensation Table" in excess of $1 million per year unless certain conditions are met. Currently, no executive officer of California Financial is paid compensation exceeding $1 million per annum and it is not anticipated that any executive officer will be paid in excess of $1 million in 1997. Accordingly, the Compensation/Stock Option Committee has determined that none of California Financial's compensation programs need to be revised to comply with Section 162(m) at this time.

                                       Members of the Compensation/Stock Option
                                       Committee

                                       G. Thomas Egan
                                       Gerald L. Barton
                                       Jerald Kirsten

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the Compensation/Stock Option Committee are G. Thomas Egan, Gerald L. Barton and Jerald Kirsten. No member of the Compensation/Stock Option Committee is a current or former officer or employee of California Financial or Stockton Savings. Mr. Geiger is not an employee of California Financial or Stockton Savings Mr. Geiger is a partner in the law firm of Bray Geiger Rudquist & Nuss, general counsel to California Financial. During 1996, California Financial paid $44,259 to Bray Geiger Rudquist & Nuss for legal services rendered.

     Stockton Savings offers loans to its directors, officers and employees upon the security of their homes. Prior to the enactment of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), loans were made on substantially the same terms as those prevailing at the time for comparable transactions, except that loans to directors and executive officers were made at an interest rate 1/2% above Stockton Savings' monthly cost of funds. Interest rates on loans to directors and executive officers were adjusted monthly. Loans to employees, other than directors and executive officers, were made at the same interest rate as loans to members of the general public but at a reduced loan origination fee.

     As a result of the enactment of FIRREA, Section 22(h) of the Federal Reserve Act, 12 U.S.C. 375b ("FRA"), applies to savings associations as if they were member banks. Section 22(h) of the FRA requires, among other things, that loans to directors and executive officers of Stockton Savings be made on substantially the same terms, including interest rates and collateral, as those prevailing for other transactions. Thus, the current policy of Stockton Savings with respect to loans to its directors and executive officers is that such loans will be made in compliance with Section 22(h) of the FRA.

     All loans made by Stockton Savings to California Financial's directors and executive officers (1) were made in ordinary course of business, (2) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and
(3) did not involve more than the normal risk of collectability or present other unfavorable features.

STOCK PERFORMANCE GRAPH

     The following graph compares the change on an annual basis in California Financial's cumulative total return on California Financial Common Stock with
(a) the change in the cumulative total return on the stocks included in the Nasdaq Composite Index for U.S. Companies and (b) the change in the cumulative total return on the stocks included in the Nasdaq Financial Index, assuming an initial investment of $100 on December 31, 1991. All of these cumulative total returns are computed assuming the reinvestment of dividends at the frequency with which dividends were paid during the period. The California Financial Common Stock price performance shown below should not be viewed as being indicative of future performance.

                                       California        Nasdaq          Nasdaq
         Measurement Period            Financial         Financial       Composite
        (Fiscal Year Covered)          Holding Co        Index           Index
1991                                   1992              1993             1994

                              CAPITALIZATION TABLE

     [TO COME]

    PRICE RANGE OF CALIFORNIA FINANCIAL COMMON STOCK AND DISTRIBUTIONS TABLE

     The following table sets forth the high ask and low bid prices for California Financial Common Stock for the periods indicated as reported by the Nasdaq Stock Market and the distributions paid by California Financial with respect to each such period.

                                                     HIGH/ASK    LOW/BID     DISTRIBUTIONS
                                                     --------    --------    -------------
1995
  First Quarter....................................     15          12           $0.11
  Second Quarter...................................     17 1/2      13 7/8        0.11
  Third Quarter....................................     20 1/4      15 3/8        0.11
  Fourth Quarter...................................     22          18 3/4        0.11
1996
  First Quarter....................................     21 3/8      18 7/8        0.11
  Second Quarter...................................     22 1/4      20            0.11
  Third Quarter....................................     24 1/4      21 3/4        0.11
  Fourth Quarter...................................     29 3/4      22 7/8        0.11
1997
  First Quarter (through                  ,
     1997).........................................     --          --              --

SUMMARY COMPENSATION TABLE

     The following table provides a three-year summary of compensation for the chief executive officer ("CEO") and four most highly compensated executive officers other than the CEO of California Financial whose aggregate salary and bonus exceeded $100,000 in 1996 (the "Named Executive Officers"):

                                                                              LONG-TERM
                                                                             COMPENSATION
                                                                                AWARDS
                                       ANNUAL COMPENSATION                   ------------
                        --------------------------------------------------    SECURITIES
       NAME AND                                            OTHER ANNUAL       UNDERLYING        ALL OTHER
  PRINCIPAL POSITION    YEAR   SALARY($)    BONUS($)    COMPENSATION($)(1)    OPTIONS(#)     COMPENSATION($)
  ------------------    ----   ---------    --------    ------------------   ------------    ---------------
David K. Rea..........  1996   $107,400     $     0(3)          --                   0          $      0
Chairman of the Board   1995   $107,400     $     0(3)          --                   0          $    774(5)(8)
and Chief Executive     1994   $120,900(2)  $     0(3)          --                   0          $  2,166(5)(7)(8)
Officer
Robert V. Kavanaugh...  1996   $230,856     $57,714             --                   0          $114,802(6)(8)
President and Chief     1995   $230,904     $     0             --                   0          $ 55,927(6)(8)
Operating Officer       1994   $174,290     $     0             --               7,271(4)       $  2,166(7)(8)
Jane R. Butterfield...  1996   $135,250     $34,125             --                   0          $  8,637(9)(10)
Senior Vice President,  1995   $129,000     $     0             --                   0          $ 10,679(9)(10)
Chief Financial
  Officer               1994   $108,000     $     0             --               4,326(4)       $    581(9)
and Treasurer
W. Henry Claussen.....  1996   $131,088     $33,126             --                   0          $ 13,454(11)(12)
Senior Vice President   1995   $124,006     $     0             --                   0          $ 11,407(11)(12)
and Loan Manager        1994   $103,800     $     0             --               4,158(4)       $    581(11)
Morris W. Knight......  1996   $105,103     $26,503             --                   0          $ 16,846(13)(14)
Senior Vice President   1995   $100,006     $     0             --                   0          $ 10,258(13)(14)
                        1994   $ 84,000     $     0             --               3,365(4)       $    581(13)

---------------

 (1) Stockton Savings furnishes automobiles, provides financial planning services, and provided, through 1994, and reimbursed the officer for, in 1996 and 1995, club memberships and provides other personal benefits to certain executive officers. The estimated value of such benefits to each named executive officer is less than $50,000 or 10% of such officer's salary and bonus for the relevant year.

 (2) Mr. Rea became a part-time employee in March 1994.

 (3) In December 1990, Mr. Rea waived his membership in the Stockton Savings Bank Pension Plan effective July 1, 1988. Mr. Rea waived receipt of a supplemental pension payment in 1994, 1995 and 1996.

 (4) These options were granted on December 19, 1994, at an exercise price of $12.75 per share, the fair market value of the California Financial Common Stock on the date of grant.

 (5) Does not include the value of the life insurance policy purchased on Mr. Rea's behalf. Stockton Savings had agreed to pay, upon the death of Mr. Rea prior to age 75, $200,000 over ten years to his surviving spouse or children. This obligation was funded by Stockton Savings' purchase of a single premium life insurance policy in 1984 at a cost of $50,000. This policy was terminated in 1995.

 (6) Includes in 1996 $67,500 paid with respect to his account in Stockton Savings' ECP and $40,844 paid as compensation for excess sick-leave. Includes in 1995 $26,178 paid as compensation for excess sick-leave, $6,349 contributed by Stockton Savings to his account in Stockton Savings' 401(k) Plan and $22,500 accrued with respect to his account in Stockton Savings' ECP.

 (7) Includes $2,000 for services as a director of Stockton Savings in 1994.

 (8) Includes $774 in 1995 with respect to Mr. Rea, $6,458 in 1996 and $900 in 1995 with respect to Mr. Kavanaugh, and $166 in 1994, representing the dollar value of term life insurance paid for by Stockton Savings with respect to which the executive may designate the beneficiary.

 (9) Includes $607 in 1996, $900 in 1995 and $581 in 1994, representing the dollar value of term life insurance paid for by Stockton Savings with respect to which Ms. Butterfield may designate the beneficiary.

(10) Includes $8,030 in 1996 and $6,231 in 1995 paid as compensation for excess sick-leave and $3,548 in 1995 contributed by Stockton Savings to her account in Stockton Savings' 401(k) Plan.

(11) Includes $938 in 1996, $894 in 1995 and $581 in 1994, representing the dollar value of term life insurance paid for by Stockton Savings with respect to which Mr. Claussen may designate the beneficiary.

(12) Includes $12,516 in 1996 and $7,103 in 1995 paid as compensation for excess sick-leave and $3,410 in 1995 contributed by Stockton Savings to his account in Stockton Savings' 401(k) Plan.

(13) Includes $2,355 in 1996, $722 in 1995 and $581 in 1994, representing the dollar value of term life insurance paid for by Stockton Savings with respect to which Mr. Knight may designate the beneficiary.

(14) Includes $14,491 in 1996 and $6,785 in 1995 paid as compensation for excess sick-leave and $2,751 in 1995 contributed by Stockton Savings to his account in Stockton Savings' 401(k) Plan.

CHANGE IN CONTROL AGREEMENTS

     As of June 21, 1993 ("Change in Control Date"), Stockton Savings entered into change in control agreements with each of the Named Executive Officers. Effective March 18, 1996 ("New Change in Control Date"), the change in control agreements for Mr. Kavanaugh, Ms. Butterfield, Mr. Claussen and Mr. Knight were amended and restated. Mr. Rea's change in control agreement was not amended and restated at that time (although it was amended as of November 21, 1994).

     Mr. Rea's change in control agreement provides that, if his employment with Stockton Savings is terminated:

          (1) by Stockton Savings contemporaneously with or within one year after the happening of a "Change in Control" for any reason other than (A) for "Cause," (B) upon his death or disability, or (C) due to the request or demand of any regulatory authority; or

          (2) by him, contemporaneously with or within one year after a Change in Control, for "Good Reason,"
he shall, notwithstanding such termination, be treated by Stockton Savings as an employee for all purposes for a period of one year commencing on the date such termination of employment is otherwise effective. This means that, among other things:

          (1) Stockton Savings shall pay to Mr. Rea his regular base salary, at the rate then in effect (unless a reduction in compensation has preceded his resignation or retirement for Good Reason, in which case the rate of base salary payable under the change in control agreement shall be the rate in effect prior to such reduction) for one year at the times and in installments consistent with Stockton Savings' payroll practices then in effect;

          (2) at Stockton Savings' expense, he shall participate in and be covered by all employee benefit and compensation plans, programs, policies or arrangements of Stockton Savings applicable to executive employees, whether funded or unfunded, for a period of one year; and

          (3) Stockton Savings shall pay to Mr. Rea an amount equal to the bonus he received under Stockton Savings' bonus plan with respect to the preceding fiscal year.

     The payments under Mr. Rea's change in control agreement are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder. As consideration for entering into the change in control agreement, Mr. Rea agreed to remain in the employ of Stockton Savings until June 21, 1994.

     Under Mr. Rea's change in control agreement, the term "Cause" is defined as his personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the change in control agreement. The term "Good Reason" is defined, absent his written consent to the contrary, to be:

          (1) any material breach by Stockton Savings of its obligations contained in the change in control agreement;

          (2) the assignment to him of any duties inconsistent with the status of his position with Stockton Savings on the day immediately preceding the happening of a Change in Control or an alteration in the nature or status of his duties and responsibilities that renders his position to be of less dignity, responsibility or scope from that which existed on the day immediately preceding the happening of a Change in Control;

          (3) a reduction by Stockton Savings in his annual base salary as in effect on the day immediately preceding the happening of a Change in Control or as the same may be increased from time to time, except for proportional across-the-board salary reductions similarly affecting all employees of Stockton Savings;

          (4) the relocation of Stockton Savings' principal executive offices to a location other than Stockton, California, or Stockton Savings' requiring him to be based anywhere other than Stockton Savings' principal executive offices except for required travel on Stockton Savings' business to an extent substantially consistent with his present business travel obligations; or

          (5) any material reduction by Stockton Savings or California Financial of the benefits enjoyed by him under any of Stockton Savings' or California Financial's pension, retirement, profit sharing, savings, life insurance, medical, health-and-accident, disability or other employee benefit plans, programs or arrangements as in effect from time to time, the taking of any action by Stockton Savings or California Financial that would directly or indirectly materially reduce any of such benefits or deprive him of any material fringe benefits, or the failure by Stockton Savings to provide him with the number of paid vacation days to which he is entitled on the basis of years of service with Stockton Savings in accordance with Stockton Savings' normal vacation policy, other than any proportional across-the-board reduction or action similarly affecting all employees of Stockton Savings or California Financial.

     A "Change in Control" is defined in Mr. Rea's change in control agreement as the occurrence, after the Change in Control Date, of any of the following events, directly or indirectly or in one or more series of transactions:

          (1) A consolidation or merger of Stockton Savings or California Financial with any entity unless Stockton Savings or California Financial is the entity surviving in such merger or consolidation;

          (2) A transfer of all or substantially all of the assets of Stockton Savings or California Financial;

          (3) Any person, entity or group, directly or indirectly, through one or more subsidiaries or transactions or acting in concert with one or more persons or entities, (A) acquires more than 20% of any class of voting stock of Stockton Savings or California Financial; (B) acquires irrevocable proxies representing more than 20% of any class of voting stock of Stockton Savings or California Financial; (C) acquires any combination of voting stock and irrevocable proxies representing more than 20% of any class of voting stock of Stockton Savings or California Financial; (D) acquires the ability to control in any manner the election of a majority of the directors of Stockton Savings or California Financial; or (E) acquires the ability to directly or indirectly exercise a controlling influence over the management or policies of Stockton Savings or California Financial;

          (4) Any election has occurred of persons to the Board of Directors of California Financial that causes a majority of the Board of Directors of California Financial to consist of persons other than (A) persons who were members of the Board of Directors of California Financial on the Change in Control Date and/or (B) persons who were nominated for election as members of such Board by the Board of Directors of California Financial (or a committee of such Board) at a time when the majority of such Board (or of such committee) consisted of persons who were members of the Board of Directors of California Financial on the Change in Control Date; or

          (5) A determination is made by the OTS, the Federal Deposit Insurance Corporation ("FDIC"), the Commission or any similar agency having regulatory control over Stockton Savings or California Financial that a change in control, as defined in the banking, insurance, or securities laws or regulations then applicable to Stockton Savings or California Financial, has occurred.

     The change in control agreements with Mr. Kavanaugh, Ms. Butterfield, Mr. Claussen and Mr. Knight provide that, if the executive officer's employment with Stockton Savings is terminated:

          (1) by Stockton Savings, contemporaneously with or within the "Applicable Number of Months" after a "Change in Control," for any reason other than (A) for "Cause" or (B) upon the death or "Disability" of the executive officer;

          (2) by the executive officer, contemporaneously with or within the Applicable Number of Months after a Change in Control, for "Good Reason"; or

          (3) before a Change in Control occurs either (A) by Stockton Savings other than for Cause or upon the death or Disability of the executive officer, or (B) by the executive officer for Good Reason, and in either case it is reasonably demonstrated that the termination of employment (i) was at the request of a "Third Party" that has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then the executive officer shall be entitled to receive certain payments. "Applicable Number of Months" means thirty-six months for Mr. Kavanaugh, twenty-four months for Messrs. Knight and Claussen and twelve months plus one month for each full year of service with Stockton Savings prior to termination of employment, up to a maximum of twenty-four months in the aggregate, for Ms. Butterfield.

     Under these change in control agreements, Stockton Savings is obligated to pay the executive officer:

          (1) within ten days after the termination of his or her employment, a lump sum payment equal to the aggregate of the future base salary payments the executive officer would have received if he or she had continued in Stockton Savings' employ until the Applicable Number of Months following the date his or her employment is terminated (unless a reduction in compensation preceded the executive officer's resignation or retirement for Good Reason, in which case Stockton Savings shall pay the executive officer a lump sum payment based on his or her highest base salary in effect during the twelve-month period preceding the termination of employment), discounted to present value;

          (2) within ten days after the termination of his or her employment, a lump sum payment equal to his or her projected bonus for the current year, which shall be computed assuming that the executive officer had remained in the employ of Stockton Savings until the end of the current year and that all performance goals or other performance measures have been met at the then current level for the remainder of the year; and

          (3) during the Applicable Number of Months following the date the executive officer's employment is terminated, at Stockton Savings' expense, the executive officer shall participate in and be covered by all employee benefit plans, programs, policies or arrangements of Stockton Savings applicable to executive employees, whether funded or unfunded.

     The payments under these change in control agreements are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder. In addition, if any portion of any payment by Stockton Savings or California Financial under a change in control agreement or otherwise would constitute an "excess parachute payment," then the payments to be made to the executive officer under the agreement will be reduced such that the value of the aggregate payments that executive officer is entitled to receive under the agreement and any other agreement, plan or program of Stockton Savings and/or California Financial shall be $1 less than the maximum amount of payments that executive officer may receive without becoming subject to the tax imposed by Section 4999 of the Code. As consideration for entering into the amended and restated change in control agreements, the executive officers agreed to remain in the employ of Stockton Savings until March 18, 1997.

     In these change in control agreements, the term "Cause" is defined as the executive officer's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the agreement. The term "Disability" is defined as the complete inability of the executive officer to perform his or her duties by reason of his or her total and permanent disability, as determined by an independent physician selected with the approval of Stockton Savings' Board of Directors and the executive officer. The term "Good Reason" is defined, absent the executive officer's written consent to the contrary, to be:

          (1) any material breach by Stockton Savings of its obligations contained in the change in control agreement;

          (2) the assignment to the executive officer of any duties inconsistent with the status of his or her position with Stockton Savings on the day immediately preceding the happening of a Change in Control or an alteration in the nature or status of his or her duties and responsibilities that renders his or her position to be of less dignity, responsibility or scope from that which existed on the day immediately preceding the happening of a Change in Control; however, in the event the executive officer terminates his or her employment prior to a Change in Control, the assignment or alteration must have occurred reasonably contemporaneously with such termination of employment;

          (3) a reduction by Stockton Savings in the executive officer's annual base salary as in effect on the day immediately preceding the happening of a Change in Control or as the same may be increased from time to time, except for proportional across-the-board salary reductions similarly affecting all of Stockton Savings' employees; however, in the event the executive officer terminates his or her employment prior to a Change in Control, the reduction in annual base salary must have occurred reasonably contemporaneously with such termination of employment;

          (4) the relocation of Stockton Savings' principal executive offices to a location other than Stockton, California or Stockton Savings' requiring the executive officer to be based anywhere other than Stockton

     Savings' principal executive offices except for required travel on Stockton Savings' business to an extent substantially consistent with his or her present business travel obligations; or

          (5) any material reduction by Stockton Savings or California Financial of the benefits enjoyed by the executive officer under any of Stockton Savings' or California Financial's pension, retirement, profit sharing, savings, life insurance, medical, health-and-accident, disability or other employee benefit plans, programs or arrangements as in effect from time to time, the taking of any action by Stockton Savings or California Financial that would directly or indirectly materially reduce any of such benefits or deprive the executive officer of any material fringe benefits, or the failure by Stockton Savings to provide the executive officer with the number of paid vacation days to which he or she is entitled on the basis of years of service with Stockton Savings in accordance with Stockton Savings' normal vacation policy, other than proportional across-the-board reduction or action similarly affecting all employees of Stockton Savings or California Financial.

     A "Change in Control" is defined as the occurrence, after the New Change in Control Date, of any of the following events, directly or indirectly or in one or more series of transactions:

          (1) A consolidation or merger of Stockton Savings or California Financial with any third party (which includes a single person or entity or a group of persons or entities acting in concert) not wholly owned directly or indirectly by Stockton Savings or California Financial (a "Third Party"), unless Stockton Savings or California Financial is the entity surviving such merger or consolidation;

          (2) A transfer of all or substantially all of the assets of Stockton Savings or California Financial to a Third Party or a complete liquidation or dissolution of Stockton Savings or California Financial;

          (3) A Third Party, directly or indirectly, through one or more subsidiaries or transactions or acting in concert with one or more persons or entities: (A) acquires beneficial ownership of more than 20% of any class of voting stock of Stockton Savings or California Financial; (B) acquires irrevocable proxies representing more than 20% of any class of voting stock of Stockton Savings or California Financial; (C) acquires any combination of beneficial ownership of voting stock and irrevocable proxies representing more than 20% of any class of voting stock of Stockton Savings or California Financial; (D) acquires the ability to control in any manner the election of a majority of the directors of Stockton Savings or California Financial; or (E) acquires the ability to directly or indirectly exercise a controlling influence over the management or policies of Stockton Savings or California Financial;

          (4) Any election has occurred of persons to the Board of Directors of California Financial ("Board") that causes a majority of the Board to consist of persons other than (A) persons who were members of the Board on the New Change in Control Date and/or (B) persons who were nominated for election as members of the Board by the Board (or a committee of the Board) at a time when the majority of the Board (or of such committee) consisted of persons who were members of the Board on the New Change in Control Date; or

          (5) A determination is made by the OTS, the FDIC, the Commission or any similar agency having regulatory control over Stockton Savings or California Financial that a change in control, as defined in the banking, insurance, or securities laws or regulations then applicable to Stockton Savings or California Financial, has occurred.

     See "Proposal Requesting Approval of The Merger -- Interests of Certain Persons in The Merger," for a discussion of the payments to be made pursuant to these agreements as a result of the Merger.

PENSION PLAN

     Stockton Savings maintains a defined benefit pension and disability plan for all of its eligible employees ("Pension Plan"). An employee is eligible for participation in the Pension Plan if he or she has: (i) attained the age of 20 and (ii) completed at least six months of eligible service. The Pension Plan provides normal retirement benefits in an amount equal to the sum of (a) 2.5% of monthly compensation for each year of service and (b) .5% of monthly compensation in excess of $700 for each year of service times (c) the number of years of benefit service. Monthly compensation is the participant's basic rate of compensation as of March 31 of the current plan year. The Pension Plan also provides for early retirement benefits at age 60 and disability benefits.

     The following table sets forth the estimated annual benefits payable under the Pension Plan on retirement at normal retirement (age 65) for the compensation levels and number of years of service noted (assuming the limitation under Section 415 of the Code is adjusted from time to time by the Secretary of the Treasury to be greater than $150,000 in effect for plan-years 1994 and 1995 and/or the grandfathered limit of $235,840 in effect for plan-year 1993 that is used to calculate benefits):

                                                 YEARS OF SERVICE(2)
                               -------------------------------------------------------
       REMUNERATION(1)           15          20          25          30          35
       ---------------         -------    --------    --------    --------    --------
  $ 10,200...................  $ 3,960    $  5,280    $  6,600    $  7,920    $  9,240
  $ 18,000...................    7,470       9,960      12,450      14,940      17,430
  $ 36,000...................   15,570      20,760      25,950      31,140      36,330
  $ 72,000...................   31,770      42,360      52,950      63,540      74,130
  $108,000...................   47,970      63,960      79,950      95,940     111,930
  $144,000...................   64,170      85,560     106,950     128,340     149,730
  $180,000...................   80,370     107,160     133,950     160,740     187,530
  $200,000...................   89,371     119,160     148,950     178,740     208,530

---------------

(1) Compensation is based upon a participant's salary as of March 31 of the current plan year and includes regular salary but excludes all bonuses, incentive pay and overtime payments.

(2) Maximum annual pension benefits are limited under Section 415 of the Code to $120,000 currently (subject to further adjustment by the Secretary of the Treasury based on cost of living factors). The Pension Plan provides for elections as to form of payment (e.g., lump sum distribution or annuities). The benefits listed are not subject to offset for payments received from other sources.

     The Pension Plan provides for vesting as follows:

                                                              PERCENTAGE
                   YEARS OF PARTICIPATION                       VESTED
                   ----------------------                     ----------
Zero-Two....................................................       0%
Two.........................................................      20%
Three.......................................................      40%
Four........................................................      60%
Five........................................................      80%
Six or more.................................................     100%

     Years of service credited to the Pension Plan for the Named Executive Officers were: Mr. Kavanaugh, 36 years, Ms. Butterfield, 11 years, Mr. Knight, 14 years and Mr. Claussen, 16 years. As of June 30, 1988, Mr. Rea was no longer covered by the Pension Plan.

     On June 30, 1995, Stockton Savings curtailed future benefit accruals and service under the Pension Plan by "freezing" the Pension Plan under the provisions of Statement of Financial Accounting Standards No. 88.

EXECUTIVE COMPENSATION PLAN

     Effective July 1, 1995, Stockton Savings adopted an Executive Compensation Plan. The purpose of the ECP is to restore most of the retirement benefits of certain selected executive officers of Stockton Savings as the result of the curtailment of benefit accruals under the pension plan as of June 30, 1995. Named Executive Officer participation in the ECP is currently limited to Mr. Kavanaugh.

     Under the ECP, Mr. Kavanaugh's account is credited on the last day of each month with $3,750; however, his account in the ECP can never exceed $263,789. Because of Mr. Kavanaugh's years of service with Stockton Savings, his account in the ECP is fully vested.

     In the event Mr. Kavanaugh retires from service with Stockton Savings after reaching age 65 (or at such earlier date as may be approved by the Compensation/Stock Option Committee), he may elect to receive the value of his account in the ECP in the form of a lump sum payment or in installments over a 12 to 36 month period. In the event of his death, his beneficiary receives the value of his account in the ECP in a lump sum. In the event Mr. Kavanaugh otherwise terminates his employment with Stockton Savings, Stockton Savings determines whether he receives the value of his account in the ECP in the form of a lump sum payment or in installments over up to 36 months.

401(K) PLAN

     Effective August 1, 1995, Stockton Savings modified its 401(k) Plan. Prior to August 1, the 401(k) Plan was funded entirely by employee contributions. On August 1, 1995 the 401(k) Plan became a defined contribution profit sharing plan. Stockton Savings makes a monthly cash contribution equal to 5 percent of each employee's base salary and an employer matching contribution of .25 percent for each 1 percent of employees contribution up to a maximum contribution of
1.00 percent by Stockton Savings. Stockton Savings also contributes 1.50 percent of each employee's base salary in California Financial Common Stock on a monthly basis. Stockton Savings' total contribution ranges from 6.50 percent of base salary to 7.50 percent of base salary, depending on the level of employee contribution. The assets of the 401(k) Plan are maintained by a trustee and administered by Stockton Savings.

OPTIONS AND STOCK APPRECIATION RIGHTS GRANTED DURING THE YEAR ENDED DECEMBER 31, 1996

     The following table contains certain information regarding options granted during 1996 to the Named Executive Officers. No stock appreciation rights ("SARs") were granted to any Named Executive Officer during 1996.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                 INDIVIDUAL GRANTS                           POTENTIAL REALIZED
                          ---------------------------------------------------------------     VALUE AT ASSUMED
                           NUMBER OF       % OF TOTAL                                      ANNUAL RATES OF STOCK
                           SECURITIES       OPTIONS/                                       PRICE APPRECIATION FOR
                           UNDERLYING     SARS GRANTED    EXERCISE OR                           OPTION TERM
                          OPTIONS/SARS    TO EMPLOYEES    BASE PRICE       EXPIRATION      ----------------------
          NAME             GRANTED(#)    IN FISCAL YEAR     ($/SH)            DATE          5% ($)      10% ($)
          ----            ------------   --------------   -----------   -----------------  ---------   ----------
David K. Rea............         0                --             --                    --         --           --
Chief Executive Officer
Robert V. Kavanaugh.....     5,591             39.5%        $19.625     February 10, 2006    $69,004     $174,870
President and Chief
  Operating Officer
Jane R. Butterfield.....     3,124            22.10%        $19.625     February 10, 2006    $38,557     $ 97,710
Senior Vice President,
  Chief Financial
  Officer and Treasurer
W. Henry Claussen.......     3,003            21.24%        $19.625     February 10, 2006    $37,063     $ 93,925
Senior Vice President
  and Loan Manager
Morris W. Knight........     2,422            17.13%        $19.625     February 10, 2006    $29,892     $ 75,753
Senior Vice President

AGGREGATED OPTION/SAR EXERCISES IN 1996 AND OPTION/SAR VALUES AT DECEMBER 31,
1996

     The following table contains certain information regarding options exercised by the Named Executive Officers in 1996. No Named Executive Officer holds any SARs.

                                                                 NUMBER OF SECURITIES
                                                                      UNDERLYING        VALUE OF UNEXERCISED
                                                                 UNEXERCISED OPTIONS    IN-THE-MONEY OPTIONS
                                                                   AT DECEMBER 31,        AT DECEMBER 31,
                                                                       1996(#)                1996($)
                                       SHARES                    --------------------   --------------------
                                     ACQUIRED ON      VALUE          EXERCISABLE/           EXERCISABLE/
               NAME                  EXERCISE(#)   REALIZED($)      UNEXERCISABLE          UNEXERCISABLE
               ----                  -----------   -----------   --------------------   --------------------
David K. Rea.......................         0       $      0            13,082/0(1)         $270,738/$0
Robert V. Kavanaugh................     4,000       $ 82,780(2)         38,199/0(1)         $614,144/$0
Jane R. Butterfield................         0       $      0            26,417/0(1)         $436,152/$0
W. Henry Claussen..................         0       $      0            17,011/0(1)         $272,275/$0
Morris W. Knight...................     5,472       $113,253(3)         16,142/0(1)         $248,022/$0

---------------

(1) In the event of a change of control of California Financial, all options become immediately exercisable.

(2) Based on fair market value on date of exercise, December 20, 1996, of $29.1875 per share and exercise price of $8.18 per share.

(3) Based on fair market value on date of exercise, December 26, 1996, of $29.1875 per share and exercise price of $8.18 per share.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     KPMG Peat Marwick LLP has continuously served as the independent auditor for California Financial from 1987 through the present. A representative of KPMG Peat Marwick LLP is expected to be present at the Meeting, will have an opportunity to make a statement if he desires and will be available to respond to appropriate questions.

                               VALIDITY OF SHARES

     The validity of the shares of Temple-Inland Common Stock offered hereby will be passed upon for Temple-Inland by Manatt, Phelps & Phillips, LLP, as counsel to Temple-Inland.

                                    EXPERTS

     The consolidated financial statements of Temple-Inland and subsidiaries incorporated by reference in Temple-Inland's Annual Report (Form 10-K) for the year ended December 30, 1995, and the related financial statement schedule included therein, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated by reference or included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of California Financial incorporated by reference in California Financial's Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 OTHER MATTERS

     As of the date of this Proxy Statement-Prospectus, California Financial knows of no business other than that described herein that will be presented for consideration at the Meeting. If, however, any other business shall properly come before the Meeting, the proxy holders intend to vote the proxies as determined by a majority of the Board of Directors of California Financial.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders of California Financial must be received by California Financial no later than December 5, 1997, to be considered for inclusion in California Financial's Proxy Statement and form of proxy relating to such meeting.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                              TEMPLE-INLAND INC.,

                     CALIFORNIA FINANCIAL HOLDING COMPANY,

                         GUARANTY FEDERAL BANK, F.S.B.

                                      AND

                         STOCKTON SAVINGS BANK, F.S.B.

                                DECEMBER 8, 1996

                               TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----
ARTICLE I
DEFINITIONS........................................................    2
1.1    "Adjusted Price Per Share"..................................    2
1.2    "Affiliate".................................................    2
1.3    "Affiliated Group"..........................................    2
1.4    "Agreement of Bank Merger"..................................    2
1.5    "Aggregate Deal Value"......................................    2
1.6    "Applicable Exchange Ratio".................................    2
1.7    "Applicable Price Per Share"................................    2
1.8    "Applicable TI Stock Amount"................................    2
1.9    "Bank Merger"...............................................    2
1.10   "Base Stock Amount".........................................    3
1.11   "Cal/Fin Development".......................................    3
1.12   "Cash and Stock Certificate"................................    3
1.13   "Certificate of Merger".....................................    3
1.14   "CFHC Conflicts and Consents List"..........................    3
1.15   "CFHC Contract List"........................................    3
1.16   "CFHC Derivatives List" has the meaning set forth in Section
       4.31........................................................    3
1.17   "CFHC Dividend Reinvestment Plan"...........................    3
1.18   "CFHC Employee Plan List"...................................    3
1.19   "CFHC Environmental Compliance List"........................    3
1.20   "CFHC Filings"..............................................    3
1.21   "CFHC Indemnification List".................................    3
1.22   "CFHC Insurance List".......................................    3
1.23   "CFHC Investment Securities List"...........................    3
1.24   "CFHC Intellectual Property List"...........................    3
1.25   "CFHC List".................................................    3
1.26   "CFHC Litigation List"......................................    4
1.27   "CFHC Loan List"............................................    4
1.28   "CFHC Material Adverse Effect List".........................    4
1.29   "CFHC Offices List".........................................    4
1.30   "CFHC Option"...............................................    4
1.31   "CFHC Option List" has the meaning set forth in Section
       4.2(a)......................................................    4
1.32   "CFHC Personal Property List"...............................    4
1.33   "CFHC Pledgee List".........................................    4
1.34   "CFHC Property".............................................    4
1.35   "CFHC Real Property List"...................................    4
1.36   "CFHC Stockholders' Meeting"................................    4
1.37   "CFHC Stock Option Plan"....................................    4
1.38   "CFHC Stock"................................................    4
1.39   "CFHC Subsidiaries".........................................    4
1.40   "CFHC Tax List".............................................    4
1.41   "CFHC Undisclosed Liabilities List".........................    4
1.42   "Classified Credits" has the meaning set forth in Section
       4.29. ......................................................    4
1.43   "Closing"...................................................    5
1.44   "Closing Date"..............................................    5
1.45   "Code"......................................................    5
1.46   "Combination Cash Election".................................    5
1.47   "Combination Stock Election"................................    5

                                                                     PAGE
                                                                     ----
1.48   "Competing Transaction".....................................    5
1.49   "Covered Person" has the meaning set forth in Section
       4.27........................................................    5
1.50   "Delaware Secretary"........................................    5
1.51   "Derivatives Contract"......................................    5
1.52   "Dissenting Shares".........................................    5
1.53   "Effective Time of the Bank Merger".........................    5
1.54   "Effective Time of the Holding Company Merger"..............    5
1.55   "Election"..................................................    5
1.56   "Election Deadline".........................................    5
1.57   "Election Form".............................................    5
1.58   "Election Form Record Date".................................    5
1.59   "Encumbrance"...............................................    6
1.60   "Environmental Regulations".................................    6
1.61   "ERISA".....................................................    6
1.62   "Ernst & Young".............................................    6
1.63   "Exchange Act"..............................................    6
1.64   "Exchange Agent"............................................    6
1.65   "Exchange Fund" has the meaning set forth in Section
       2.7. .......................................................    6
1.66   "FDIC"......................................................    6
1.67   "Final TI Stock Price"......................................    6
1.68   "Financial Statements of CFHC"..............................    6
1.69   "Financial Statements of TI"................................    6
1.70   "Governmental Entity".......................................    6
1.71   "Guaranty Stock"............................................    6
1.72   "Hazardous Materials".......................................    7
1.73   "HOLA"......................................................    7
1.74   "Holding Company Merger"....................................    7
1.75   "Immediate Family"..........................................    7
1.76   "Investment Security".......................................    7
1.77   "IRS".......................................................    7
1.78   "List"......................................................    7
1.79   "Mailing Date"..............................................    7
1.80   "Material Adverse Effect" has the meaning set forth in
       Section 14.3. ..............................................    7
1.81   "Mergers"...................................................    7
1.82   "NYSE"......................................................    7
1.83   "OTS".......................................................    7
1.84   "OTS Regulations"...........................................    7
1.85   "Peat Marwick"..............................................    7
1.86   "Person"....................................................    7
1.87   "Proxy Statement"...........................................    7
1.88   "Related Group of Persons"..................................    7
1.89   "S-4 Registration Statement"................................    7
1.90   "Scheduled Contracts".......................................    8
1.91   "SEC".......................................................    8
1.92   "Securities Act"............................................    8
1.93   "Stock Election"............................................    8
1.94   "Stockton Financial"........................................    8
1.95   "Stockton Securities".......................................    8
1.96   "Stockton Service"..........................................    8
1.97   "Stockton Stock"............................................    8
1.98   "Surviving Bank"............................................    8

                                                                     PAGE
                                                                     ----
1.99   "Tank"......................................................    8
1.100  "Taxes".....................................................    8
1.101  "Tax Return"................................................    8
1.102  "Tax Sharing Agreement".....................................    8
1.103  "TI Conflicts and Consents List"............................    9
1.104  "TI Material Adverse Effect List"...........................    9
1.105  "TI List"...................................................    9
1.106  "TI Stock"..................................................    9
1.107  "Top Up Stock Amount".......................................    9
1.108  "Top Up Option".............................................    9
ARTICLE II
THE MERGERS AND RELATED MATTERS....................................    9
2.1    The Holding Company Merger..................................    9
2.2    Top Up Option...............................................   10
2.3    Fractional Shares...........................................   10
2.4    Treatment of CFHC Options...................................   10
2.5    Election and Proration Procedures...........................   10
2.6    Computation and Confirmation of Certain Items...............   13
2.7    Exchange Procedures.........................................   14
2.8    Dissenting Shares...........................................   16
2.9    Adjustments for Dilution and Other Matters..................   16
2.10   Effect of the Holding Company Merger........................   16
2.11   Name of Corporation Surviving the Holding Company Merger....   16
2.12   Certificate of Incorporation and Bylaws of Corporation
       Surviving the Holding Company Merger........................   16
2.13   Directors and Officers of Corporation Surviving the Holding
       Company Merger..............................................   16
ARTICLE III
THE CLOSING........................................................   17
3.1    Closing Date................................................   17
3.2    Execution of Merger Agreements..............................   17
3.3    Documents to be Delivered...................................   17
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF CFHC AND STOCKTON................   17
4.1    Incorporation, Standing and Power...........................   17
4.2    Capitalization..............................................   18
4.3    Subsidiaries................................................   19
4.4    Financial Statements........................................   20
4.5    Reports and Filings.........................................   20
4.6    Authority of CFHC and Stockton..............................   20
4.7    Insurance...................................................   21
4.8    Title to Assets.............................................   22
4.9    Real Estate.................................................   22
4.10   Litigation..................................................   22
4.11   Taxes.......................................................   22
4.12   Compliance with Laws and Regulations........................   25
4.13   Performance of Obligations..................................   26
4.14   Employees...................................................   27
4.15   Registration Obligation.....................................   27
4.16   Brokers and Finders.........................................   27

                                                                     PAGE
                                                                     ----
4.17   Material Contracts..........................................   27
4.18   Certain Material Changes....................................   29
4.19   Licenses and Permits........................................   30
4.20   Undisclosed Liabilities.....................................   30
4.21   Employee Benefit Plans......................................   30
4.22   Corporate Records...........................................   32
4.23   Community Reinvestment Act..................................   32
4.24   Regulatory Actions..........................................   32
4.25   Insider Loans; Other Transactions...........................   33
4.26   Accounting Records..........................................   33
4.27   Indemnification.............................................   34
4.28   Offices and ATMs............................................   34
4.29   Loan Portfolio..............................................   34
4.30   Investment Securities.......................................   34
4.31   Derivatives Contracts; Structured Notes; Etc. ..............   35
4.32   Power of Attorney...........................................   35
4.33   Material Interests of Certain Persons.......................   35
4.34   Tax Matters.................................................   35
4.35   Facts Affecting Regulatory Approvals........................   35
4.36   Disclosure Documents and Applications.......................   35
4.37   Certain Regulatory Matters..................................   36
4.38   Corporate Approval..........................................   36
4.39   Intellectual Property.......................................   36
4.40   Accuracy and Currentness of Information Furnished...........   36
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF TI AND GUARANTY..................   37
5.1    Incorporation, Standing and Power...........................   37
5.2    Authority of TI and Guaranty................................   37
5.3    Tax Representations.........................................   38
5.4    Disclosure Documents and Applications.......................   38
5.5    Reports and Filings.........................................   38
5.6    Corporate Approval..........................................   39
5.7    Absence of Certain Changes or Events........................   39
5.8    Access to Funds.............................................   39
5.9    Facts Affecting Regulatory Approvals........................   39
5.10   Accuracy and Currentness of Information Furnished...........   39
ARTICLE VI
COVENANTS OF CFHC AND STOCKTON PENDING EFFECTIVE TIME OF THE
  MERGERS..........................................................   39
6.1    Limitation on CFHC's and Stockton's Conduct Prior to
       Effective Time..............................................   39
6.2    Affirmative Conduct of CFHC and Stockton Prior to Effective
       Time........................................................   44
6.3    Access to Information.......................................   45
6.4    Filings.....................................................   46
6.5    Notices; Reports............................................   47
6.6    CFHC Stockholders' Meeting..................................   47
6.7    Bank Merger.................................................   47
6.8    Applications................................................   47
6.9    Certain Loans and Other Extensions of Credit................   48

                                                                     PAGE
                                                                     ----
6.10   Affiliates and Five Percent Stockholders....................   48
6.11   Director and Officer Resignations...........................   49
6.12   Cal/Fin Development.........................................   49
ARTICLE VII
COVENANTS OF TI AND GUARANTY PENDING EFFECTIVE TIME OF THE
  MERGERS..........................................................   49
7.1    Limitation on TI's and Guaranty's Conduct Prior to Effective
       Time........................................................   49
7.2    Affirmative Conduct of TI and Guaranty Prior to Effective
       Time........................................................   50
7.3    Filings.....................................................   50
7.4    Access to Information.......................................   50
7.5    Applications................................................   51
7.6    Blue Sky....................................................   51
7.7    Notices; Reports............................................   51
7.8    Indemnification.............................................   52
7.9    Removal of Conditions.......................................   52
ARTICLE VIII
ADDITIONAL COVENANTS...............................................   53
8.1    Best Efforts................................................   53
8.2    Public Announcements........................................   53
8.3    Cancellation of Stock Options and Termination of Stock
       Option Plans................................................   53
8.4    Cancellation of Dividend Reinvestment Plan..................   53
8.5    Environmental Assessment....................................   53
8.6    Execution of the Stock Option Agreement.....................   54
8.7    Identification of Designated Director.......................   54
ARTICLE IX
CONDITIONS PRECEDENT TO THE HOLDING COMPANY MERGER.................   54
9.1    Shareholder Approval........................................   54
9.2    No Judgments or Orders......................................   54
9.3    Regulatory Approvals........................................   54
9.4    Securities Laws.............................................   55
9.5    Listing.....................................................   55
9.6    Tax Opinions................................................   55
ARTICLE X
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF CFHC AND STOCKTON.......   55
10.1   Legal Opinion...............................................   55
10.2   Representations and Warranties; Performance of Covenants....   56
10.3   Authorization of Mergers....................................   56
10.4   Absence of Certain Changes..................................   56
10.5   Third Party Consents........................................   56
10.6   Officers' Certificate.......................................   56
10.7   Fairness Opinion............................................   56
10.8   Appointment of Director.....................................   57
ARTICLE XI
CONDITIONS PRECEDENT TO OBLIGATIONS OF TI AND GUARANTY.............   57
11.1   Legal Opinion...............................................   57
11.2   Representations and Warranties; Performance of Covenants....   57
11.3   Authorization of Mergers....................................   57
11.4   Regulatory Approvals and Related Conditions.................   57

                                                                     PAGE
                                                                     ----
11.5   Third Party Consents........................................   58
11.6   Absence of Certain Changes..................................   58
11.7   Officers' Certificate.......................................   58
11.8   Stockholders' Agreements....................................   58
11.9   CFHC Options and Stock Option Plans.........................   58
11.10  Employee Benefit Plans......................................   58
11.11  Dividend Reinvestment Plan..................................   58
11.12  Pending Litigation..........................................   58
11.13  Expense Report..............................................   58
11.14  Loan Loss Reserve...........................................   59
11.15  Remediation.................................................   59
11.16  Resignations................................................   59
ARTICLE XII
EMPLOYEE BENEFITS..................................................   59
ARTICLE XIII
TERMINATION........................................................   59
13.1   Termination.................................................   59
13.2   Termination Date............................................   60
13.3   Effect of Termination.......................................   61
13.4   Force Majeure...............................................   61
ARTICLE XIV
MISCELLANEOUS......................................................   61
14.1   Expenses....................................................   61
14.2   Notices.....................................................   62
14.3   Standards...................................................   63
14.4   Successors and Assigns......................................   63
14.5   Counterparts................................................   63
14.6   Effect of Representations and Warranties....................   64
14.7   Third Parties...............................................   64
14.8   Lists; Exhibits; Integration................................   64
14.9   Knowledge...................................................   64
14.10  Governing Law...............................................   64
14.11  Captions....................................................   65
14.12  Severability................................................   65
14.13  Waiver and Modification; Amendment..........................   65
14.14  Attorneys' Fees.............................................   65
EXHIBIT LIST.......................................................   68

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER ("Agreement") is made and entered into as of the 8th day of December, 1996 by and among Temple-Inland Inc., a Delaware corporation ("TI"), California Financial Holding Company, a Delaware corporation ("CFHC"), Guaranty Federal Bank, F.S.B., a federally chartered savings bank ("Guaranty") and indirect wholly owned subsidiary of TI, and Stockton Savings Bank, F.S.B., a federally chartered savings bank ("Stockton") and wholly owned subsidiary of CFHC.

                                    RECITALS

     WHEREAS, TI, CFHC, Guaranty and Stockton desire to effect (i) the acquisition of CFHC by TI by means of a merger of CFHC with and into TI in accordance with the terms of this Agreement and (ii) immediately thereafter, the acquisition of Stockton by Guaranty by means of a merger of Stockton with and into Guaranty in accordance with the terms of this Agreement and the Agreement of Bank Merger (as defined herein).

     WHEREAS, the parties intend that the Mergers (as defined herein) will be treated for federal income tax purposes as tax-deferred reorganizations within the meaning of Section 368 of the Code (as defined herein).

     WHEREAS, as an inducement to TI to enter into this Agreement, CFHC desires to grant TI a stock option to purchase 19.9% of the outstanding shares of CFHC, under certain circumstances, and pursuant to that certain Stock Option Agreement attached hereto as Exhibit A.

     WHEREAS, TI, CFHC, Guaranty and Stockton desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

     NOW, THEREFORE, on the basis of the foregoing recitals and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     Except as otherwise expressly provided for in this Agreement, or unless the context otherwise requires, as used throughout this Agreement the following terms shall have the respective meanings specified below:

     1.1 "Adjusted Price Per Share" means $30.00 less the product of (x) .3375 times (y) the difference between $40.00 and the Final TI Stock Price.

     1.2 "Affiliate" of, or a Person "Affiliated" with, a specific Person is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

     1.3 "Affiliated Group" means, with respect to any entity, a group of entities required or permitted to file consolidated, combined, or unitary Tax Returns.

     1.4 "Agreement of Bank Merger" means the Agreement of Bank Merger to be entered into between Guaranty and Stockton substantially in the form of Exhibit B hereto, but subject to any changes that may be necessary to conform to any requirements of any Governmental Entity having authority over the Bank Merger.

     1.5 "Aggregate Deal Value" means the amount obtained by multiplying the Applicable Price Per Share times the number of shares of CFHC Stock issued and outstanding immediately prior to the Effective Time of the Holding Company Merger.

     1.6 "Applicable Exchange Ratio" means the number obtained by dividing the Applicable Price Per Share by the Final TI Stock Price.

     1.7 "Applicable Price Per Share" means (x) $30.00, if the Final TI Stock Price is $40.00 or more, or, if the Final TI Stock Price is less than $40.00 but TI elects the Top Up Option or (y) the Adjusted Price Per Share if the Final TI Stock Price is less than $40.00, TI does not elect the Top Up Option and CFHC does not terminate this Agreement pursuant to Section 13.1(h) hereof.

     1.8 "Applicable TI Stock Amount" means (x) the Base Stock Amount if the Final TI Stock Price is $40.00 or more, (y) the Top Up Stock Amount if the Final TI Stock Price is less than $40.00 and TI elects the Top Up Option, or (z) the number of shares of TI Stock equal to the quotient obtained by dividing (i) .45 times the Aggregate Deal Value by (ii) the Final TI Stock Price if the Final TI Stock Price is less than $40.00, TI does not elect the Top Up Option and CFHC does not terminate this Agreement pursuant to Section 13.1(h) of this Agreement.

     1.9  "Bank Merger" means the merger of Stockton with and into Guaranty.

     1.10 "Base Stock Amount" means the number of shares of TI Stock equal to the quotient obtained by dividing (x) the Aggregate Deal Value times .45 by (y) $40.00.

     1.11 "Cal/Fin Development" means Cal/Fin Development Company, a California corporation and wholly owned subsidiary of CFHC.

     1.12  "Cash and Stock Certificate" has the meaning set forth in Section
2.6.

     1.13 "Certificate of Merger" means that certificate filed with the Delaware Secretary pursuant to Section 252 of the Delaware General Corporation Law to effect the Holding Company Merger.

     1.14  "CFHC Conflicts and Consents List" has the meaning set forth in
Section 4.6.

     1.15  "CFHC Contract List" has the meaning set forth in Section 4.17.

     1.16  "CFHC Derivatives List" has the meaning set forth in Section 4.31.

     1.17  "CFHC Director Compensation List" has the meaning set forth in
Section 6.1(f).

     1.18 "CFHC Dividend Reinvestment Plan" shall mean that certain plan of CFHC adopted on July 15, 1991 by the CFHC Board of Directors providing for the issuance of additional stock of CFHC at a 3% discount from prevailing market prices.

     1.19  "CFHC Employee Plan List" has the meaning set forth in Section 4.21.

     1.20  "CFHC Environmental Compliance List" has the meaning set forth in
Section 4.12.

     1.21  "CFHC Filings" has the meaning set forth in Section 4.5.

     1.22  "CFHC Indemnification List" has the meaning set forth in Section
4.27.

     1.23  "CFHC Insurance List" has the meaning set forth in Section 4.7.

     1.24  "CFHC Intellectual Property List" has the meaning set forth in
Section 4.39.

     1.25  "CFHC Investment Securities List" has the meaning set forth in
Section 4.30.

     1.26 "CFHC List" means any list required to be furnished by CFHC and/or Stockton to TI and Guaranty under this Agreement including but not limited to the CFHC Conflicts and Consents List, the CFHC Contract List, the CFHC Derivatives List, the CFHC Director Compensation List, the CFHC Employee Plan List, the CFHC Environmental Compliance List, the CFHC Indemnification List, the CFHC Insurance List, the CFHC Intellectual Property List, the CFHC Investment Securities List, the CFHC Litigation List, the CFHC Loan List, the CFHC Material Adverse Effect List, the CFHC Offices List, the CFHC Option List, the CFHC Personal Property List, the CFHC Pledgee List, the CFHC Real Property List, the CFHC Tax List and the CFHC Undisclosed Liabilities List.

     1.27  "CFHC Litigation List" has the meaning set forth in Section 4.10.

     1.28  "CFHC Loan List" has the meaning set forth in Section 4.29.

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

     1.29  "CFHC Material Adverse Effect List" has the meaning set forth in
Section 4.18.

     1.30  "CFHC Offices List" has the meaning set forth in Section 4.28.

     1.31 "CFHC Option" means any option issued pursuant to the CFHC Stock Option Plan.

     1.32  "CFHC Option List" has the meaning set forth in Section 4.2(a).

     1.33  "CFHC Personal Property List" has the meaning set forth in Section
4.8.

     1.34  "CFHC Pledgee List" has the meaning set forth in Section 4.3.

     1.35  "CFHC Property" has the meaning set forth in Section 4.12(b).

     1.36  "CFHC Real Property List" has the meaning set forth in Section 4.9.

     1.37 "CFHC Stockholders' Meeting" means the meeting of CFHC's stockholders referred to in Section 6.6 hereof.

     1.38 "CFHC Stock Option Plan" means the California Financial Holding Company Incentive Stock Plan.

     1.39 "CFHC Stock" means the common stock, par value $.01 per share, of CFHC.

     1.40 "CFHC Subsidiaries" means Cal/Fin Development, Stockton Securities, Stockton Financial, and Stockton Service.

     1.41  "CFHC Tax List" has the meaning set forth in Section 4.11.

     1.42  "CFHC Undisclosed Liabilities List" has the meaning set forth in
Section 4.20.

     1.43  "Classified Credits" has the meaning set forth in Section 4.29.

     1.44 "Closing" means the consummation of the Holding Company Merger followed by consummation of the Bank Merger on the Closing Date at the offices of Manatt, Phelps & Phillips, LLP, 11355 West Olympic Boulevard, Los Angeles, California, or at such other place as the parties may agree upon.

     1.45 "Closing Date" means the last business day of the month in which the last of the following events occur: (i) the approval of this Agreement and the transactions contemplated hereby by the stockholders of CFHC, (ii) the receipt of all permits, authorizations, approvals and consents specified in Section 9.3 hereof, and (iii) the expiration of all applicable waiting periods under all laws, or such other date as the parties may agree upon, but in no event shall such date be later than September 30, 1997, unless otherwise agreed to by the parties hereto.

     1.46  "Code" means the Internal Revenue Code of 1986, as amended.

     1.47  "Combination Cash Election" has the meaning set forth in Section
2.5(a).

     1.48 "Combination Stock Election" has the meaning set forth in Section 2.5(a).

     1.49  "Competing Transaction" has the meaning set forth in Section 6.1(n).

     1.50  "Covered Person" has the meaning set forth in Section 4.27.

     1.51  "Delaware Secretary" means the Secretary of State of Delaware.

     1.52  "Derivatives Contract" has the meaning set forth in Section 4.31.

     1.53 "Dissenting Shares" means any shares of CFHC Stock that are (i) issued and outstanding immediately prior to the Effective Time of the Holding Company Merger and (ii) which have "appraisal rights" as that term is defined in
Section 262 of the Delaware General Corporation Law.

     1.54 "Effective Time of the Bank Merger" means the date and time the OTS specifies for the Bank Merger pursuant to the OTS Regulations.

     1.55 "Effective Time of the Holding Company Merger" means the date and time specified in the Certificate of Merger as filed with the Delaware Secretary.

     1.56  "Election" has the meaning set forth in Section 2.5(a).

     1.57  "Election Deadline" has the meaning set forth in Section 2.5(b).

     1.58  "Election Form" has the meaning set forth in Section 2.5(a).

     1.59  "Election Form Record Date" has the meaning set forth in Section
2.5(a).

     1.60  "Employee Benefit Plans" has the meaning set forth in Section 4.21.

     1.61 "Encumbrance" means any option, pledge, security interest, lien, charge, encumbrance or restriction (whether on voting or disposition or otherwise), whether imposed by agreement, law or otherwise.

     1.62 "Environmental Regulations" has the meaning set forth in Section 4.12(b).

     1.63 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     1.64 "Ernst & Young" means Ernst & Young, LLP, independent accountants for TI, or such other nationally recognized accounting firm as TI shall employ.

     1.65  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     1.66 "Exchange Agent" means The First Chicago Trust Company of New York, or such other comparable entity selected by TI to effect the exchange of CFHC Stock for TI Stock and cash.

     1.67  "Exchange Fund" has the meaning set forth in Section 2.7(a).

     1.68 "Executive Officers" shall mean: Robert V. Kavanaugh, Mark Barawed, Jane Butterfield, Henry Claussen, Morris Knight or such other person(s) succeeding to the same or similar position as these persons occupy as of the date hereof.

     1.69  "Expenses" has the meaning set forth in Section 14.1.

     1.70  "FDIC" means the Federal Deposit Insurance Corporation.

     1.71 "Final TI Stock Price" means the average of the daily closing prices of a share of TI Stock on the NYSE as reported in the Wall Street Journal for the ten (10) consecutive trading days ending on the fifth trading day prior to the Closing Date.

     1.72 "Financial Statements of CFHC" means (i) the audited consolidated financial statements and notes thereto of CFHC and the related opinions thereon included in CFHC's Annual Reports on Form 10-K for the years ended December 31, 1994 and 1995 and (ii) the unaudited consolidated interim financial statements and notes thereto of CFHC included in CFHC's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

     1.73 "Financial Statements of TI" means (i) the audited consolidated financial statements and notes thereto of TI and the related opinions thereon included in TI's Annual Reports on Form 10-K for the years ended December 31, 1994 and December 30, 1995 and (ii) the unaudited consolidated interim financial statements and notes thereto of TI included in TI's Quarterly Report on Form 10-Q for the quarter ended September 28, 1996.

     1.74 "Governmental Entity" means any court or tribunal in any jurisdiction or any United States federal, state, municipal, foreign or other administrative agency, authority or instrumentality.

     1.75 "Guaranty Stock" means the common stock, par value $1 per share, of Guaranty.

     1.76  "Hazardous Materials" has the meaning set forth in Section 4.12(b).

     1.77  "HOLA" means the Home Owners' Loan Act of 1933, as amended.

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

     1.78 "Holding Company Merger" means the merger of CFHC with and into TI pursuant to this Agreement.

     1.79 "Immediate Family" has the meaning set forth in Rule 16a-1(e) promulgated under the Exchange Act.

     1.80 "Investment Security" means any equity security or debt security as defined in Statement of Financial Accounting Standards No. 115.

     1.81  "IRS" means the Internal Revenue Service.

     1.82  "List" means any one of the CFHC Lists or the TI Lists.

     1.83  "Mailing Date" has the meaning set forth in Section 2.5(a).

     1.84  "Material Adverse Effect" has the meaning set forth in Section 14.3.

     1.85  "Mergers" means the Holding Company Merger and Bank Merger.

     1.86  "NYSE" means the New York Stock Exchange, Inc.

     1.87  "OTS" means the Office of Thrift Supervision.

     1.88 "OTS Regulations" means the rules and regulations of the OTS under HOLA.

     1.89 "Peat Marwick" means KPMG Peat Marwick, LLP, independent accountants to CFHC, or such other nationally recognized independent accounting firm as CFHC shall employ.

     1.90 "Person" means any natural person, corporation, trust, association, unincorporated body, partnership, joint venture, other entity, government or governmental department or agency.

     1.91  "Plans" has the meaning set forth in Section 4.21.

     1.92  "Proxy Statement" has the meaning set forth in Section 6.8.

     1.93 "Related Group of Persons" means Affiliates, members of an Immediate Family or Persons the obligations of whom would be attributed to another Person pursuant to the regulations promulgated by the SEC.

     1.94 "S-4 Registration Statement" means the Registration Statement on Form S-4, including the Proxy Statement to be mailed to stockholders of CFHC, to vote upon the Holding Company Merger and to register the distribution of the shares of TI Stock to be issued in the Holding Company Merger with the SEC.

     1.95  "Scheduled Contracts" has the meaning set forth in Section 4.17.

     1.96  "SEC" means the Securities and Exchange Commission.

     1.97  "Securities Act" means the Securities Act of 1933, as amended.

     1.98  "Stock Election" has the meaning set forth in Section 2.5(a).

     1.99 "Stockton Financial" means Stockton Financial Corporation, a California corporation and wholly owned subsidiary of Stockton.

     1.100 "Stockton Securities" means Stockton Securities Corporation, a California corporation and wholly owned subsidiary of Stockton.

     1.101 "Stockton Service" means Stockton Service Corporation, a California corporation and wholly owned subsidiary of Stockton.

     1.102 "Stockton Stock" means the common stock, $.01 par value per share, of Stockton.

     1.103 "Surviving Bank" means the federally chartered savings association surviving the Bank Merger.

     1.104  "Tank" has the meaning set forth in Section 4.12(b).

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

     1.105 "Taxes" means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, corporation and estimated taxes, custom duties, fees, assessments and charges of any kind whatsoever; (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i); and (iii) any transferred liability in respect of any items described in clauses (i) and/or
(ii).

     1.106 "Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

     1.107 "Tax Sharing Agreement" means an agreement (whether or not in writing) pursuant to which tax losses of one entity are made available to another entity of the Affiliated Group or Affiliates for purpose of Taxes.

     1.108  "TI Conflicts and Consents List" has the meaning set forth in
Section 5.2.

     1.109  "TI Material Adverse Effect List" has the meaning set forth in
Section 5.7.

     1.110 "TI List" means any list required to be furnished by TI to CFHC and Stockton under this Agreement including but not limited to the TI Conflicts and Consents List and the TI Material Adverse Effect List.

     1.111  "TI Stock" means the common stock, par value $1 per share, of TI.

     1.112 "Top Up Option" means the right of TI to elect to issue the Top Up Stock Amount if the Final TI Stock Price is less than $40.00.

     1.113 "Top Up Stock Amount" means the number of shares of TI Stock equal to the quotient obtained by dividing (x) the Base Stock Amount times $40.00 by
(y) the Final TI Stock Price.

                                   ARTICLE II

                        THE MERGERS AND RELATED MATTERS

     2.1 The Holding Company Merger. The Holding Company Merger shall become effective upon the date specified in the Certificate of Merger as filed with the Delaware Secretary in accordance with the provisions of the Delaware General Corporation Law. At the Effective Time of the Holding Company Merger, the following transactions will be deemed to have occurred simultaneously:

     (a) CFHC shall be merged with and into TI and the separate corporate existence of CFHC shall cease.

     (b) Each share of TI Stock issued and outstanding immediately prior to the Effective Time of the Holding Company Merger shall remain an issued and outstanding share of common stock of TI and shall not be converted or otherwise affected by the Holding Company Merger.

     (c) Subject to the other provisions of this Article II, each share of CFHC Stock issued and outstanding immediately prior to the Effective Time of the Holding Company Merger, other than Dissenting Shares, shall, on and after the Effective Time of the Holding Company Merger, be automatically canceled and cease to be an issued and outstanding share of CFHC Stock and shall be converted into the right to receive, at the election of the holder thereof, either:

          (i) a fraction of a share of TI Stock equal to the Applicable Exchange Ratio; or

          (ii) cash in the amount equal to the Applicable Price Per Share.

     2.2 Top Up Option. If the Final TI Stock Price is less than $40.00 per share, TI may, but shall not be required to, elect the Top Up Option. TI shall notify CFHC in writing, within two business days from the date of the calculation of the Final TI Stock Price, whether TI will exercise the Top Up Option. If TI elects not to exercise the Top Up Option, CFHC may terminate this Agreement pursuant to Section 13.1(h) or continue

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

this Agreement at the Adjusted Price Per Share. CFHC shall notify TI in writing of its decision within two business days following its receipt of notice of TI's decision whether to exercise the Top Up Option.

     2.3 Fractional Shares. Notwithstanding any other provisions of this Agreement, no fractional shares of TI Stock shall be issued in the Holding Company Merger. In lieu thereof, each holder of CFHC Stock who would otherwise be entitled to receive a fractional share shall receive an amount in cash, rounded to the nearest cent, equal to the product obtained by multiplying (a) the Final TI Stock Price by (b) the fraction (calculated to the nearest thousandth) of the share of TI Stock to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect of any such fraction.

     2.4 Treatment of CFHC Options. Unless exercised prior to the Effective Time of the Holding Company Merger, each of the CFHC Options shall be cashed out by CFHC immediately prior to the Effective Time of the Holding Company Merger by a cash payment to the holder of the CFHC Option in an amount equal to the excess, if any, between (a) the Applicable Price Per Share and (b) the exercise price of each CFHC Option times the number of shares of CFHC Stock subject to Options. TI and Guaranty agree to waive, upon the completion of such payment and solely for purposes of consummating the transactions contemplated by this Agreement, in all respects, the conditions to Closing contained in Sections 11.2, 11.3, 11.4, 11.5, 11.6, 11.10, 11.11, 11.12, 11.13 and 11.14 of this
Agreement.

     2.5  Election and Proration Procedures.

     (a) Election Forms and Types of Election. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of CFHC Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent in such form as TI and CFHC shall mutually agree) ("Election Form") shall be mailed no less than thirty days prior to the anticipated Effective Time of the Holding Company Merger or on such other date as TI and CFHC shall mutually agree ("Mailing Date") to each holder of record of CFHC Stock as of five business days prior to the Mailing Date ("Election Form Record Date"). TI shall make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) (the term "beneficial owner" and "beneficial ownership" for purposes of this Agreement shall have the meaning set forth in Section 13(d) of the Exchange Act) of CFHC Stock after the Election Form Record Date and prior to the Election Deadline, and CFHC shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein. Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to elect (an "Election") to receive either (i) TI Stock (a "Stock Election") with respect to all of such holder's CFHC Stock, or (ii) cash (a "Cash Election") with respect to all of such holder's CFHC Stock, or (iii) TI Stock for a specified number of shares of CFHC Stock (a "Combination Stock Election") and cash for the remaining number of shares of CFHC Stock held by such holder (a "Combination Cash Election"). Any CFHC Stock, other than Dissenting Shares, with respect to which the Exchange Agent has not received an effective, properly completed Election Form prior to the Election Deadline shall be deemed to be "Undesignated Shares" hereunder.

     CFHC stockholders who have made Cash Elections or Combination Cash Elections may also elect to divide their holdings of CFHC Stock into blocks of 5,000 shares of CFHC Stock ("Cash Electee Blocks") or more (with any shares not exactly divisible by the selected block amount being added to one of the blocks) for purposes of the allocation procedures, as set forth in Section 2.5(c), if necessary. Those who have made Cash Elections or Combination Cash Elections but have not made such an election for a Cash Electee Block or who hold less than 5,000 shares of CFHC Stock will have all of their holdings treated as a single Cash Electee Block for purposes of the allocation procedures, as set forth in
Section 2.5(c), if necessary.

     (b) Proper and Timely Election. Any Election shall have been properly made and effective only if the Exchange Agent shall have actually received a properly completed Election Form by 5:00 p.m., Pacific Time, by the 30th day following the Mailing Date (or such other time and date as TI and CFHC may mutually agree) (the "Election Deadline"). An Election Form shall be deemed properly completed only if an Election is indicated for each share of CFHC Stock covered by such Election Form and if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or

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

the guaranteed delivery of such certificates) representing all shares of CFHC Stock covered by such Election Form, together with duly executed transmittal materials included in or required by the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of CFHC Stock representing such Election Form shall automatically become Undesignated Shares unless and until a new Election is properly made with respect to such shares on or before the Election Deadline, and CFHC shall cause the certificates representing such shares of CFHC Stock to be promptly returned without charge to the person submitting the revoked Election Form upon written request to that effect from the holder who submitted such Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any Election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of CFHC and TI required by the Exchange Agent and made in good faith in determining such matters shall be binding and conclusive. Neither CFHC nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

     (c) Proration. As promptly as practicable but not later than ten calendar days after the Effective Time of the Holding Company Merger, TI shall cause the Exchange Agent to effect the allocation among the holders of CFHC Stock of rights to receive TI Stock or cash in the Holding Company Merger in accordance with the Election Forms as follows:

          (i) if the aggregate number of shares of CFHC Stock as to which Stock Elections and Combination Stock Elections shall have effectively been made times the Applicable Exchange Ratio exceeds the Applicable TI Stock Amount then:

             (A) All Undesignated Shares shall be deemed to have made Cash Elections; and

             (B) A stock proration factor (the "Stock Proration Factor") shall be determined by dividing the Applicable TI Stock Amount by the product obtained by multiplying the (y) total number of shares of CFHC Stock with respect to which effective Stock Elections and Combination Stock Elections were made and (z) the Applicable Exchange Ratio. Each holder of CFHC Stock who made an effective Stock Election and Combination Stock Election shall be entitled to:

                1) the number of shares of TI Stock equal to the product of the
           (x) Applicable Exchange Ratio, multiplied by (y) the number of shares of CFHC Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) the Stock Proration Factor; and

                2) cash in an amount equal to the product of (x) the Applicable Price Per Share, multiplied by (y) the number of shares of CFHC Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) one minus the Stock Proration Factor.

          (ii) if the aggregate number of shares of CFHC Stock as to which Stock Elections and Combination Stock Elections have been effectively made times the Applicable Exchange Ratio shall be less than the Applicable TI Stock Amount, then:

             (A) the Exchange Agent shall select by random such number of Undesignated Shares to receive TI Stock as shall be necessary so that the number of such shares when added to the number of shares for which a Stock Election and Combination Stock Election has been made or is deemed to be made when multiplied by the Applicable Exchange Ratio shall equal or exceed the Applicable TI Stock Amount. If all the Undesignated Shares plus all shares as to which Stock Elections and Combination Stock Elections have been made together, when multiplied by the Applicable Exchange Ratio, are less than the Applicable TI Stock Amount, then:

             (B) the Exchange Agent shall select by random a sufficient number of Cash Electee Blocks until the number of shares of CFHC Stock represented by such Cash Electee Blocks times the Applicable Exchange Ratio, when added to the number of shares of CFHC Stock represented by the Undesignated Shares, Stock Elections and Combination Stock Elections times the Applicable

        Exchange Ratio, exceeds the Applicable TI Stock Amount. The remaining holders of Cash Electee Blocks not so selected will receive the Applicable Price Per Share in cash.

     The pro rata allocation process or the random selection process to be used by the Exchange Agent shall consist of such procedures as shall be mutually determined by TI and CFHC.

     (d) Final Adjustments. If, after the calculations under this Section 2.5 have been made, the opinions referred to in Section 9.6 cannot be delivered (as reasonably determined by Manatt, Phelps & Phillips) as a result of the Holding Company Merger potentially failing to satisfy the continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then the Exchange Agent shall select at random, first from holders of Undesignated Shares, and then, if necessary, from holders of Cash Electee Blocks, a sufficient number of holders to receive TI Stock so as to reduce, to the extent necessary to enable the opinions referred to in Section 9.6 to be rendered, the amount of cash to be delivered to holders of CFHC Stock, and in lieu thereof deliver to such holders such number of shares of TI Stock equal to (x) the amount of the cash reduction required to render the opinions referred to in Section 9.6, divided by (y) the closing price of a share of TI Stock on the NYSE on the business day before the Closing Date as reported in the Wall Street Journal.

     2.6 Computation and Confirmation of Certain Items. The Applicable Exchange Ratio, Applicable Price Per Share, Applicable TI Stock Amount and the Final TI Stock Price shall be calculated by TI prior to the Effective Time of the Holding Company Merger and shall be set forth in a certificate (the "Cash and Stock Certificate") executed by the Chief Financial Officer of TI and furnished to CFHC at least three business days prior to the Effective Time of the Holding Company Merger showing the manner of calculation in reasonable detail.

     CFHC and Peat Marwick shall be entitled to review and approve the Cash and Stock Certificate from the time of delivery until the day which is no later than two business days prior to the Effective Time of the Holding Company Merger. In the event of disagreement as to the information contained in the Cash and Stock Certificate, the parties shall negotiate in good faith to resolve any such disputed matters, and upon the failure to resolve any such matters, such dispute shall be resolved by an independent accounting firm of national standing mutually satisfactory to both TI and CFHC.

     2.7  Exchange Procedures.

     (a) Deposit with Exchange Agent. As of the Effective Time of the Holding Company Merger, TI shall have deposited with the Exchange Agent for the benefit of the holders of shares of CFHC Stock, for exchange in accordance with this
Section 2.7, certificates representing the shares of TI Stock and cash issuable pursuant to Section 2.1 in exchange for shares of CFHC Stock outstanding immediately prior to the Effective Time of the Holding Company Merger and funds in an amount not less than the amount of cash payable in lieu of fractional shares of TI Stock which would otherwise be payable in connection with Section 2.1, but for the operation of Section 2.3 of this Agreement (collectively, the "Exchange Fund").

     (b) Exchange Procedures. After completion of the allocation procedure set forth in Section 2.5, each holder of a certificate ("Certificate") formerly representing CFHC Stock (other than Dissenting Shares) who surrenders or has surrendered such Certificate (or customary affidavits and indemnification regarding the loss or destruction of such Certificate), together with duly executed transmittal materials included in or required by the Election Form, to the Exchange Agent, shall, upon acceptance thereof, be entitled to (i) a certificate representing TI Stock and/or (ii) cash into which the shares of CFHC Stock shall have been converted pursuant to Section 2.1 and 2.5, as well as cash in lieu of fractional shares of CFHC Stock to which such holder would otherwise be entitled. Former stockholders of record of CFHC shall be entitled to vote after the Effective Time of the Holding Company Merger at any meeting of TI stockholders the number of whole shares of TI Stock into which their respective shares of CFHC Stock are converted, regardless of whether such holders have exchanged their Certificates representing CFHC Stock for certificates representing TI Stock in accordance with the provisions of this Agreement. The Exchange Agent shall accept such Certificate upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Until surrendered as

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

contemplated by this Section 2.7, each Certificate representing CFHC Stock shall be deemed from and after the Effective Time of the Holding Company Merger to evidence only the right to receive cash and/or TI Stock, as the case may be, upon such surrender. TI shall not be obligated to deliver the consideration to which any former holder of CFHC Stock is entitled as a result of the Holding Company Merger until such holder surrenders his Certificate or Certificates for exchange as provided in this Section 2.7. If any certificate for shares of TI Stock, or any check representing cash and/or declared but unpaid dividends, is to be issued in a name other than that in which a Certificate surrendered for exchange is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time of the Holding Company Merger with respect to TI Stock with a record date after the Effective Time of the Holding Company Merger shall be paid to the holder of any unsurrendered Certificate with respect to the shares of TI Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.3 until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of TI Stock issued in exchange thereof, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of TI Stock to which such holder is entitled pursuant to Section 2.3 and the amount of dividends or other distributions with a record date after the Effective Time of the Holding Company Merger theretofore paid with respect to such whole shares of TI Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Holding Company Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of TI Stock.

     (d) No Further Ownership Rights in CFHC Stock. All cash and shares of TI Stock issued upon the surrender for exchange of shares of CFHC Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.3) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of CFHC Stock, and there shall be no further registration of transfers on the stock transfer books of TI, after the Holding Company Merger, of the shares of CFHC Stock which were outstanding immediately prior to the Effective Time of the Holding Company Merger. If, after the Effective Time of the Holding Company Merger, Certificates are presented to TI for any reason, they shall be canceled and exchanged as provided in this Agreement.

     (e) Termination of Exchange Fund. Any portion of the Exchange Fund, including any interest thereon, which remains undistributed to the stockholders of CFHC following the passage of twenty-four months after the Effective Time of the Holding Company Merger shall be delivered to TI, upon demand, and any stockholders of CFHC who have not theretofore complied with this Section 2.7 shall thereafter look only to TI for payment of their claim for cash and TI Stock, any cash in lieu of fractional shares of TI Stock and any dividends or distributions with respect to TI Stock.

     (f) No Liability. Neither CFHC nor TI shall be liable to any holder of shares of CFHC Stock or TI Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (g) No Ownership Rights. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of TI Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of TI Stock for the account of the Persons entitled thereto.

     (h) Affiliates. Certificates surrendered for exchange by any Person constituting an "Affiliate" of CFHC for purposes of Rule 144(a) under the Securities Act shall not be exchanged for certificates representing whole shares of TI Stock until TI has received a written agreement from such person as provided in Section 6.10.

     2.8 Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, Dissenting Shares of CFHC Stock which have not effectively withdrawn or lost their rights under Section 262 of the Delaware General Corporation Law shall not be converted pursuant to Section 2.1(c), but shall be entitled to receive such consideration as shall be determined pursuant to
Section 262 of the Delaware General Corporation Law.

     2.9 Adjustments for Dilution and Other Matters. If prior to the Effective Time of the Holding Company Merger, (a) CFHC or TI shall declare a stock dividend or distribution on the CFHC Stock or TI Stock, or subdivide, split up, reclassify or combine the CFHC Stock or TI Stock, or declare a dividend, or make a distribution, on the CFHC Stock or TI Stock in any security convertible into CFHC Stock or TI Stock (provided that no such action may be taken by CFHC without TI's prior written consent as provided in Section 6.1) or (b) the outstanding shares of CFHC Stock or TI Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in each case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in CFHC's capitalization or TI's capitalization, then an appropriate adjustment or adjustments, will be made to the Applicable Exchange Ratio.

     2.10 Effect of the Holding Company Merger. By virtue of the Holding Company Merger and at the Effective Time of the Holding Company Merger, all of the rights, privileges, powers and franchises and all property and assets of every kind and description of CFHC and TI shall be vested in and be held and enjoyed by TI, without further act or deed, and all the estates and interests of every kind of CFHC and TI, including all debts due to either of them, shall be as effectively the property of TI as they were of CFHC and TI, and the title to any real estate vested by deed or otherwise in either CFHC or TI shall not revert or be in any way impaired by reason of the Holding Company Merger; and all rights of creditors and liens upon any property of CFHC and TI shall be preserved unimpaired and all the liabilities and duties of CFHC and TI shall be debts, liabilities and duties of TI and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it, and none of such debts, liabilities or duties shall be expanded, increased, broadened or enlarged by reason of the Holding Company Merger.

     2.11 Name of Corporation Surviving the Holding Company Merger. The name of the corporation surviving the Holding Company Merger shall be "Temple-Inland Inc."

     2.12 Certificate of Incorporation and Bylaws of Corporation Surviving the Holding Company Merger. The Certificate of Incorporation and Bylaws of TI as in effect immediately prior to the Effective Time of the Holding Company Merger shall continue to be the Certificate of Incorporation and Bylaws of TI after the Holding Company Merger.

     2.13 Directors and Officers of Corporation Surviving the Holding Company Merger. At the Effective Time of the Holding Company Merger, the then directors of TI shall continue to be the directors of TI until their successors have been chosen and qualified in accordance with the Certificate of Incorporation and Bylaws of TI. The officers of TI immediately prior to the Effective Time of the Holding Company Merger shall continue to be the officers of TI until they resign or are replaced or terminated by the Board of Directors of TI or otherwise in accordance with the TI's Certificate of Incorporation and Bylaws.

                                  ARTICLE III

                                  THE CLOSING

     3.1  Closing Date. The Closing shall take place on the Closing Date.

     3.2 Execution of Merger Agreements. Prior to Closing, the Certificate of Merger shall be executed by TI and CFHC and the Agreement of Bank Merger shall be executed by Guaranty and Stockton. On or before the Closing Date, the Certificate of Merger shall be duly filed with the Delaware Secretary as required by applicable laws and regulations to render the Holding Company Merger effective as of the Closing Date.

     3.3 Documents to be Delivered. At the Closing, the parties hereto shall deliver, or cause to be delivered, such documents or certificates as may be necessary, in the reasonable opinion of counsel for any of the parties, to effectuate the transactions contemplated by this Agreement. From and after the Effective Time of the Holding Company Merger, each of the parties hereto hereby covenants and agrees, without the necessity of any further consideration whatsoever, to execute, acknowledge and deliver any and all other documents and instruments and take any and all such other action as may be reasonably necessary or desirable to effectuate the transactions set forth herein or contemplated hereby, and the officers and directors of the parties hereto shall execute and deliver, or cause to be executed and delivered, all such documents as may reasonably be required to effectuate such transactions.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                              OF CFHC AND STOCKTON

     Subject to the provisions of Section 14.3 of this Agreement, CFHC and Stockton, jointly and severally, represent and warrant to TI and Guaranty as follows:

     4.1 Incorporation, Standing and Power. CFHC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is registered as a savings and loan holding company under HOLA. Stockton is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States and is authorized by the OTS to conduct a federal savings bank business. Each of the CFHC Subsidiaries is duly organized, validly existing and in good standing under the laws of the State of California. The Certificate of Incorporation or Articles of Incorporation, as applicable, and Bylaws of each of CFHC and the CFHC Subsidiaries, and the Federal Stock Charter and Bylaws of Stockton, all as amended to date, are in full force and effect. Stockton's deposits are insured by the FDIC in the manner and to the fullest extent provided by law. CFHC, Stockton and the CFHC Subsidiaries have all requisite corporate power and authority to own, lease and operate their respective properties and assets and to carry on their respective businesses as presently conducted. Neither the scope of the business of CFHC, Stockton or the CFHC Subsidiaries nor the location of any of their respective properties requires that CFHC, Stockton or the CFHC Subsidiaries be licensed to do business in any jurisdiction other than the State of California where the failure to be so licensed would, individually or in the aggregate, have a Material Adverse Effect.

     4.2  Capitalization.

     (a) As of the date of this Agreement, the authorized capital stock of CFHC consists of 12,000,000 shares of CFHC Stock, of which 4,724,095 shares are outstanding, and 4,000,000 shares of serial preferred stock of which no shares are outstanding. All of the outstanding shares of CFHC Stock are duly authorized, validly issued, fully paid and nonassessable. As of the date of this Agreement, except for CFHC Options covering 295,443 shares of CFHC Stock granted pursuant to the CFHC Stock Option Plan and the option granted to TI pursuant to the Stock Option Agreement, attached hereto as Exhibit A, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of CFHC Stock nor any securities convertible into such stock, and CFHC is not obligated to issue any additional shares of its common stock or any additional options, warrants or other rights in or with respect to the unissued shares of such stock or any other securities convertible into such stock (including, without limiting the generality of the foregoing, obligations to issue shares of CFHC Stock under the CFHC Dividend Reinvestment Plan). CFHC has furnished TI a list (the "CFHC Option List") setting forth the name of each holder of a CFHC Option, the number of shares of CFHC Stock covered by each such CFHC Option, the vesting schedule of such CFHC Option, and the exercise price per share and the expiration date of each such CFHC Option. CFHC has taken all necessary action to prevent the creation of further rights under the CFHC Dividend Reinvestment Plan.

     (b) As of the date of this Agreement, the authorized capital stock of Stockton consists of 6,000,000 shares of Stockton Stock, and 3,000,000 shares of preferred stock, of which one share of Stockton Stock is outstanding and owned of record and beneficially by CFHC. The outstanding share of Stockton Stock is duly authorized, validly issued, fully paid and nonassessable. There are no outstanding options, warrants or other rights in or with respect to the unissued shares of Stockton Stock or any other securities convertible into such stock, and Stockton is not obligated to issue any additional shares of its common stock or any options, warrants or other rights in or with respect to the unissued shares of its common stock or any other securities convertible into such stock.

     (c) As of the date of this Agreement, the authorized capital stock of Cal/Fin Development consists of 10,000,000 shares of common stock, of which no shares are outstanding, and 10,000,000 shares of preferred stock, of which no shares are outstanding. There are no outstanding options, warrants or other rights in or with respect to the unissued shares of such common stock or any other securities convertible into such stock, and Cal/Fin Development is not obligated to issue any additional shares of its common stock or any options, warrants or other rights in or with respect to the unissued shares of its common stock or any other securities convertible into such stock.

     (d) As of the date of this Agreement, the authorized capital stock of Stockton Securities consists of 10,000 shares of common stock, of which 10,000 shares are outstanding and owned of record and beneficially by Stockton. All the outstanding shares of such common stock are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding options, warrants or other rights in or with respect to the unissued shares of such common stock or any other securities convertible into such stock, and Stockton Securities is not obligated to issue any additional shares of its common stock or any options, warrants or other rights in or with respect to the unissued shares of its common stock or any other securities convertible into such stock.

     (e) As of the date of this Agreement, the authorized capital stock of Stockton Financial consists of 1,000 shares of common stock, of which six shares are outstanding and owned of record and beneficially by Stockton. All the outstanding shares of such common stock are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding options, warrants or other rights in or with respect to the unissued shares of such common stock or any other securities convertible into such stock, and Stockton Financial is not obligated to issue any additional shares of its common stock or any options, warrants or other rights in or with respect to the unissued shares of its common stock or any other securities convertible into such stock.

     (f) As of the date of this Agreement, the authorized capital stock of Stockton Service consists of 10,000 shares of common stock, of which 930 shares are outstanding and owned of record and beneficially by Stockton. All the outstanding shares of such common stock are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding options, warrants or other rights in or with respect to the unissued shares of such common stock or any other securities convertible into such stock, and Stockton Service is not obligated to issue any additional shares of its common stock or any options, warrants or other rights in or with respect to the unissued shares of its common stock or any other securities convertible into such stock.

     4.3 Subsidiaries. Except for Stockton and the CFHC Subsidiaries, CFHC does not own, directly or indirectly, the outstanding stock or equity or other voting interest in any corporation, partnership, joint venture or other entity. Except for the CFHC Subsidiaries, other than Cal/Fin Development, Stockton does not own, directly or indirectly (except as pledgee pursuant to loans or upon acquisition in satisfaction of debt previously contracted, which are disclosed on a List provided by CFHC to TI (the "CFHC Pledgee List")), the outstanding stock or equity or other voting interest in any corporation, partnership, joint venture or other entity, except for the shares of capital stock, par value $100 per share, of the Federal Home Loan Bank of San Francisco.

     4.4 Financial Statements. CFHC has previously furnished to TI a copy of the Financial Statements of CFHC. The Financial Statements of CFHC: (a) present fairly the consolidated financial condition of CFHC as of the respective dates indicated and its consolidated results of operations and changes in cash flows, for the respective periods then ended, subject, in the case of the unaudited consolidated interim financial statements, to normal recurring adjustments; (b) have been prepared in accordance with generally accepted accounting principles and/or applicable regulatory accounting principles or banking regulations consistently applied (except as otherwise indicated therein); (c) set forth as of the respective dates indicated adequate reserves for loan and lease losses and other contingencies; and (d) are based upon the books and records of CFHC, Stockton and the CFHC Subsidiaries. Stockton's allowance for loan and lease losses as of November 30, 1996 is $7,348,924.

     4.5 Reports and Filings. CFHC, Stockton and the CFHC Subsidiaries have filed all reports, returns, registrations and statements (such reports and filings referred to as "CFHC Filings"), together with any amendments required to be made with respect thereto, that were required to be filed with (a) the SEC,
(b) the OTS, (c) the FDIC and (d) any other applicable Governmental Entity, including taxing authorities, except where the failure to file such reports, returns, registrations or statements has not had and is not reasonably expected to have a Material Adverse Effect. No material adverse administrative actions have been taken or orders issued in connection with such CFHC Filings. As of their respective dates, each of such CFHC Filings (y) complied in all material respects with all laws and regulations enforced or promulgated by the Governmental Entity with which it was filed (or was amended so as to be in compliance promptly following discovery of any such noncompliance); and (z) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any of such CFHC Filings fairly presented the financial position of CFHC, Stockton or the CFHC Subsidiaries and was prepared in accordance with generally accepted accounting principles and/or applicable regulatory accounting principles or banking regulations consistently applied, except as stated therein, during the periods involved. CFHC has furnished TI with true and correct copies of all CFHC Filings filed by CFHC with the SEC, OTS, FDIC and any other federal or state securities or banking authority since January 1, 1993.

     4.6 Authority of CFHC and Stockton. The execution and delivery by CFHC and Stockton of this Agreement and by Stockton of the Agreement of Bank Merger, subject to the requisite approval of the stockholders of CFHC and the sole shareholder of Stockton, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of CFHC and Stockton, and this Agreement is and the Agreement of Bank Merger will be, upon due execution and delivery by the respective parties thereto, a valid and binding obligation of CFHC or Stockton or both of them, as the case may be, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles and by Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D). Except as set forth in a list furnished by CFHC and Stockton to TI (the "CFHC Conflicts and Consents List"), neither the execution and delivery by CFHC and Stockton of this Agreement or by Stockton of the Agreement of Bank Merger, the consummation of the Holding Company Merger or Bank Merger or the transactions contemplated herein or therein, nor compliance by CFHC and Stockton with any of the provisions hereof or thereof, will: (a) conflict with or result in a breach of any provision of the respective Articles of Incorporation, as amended, Certificate of Incorporation, as amended, or Bylaws, as amended, of CFHC or the CFHC Subsidiaries or the Federal Stock Charter or Bylaws of Stockton; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which CFHC, Stockton or the CFHC Subsidiaries is a party, or by which CFHC, Stockton or the CFHC Subsidiaries or any of their respective properties or assets is bound; (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of CFHC, Stockton or the CFHC Subsidiaries; (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to CFHC, Stockton or the CFHC Subsidiaries or any of their respective properties or assets. Except as set forth in the CFHC Conflicts and Consents List, no consent of, approval of, notice to or filing with any Governmental Entity, and no consent of, approval of or notice to any other Person, is required in connection with the execution and delivery by CFHC and Stockton of this Agreement or by Stockton of the Agreement of Bank Merger, the consummation by CFHC and Stockton of the Holding Company Merger or Bank Merger or the transactions contemplated hereby or thereby, except
(i) the approval of this Agreement, the Agreement of Bank Merger and the Holding Company Merger and the transactions contemplated hereby and thereby by the stockholders of CFHC and the sole shareholder of Stockton; (ii) such approvals as may be required by the OTS and the FDIC; (iii) the filing and declaration of effectiveness of the S-4 Registration Statement with the SEC; and (iv) the filing of the Certificate of Merger and the Agreement of Bank Merger with the Delaware Secretary and the OTS, respectively.

     4.7 Insurance. Except as set forth in a list furnished by CFHC and Stockton to TI, (the "CFHC Insurance List"): (a) CFHC, Stockton and the CFHC Subsidiaries have, and have had since December 31, 1993, policies of insurance and bonds with respect to their respective assets and businesses against such casualties and contingencies and in such amounts, types and forms as are customary for their respective businesses, operations, properties and assets;
(b) no insurer under any policy or bond maintained by CFHC, Stockton or the CFHC Subsidiaries has canceled or indicated an intention to cancel or not to renew any such policy or bond or generally disclaimed liability thereunder and all such policies and bonds are in full force and effect; and (c) neither CFHC, Stockton nor the CFHC Subsidiaries is in default under any such policy or bond and all material claims thereunder have been filed in a timely fashion. Set forth in the CFHC Insurance List is a list of all policies of insurance carried and owned by CFHC, Stockton and the CFHC Subsidiaries, showing the name of the insurance company, the nature of the coverage, the policy limit, the annual premiums and the expiration dates. There has been delivered to TI a copy of each such policy of insurance.

     4.8 Title to Assets. CFHC, Stockton and the CFHC Subsidiaries have good and marketable title to all their respective material, non-real estate, properties and assets, owned or stated to be owned by CFHC, Stockton or the CFHC Subsidiaries, free and clear of all Encumbrances except: (a) as set forth in the Financial Statements of CFHC; (b) for Encumbrances for current Taxes not yet due; (c) for Encumbrances incurred in the ordinary course of business; (d) for Encumbrances that are not substantial in character, amount or extent and that do not materially detract from the value, or interfere with present use, of the property subject thereto or affected thereby, or otherwise materially impair the conduct of business of CFHC on a consolidated basis; or (e) as set forth in a list furnished by CFHC and Stockton to TI (the "CFHC Personal Property List.")

     4.9 Real Estate. CFHC and Stockton have furnished TI a list (the "CFHC Real Property List") of real property, including leaseholds and all other interests in real property (other than security interests), owned by CFHC, Stockton or the CFHC Subsidiaries. CFHC has duly recorded or caused to be recorded, in the appropriate county, all recordable interests in such real property. CFHC, Stockton or the CFHC Subsidiaries have good and marketable title to the real property, and valid leasehold interests in the leaseholds, described in the CFHC Real Property List, free and clear of all Encumbrances, except: (a) for rights of lessors, co-lessees or sublessees in such matters that are reflected in the lease; (b) for current Taxes not yet due; (c) for such Encumbrances, if any, as do not materially detract from the value of or materially interfere with the present use of such property; and (d) as described in the CFHC Real Property List. CFHC has furnished TI with true and correct copies of all leases included in the CFHC Real Property List, all title insurance policies and all documents evidencing recordation of all recordable interests in real property included in the CFHC Real Property List.

     4.10 Litigation. Except as set forth in the CFHC Filings or in a list furnished by CFHC and Stockton to TI (the "CFHC Litigation List"), there is no private or governmental suit, claim, action or proceeding pending, nor to CFHC's or Stockton's knowledge threatened, against CFHC, Stockton or the CFHC Subsidiaries or against any of their respective directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of CFHC, Stockton or CFHC Subsidiaries which, if adversely determined, would have a Material Adverse Effect. Also, except as disclosed in the CFHC Filings or in the CFHC Litigation List, there are no material judgments, decrees, stipulations or orders against CFHC, Stockton or the CFHC Subsidiaries or enjoining any of them or any of their respective directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area.

     4.11  Taxes.

     (a) Except as set forth in a list furnished by CFHC and Stockton to TI (the "CFHC Tax List"), (A) all material Tax Returns required to be filed by or on behalf of CFHC, the CFHC Subsidiaries, Stockton or the Affiliated Group(s) of which any of them is or was a member, have been duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all material respects; (B) all Taxes payable by or on behalf of CFHC, Stockton or the CFHC Subsidiaries, either directly, as part of an Affiliated Group Tax Return, or otherwise, have been fully and timely paid, except to the extent adequately reserved therefor in accordance with generally accepted accounting principles and/or applicable regulatory accounting principles or banking regulations consistently applied on the CFHC balance sheet, and adequate reserves or accruals for Taxes have been provided in the CFHC balance sheet with respect to any period through the date thereof for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing; and (C) no agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation) has been executed or filed with any taxing authority by or on behalf of CFHC, Stockton or the CFHC Subsidiaries, or any Affiliated Group(s) of which any of them is or was a member.

     (b) CFHC, Stockton and the CFHC Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have duly and timely withheld from employee salaries, wages and other compensation and have paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

     (c) TI has received complete copies of (i) all material income or franchise Tax Returns of CFHC, Stockton and the CFHC Subsidiaries relating to the taxable periods since January 1, 1992 and (ii) any audit report issued within the last three years relating to any material Taxes due from or with respect to CFHC, Stockton or the CFHC Subsidiaries, with respect to their respective income, assets or operations.

     (d) Except as set forth in the CFHC Tax List, no claim has been made by a taxing authority in a jurisdiction where CFHC, Stockton or the CFHC Subsidiaries do not file an income or franchise Tax Return such that CFHC, Stockton or the CFHC Subsidiaries are or may be subject to taxation by that jurisdiction.

     (e) Except as set forth in the CFHC Tax List: (i) all deficiencies asserted or assessments made as a result of any examinations by any taxing authority of the Tax Returns of or covering or including CFHC, Stockton and/or the CFHC Subsidiaries have been fully paid, and there are no other audits or investigations by any taxing authority in progress, nor have CFHC, Stockton or the CFHC Subsidiaries received any notice from any taxing authority that it intends to conduct such an audit or investigation; (ii) no requests for a ruling or a determination letter are pending with any taxing authority; and (iii) no issue has been raised in writing by any taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency against CFHC, Stockton or any CFHC Subsidiary for any subsequent taxable period that could be material.

     (f) Except as set forth in the CFHC Tax List, neither CFHC, Stockton, any CFHC Subsidiary nor any other Person on behalf of CFHC, Stockton or any CFHC Subsidiary has (i) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by CFHC, Stockton or any CFHC Subsidiary, (ii) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by CFHC, Stockton or any CFHC Subsidiary or has any knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of CFHC, Stockton or any CFHC Subsidiary, or (iii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to CFHC, Stockton or any CFHC Subsidiary.

     (g) Except as set forth in the CFHC Tax List, no property owned by CFHC, Stockton or any CFHC Subsidiary is (i) property required to be treated as being owned by another Person pursuant to provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes "tax exempt use property" within the meaning of Section 168(h)(1) of the Code or (iii) is "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code.

     (h) Neither CFHC (except with one or more CFHC Subsidiaries or Stockton) nor any CFHC Subsidiary nor Stockton (except with CFHC) is a party to any Tax Sharing Agreement or similar agreement or arrangement (whether written or not written) pursuant to which it will have any obligation to make any payments after the Closing.

     (i) Except as set forth in the CFHC Tax List, there is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by CFHC, Stockton, the CFHC Subsidiaries or their respective affiliates by reason of Section 280G of the Code, or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

     (j) There are no liens as a result of any unpaid Taxes upon any of the assets of CFHC, Stockton or any CFHC Subsidiary.

     (k) Except as set forth in the CFHC Tax List, CFHC, Stockton and the CFHC Subsidiaries have no elections in effect for federal income tax purposes under Sections 108, 168, 338, 441, 472, 1017, 1033, or 4977 of the Code.

     (l) Except as set forth in the CFHC Tax list, none of the members of CFHC's Affiliated Group has any net operating loss carryovers.

     (m) CFHC, the CFHC Subsidiaries and Stockton agree to cooperate with tax counsel in furnishing reasonable and customary written tax representations to tax counsel for purposes of supporting tax counsel's opinion that the Holding Company Merger and the Bank Merger both qualify as tax-deferred reorganizations within the meaning of Section 368(a) of the Code as contemplated in Section 9.6 hereof. Such Persons acknowledge that their inability or unwillingness to provide such reasonable and customary written representations could preclude tax counsel from rendering such opinion, with consequences specified elsewhere herein.

     4.12  Compliance with Laws and Regulations.

     (a) To CFHC's and Stockton's knowledge, neither the CFHC Subsidiaries nor either of them is in default under or in breach of any provision of their respective Certificate of Incorporation, as amended, Articles of Incorporation, as amended, Federal Stock Charter, or Bylaws, as amended, or law, ordinance, rule or regulation promulgated by any Governmental Entity. The properties and operations of CFHC, Stockton and the CFHC Subsidiaries are and have been maintained and conducted, in all material respects, in compliance with all applicable laws and regulations.

     (b) Except as set forth on a list furnished by CFHC and Stockton to TI (the "CFHC Environmental Compliance List"), and without limiting Section 4.12(a), to CFHC's and Stockton's knowledge: (i) CFHC, Stockton and CFHC Subsidiaries are in compliance with all Environmental Regulations; (ii) there are no Tanks on or above CFHC Property; (iii) there are no Hazardous Materials on, below or above the surface of, or migrating from CFHC Property that would reasonably expect to give rise to a Material Adverse Effect; (iv) CFHC and Stockton have no loans outstanding secured by real property that are not in compliance with Environmental Regulations or which has a Tank or upon which there are Hazardous Materials on or migrating from; and (v) without limiting Section 4.10 or the foregoing representations and warranties contained in clauses (i) through (iv), as of the date of this Agreement, there is no claim, action, suit, or proceeding or notice thereof before any Governmental Entity pending against CFHC, Stockton or the CFHC Subsidiaries or concerning property securing CFHC or Stockton loans and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting CFHC Property or property securing CFHC or Stockton loans, relating to the foregoing representations (i) - (iv). For purposes of this
Section 4.12(b), the term "Environmental Regulations" shall mean all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, of all Governmental Entities and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment, including, without limitation: all requirements, including, but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature and all requirements pertaining to the protection of the health and safety of employees or the public. "CFHC Property" shall mean real estate owned, leased, or otherwise used by CFHC, Stockton or any CFHC Subsidiary, or in which CFHC, Stockton or any CFHC Subsidiary has an investment (by sale and lease-back or otherwise) in each case, which real estate is owned, leased, or otherwise used on the date of this Agreement, including, without limitation, properties under foreclosure and properties held by CFHC, Stockton or a CFHC Subsidiary in its capacity as a trustee or otherwise. "Tank" shall mean treatment or storage tanks, sumps, gas or oil wells and associated piping transportation devices. "Hazardous Materials" shall mean any substance the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order action, policy or common law; or which is or becomes defined as a hazardous waste, hazardous substance, hazardous material, used oil, pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601, et seq.); the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.); the Clean Air Act, as amended (42 U.S.C. Section 7401, et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251, et seq.); the Toxic Substances Control Act, as amended (15 U.S.C. Section 9601, et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. Section 651 et seq.); the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. Section 11001, et seq.); the Mine Safety and Health Act of 1977, as amended (30 U.S.C. Section 801, et seq.); the Safe Drinking Water Act (42 U.S.C. Section 300f, et seq.); and all comparable state and local laws, including without limitation, the Carpenter-Presley-Tanner Hazardous Substance Account Act (State Superfund), the Porter-Cologne Water Quality Control Act, Section 25140, 25501(j) and (k), 25501.1,25281 and 25250.1
of the California Health and Safety Code and/or Article I of Title 22 of the California Code of Regulations, Division 4, Chapter 30; laws of other jurisdictions or orders and regulations; or the presence of which causes or threatens to cause a nuisance, trespass or other common law tort upon real property or adjacent properties or poses or threatens to pose a hazard to the health or safety of persons or without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons; polychlorinated biphenyls (PCBs), asbestos or urea formaldehyde foam insulation.

     (c) CFHC and Stockton have provided to TI phase I environmental assessments with respect to each interest in real property set forth on the CFHC Real Property List as to which such a phase I environmental investigation has been prepared by or on behalf of CFHC or Stockton. The CFHC Real Property list discloses each such property as to which such an assessment has not been prepared on behalf of CFHC, Stockton or the CFHC Subsidiaries.

     4.13 Performance of Obligations. CFHC, Stockton and the CFHC Subsidiaries have performed in all material respects all of the obligations required to be performed by them to date and are not in default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other covenant to which either of them is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach, where such default or breach would have a Material Adverse Effect. Except for loans and leases made by Stockton in the ordinary course of business, to CFHC's or Stockton's knowledge, no party with whom CFHC, Stockton or the CFHC Subsidiaries has an agreement that is of material importance to the business of CFHC on a consolidated basis is in material default thereunder.

     4.14 Employees. There are no controversies pending or threatened between CFHC, Stockton or the CFHC Subsidiaries and any of their respective employees that are likely to have a Material Adverse Effect. Neither CFHC, Stockton nor the CFHC Subsidiaries is a party to any collective bargaining agreement with respect to any of their respective employees or any labor organization to which their respective employees or any of them belong.

     4.15 Registration Obligation. Neither CFHC, Stockton or any CFHC Subsidiary is under any obligation, contingent or otherwise, to register any of their respective securities under the Securities Act.

     4.16 Brokers and Finders. Except for the obligation to Merrill Lynch & Co. as set forth in a letter agreement, dated July 16, 1996, a copy of which has been delivered to TI, neither CFHC, Stockton nor any of the CFHC Subsidiaries is a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein or therein will result in any liability to any broker or finder.

     4.17 Material Contracts. Except as set forth in a list furnished by CFHC and Stockton to TI (the "CFHC Contract List") hereto (all items listed or required to be listed in such CFHC Contract List being referred to herein as "Scheduled Contracts"), neither CFHC, the CFHC Subsidiaries nor Stockton is a party or otherwise subject to:

     (a) any employment, deferred compensation, bonus or consulting contract that (i) has a remaining term, as of the date of this Agreement, of more than one year in length of obligation on the part of CFHC, Stockton or the CFHC Subsidiaries and is not terminable by CFHC, Stockton or the CFHC Subsidiaries within one year without penalty or (ii) requires payment by CFHC, Stockton or the CFHC Subsidiaries of $50,000 or more per annum;

     (b) any advertising, brokerage, licensing, dealership, representative or agency relationship or contract requiring payment by CFHC, Stockton or the CFHC Subsidiaries of $50,000 or more per annum;

     (c) any contract or agreement that restricts CFHC, Stockton or the CFHC Subsidiaries (or would restrict any Affiliate of any of them (including TI and its subsidiaries) after the Effective Time of the Holding Company Merger) from competing in any line of business with any Person or using or employing the services of any Person;

     (d) any lease of real or personal property providing for annual lease payments by or to CFHC, Stockton or CFHC Subsidiaries in excess of $50,000 per annum other than (A) financing leases entered into in the ordinary course of business in which CFHC, Stockton or the CFHC Subsidiaries is lessor and (B) leases of real property presently used by Stockton as banking offices;

     (e) any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any interest of CFHC, Stockton or the CFHC Subsidiaries (other than as mortgagor or pledgor in the ordinary course of their banking business or as mortgagee, secured party or deed of trust beneficiary in the ordinary course of their business) in personal property having a value of $50,000 or more;

     (f) other than as described in the CFHC Filings or as set forth in the CFHC Employee Plan List, any stock purchase, stock option, stock bonus, stock ownership, profit sharing, group insurance, bonus, deferred compensation, severance pay, pension, retirement, savings or other incentive, welfare or employment plan or material agreement providing benefits to any present or former employees, officers or directors of CFHC, Stockton or the CFHC Subsidiaries;

     (g) any agreement to acquire equipment or any commitment to make capital expenditures of $50,000 or more;

     (h) other than agreements entered into in the ordinary course of business, including sales of other real estate owned, any agreement for the sale of any property or assets in which CFHC, Stockton or the CFHC Subsidiaries has an ownership interest or for the grant of any preferential right to purchase any such property or asset;

     (i) any agreement for the borrowing of any money (other than liabilities or interbank borrowings made in the ordinary course of their banking business and reflected in the financial records of CFHC, Stockton or the CFHC Subsidiaries);

     (j) any restrictive covenant contained in any deed to or lease of real property owned or leased by CFHC, Stockton or the CFHC Subsidiaries (as lessee) that materially restricts the use, transferability or value of such property;

     (k) any guarantee or indemnification which involves the sum of $50,000 or more, other than letters of credit or loan commitments issued in the normal course of business;

     (l) any supply, maintenance or landscape contracts not terminable by CFHC, Stockton or CFHC Subsidiaries without penalty on 30 days or less notice and which provides for payments in excess of $50,000 per annum;

     (m) other than as disclosed with reference to subparagraph (k) of this
Section 4.17, any material agreement which would be terminable other than by CFHC, Stockton or the CFHC Subsidiaries as a result of the consummation of the transactions contemplated by this Agreement;

     (n) any contract of participation with any other financial institution in any loan in excess of $50,000 or any sales of assets of CFHC or Stockton with recourse of any kind to CFHC or Stockton except the sale of mortgage loans, servicing rights, repurchase or reverse repurchase agreements, securities or other financial transactions in the ordinary course of business;

     (o) any agreement providing for the sale or servicing of any loan or other asset which constitutes a "recourse arrangement" under applicable regulation or policy promulgated by a Governmental Entity (except for agreements for the sale of guaranteed portions of loans guaranteed in part by the U. S. Small Business Administration and related servicing agreements);

     (p) any contract relating to the provision of data processing services to CFHC, Stockton or the CFHC Subsidiaries;

     (q) any other agreement of any other kind which involves future payments or receipts or performances of services or delivery of items requiring payment of $50,000 or more to or by CFHC, Stockton or the CFHC Subsidiaries other than payments made under or pursuant to loan agreements, participation agreements and other agreements for the extension of credit in the ordinary course of their business.

     True copies of all Scheduled Contracts, including all amendments and supplements thereto, have been delivered to TI.

     4.18 Certain Material Changes. Except as specifically required, permitted or effected by this Agreement or as otherwise set forth in a list delivered by CFHC and Stockton to TI (the "CFHC Material Adverse Effect List"), and except for any special assessments associated with the Savings Association Insurance Fund ("SAIF"), since December 31, 1995, there has not been, occurred or arisen any of the following (whether or not in the ordinary course of business unless otherwise indicated):

     (a) Any change in any of the assets, liabilities, permits, methods of accounting or accounting practices, business, or manner of conducting business, of CFHC, Stockton, or the CFHC Subsidiaries, or any other event or development that has had or may reasonably be expected to have a Material Adverse Effect;

     (b) Any damage, destruction or other casualty loss (whether or not covered by insurance) that has had or may reasonably be expected to have a Material Adverse Effect;

     (c) Any amendment, modification or termination of any existing, or entry into any new, material contract or permit that has had or may reasonably be expected to have a Material Adverse Effect on the business, financial condition, results of operations or prospects of CFHC on a consolidated basis; or

     (d) Any direct or indirect redemption, purchase or other acquisition by CFHC, Stockton or the CFHC Subsidiaries of any equity securities or any declaration, setting aside or payment of any dividend (except, in the case of the declaration, setting aside or payment by CFHC of a regular quarterly cash dividend consistent with past practice) or other distribution on or in respect of CFHC Stock whether consisting of money, other personal property, real property or other things of value.

     4.19 Licenses and Permits. CFHC, Stockton and CFHC Subsidiaries have all material licenses and permits that are necessary for the conduct of their respective businesses, and such licenses are in full force and effect. The respective properties, assets, operations and businesses of CFHC, Stockton and the CFHC

Subsidiaries are and have been maintained and conducted, in all material respects, in compliance with all applicable licenses and permits.

     4.20 Undisclosed Liabilities. Neither CFHC, Stockton nor the CFHC Subsidiaries has any liabilities or obligations, either accrued or contingent, that are material to CFHC on a consolidated basis and that have not been: (a) reflected or disclosed in the Financial Statements of CFHC; or (b) disclosed in a list furnished by CFHC and Stockton to TI (the "CFHC Undisclosed Liabilities List") or on any other CFHC List. Neither CFHC, Stockton nor the CFHC Subsidiaries knows of any reasonable basis for the assertion against any of them of any liability, obligation or claim (including, without limitation, that of any regulatory authority) that is likely to result in or cause a Material Adverse Effect that is not accurately reflected in the Financial Statements of CFHC or otherwise disclosed in this Agreement.

     4.21  Employee Benefit Plans.

     (a) Existence of Plans. For purposes of this Agreement, the term "Plans" shall mean (i) all "Employee Benefit Plans" (as such term is defined in Section 3(3) of ERISA) of which CFHC or any member of the same controlled group of corporations, trades or businesses as CFHC within the meaning of Section 4001(a)(14) of ERISA, including, but not limited to, Stockton and CFHC Subsidiaries (for purposes of this Section, an "ERISA Affiliate") is a sponsor or participating employer or as to which CFHC or any of its ERISA Affiliates makes contributions or is required to make contributions and (ii) any similar employment, severance or other arrangement or policy of CFHC or of any of its ERISA Affiliates (whether written or oral) providing for insurance coverage (including self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits. Except as is disclosed in the "CFHC Employee Plan List," (i) neither CFHC nor any of its ERISA Affiliates maintains or sponsors, or makes or is required to make contributions to, any Plans, (ii) none of the Plans is a "multiemployer plan," as defined in Section 3(37) of ERISA, (iii) none of the Plans is a "defined benefit pension plan" within the meaning of Section 3(35) of ERISA, and (iv) each of the Plans is, and at all times since its inception has been, in compliance with all provisions of ERISA, the Code, the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and all other applicable laws. Notwithstanding any statement or indication in this Agreement to the contrary, and except as otherwise provided for in the letter required pursuant to Article XII of this Agreement, there are no Plans as to which CFHC or its ERISA Affiliates will be required to make any contributions, whether on behalf of any of the current employees of the CFHC, its ERISA Affiliate or on behalf of any other person, after the Closing. With respect to each of such Plans, at the Closing there will be no unrecorded liabilities with respect to the establishment, implementation, operation, administration or termination of any such Plan, or the termination of the participation in any such Plan by the CFHC or any of its ERISA Affiliates. Neither CFHC nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan, or modify or change any existing Plan that would affect any employee or terminated employee of CFHC or any ERISA Affiliate, except as disclosed on the CFHC Employee Plan List. CFHC has delivered to TI true and complete copies of: (i) each of the Plans and any related funding and service agreements thereto (including insurance contracts, investment managing agreements, subscription and participation agreements and recordkeeping contracts) including all amendments, all of which are legally valid and binding and in full force and effect and there are no defaults thereunder, (ii) the currently effective Summary Plan Description, Summary of Material Modifications and all material employee communications pertaining to each of the Plans, (iii) the three most recent annual reports for each of the Plans (including all relevant schedules), (iv) the most recently filed PBGC Form 1 (if applicable), and (v) the most recent Internal Revenue Service determination letter for each Plan which is intended to constitute a qualified plan under Section 401 of the Code and each amendment to each of the foregoing documents and any requests for rulings, determinations, or opinions pending with the Internal Revenue Service or any other governmental agency.

     (b) Present Value of Benefits. Except as otherwise provided for in the letter required pursuant to Article XII of this Agreement, the present value of all accrued benefits under any Plans subject to Title IV of ERISA shall not, as of the Closing Date, exceed the value of the assets of such Plans allocated to such accrued benefits, based upon the applicable provisions of the Code and ERISA. With respect to each Plan that is subject to Title IV of ERISA (i) no amount is due or owing from CFHC or its ERISA Affiliates to the Pension Benefit Guaranty Corporation or to any "multiemployer plan" as defined in Section 3(37) of ERISA on account of any withdrawal therefrom and (ii) no such Plan has been terminated other than in accordance with ERISA or at a time when the Plan was not sufficiently funded. The transactions contemplated hereunder, including without limitation the termination of the Plans at or prior to the Closing, shall not result in any such withdrawal or other liability under any applicable laws.

     (c) Penalties; Reportable Events. None of the Plans, nor any trust created thereunder nor any trustee, fiduciary or administrator thereof, has engaged in any transaction which might subject any of the Plans, any such trust, or any trustee, fiduciary or administrator thereof, or any party dealing with the Plans or any such trust, to the tax or penalty on prohibited transactions imposed by
Section 4975 of the Code or to any civil penalty imposed by Section 502 of ERISA. None of the Plans subject to Title IV of ERISA has, since September 2, 1974, been completely or partially terminated nor has there been any "reportable event," as such term is defined in Section 4043(b) of ERISA, with respect to any of the Plans since the effective date of ERISA nor has any notice of intent to terminate been filed or given with respect to any such Plan. There has been no
(i) withdrawal by CFHC or any of its ERISA Affiliates that is a substantial employer from a single-employer plan which is a Plan and which has two or more contributing sponsors at least two of whom are not under common control, as referred to in Section 4063(b) of ERISA, or (ii) cessation by CFHC or any of its ERISA Affiliates of operations at a facility causing more than 20% of Plan participants to be separated from employment, as referred to in Section 4062(f) of ERISA.

     (d) Deficiencies; Qualification. None of the Plans nor any trust created thereunder has incurred any "accumulated funding deficiency" as such term is defined in Section 412 of the Code, whether or not waived, since the effective date of said Section 412. Furthermore, neither CFHC nor any of its ERISA Affiliates has any unfunded liability under ERISA in respect of any of the Plans. Each of the Plans which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and CFHC does not know of any fact which could adversely affect the qualified status of any such Plan. All of the Plans have been administered and maintained in compliance with ERISA, COBRA, the Code and all other applicable laws. All contributions required to be made to each of the Plans under the terms of the Plan, ERISA, the Code, COBRA or any other applicable laws have been timely made. The Financial Statements properly reflect all amounts required to be accrued as liabilities to date under each of the Plans. There is no contract, agreement or benefit arrangement covering any employee of CFHC which, individually or collectively, could give rise to the payment of any amount which would constitute an "excess parachute payment" (as defined in Section 280G of the Code).

     (e) Litigation. There have occurred and there exists (i) no pending litigation or controversies against the Plans or against CFHC or any of its ERISA Affiliates as the "Employer" or "Sponsor" under the Plans or against the trustee, fiduciaries or administrators of any of the Plans and (ii) no pending or threatened investigations, proceedings, lawsuits, disputes, actions or controversies involving the Plans, the administrator or trustee of any of the Plans with any of the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation, any participant in the Plans or any other person whatsoever. Without limiting the generality of the foregoing, there are no lawsuits or other claims, pending or threatened (other than routine claims for benefits under a Plan) against (i) any Plan, or (ii) any "Fiduciary" of such Plan (within the meaning of Section 3(21)(a) of ERISA) brought on behalf of any participant, beneficiary or Fiduciary thereunder, nor is there a reasonable basis for any such claim.

     4.22 Corporate Records. The minute books of CFHC and Stockton since 1982, and the CFHC Subsidiaries since their respective dates of incorporation, accurately reflect all material actions taken to this date by the respective stockholders, boards of directors and committees of CFHC, Stockton and the CFHC Subsidiaries and contain true and complete copies of the Certificates of Incorporation, as amended, Articles of Incorporation, as amended, Federal Stock Charter, Bylaws and other charter documents, and all amendments thereto. True and complete copies of CFHC's, Stockton's and the CFHC Subsidiaries' Certificates of Incorporation, as amended, Articles of Incorporation, as amended, Federal Stock Charter, Bylaws and other charter documents, and all amendments thereto, have been delivered to TI on the date hereof.

     4.23 Community Reinvestment Act. Stockton received a rating of "satisfactory" in its most recent examination or interim review with respect to the Community Reinvestment Act. CFHC or Stockton have not been advised of any supervisory concerns regarding any of Stockton's compliance with the Community Reinvestment Act.

     4.24  Regulatory Actions.

     (a) As of the date hereof, and to CFHC's and Stockton's actual knowledge, CFHC and Stockton are in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Bank Secrecy Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Americans with Disabilities Act, and all other applicable fair lending laws or other laws relating to discrimination, and to CFHC's and Stockton's actual knowledge, neither CFHC nor Stockton is the subject of a referral to either the United States Department of Justice or the Department of Housing and Urban Development for alleged violations of the Fair Lending Acts.

     (b) Except as set forth in a list (the "CFHC Regulatory Actions List"), to the knowledge of CFHC and Stockton, each material violation, criticism, or exception by any Governmental Entity with respect to any examinations of CFHC or Stockton has been responded to or is in the process of being responded to, and neither CFHC nor Stockton has been advised by any Governmental Entity that its response is inadequate.

     (c) Neither CFHC, Stockton nor the CFHC Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, any Governmental Entity nor has it been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

     4.25 Insider Loans; Other Transactions. CFHC has previously provided TI with a listing, current as of November 30, 1996, of all extensions of credit made to CFHC, Stockton and the CFHC Subsidiaries and each of its and their executive officers and directors and their related interests (all as defined under Federal Reserve Board Regulation O), all of which have been made in compliance with Regulation O, which listing is true, correct and complete in all material respects. Neither CFHC, Stockton nor any CFHC Subsidiary owes any amount to, or has any contract or lease with or commitment to, any of the present Executive Officers or directors of CFHC, Stockton or any CFHC Subsidiary (other than for compensation for current services not yet due and payable, reimbursement of expenses arising in the ordinary course of business, options available under the CFHC Stock Option Plan, or any amounts due pursuant to CFHC's Employee Benefit Plans).

     4.26 Accounting Records. CFHC, Stockton and the CFHC Subsidiaries maintain accounting records which fairly and accurately reflect, in all material respects, their transactions and accounting controls exist sufficient to provide reasonable assurances that such transactions are, in all material respects, (i) executed in accordance with their management's general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting procedures and/or applicable regulatory accounting principles or banking regulations consistently applied. Such records, to the extent they contain important information pertaining to CFHC, Stockton and the CFHC Subsidiaries which is not easily and readily available elsewhere, have been stored and maintained in compliance with OTS Regulations.

     4.27 Indemnification. Other than pursuant to the provisions of its charter or bylaws, neither CFHC, Stockton nor the CFHC Subsidiaries is a party to any indemnification agreement with any of its present directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of CFHC (a "Covered Person"), and to the knowledge of CFHC, there are no claims for which any Covered Person would be entitled to indemnification under Section 7.8 if such provisions were deemed in effect, except as set forth in a list furnished by CFHC and Stockton to TI (the "CFHC Indemnification List").

     4.28 Offices and ATMs. CFHC and Stockton have furnished to TI a list (the "CFHC Offices List") setting forth the headquarters of Stockton (identified as such) and each of the offices and automated teller machines ("ATMs") maintained and operated by Stockton (including, without limitation, representative and loan production offices and operations centers) and the location thereof. Except as set forth on the CFHC Offices List, Stockton maintains no other office or ATM and conducts business at no other location, and Stockton has not applied for nor received permission to open any additional branch nor operate at any other location.

     4.29  Loan Portfolio.

     (a) CFHC and Stockton have furnished to TI a list (the "CFHC Loan List") that sets forth as of November 30, 1996 a description of (a) each loan, lease, other extension of credit or commitment to extend credit by Stockton in excess of $25,000; (b) all loans, leases, other extensions and commitments to extend credit by Stockton of $25,000 or more, that have been classified by any bank regulatory authority or any unit of CFHC or Stockton or by any other Person as "Criticized," "Specially Mentioned," "Watch List," "Substandard," "Doubtful," "Loss" or any comparable classification ("Classified Credits"); and (c) all consumer loans due to Stockton as to which any payment of principal, interest or any other amount is 90 days or more past due. There is no material disagreement with any regulatory agency as to any classification referred to herein.

     (b) Each loan, other than loans the aggregate amount of which to any one borrower and its related interests reflected as an asset on CFHC's most recent balance sheet does not exceed $25,000, and each balance sheet date subsequent thereto (i) is evidenced by notes, agreements or other evidence of indebtedness which are true, genuine and what they purport to be, and (ii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. All such loans and extensions of credit that have been made by Stockton and that are subject to
Section 11 of HOLA comply therewith.

     4.30 Investment Securities. CFHC and Stockton have furnished to TI a list (the "CFHC Investment Securities List") setting forth a description of each Investment Security held by CFHC, Stockton or the CFHC Subsidiaries on November 30, 1996 and on the date of this Agreement. The CFHC Investment Securities List sets forth, with respect to each such Investment Security: (i) the issuer thereof; (ii) the outstanding balance or number of shares; (iii) the maturity, if applicable: (iv) the title of issue; and (v) the classification under SFAS No. 115. Neither CFHC, Stockton nor the CFHC Subsidiaries holds any Investment Security classified as trading.

     4.31 Derivatives Contracts; Structured Notes; Etc. Except as set forth in a list furnished by CFHC and Stockton to TI, (the "CFHC Derivatives List") neither CFHC, Stockton nor the CFHC Subsidiaries, is a party to or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivative contract (including various combinations thereof) (each a "Derivatives Contract") or owns securities that are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes," or "capped floating rate mortgage derivatives."

     4.32 Power of Attorney. Neither CFHC, Stockton nor the CFHC Subsidiaries has granted any Person a power of attorney or similar authorization that is presently in effect or outstanding.

     4.33 Material Interests of Certain Persons. Except as disclosed in CFHC's proxy statement for its 1996 annual meeting of stockholders, no officer or director of CFHC, or any associate thereof (as such term is defined in Rule 12b-2 under the Exchange Act) has any material interest in any material contract or property (real or personal) tangible or intangible, used in or pertaining to the business of CFHC, Stockton or the CFHC Subsidiaries.

     4.34 Tax Matters. Neither CFHC, Stockton or the CFHC Subsidiaries, nor, to the knowledge of CFHC or Stockton, any of their respective Affiliates has taken or agreed to take any action that would prevent the business combinations to be effected by the Mergers from qualifying as reorganizations under Section 368(a) of the Code.

     4.35 Facts Affecting Regulatory Approvals. To the knowledge of CFHC and Stockton, there is no fact, event or condition applicable to CFHC, Stockton or the CFHC Subsidiaries which will, or reasonably could be expected to, adversely affect the likelihood of securing the requisite approvals or consents of any Governmental Entity to the Mergers and transactions contemplated by this Agreement.

     4.36 Disclosure Documents and Applications. None of the information supplied or to be supplied by or on behalf of CFHC or Stockton ("CFHC Supplied Information") for inclusion in (a) the Proxy Statement to be mailed to the stockholders of CFHC in connection with obtaining the approval of the stockholders of CFHC of this Agreement, the Holding Company Merger and the other transactions contemplated hereby, and (b) any other documents to be filed with the SEC, the OTS, the FDIC or any other Governmental Entity in connection with the transactions contemplated in this Agreement, will, at the respective times such documents are filed or become effective, or with respect to the Proxy Statement when mailed, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.37  Certain Regulatory Matters.

     (a) Stockton is a qualified thrift lender under Section 10(m) of the HOLA and is a member of the Federal Home Loan Bank of San Francisco; and

     (b) Stockton has not paid any dividends to CFHC that (i) caused the regulatory capital of Stockton to be less than the amount then required by applicable law or (ii) exceeded any other limitation on the payment of dividends imposed by law, agreement or regulatory policy. Other than as required by applicable law or OTS Regulations, there are no restrictions on the payment of dividends by Stockton or CFHC.

     4.38  Corporate Approval

     (a) The affirmative vote of the holders of a majority of the outstanding shares of CFHC Stock is required to adopt this Agreement and approve the Holding Company Merger and the other transactions contemplated hereby. No other vote of the stockholders of CFHC is required by law, the Certificate of Incorporation or Bylaws of CFHC or otherwise to adopt this Agreement and approve the Holding Company Merger and the other transactions contemplated hereby; and

     (b) At a duly constituted meeting of the Board of Directors of CFHC and Stockton, directors constituting at least two-thirds of the directors then in office respectively authorized CFHC's and Stockton's entry into this Agreement and the transactions contemplated hereby.

     4.39 Intellectual Property. Except as set forth in a list furnished by CFHC and Stockton to TI (the "CFHC Intellectual Property List"), CFHC, Stockton and the CFHC Subsidiaries own or possess valid and binding licenses and other rights to use without payment all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in their respective businesses; and CFHC, Stockton and the CFHC Subsidiaries have not received any notice with respect thereto that asserts the rights of others. CFHC, Stockton and the CFHC Subsidiaries have in all material respects performed all the obligations required to be performed by them, and are not in default in any material respect under any license, contract, agreement, arrangement or commitment relating to any of the foregoing.

     4.40 Accuracy and Currentness of Information Furnished. The representations and warranties made by CFHC and Stockton hereby or in the Lists or schedules hereto do not contain any untrue statement of a material fact or omit to state any material fact which is necessary under the circumstances under which they were made to prevent the statements contained herein or in such Lists or schedules from being misleading.

                                   ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF TI AND GUARANTY

     Subject to the provisions of Section 14.3 of this Agreement, TI and Guaranty, jointly and severally, represent and warrant to CFHC and Stockton as follows:

     5.1 Incorporation, Standing and Power. TI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and is registered as a savings and loan holding company under HOLA. Guaranty is a federal savings bank duly incorporated, validly existing and in good standing under the laws of the United States and is authorized by the OTS to conduct a federal savings bank business. The Certificate of Incorporation and Bylaws of TI, and the Federal Stock Charter and Bylaws of Guaranty, each as amended to date, are in full force and effect. Guaranty's deposits are insured by the FDIC in the manner and to the fullest extent provided by law. TI and Guaranty are duly qualified and in good standing as a foreign corporation, and are authorized to do business, in all states or other jurisdictions in which such qualification or authorization is necessary, except where the failure to be so qualified or authorized would not, individually or in the aggregate, have a Material Adverse Effect.

     5.2 Authority of TI and Guaranty. The execution and delivery by TI and Guaranty of this Agreement and by Guaranty of the Agreement of Bank Merger, and subject to the requisite approval of the shareholder of Guaranty of this Agreement and the transactions contemplated hereby, the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of TI and Guaranty, and this Agreement is and the Agreement of Bank Merger will be upon execution by all parties, a valid and binding obligation of TI and Guaranty, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles and by Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D). Except as set forth in a list furnished by TI to CFHC (the "TI Conflicts and Consents List"), neither the execution and delivery by TI or Guaranty of this Agreement or the Agreement of Bank Merger, as the case may be, the consummation of the transactions contemplated herein or thereby, nor compliance by TI or Guaranty with any of the provisions hereof or thereof, will (a) conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws, as amended, of TI, or the Federal Stock Charter or Bylaws, as amended, of Guaranty;
(b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which TI or Guaranty is a party, or by which TI or Guaranty or any of their respective properties or assets is bound; (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of TI or Guaranty; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to TI or Guaranty or any of their respective properties or assets. Except as set forth in the TI Conflicts and Consents List, no consent of, approval of, notice to or filing with any Governmental Entity having jurisdiction over any aspect of the business or assets of TI, and no consent or approval of any other Person, is required in connection with the execution and delivery by TI of this Agreement, or the consummation by TI of the transactions contemplated hereby or thereby, except (i) the approval of this Agreement and the transactions contemplated hereby by the shareholder of Guaranty; (ii) such approvals as may be required by the OTS and the FDIC; (iii) filing of the Certificate of Merger with the Delaware Secretary pursuant to the Delaware General Corporation Law; (iv) the declaration of effectiveness by the SEC of the S-4 Registration Statement; and (v) such approvals as may be required by the NYSE to approve for inclusion on the NYSE the TI Stock to be issued in the Holding Company Merger.

     5.3 Tax Representations. TI, Guaranty and their Affiliates agree to cooperate with tax counsel by furnishing reasonable and customary written representations to tax counsel for purposes of supporting tax counsel's opinion that the Holding Company Merger and the Bank Merger both qualify as tax-deferred reorganizations within the meaning of Section 368(a) of the Code as contemplated in Section 9.6 hereof.

     5.4 Disclosure Documents and Applications. None of the information supplied or to be supplied by or on behalf of TI ("TI Supplied Information") for inclusion in (a) the S-4 Registration Statement, and (b) any other documents to be filed with the OTS, the FDIC or any other Governmental Entity in connection with the transactions contemplated in this Agreement will, at the respective times such documents are filed or become effective, or with respect to the S-4 Registration Statement when mailed, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     5.5 Reports and Filings. TI and Guaranty have filed all reports, returns, registrations and statements (such reports and filings referred to as "TI Filings"), together with any amendments required to be made with respect thereto, that were required to be filed with (a) the SEC, (b) the OTS, (c) the FDIC and (d) any other applicable Governmental Entity, including taxing authorities, except where the failure to file such reports, returns, registrations or statements has not had and is not reasonably expected to have a Material Adverse Effect. No material adverse administrative actions have been taken or orders issued in connection with such TI Filings. As of their respective dates, each of such TI Filings (y) complied in all material respects with all laws and regulations enforced or promulgated by the Governmental Entity with which it was filed (or was amended so as to be in compliance promptly following discovery of any such noncompliance); and (z) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any of such TI Filings fairly presented the financial position of TI and was prepared in accordance with generally accepted accounting principles and/or applicable regulatory accounting principles or banking regulations consistently applied, except as stated therein, during the periods involved. TI has furnished CFHC with true and correct copies of all TI Filings filed by TI with the SEC, OTS, and the FDIC since January 1, 1993.

     5.6 Corporate Approval. At a duly constituted meeting of the Board of Directors of Guaranty, directors constituting at least two-thirds of the directors then in office authorized Guaranty's entry into this Agreement and the transactions contemplated hereby, and, at a duly constituted meeting of the Board of Directors of TI, directors constituting at least a majority of the directors then in office authorized TI's entry into this Agreement and the transactions contemplated hereby.

     5.7 Absence of Certain Changes or Events. Except as may be set forth in a list furnished by TI to CFHC (the "TI Material Adverse Effect List"), or as otherwise contemplated by this Agreement, since December 30, 1995, and as of the date hereof, no event has occurred which has had a Material Adverse Effect.

     5.8 Access to Funds. TI has, or on the Closing Date will have, a sufficient number of authorized shares of TI Stock and all funds necessary to consummate the Holding Company Merger.

     5.9 Facts Affecting Regulatory Approvals. To the knowledge of TI and Guaranty, there is no fact, event or condition applicable to TI or Guaranty which will, or reasonably could be expected to, adversely affect the likelihood of securing the requisite approvals or consents of any Governmental Entity to the Mergers and transactions contemplated by this Agreement.

     5.10 Accuracy and Currentness of Information Furnished. The representations and warranties made by TI and Guaranty hereby or in the Lists or schedules hereto do not contain any untrue statement of material fact or omit to state any material fact which is necessary under the circumstances to prevent the statements contained herein or in such Lists or schedules from being misleading.

                                   ARTICLE VI

      COVENANTS OF CFHC AND STOCKTON PENDING EFFECTIVE TIME OF THE MERGERS

     CFHC and Stockton covenant and agree with TI and Guaranty as follows:

     6.1  Limitation on CFHC's and Stockton's Conduct Prior to Effective
Time. Between the date hereof and the Effective Time of the Holding Company Merger, except as contemplated by this Agreement and subject to requirements of law and regulation generally applicable to federally chartered savings banks and savings and loan holding companies, CFHC and Stockton agree to conduct, and CFHC agrees to cause Stockton and the CFHC Subsidiaries to conduct, their respective businesses in the ordinary course in substantially the manner heretofore conducted and in accordance with sound banking practices, and CFHC, Stockton and the CFHC Subsidiaries shall not, without prior written consent of TI (which consent shall not be unreasonably withheld and which consent shall be deemed granted if within five (5) business days of TI's receipt of written notice of a request for prior written consent, written notice of objection is not received by CFHC):

     (a) issue, sell or grant any CFHC Stock (except pursuant to the exercise of CFHC Options outstanding as of the date hereof), CFHC preferred stock, Stockton Stock, any other securities (including long term debt) of CFHC, Stockton or the CFHC Subsidiaries or any rights, options or securities to acquire any CFHC Stock (except pursuant to the Stock Option Agreement attached hereto as Exhibit A), CFHC preferred stock, Stockton Stock, or any other securities (including long term debt) of CFHC or Stockton or the CFHC Subsidiaries;

     (b) declare, set aside or pay any dividend or make any other distribution upon or split, combine or reclassify any shares of capital stock or other securities of CFHC, Stockton or any CFHC Subsidiaries other than, by CFHC, the declaration, setting aside and payment of quarterly cash dividends consistent with past practice, and not to exceed $0.11 per share of CFHC Stock for each quarterly period;

     (c) purchase, redeem or otherwise acquire any capital stock or other securities of CFHC, Stockton or the CFHC Subsidiaries or any rights, options, or securities to acquire any capital stock or other securities of CFHC, Stockton or CFHC Subsidiaries; provided, however, that CFHC may cancel outstanding CFHC Options and pay the holders of such CFHC Options an amount not greater than an amount of cash computed in accordance with Section 2.4;

     (d) except as may be required to effect the transactions contemplated herein, amend their Certificate of Incorporation or Articles of Incorporation, as applicable, Federal Stock Charter, or Bylaws;

     (e) grant any general or uniform increase in the rate of pay of employees or employee benefits except pursuant to the plan approved on November 25, 1996 by the Compensation/Stock Options Committee of CFHC's Board of Directors providing for an overall base salary increase of 4%;

     (f) grant any: (i) bonus, incentive compensation or related employee benefits to any Person except for those of a nondiscretionary nature granted in the ordinary course of business and consistent with past practices or as required by an existing written employment agreement, and except as otherwise permitted by this Agreement; (ii) increase in salary except as set forth in
Section 6.1(e) hereof or except upon a promotion, in which latter case such increase shall not exceed 5% of base pay; (iii) compensation to Robert V. Kavanaugh in excess of that approved pursuant to that certain resolution dated November 25, 1996 of the Compensation/ Stock Options Committee of CFHC's Board of Directors; or (iv) compensation or other benefits to any director in excess of the amounts previously disclosed to TI and Guaranty and as identified on a list delivered by CFHC to TI (the "CFHC Director Compensation List")

     (g) make any capital expenditure or commitments with respect thereto in excess of $50,000 in the aggregate for any specific project or purpose, except for ordinary repairs, renewals and replacements, and except for those payments to be made in connection with the opening of a branch of Stockton in Modesto and the purchase of eight Automated Teller Machines, all as identified on a list delivered by CFHC to TI (the "CFHC Material Expenditure List");

     (h) compromise or otherwise settle or adjust any assertion or claim of a deficiency in Taxes (or interest thereon or penalties in connection therewith), extend the statute of limitations with any tax authority or file any pleading in court in any tax litigation or any appeal from an asserted deficiency, or file or amend any federal, foreign, state or local tax return, or make any tax election;

     (i) grant or commit to grant any extension of credit if such extension of credit, together with all other credit then outstanding to the same Person and all Affiliated Persons: (i) if unsecured, would exceed

$100,000, or, (ii) if secured by a lien on real estate (excluding any government insured loans), would exceed $1,000,000 or have a loan-to-value ratio in excess of 80% (unless insured by private mortgage insurance);

     (j) change any method or period of accounting unless and until required by generally accepted accounting principles or a Governmental Entity;

     (k) grant or commit to grant any extension of credit or amend the terms of any such credit outstanding on the date hereof to any Executive Officer, director or holder of ten percent (10%) or more of the outstanding CFHC Stock, or any Affiliate of such Person, if such credit would exceed $25,000;

     (l) close any offices at which business is conducted or open any new offices, except for the opening of those branches identified in the CFHC Material Expenditure List and the opening of Stockton's branch in Oakdale, pursuant to the terms of CFHC's agreement with Sentinel Savings and Loan Association;

     (m) adopt or enter into any new employment agreement or other employee benefit plan or arrangement or amend or modify any employment agreement or employee benefit plan or arrangement of any such type except for such amendments as are required by law, and except as otherwise permitted by this Agreement;

     (n) initiate, solicit, or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors, or employees or any investment banker, financial advisor, attorney, accountant, or other representative retained by CFHC, Stockton or any of their Affiliates to take any such action, and CFHC shall promptly notify TI (orally and in writing) of all of the material facts relating to all inquiries and proposals which it may receive relating to any of such matters. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving CFHC or Stockton: any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of CFHC or Stockton representing ten percent (10%) or more of the consolidated assets of CFHC; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock), representing ten percent (10%) or more of the voting power of CFHC; a tender offer or exchange offer for at least ten percent (10%) of the outstanding shares of CFHC; a solicitation of proxies in opposition to approval of the Holding Company Merger by CFHC's shareholders; or a public announcement of a bona fide proposal, plan, or intention to do any of the foregoing. CFHC, Stockton and the CFHC Subsidiaries will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties (other than TI and Guaranty) conducted heretofore with respect to any of the foregoing. CFHC and Stockton will take the necessary steps to inform promptly the appropriate individuals or entities referred to above of the obligations undertaken in this Section. CFHC and Stockton agree that they will notify TI and Guaranty immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussion are sought to be initiated or continued with CFHC, Stockton or the CFHC Subsidiaries. CFHC and Stockton also agree that they shall promptly request each other person, other than TI and Guaranty, that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring CFHC, Stockton or the CFHC Subsidiaries to return all confidential information heretofore furnished to such person by or on behalf of CFHC, Stockton or any of the CFHC Subsidiaries and enforce any such confidentiality agreements. Notwithstanding any other provision in this Section 6.1(n) or elsewhere in this Agreement, the obligations of CFHC in this Agreement are subject to the continuing fiduciary duties of the Board of Directors of CFHC to the stockholders of CFHC. In the event the Board of Directors of CFHC receives a bona fide offer for a Competing Transaction with another entity, and reasonably determines, upon advice of counsel, that as a result of such offer, any duty to act or to refrain from doing any act pursuant to this Agreement is inconsistent with the continuing fiduciary duties of said Board of Directors to the stockholders of CFHC, such failure to act or refrain from doing any act shall not constitute the failure of any condition, breach of any covenant or otherwise constitute any breach of this Agreement, except that any such failure to act or refrain from doing any act shall entitle TI to terminate this Agreement pursuant to Section 13.1(i) hereof;

     (o) other than in the ordinary course of business, consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person;

     (p) change any of CFHC's or Stockton's basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices or any other material aspect of CFHC's business or operations on a consolidated basis;

     (q) grant any Person a power of attorney or similar authority;

     (r) make any investment by purchase of stock or securities (including an Investment Security), contributions to capital, property transfers or otherwise in any other Person, except for federal funds or obligations of the United States Treasury or an agency of the United States government the obligations of which are entitled to or implied to have the full faith and credit of the United States government and which have an original maturity not in excess of one year, in any case, in the ordinary course of business consistent with past practices and which are not designated as trading;

     (s) settle any claim, action or proceeding involving any liability of CFHC, Stockton or the CFHC Subsidiaries for money damages in excess of $75,000 exclusive of insurance coverage, or involving restrictions upon the operations of CFHC or any of the CFHC Subsidiaries;

     (t) amend or modify any Scheduled Contract or enter into any agreement or contract that would be a Scheduled Contract under Section 4.17, except as otherwise permitted by this Agreement;

     (u) waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim, except for actions taken in the resolution of extensions of credit or other debts or claims that do not result in a reduction in excess of $15,000 of the amount CFHC is otherwise entitled to pursuant to such right, collateral, credit or other debt or claim, and in a manner consistent with past practice;

     (v) enter into any new activities or lines of business, or cease to conduct any material activities or lines of business that it conducts on the date hereof, or conduct any material business activity not consistent with past practice;

     (w) sell, transfer, mortgage, encumber or otherwise dispose of any assets or release or waive any claim, except in the ordinary course of business and consistent with past practices;

     (x) take any action which would or is reasonably likely to (i) adversely affect the ability of CFHC or Stockton to obtain any necessary approval of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect CFHC's or Stockton's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of CFHC's or Stockton's obligations hereunder, as set forth in Articles IX or X herein not being satisfied;

     (y) make any special or extraordinary payments to any Person, except as otherwise permitted by this Agreement;

     (z) reclassify any Investment Security from hold-to-maturity or available for sale to trading;

     (aa) sell any security other than in the ordinary course of business;

     (bb) take title to any real property without conducting prior thereto an environmental investigation (which at a minimum shall consist of a phase I environmental report), which investigation shall disclose the absence of any suspected environmental contamination, except with respect to real property on which there is located a 1-4 family residence (unless CFHC or Stockton has reasonable cause to believe any Hazardous Materials may exist on such property);

     (cc) take or cause to be taken any action which would disqualify the Mergers as "tax-deferred reorganizations" within the meaning of Section 368(a) of the Code;

     (dd) notwithstanding any recoveries received with respect to loans previously charged off, reduce the allowance for loan and lease losses, except as a result of chargeoffs, nor increase the allowance for loan and lease losses greater than the tax base year reserve; or

     (ee) agree or make any commitment to take any actions prohibited by this
Section 6.1.

     6.2 Affirmative Conduct of CFHC and Stockton Prior to Effective Time. Between the date hereof and the Effective Time of the Holding Company Merger, CFHC and Stockton shall, and CFHC shall cause Stockton and the CFHC Subsidiaries to:

     (a) use their respective commercially reasonable efforts consistent with this Agreement to maintain and preserve intact their respective present business organizations and to maintain and preserve their respective relationships and goodwill with account holders, borrowers, employees and others having business relationships with CFHC, Stockton or the CFHC Subsidiaries;

     (b) use their respective commercially reasonable efforts to keep in full force and effect all of the existing material permits and licenses of CFHC, Stockton or the CFHC Subsidiaries;

     (c) use their respective commercially reasonable efforts to maintain insurance coverage at least equal to that now in effect on all properties for which they are responsible and on their respective business operations;

     (d) perform their respective material contractual obligations and not become in material default on any such obligations;

     (e) duly observe and conform to all lawful requirements applicable to their respective businesses, except for any failure to so observe and conform that would not have a Material Adverse Effect;

     (f) maintain their respective assets and properties in good condition and repair, normal wear and tear excepted;

     (g) promptly advise TI in writing of any event or any other transaction within CFHC's or Stockton's knowledge whereby any Person or Related Group of Persons acquires, directly or indirectly, record or beneficial ownership or control (as defined in Rule 13d-3 promulgated by the SEC under the Exchange Act) of five percent (5%) or more of the outstanding CFHC Stock prior to the record date fixed for the CFHC Stockholders' Meeting or any adjourned meeting thereof to approve this Agreement and the transactions contemplated herein;

     (h) promptly notify TI regarding receipt from any tax authority of any notification of the commencement of an audit, any request to extend the statute of limitations, any statutory notice of deficiency, any revenue agent's report, any notice of proposed assessment, or any other similar notification of potential adjustments to the tax liabilities of CFHC, or the CFHC Subsidiaries or Stockton, or any actual or threatened collection enforcement activity by any tax authority with respect to tax liabilities of CFHC, Stockton or the CFHC Subsidiaries, and make available to TI the calculation work papers for federal income tax estimated payments;

     (i) make available to TI monthly unaudited consolidated balance sheets and consolidated income statements of CFHC within twenty-five (25) days after the close of each calendar month;

     (j) not later than the 20th day of each calendar month, amend or supplement the CFHC Lists prepared and delivered pursuant to Article IV to ensure that the information set forth in the CFHC Lists accurately reflects the then-current status of the information provided therein, and deliver such amendments or supplements to TI no later than the 20th day of each calendar month. CFHC shall further amend or supplement the CFHC Lists as of the Closing Date if necessary to reflect any additional information that needs to be included in the CFHC Lists. No amendment or supplement to the CFHC Lists needs to be provided to the extent there has been no change or update in such CFHC List;

     (k) use their respective commercially reasonable efforts to obtain any third party consent with respect to any contract, agreement, lease, license, amendment, permit or release that is material to the business of

CFHC on a consolidated basis or that is contemplated in this Agreement as required in connection with the Holding Company Merger or Bank Merger; and

     (l) maintain an allowance for loan and lease losses consistent with practices and methodology as in effect on the date of the execution of this Agreement.

     6.3  Access to Information.

     (a) CFHC and Stockton will afford, and CFHC shall cause the CFHC Subsidiaries to afford, upon reasonable notice, to TI and its representatives, counsel, accountants, agents and employees reasonable access during normal business hours to all of their respective businesses, operations, properties, books, files and records and will do everything reasonably necessary to enable TI and its representatives, counsel, accountants, agents and employees to make a complete examination of the financial statements, businesses, assets and properties of CFHC, the CFHC Subsidiaries and Stockton and the condition thereof and to update such examination at such intervals as TI shall deem appropriate. Such examination shall be conducted in cooperation with the officers of CFHC, the CFHC Subsidiaries and Stockton and in such a manner as to minimize any disruption of, or interference with, the normal business operations of CFHC, the CFHC Subsidiaries and Stockton. Upon the request of TI, CFHC will request Peat Marwick to provide reasonable access by Ernst & Young to auditors' work papers with respect to the businesses and properties of CFHC, Stockton and the CFHC Subsidiaries, including tax accrual work papers prepared for CFHC and/or Stockton during the preceding sixty (60) months or any future completed audits or completed reviews of CFHC or Stockton, other than (i) books, records and documents covered by the attorney-client privilege, or that are attorneys' work product, and (ii) books, records and documents that CFHC, Stockton and the CFHC Subsidiaries are legally obligated to keep confidential. No examination or review conducted under this section shall constitute a waiver or relinquishment on the part of TI of the right to rely upon the representations and warranties made by CFHC and Stockton herein. TI covenants and agrees that it and its representatives, counsel, accountants, agents and employees will hold in strict confidence all documents and information concerning CFHC, Stockton and the CFHC Subsidiaries received from any of them so obtained (except to the extent that such documents or information are a matter of public record or require disclosure in the S-4 Registration Statement or any of the public information of any applications required to be filed with any Governmental Entity to obtain the approvals and consents required to effect the transactions contemplated hereby), and if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents shall be returned to CFHC, Stockton and the CFHC Subsidiaries.

     (b) A representative of TI, selected by TI in its sole discretion, shall be authorized and permitted to review each loan, lease, or other credit funded or renewed by CFHC or Stockton after the date hereof, and all information associated with such loan, lease or other credit within three business days of such funding or renewal, such review to take place, if possible, on Stockton's premises.

     (c) A representative of TI, selected by TI in its sole discretion, shall be permitted by CFHC and Stockton to attend all regular and special Board of Directors' and committee meetings of CFHC and Stockton from the date hereof until the Effective Time of the Holding Company Merger; provided, however, that the attendance of such representative shall not be permitted at any meeting, or portion thereof, for the sole purpose of discussing the transactions contemplated by this Agreement or the obligations of CFHC or Stockton under this Agreement, or information covered by the attorney-client privilege;

     6.4 Filings. CFHC and Stockton agree that through the Effective Time of the Holding Company Merger, each of their respective reports, registrations, statements and other filings required to be filed with any applicable Governmental Entity will comply in all material respects with all the applicable statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any such report, registration, statement or other filing that is intended to present the financial position of the entity or entities to which it relates will fairly present the financial position of such entities or entity and will be prepared in accordance with generally accepted accounting principles and/or applicable regulatory accounting principles or banking regulations consistently applied during the periods involved.

     6.5 Notices; Reports. CFHC and Stockton will promptly notify TI and Guaranty of any event of which CFHC or Stockton obtains knowledge which has had or may have a Material Adverse Effect or in the event that CFHC or Stockton determines that either is unable to fulfill any of the conditions to the performance of TI's or Guaranty's obligations hereunder, as set forth in Articles IX or XI herein, and CFHC and Stockton will furnish TI (i) as soon as available, and in any event within ten (10) days after it is prepared, any report by CFHC or Stockton for submission to the Board of Directors of CFHC or Stockton or committee thereof, except to the extent such report (or, in the case of a portion of a report, the relevant portion thereof) has been prepared for the sole purpose of discussing the transactions contemplated by this Agreement or the obligations of CFHC or Stockton under this Agreement or information covered by the attorney-client privilege, provided, however, that this exception shall not excuse any of CFHC's or Stockton's other obligations under this Agreement; (ii) as soon as available, all proxy statements, information statements, financial statements, reports, letters and communications sent by CFHC to its stockholders or other security holders, and all reports filed by CFHC or Stockton with, or received by CFHC or Stockton from, the SEC, OTS, FDIC or any other Governmental Entity, and (iii) such other existing reports as TI may reasonably request relating to CFHC or Stockton.

     6.6 CFHC Stockholders' Meeting. CFHC will take action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of its stockholders to consider and vote upon this Agreement and the transactions contemplated hereby. The Board of Directors of CFHC shall, subject to its fiduciary duties, recommend that its stockholders approve this Agreement and the transactions contemplated hereby, and the Board of Directors of CFHC shall, subject to its fiduciary duties, use its best efforts to obtain the affirmative vote of the holders of the largest possible percentage of the outstanding CFHC Stock to approve this Agreement and the transactions contemplated hereby.

     6.7 Bank Merger. CFHC and Stockton shall, at the request of TI (i) take all necessary corporate and other action, to adopt and approve the Bank Merger;
(ii) execute, deliver and, where appropriate, file any and all documents necessary or desirable to permit the Bank Merger immediately following consummation of the Holding Company Merger; and (iii) take and cause to be taken any other action to permit the consummation of any transactions contemplated in connection with the Bank Merger. Neither CFHC nor Stockton shall take any action that would prevent performance of the Agreement of Bank Merger or any other transactions contemplated in connection with the Bank Merger.

     6.8 Applications. CFHC and Stockton will cooperate with TI in the preparation of the S-4 Registration Statement, including the Proxy Statement to be mailed to CFHC stockholders to vote upon the Holding Company Merger, and the statements or applications to be filed to obtain the necessary regulatory approvals to consummate the transactions contemplated by this Agreement. After the S-4 Registration Statement is declared effective under the Securities Act, CFHC shall thereafter mail the Proxy Statement to its stockholders. CFHC and Stockton covenant and agree that all information furnished by CFHC or Stockton for inclusion in the S-4 Registration Statement and in all applications or statements filed with the appropriate regulatory authorities for approval of, or consent to, the Holding Company Merger and Bank Merger will comply in all material respects with the provisions of applicable law, and will not contain any untrue statement of material fact or omit to state material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     6.9 Certain Loans and Other Extensions of Credit. Stockton will promptly inform TI of the amounts and categories of any Classified Credits. Stockton will furnish TI, as soon as practicable, and in any event within 20 days after the end of each calendar month, schedules including the following: (a) Classified Credits (including with respect to each credit its classification category and the originating unit); (b) nonaccrual credits (including the originating unit);
(c) accrual exception credits that are delinquent 90 or more days and have not been placed on nonaccrual status (including its originating unit); (d) credits delinquent as to payment of principal or interest (including its originating unit), including an aging into current-to-29, 30-59, 60-89, and 90+ day categories; (e) participating loans and leases, stating, with respect to each, whether it is purchased or sold and the originating unit; (f) loans or leases (including any commitments) by CFHC or Stockton to any CFHC or Stockton director, officer at or above the senior vice president level, or shareholder holding ten percent (10%) or more of the capital stock of CFHC, including with respect to each such loan or lease the identity and, to the knowledge of CFHC, the relation of the borrower to CFHC or Stockton, and the outstanding and undrawn amounts; (g) letters of credit (including the originating unit); (h) loans or leases wholly or partially charged off during the previous month (including with respect to each loan or lease, the originating amount, the write-off amount and its originating unit); and (i) other real estate or assets acquired in satisfaction of debt.

     6.10  Affiliates and Five Percent Stockholders.

     (a) Within 15 days of the date of this Agreement, and again on the date this Agreement is submitted for approval to the stockholders of CFHC, CFHC shall deliver to TI a letter identifying all persons who are "affiliates" of CFHC for purposes of Rule 145 under the Securities Act. CFHC shall use commercially reasonable efforts to cause each such affiliate to deliver to TI no less than 30 days prior to the Effective Time of the Holding Company Merger a written "Affiliates" agreement, in the form attached hereto as Exhibit D, providing that such person shall dispose of the TI Stock to be received by such person in the Holding Company Merger only in accordance with applicable law.

     (b) At least 10 business days prior to the issuance of the opinions to be provided for in Section 9.6, CFHC shall use commercially reasonable efforts to cause each person or group of persons who holds more than five percent (5%) of CFHC's Stock (regardless of whether such person is an "Affiliate") to deliver to the law firm delivering the opinion pursuant to Section 9.6 a letter stating that such shareholder(s) have no present plan or intention to dispose of TI Stock he or she or they will receive in the Holding Company Merger, and committing that he, she or they will not dispose of such TI Stock in such a manner as to cause a violation of the "continuity of shareholder interest" requirements of Treasury Regulation 1.368-1.

     6.11 Director and Officer Resignations. Subject to Section 11.14, CFHC and Stockton shall deliver or cause to be delivered to TI at the Closing, the resignations of the members of the Board of Directors and Executive Officers of CFHC and Stockton and the CFHC Subsidiaries effective at the Closing.

     6.12 Cal/Fin Development. Promptly after execution of this Agreement, CFHC shall use all means necessary to dissolve Cal/Fin Development as a corporation, effective prior to the Closing.

                                  ARTICLE VII

                          COVENANTS OF TI AND GUARANTY
                     PENDING EFFECTIVE TIME OF THE MERGERS

     TI and Guaranty covenant and agree with CFHC and Stockton as follows:

     7.1 Limitation on TI's and Guaranty's Conduct Prior to Effective Time. Between the date hereof and the Effective Time of the Holding Company Merger, except as contemplated by this Agreement and subject to requirements of law and regulation generally applicable to federally chartered savings banks and savings and loan holding companies, TI and Guaranty shall not, without prior written consent of CFHC, (which consent shall not be unreasonably withheld, and which consent shall be deemed granted if within five (5) business days of CFHC's receipt of written notice of a request for prior written consent, written notice of objection is not received by TI):

     (a) take any action which would or is reasonably likely to (i) adversely affect the ability of TI or Guaranty to obtain any necessary approval of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect TI's or Guaranty's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of TI's or Guaranty's obligations hereunder, as set forth in Articles IX or XI herein not being satisfied;

     (b) take or cause to be taken any action which would disqualify the Mergers as "taxdeferred reorganizations" within the meaning of Section 368(a) of the Code.

     (c) amend TI's or Guaranty's Certificate of Incorporation, Federal Stock Charter, or Bylaws, as the case may be, in any respect which would materially and adversely affect the rights and privileges attendant to the TI Stock;

     (d) enter into any agreement to acquire, merge or consolidate with another entity which transaction any Governmental Entity advises TI in writing would result in the disapproval of the transactions contemplated in this Agreement or the delay thereof until after September 30, 1997; or

     (e) agree or make any commitment to take any actions prohibited by this
Section 7.1.

     7.2 Affirmative Conduct of TI and Guaranty Prior to Effective Time. Between the date hereof and the Effective Time of the Holding Company Merger, TI and Guaranty shall:

     (a) duly observe and conform to all lawful requirements applicable to their respective businesses except for any failure to so observe and conform that would not have a Material Adverse Effect;

     (b) use their respective commercially reasonable efforts to obtain any third party consent with respect to any contract, agreement, lease, license, arrangement, permit or release that is material to the business of TI on a consolidated basis or that is contemplated in this Agreement as required in connection with the Holding Company Merger and the Bank Merger; and

     (c) not later than the 20th day of each calendar month, amend or supplement the TI Lists prepared and delivered pursuant to Article V to ensure that the information set forth in the TI Lists accurately reflects the then-current status of the information provided therein., and deliver such amendments or supplements to CFHC no later than the 20th day of the each calendar month. TI shall further amend or supplement the TI Lists as of the Closing Date if necessary to reflect any additional information that needs to be included in the TI Lists. No amendment or supplement to the TI Lists needs to be provided to the extent there has been no change or update in such TI List.

     7.3 Filings. TI and Guaranty agree that through the Effective Time of the Holding Company Merger, each of their respective reports, registrations, statements and other filings required to be filed with any applicable Governmental Entity will comply in all material respects with all of the applicable statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any such report, registration, statement or other filing that is intended to present the financial position of the entities or entity to which it relates will fairly present the financial position of such entities or entity and will be prepared in accordance with generally accepted accounting principles and/or applicable regulatory accounting principles or banking regulations consistently applied during the periods involved.

     7.4 Access to Information. TI and Guaranty will afford, upon reasonable notice to TI, access to their respective books of account, records, reports, and other papers, and to discuss their respective affairs, finances and accounts with their respective executive officers at such reasonable times as may be reasonably requested in connection with the transactions contemplated by this Agreement. CFHC and Stockton hereby acknowledge that they are aware and that their respective subsidiaries, affiliates, agents, representatives or employees have been or will be advised that the securities laws of the United States prohibit any person who has material nonpublic information about a publicly traded company from purchasing or selling securities of such company. CFHC and Stockton hereby represent and warrant that as of the date hereof they are not the beneficial owner (as such term is defined in accordance with Rule 13d-3 promulgated under the Exchange Act) of any securities of TI. Any information about TI and its Affiliates that is provided to CFHC and Stockton and is not otherwise publicly available will be kept confidential and shall not, without the prior written consent of TI, be disclosed by CFHC, Stockton, the CFHC Subsidiaries, Affiliates, agents, representatives or employees, other than in connection with the transactions contemplated by this Agreement. Moreover, CFHC agrees to reveal any such information only to its subsidiaries, Affiliates, agents, representatives and employees who need to know the information for the purpose of providing services in connection with the transactions contemplated by this Agreement. CFHC agrees to inform any such recipients of the confidential nature of the information.

     7.5 Applications. TI and Guaranty will promptly prepare and file or cause to be prepared and filed (i) an application for approval of the Holding Company Merger and Bank Merger with the OTS, and (ii) with CFHC, the S-4 Registration Statement, including the Proxy Statement, to be mailed to CFHC Stockholders to vote upon the Holding Company Merger. TI shall afford CFHC a reasonable opportunity to review the S-4 Registration Statement and all such applications (except the confidential portions thereof relating to TI or its subsidiaries) and all amendments and supplements thereto before the filing thereof. TI covenants and agrees that the S-4 Registration Statement and all applications to the appropriate regulatory agencies for approval or consent to the Holding Company Merger and Bank Merger will comply in all material respects with the provisions of applicable law, and will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. TI and Guaranty will use their respective commercially reasonable efforts to obtain all regulatory approvals or consents necessary to effect the Holding Company Merger and Bank Merger.

     7.6 Blue Sky. TI agrees to use commercially reasonable efforts to have the shares of TI Stock to be issued in connection with the Holding Company Merger qualified or registered for offer and sale, to the extent required, under the securities laws of each jurisdiction in which stockholders of CFHC reside.

     7.7 Notices; Reports. TI and Guaranty will promptly notify CFHC and Stockton of any event of which TI or Guaranty obtains knowledge which has had or may have a Material Adverse Effect or in the event that TI or Guaranty determines that it is unable to fulfill any of the conditions to the performance of CFHC's and Stockton's obligations hereunder, as set forth in Articles IX or X herein, and TI will furnish CFHC (i) as soon as available, and in any event within ten (10) days after it is prepared, any report by TI for submission to the Board of Directors of TI or committees thereof, except to the extent such report (or in the case of a portion of a report, the relevant portion thereof) has been prepared for the sole purpose of discussing the transactions contemplated by this Agreement or the obligations of TI or Guaranty under this Agreement or information covered by the attorney-client privilege, provided, however, that this exception shall not excuse any of TI's or Guaranty's other obligations under this Agreement; (ii) as soon as available, all proxy statements, information statements, financial statements, reports, letters and communications sent by TI to its stockholders or other security holders, and all reports filed by TI with the SEC; and (iii) such other existing reports as CFHC may reasonably request, any of which relate to TI's or Guaranty's inability to fulfill any of the conditions to the performance of CFHC's and Stockton's obligations hereunder.

     7.8 Indemnification. TI agrees that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of CFHC and Stockton as provided in their respective charters, bylaws, indemnification agreements or otherwise in effect as of the date hereof, with respect to matters occurring prior to the Effective Time of the Holding Company Merger shall survive the Holding Company Merger and shall continue in full force and effect. TI further agrees that following consummation of the Holding Company Merger (a) to the greatest extent permitted by Delaware law or the banking laws and regulations applicable to, and organizational documents or bylaws of, CFHC or Stockton as in effect on the date hereof, or, to the extent that any amendment to such law or regulation may expand such indemnification rights, as hereinafter in effect, it shall indemnify, defend and hold harmless individuals who were officers and directors of CFHC or Stockton as of the date hereof or immediately prior to the Effective Time of the Holding Company Merger for any claim or loss arising out of their actions while a director or officer, including any acts relating to this Agreement, and shall pay the expenses, including attorneys' fees, of such individuals in advance of the final resolution of any claim, provided such individuals shall first execute an undertaking acceptable to TI to return such advances in the event it is finally concluded such indemnification is not allowed under applicable law; and (b) TI shall ensure that such individuals shall be covered by directors' and officers' liability insurance for a period of four (4) years following the Holding Company Merger covering acts or omissions occurring prior to the Effective Time of the Holding Company Merger which is no less protective in terms of coverage or limitations than that now possessed by CFHC or Stockton and which shall include coverage for actions related to this Agreement, provided, however, that the annual premiums for such coverage will not exceed 150% of the annual premiums currently paid by CFHC or Stockton for such coverage. To the extent that the cost of the insurance coverage to be obtained by TI exceeds 150% of the annual premium amount currently paid by CFHC or Stockton, TI will use its best efforts to obtain the maximum amount of coverage that may be purchased for a price equal to 150% of the current annual premium amount. The provision of insurance coverage described herein is not intended to alter or reduce the right of indemnity in favor of the directors, officers, employees and agents of CFHC and Stockton as provided in their respective charters, bylaws, indemnification agreements or otherwise in effect as of the date hereof.

     7.9 Removal of Conditions. In the event of the imposition of a condition to any regulatory approvals which TI deems to materially adversely affect it or to be materially burdensome as provided in Section 11.4 hereof, TI shall use its commercially reasonable efforts for purposes of obtaining the removal of such condition.

                                  ARTICLE VIII

                              ADDITIONAL COVENANTS

     The parties hereto hereby mutually covenant and agree with each other as follows:

     8.1 Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practical.

     8.2 Public Announcements. No press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby shall be made by TI or Guaranty, on the one hand, or CFHC or Stockton, on the other hand, unless the other parties shall have provided their prior consent to the form and substance thereof; provided, however, that nothing herein shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations imposed by law.

     8.3 Cancellation of Stock Options and Termination of Stock Option Plans. Subject to Section 2.4, each of the CFHC Options not previously exercised shall be cashed out by CFHC prior to the Effective Time of the Holding Company Merger by a cash payment to the holder of the CFHC Option in an amount equal to the excess, if any, between (a) the Applicable Price Per Share and (b) the exercise price of the CFHC Option and CFHC shall terminate the CFHC Stock Option Plan, effective at the Effective Time of the Holding Company Merger. CFHC and Stockton hereby agree to use their best efforts, and obtain any necessary approvals of any Governmental Entity, to ensure that sufficient funds are available at CFHC to make the payments provided for in this Section 8.3, whether through the retention of a loan, through a dividend payment by Stockton to CFHC, or otherwise. In the event CFHC is unable to obtain the funds required to make all or any portion of the payments provided for in this Section 8.3, TI and Guaranty agree that either TI or Guaranty shall pay such amounts which CFHC is unable to pay.

     8.4 Cancellation of Dividend Reinvestment Plan. CFHC will take all necessary action to cancel and terminate the Dividend Reinvestment Plan concurrently with execution of this Agreement.

     8.5 Environmental Assessment. TI may cause to be prepared at TI's sole cost and expense within 60 days of the date of this Agreement one or more phase I environmental investigations with respect to any property on the CFHC Real Property List. In the event any such phase I environmental investigation report, or any similar report submitted to TI pursuant to Section 4.12(c) of this Agreement, or any information from a Governmental Entity discloses facts which, in the sole discretion of TI, warrant further investigation, TI shall provide written notice to CFHC and Stockton, and CFHC and Stockton shall use commercially reasonable efforts to cause to be completed within 60 days of such written notice, at the sole cost and expense of TI, a phase II environmental investigation and report with respect to such property. TI agrees to keep confidential and not to disclose any nonpublic information obtained in the course of such environmental investigation relating to environmental contamination or suspected contamination of any property on the CFHC Real Property List, except as required by law.

     8.6 Execution of the Stock Option Agreement. Simultaneously with the execution of this Agreement and as a condition thereto, CFHC and TI shall have executed and delivered a stock option agreement (the "Stock Option Agreement") which grants to TI an option to acquire up to 19.9% of the issued and outstanding shares of CFHC Stock upon the occurrence of certain circumstances, substantially in the form attached hereto as Exhibit A.

     8.7 Identification of Designated Director. Within 30 business days after the date of this Agreement, TI and CFHC jointly shall select one of the directors of CFHC or Stockton as of the date of this Agreement to serve as a director of the Surviving Bank after the Effective Time of the Bank Merger. Upon the selection by TI of such person and the acceptance by such person to serve in such capacity, such person shall be deemed a "Designated Director." TI agrees to take all necessary action including, if necessary, increasing the authorized number of its directors to appoint the Designated Director to the Board of Directors of the Surviving Bank.

                                   ARTICLE IX

               CONDITIONS PRECEDENT TO THE HOLDING COMPANY MERGER

     The obligations of each of the parties hereto to consummate the transactions contemplated herein are subject to the satisfaction or waiver by each of the parties, on or before the Closing Date, of the following conditions:

     9.1 Shareholder Approval. The Agreement and the transactions contemplated hereby shall have received all requisite approvals of the stockholders of Guaranty, CFHC and Stockton.

     9.2 No Judgments or Orders. No judgment, decree, injunction, order or proceeding shall be outstanding or threatened by any Governmental Entity which prohibits the effectuation of, or threatens to invalidate or set aside, the Holding Company Merger or Bank Merger substantially in the form contemplated by this Agreement, or would have a Material Adverse Effect, unless counsel to the party against whom such action or proceeding was instituted or threatened renders to the other parties hereto a favorable opinion that such judgment, decree, injunction, order or proceeding is without merit.

     9.3 Regulatory Approvals. To the extent required by applicable law or regulation, all approvals or consents of any Governmental Entity, including, without limitation, those of the OTS and FDIC shall have been obtained or granted for the Holding Company Merger and Bank Merger and the transactions contemplated hereby and the applicable waiting period under all laws shall have expired. All other statutory or regulatory requirements for the valid completion of the transactions contemplated hereby shall have been satisfied and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Holding Company Merger or Bank Merger or any other transaction contemplated by this Agreement, or would have a Material Adverse Effect.

     9.4 Securities Laws. The S-4 Registration Statement shall have been declared effective by the SEC, or the SEC shall have determined not to review the S-4 Registration Statement, and no stop order suspending the effectiveness of such S-4 Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated. TI shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue the TI Stock to consummate the Holding Company Merger.

     9.5 Listing. The TI Stock issuable in the Holding Company Merger shall have been included for listing on the NYSE, subject to official notice of issuance.

     9.6 Tax Opinion. TI and CFHC shall have received from Manatt, Phelps & Phillips, LLP an opinion reasonably satisfactory to TI and CFHC to the effect that the Holding Company Merger and the Bank Merger are tax-deferred reorganizations within the meaning of Section 368(a) of the Code and shall not result in the recognition of gain or loss for federal income tax purposes to TI, CFHC or Stockton, nor shall the issuance of the TI Stock result in the recognition of gain or loss by the holders of CFHC Stock who receive such stock in connection with the Holding Company Merger, dated prior to the date the S-4 Registration Statement is first mailed to the stockholders of CFHC and TI, and such opinion shall be confirmed in writing, and not have been withdrawn or modified in any material respect, as of the Closing Date.

                                   ARTICLE X

          CONDITIONS PRECEDENT TO THE OBLIGATIONS OF CFHC AND STOCKTON

     All of the obligations of CFHC and Stockton to effect the transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by CFHC or Stockton:

     10.1 Legal Opinion. CFHC and Stockton shall have received the opinion of Manatt, Phelps & Phillips, LLP attorneys for TI and Guaranty, dated as of the Closing Date, in substantially the form of Exhibit E hereto.

     10.2 Representations and Warranties; Performance of Covenants. All covenants, terms and conditions of this Agreement to be complied with and performed by TI and Guaranty at or before the Closing Date shall have been complied with and performed in all respects, except where the failure to comply with any covenant, term or condition does not constitute a Material Adverse Effect. Each of the representations and warranties of TI and Guaranty contained in Article V hereof shall have been true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except where the failure of a representation or warranty to be true and correct in all respects does not cause a Material Adverse Effect. It is understood and acknowledged that the representations being made on and as of the Closing Date shall be made without giving effect to any update with respect to the TI Lists in accordance with Section 7.2(c).

     10.3 Authorization of Mergers. All actions necessary to authorize the execution, delivery and performance of this Agreement and the Agreement of Bank Merger, by TI and Guaranty, and the consummation of the transactions contemplated hereby and thereby, shall have been duly and validly taken by the Board of Directors of TI and Guaranty to the extent required by applicable law, and TI and Guaranty shall have full power and right to merge pursuant to this Agreement and the Agreement of Bank Merger, respectively.

     10.4 Absence of Certain Changes. Between the date of this Agreement and the Effective Time of the Holding Company Merger and the Effective Time of the Bank Merger, there shall not have occurred any event that has had or could reasonably be expected to have a Material Adverse Effect, whether or not such event, change or effect is reflected in the TI Lists as amended or supplemented after the date of this Agreement.

     10.5 Third Party Consents. TI and Guaranty shall have obtained all consents of other parties to their respective material mortgages, notes, leases, franchises, agreements, licenses and permits as may be necessary to permit the Holding Company Merger and Bank Merger and the transactions contemplated herein to be consummated without a material default, acceleration, breach or loss of rights or benefits thereunder.

     10.6 Officers' Certificate. There shall have been delivered to CFHC and Stockton on the Closing Date a certificate executed by the Chief Executive Officer and the Chief Financial Officer of TI and Guaranty, respectively, certifying, to their knowledge, compliance with all of the provisions of Sections 10.2, 10.3, 10.4 and 10.5.

     10.7 Fairness Opinion. CFHC shall have received a letter from Merrill Lynch & Co., or such other nationally recognized investment banking firm selected by CFHC, dated as of a date within five (5) business days of the mailing of the Proxy Statement to the stockholders of CFHC, to the effect that the proposed consideration in the Holding Company Merger is fair from a financial point of view to the stockholders of CFHC and such letter shall not have been withdrawn or modified in any material respect as of the Closing Date.

     10.8 Appointment of Director. All necessary action shall have been taken to have the Designated Director elected or appointed to serve, from and after the Effective Time of the Bank Merger, as a director of the Surviving Bank.

                                   ARTICLE XI

             CONDITIONS PRECEDENT TO OBLIGATIONS OF TI AND GUARANTY

     All of the obligations of TI and Guaranty to effect the transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by TI and Guaranty:

     11.1 Legal Opinion. TI and Guaranty shall have received the opinion of Kirkpatrick & Lockhart LLP dated as of the Closing Date, attorneys for CFHC and Stockton, in substantially the form of Exhibit F hereto.

     11.2 Representations and Warranties; Performance of Covenants. All covenants, terms and conditions of this Agreement to be complied with and performed by CFHC or Stockton at or before the Closing Date shall have been complied with and performed in all respects except where the failure to comply with any covenant, term or condition does not constitute a Material Adverse Effect. Each of the representations and warranties of CFHC and Stockton contained in Article IV hereof shall have been true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except where the failure of a representation or warranty to be true and correct in all respects does not cause a Material Adverse Effect. It is understood and acknowledged that the representations being made on and as of the Closing Date shall be made without giving effect to any update with respect to the CFHC Lists in accordance with Section 6.2(j).

     11.3 Authorization of Mergers. All actions necessary to authorize the execution, delivery and performance of this Agreement by CFHC and Stockton and of the Agreement of Bank Merger by Stockton and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the Boards of Directors and stockholders of CFHC and Stockton, and CFHC shall have full power and right to merge pursuant to this Agreement.

     11.4 Regulatory Approvals and Related Conditions. Any governmental and regulatory approvals and consents which are referred to in this Agreement and are required to consummate the Holding Company Merger and Bank Merger shall have been granted without the imposition of conditions that are or would have become applicable to TI and that TI, in its reasonable opinion, concludes would have a Material Adverse Effect.

     11.5 Third Party Consents. CFHC and Stockton shall have obtained all consents of other parties to their respective material mortgages, notes, leases, franchises, agreements, licenses and permits as may be necessary to permit the Holding Company Merger and Bank Merger and the transactions contemplated herein to be consummated without a material default, acceleration, breach or loss of rights or benefits thereunder.

     11.6 Absence of Certain Changes. Between the date of this Agreement and the Effective Time of the Holding Company Merger and the Effective Time of the Bank Merger, there shall not have occurred any event that has had or could reasonably be expected to have a Material Adverse Effect, whether or not such event, change or effect is reflected in the CFHC Lists as amended or supplemented after the date of this Agreement.

     11.7 Officers' Certificate. There shall have been delivered to TI on the Closing Date a certificate executed by the President and the Chief Financial Officer of each of CFHC and Stockton, respectively, certifying, to their knowledge, compliance with all of the provisions of Sections 11.2, 11.3, 11.4, 11.5, and 11.6.

     11.8 Stockholders' Agreements. Concurrently with the execution of this Agreement, the directors of CFHC and Stockton shall have executed and delivered to TI agreements substantially in the form of

Exhibit C agreeing to vote their shares of CFHC in favor of the Agreement and the transactions contemplated hereby.

     11.9 CFHC Options and Stock Option Plan. All CFHC Options shall have either been exercised, canceled or cashed out and the CFHC Stock Option Plan shall have been terminated.

     11.10 Employee Benefit Plans. TI shall have received satisfactory evidence that all CFHC's or Stockton's employee benefit plans, programs and arrangements, including, without limitation, the Plans, have been treated as provided in the letter referred to in Article XII of this Agreement.

     11.11 CFHC Dividend Reinvestment Plan. TI and Guaranty shall have received satisfactory evidence that the CFHC Dividend Reinvestment Plan has been terminated and canceled.

     11.12 Expense Report. At least five business days prior to the Closing Date, all attorneys, accountants, investment bankers and other advisors and agents for CFHC and Stockton shall have submitted to CFHC and Stockton (with a copy to TI) estimates of their fees and expenses for all services rendered in any respect in connection with the transactions contemplated hereby. Based on such estimates, CFHC shall have prepared and submitted to TI a summary of such expenses for the transaction. Prior to the Closing (i) such advisors shall have submitted their final bills for such fees and expenses to CFHC and Stockton for services rendered with a copy to be delivered to TI, and based on such summary CFHC and Stockton shall have prepared and submitted to TI a final calculation of such fees and expenses and (ii) CFHC or Stockton, as applicable, shall have accrued and paid the amount of such fees and expenses as calculated above after TI has been given an opportunity to review all such bills and the calculation of such fees and expenses, and (iii) such advisors shall have released CFHC, Stockton, TI (both before and after the Holding Company Merger) and the Surviving Bank from liability for any fees or expenses to such advisors, or shall have advised them in writing that, upon payment in full of such amounts, they shall have no liability for any fees or expenses to such advisors.

     11.13 Loan Loss Reserve. CFHC shall have in effect on the Closing Date an allowance for loan and lease losses in an amount not less than the amount determined by the method customarily utilized by CFHC.

     11.14 Resignations. There shall have been delivered to TI and Guaranty resignations of the directors and Executive Officers of CFHC and Stockton effective as of the Closing, provided, however, that such resignations shall not alter the obligations of TI, Guaranty, CFHC or Stockton to make payments with respect to severance agreements in accordance with the terms of the letter described in Article XII.

                                  ARTICLE XII

                               EMPLOYEE BENEFITS

     The parties hereto agree that matters respecting employee benefits shall be dealt with in a letter, dated the date hereof, between the parties and hereby incorporated and made a part hereof.

                                  ARTICLE XIII

                                  TERMINATION

     13.1 Termination. This Agreement may be terminated at any time prior to the Effective Time of the Holding Company Merger upon the occurrence of any of the following:

     (a) By mutual agreement of the parties, in writing;

     (b) By TI immediately upon the failure of the stockholders of CFHC to give the requisite approval of this Agreement and the transactions contemplated hereby;

     (c) By CFHC or Stockton immediately upon expiration of twenty (20) days from delivery of written notice by CFHC or Stockton to TI or Guaranty of TI's or Guaranty's breach of or failure to satisfy any covenant or agreement contained herein resulting in a reduction in the benefits of the transactions contemplated by the Agreement in so significant a manner that CFHC and Stockton, in their reasonable, good faith judgment, would not have entered into the Agreement had the inability of TI or Guaranty to satisfy such covenant or agreement been known at the time hereof (provided that such breach has not been waived by CFHC and Stockton or cured by TI or Guaranty prior to expiration of such twenty (20) day period);

     (d) By TI or Guaranty immediately upon expiration of twenty (20) days from delivery of written notice by TI or Guaranty to CFHC or Stockton of CFHC's or Stockton's breach of or failure to satisfy any covenant or agreement contained herein resulting in a reduction in the benefits of the transactions contemplated by the Agreement in so significant a manner that TI and Guaranty, in their reasonable, good faith judgment, would not have entered into the Agreement had the inability of CFHC or Stockton to satisfy such covenant or agreement been known at the time hereof (provided that such breach has not been waived by TI or Guaranty or cured by CFHC or Stockton, as the case may be, prior to expiration of such twenty (20) day period);

     (e) By CFHC or TI upon the expiration of thirty (30) days after any Governmental Entity denies or refuses to grant any approval, consent or authorization required to be obtained in order to consummate the transactions contemplated by this Agreement unless, within said thirty (30) day period after such denial or refusal, all parties hereto agree to resubmit the application to the regulatory authority that has denied, or refused to grant the approval, consent or qualification requested;

     (f) By CFHC or TI if any conditions set forth in Article IX shall not have been met by September 30, 1997;

     (g) By CFHC if any of the conditions set forth in Article X shall not have been met, or by TI if any of the conditions set forth in Article XI shall not have been met, by September 30, 1997, or such earlier time as it becomes apparent that such condition shall not be met, provided, however, that this Agreement shall not be terminated pursuant to this Section 13.1(g) if the relevant condition shall have failed to occur as a result of any act or omission by the party seeking to terminate.

     (h) By CFHC under the circumstances set forth in Section 2.2; or

     (i) By TI if CFHC or Stockton shall have breached any of the obligations contained in Section 6.1(n).

     13.2 Termination Date. This Agreement shall be terminated if the Closing Date shall not have occurred by September 30, 1997 unless extended in writing by the parties, provided, however, that this Agreement shall not terminate by operation of this Section 13.2 as a result of the breach of any covenant or obligation contained in this Agreement by the party seeking to terminate.

     13.3 Effect of Termination. In the event of termination of this Agreement by either CFHC, Stockton, Guaranty or TI as provided in Section 13.1 or pursuant to Section 13.2, neither CFHC, Stockton, Guaranty nor TI shall have any further obligation or liability to the other party except (a) with respect to the last sentences of each of Section 6.3(a) and Section 8.5; (b) with respect to Section 14.1; (c) to the extent such termination results from a party's willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements or obligations hereunder; and (d) as described in the Stock Option Agreement attached hereto as Exhibit A, which is governed by its own terms as to termination.

     13.4 Force Majeure. CFHC, TI, Guaranty and Stockton agree that, notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated as a result of a failure of a condition, which failure is due to a natural disaster or other act of God, or an act of war, and provided neither party has failed to observe the material obligations of such party under this Agreement, neither party shall be obligated to pay to the other party to this Agreement any expenses or otherwise be liable hereunder.

                                  ARTICLE XIV

                                 MISCELLANEOUS

     14.1  Expenses.

     (a) CFHC hereby agrees that if the Agreement is terminated by TI pursuant to Section 13.1(b) with respect to the failure of CFHC stockholders to approve the Agreement and the transactions contemplated hereby as a result of a Competing Transaction, or pursuant to Section 13.1(d) or Section 13.1(i), CFHC shall promptly and in any event within 10 days after such termination pay TI all Expenses of TI and Guaranty, but not to exceed $2,000,000.

     (b) TI hereby agrees that if the Agreement is terminated by CFHC pursuant to Section 13.1(c), TI shall promptly and in any event within 10 days after such termination pay CFHC all Expenses of CFHC and Stockton, but not to exceed $2,000,000.

     (c) Except as otherwise provided herein, all Expenses incurred by TI, CFHC, Stockton and Guaranty in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred the same. Notwithstanding the foregoing, TI and CFHC shall share equally the cost of printing the S-4 Registration Statement.

     (d) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including all fees and expenses of attorneys, accountants, investment bankers, experts and consultants to the party and its Affiliates) incurred by the party or on its behalf in connection with the consummation of the transactions contemplated by this Agreement.

     14.2 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to another shall be in writing and delivered personally or by confirmed facsimile transmission or sent by overnight courier, registered or certified mail, postage prepaid, with return receipt requested, addressed as follows:

     To TI or Guaranty:               Temple-Inland Inc.
                                      303 South Temple Drive
                                      Diboll, Texas 75941
                                      Attention: M. Richard Warner
                                      Facsimile Number: (409) 829-3333

                                      Guaranty Federal Bank, F.S.B.
                                      8333 Douglas Avenue
                                      Dallas, Texas 75225
                                      Attention: Kenneth M. Jastrow, II
                                      Facsimile Number: (512) 434-1701

     With a copy to:                   Manatt, Phelps & Phillips, LLP
                                       11355 West Olympic Boulevard
                                       Los Angeles, California 90064
                                       Attention: Thomas D. Phelps, Esq.
                                       Facsimile Number: (310) 312-4224

     To CFHC or Stockton:           California Financial Holding Company
                                    501 W. Weber Avenue
                                    Stockton, California 95203-3169
                                    Attention: Robert V. Kavanaugh
                                    Facsimile Number: (209) 547-7771

     With a copy to:                   Kirkpatrick & Lockhart LLP
                                       1800 Massachusetts Avenue, N.W.
                                       Washington, D.C. 20036-1800
                                       Attn: Henry L. Judy, Esq.
                                       Facsimile Number: (202) 778-9100

     Any such notice, request, instruction or other document shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission, or on the third business day after it was sent by registered or certified mail, postage prepaid. Any of the persons shown above may change its address for purposes of this section by giving notice in accordance herewith.

     14.3  Standards.

     (a) Except for the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.15, 4.16, 4.23, 4.37(a), 4.38, 5.1, 5.6, 5.8 and the first sentence of Section 4.6 and 5.2, no representation or warranty of TI, Guaranty, CFHC or Stockton contained in Article IV or V shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, on account of the existence of any fact, circumstance or event unless, as a consequence of such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV or V, as applicable, there is reasonably likely to occur a "Material Adverse Effect," as defined below.

     (b) For purposes of this Agreement, the term "Material Adverse Effect" shall mean an effect which (i) is material and adverse to the business, financial condition, results of operations or prospects of TI, Guaranty, and their respective subsidiaries taken as a whole, on the one hand, and CFHC, Stockton and their respective subsidiaries taken as a whole, on the other hand, as the context may dictate; (ii) significantly and adversely affects the ability of TI, Guaranty, CFHC or Stockton, or any of them, to consummate the Mergers by September 30, 1997 or to perform their respective material obligations hereunder; or (iii) enables any Person to prevent consummation by September 30, 1997 of the Mergers; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect the cause of which is: (A) any change, which is made or becomes effective after the date hereof, in banking or similar laws of general applicability or interpretations thereof by courts or Governmental Entities; (B) any change, which is made or becomes effective after the date hereof, in generally accepted accounting principles and/or applicable regulatory accounting principles or banking regulations consistently applied, and applicable to savings associations or savings and loan holding companies; (C) any action or omission of TI or Guaranty, on the one hand, or CFHC or Stockton, on the other hand, taken with the prior written consent of the other, as applicable, in contemplation of the Mergers; (D) any changes in general economic conditions affecting financial institutions generally, including, without limitation, general changes in market interest rates; (E) in the case of members of the SAIF of the Federal Deposit Insurance Corporation, the funding of the SAIF; (F) any action not taken or omission made by CFHC or Stockton because the consent thereto reasonably requested by CFHC or Stockton from TI or Guaranty was denied or not acted upon in a timely manner by TI or Guaranty; and (G) any expenses reasonably incurred in connection with the transactions contemplated by this Agreement.

     14.4 Successors and Assigns. All terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors and assigns; provided, however, that this Agreement and all rights, privileges, duties and obligations of the parties hereto may not be assigned or delegated by any party hereto and any such attempted assignment or delegation shall be null and void.

     14.5 Counterparts. This Agreement and any exhibit hereto may be executed in one or more counterparts, all of which, taken together, shall constitute one original document and shall become effective when one or more counterparts have been signed by the appropriate parties and delivered to each party hereto.

     14.6 Effect of Representations and Warranties. The representations and warranties contained in this Agreement or in any List shall terminate immediately after the Effective Time of the Holding Company Merger.

     14.7 Third Parties. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action to any person other than parties hereto. As used in this Agreement the term "parties" shall refer only to TI, CFHC, Guaranty or Stockton as the context may require.

     14.8 Lists; Exhibits; Integration. Each List, exhibit and letter delivered pursuant to this Agreement shall be in writing and shall constitute a part of the Agreement, although Lists and letters need not be attached to each copy of this Agreement. This Agreement, together with such Lists, exhibits and letters, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

     14.9 Knowledge. Whenever any statement herein or in any List, certificate or other document delivered to any party pursuant to this Agreement is made "to the knowledge" of any party or another Person, such knowledge shall mean facts and other information which any director, executive officer or controller knows as a result of the performance of his or her duties and includes such diligent inquiry as is reasonable under the circumstances.

     14.10 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware without regard to the conflict of law principles thereof. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated herein and therein, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such Delaware state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 14.2 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

     14.11 Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement and shall not affect the interpretation hereof.

     14.12 Severability. If any portion of this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable, the remaining portions shall be valid and enforceable only if, after excluding the portion deemed to be unenforceable, the remaining terms hereof shall provide for the consummation of the transactions contemplated herein in substantially the same manner as originally set forth at the date this Agreement was executed.

     14.13 Waiver and Modification; Amendment. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition of this Agreement. Except as otherwise required by law, this Agreement and the Agreement of Bank Merger, when executed and delivered, may be modified or amended by action of the Boards of Directors of TI, Guaranty, CFHC or Stockton without action by their respective stockholders. This Agreement may be modified or amended only by an instrument of equal formality signed by the parties or their duly authorized agents.

     14.14 Attorneys' Fees. If any legal action or any arbitration upon mutual agreement is brought for the enforcement of this Agreement or because of an alleged dispute, controversy, breach, or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

     IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.

                                            TEMPLE-INLAND INC.

                                            By:
                                            ------------------------------------
                                                  Chairman of the Board and
                                                   Chief Executive Officer

                                            GUARANTY FEDERAL BANK, F.S.B.

                                            By:
                                            ------------------------------------
                                                President and Chief Executive
                                                            Officer

                                            CALIFORNIA FINANCIAL HOLDING
                                            COMPANY

                                            By:
                                            ------------------------------------
                                                  Chairman of the Board and
                                                   Chief Executive Officer

                                            STOCKTON SAVINGS BANK, F.S.B.

                                            By:
                                            ------------------------------------
                                                President and Chief Executive
                                                            Officer

                                  EXHIBIT LIST

A  STOCK OPTION AGREEMENT

B  AGREEMENT OF BANK MERGER

C  FORM OF SHAREHOLDER'S AGREEMENT

D  FORM OF AFFILIATE LETTER

E  FORM OF OPINION OF COUNSEL FOR TI AND GUARANTY

F  FORM OF OPINION OF COUNSEL FOR CFHC AND STOCKTON

                                                                       EXHIBIT A

                             STOCK OPTION AGREEMENT

     This AGREEMENT is dated as of December 8, 1996, between Temple-Inland Inc. ("TI"), a Delaware corporation, and California Financial Holding Company, a Delaware corporation ("CFHC").

                                  WITNESSETH:

     WHEREAS, the Boards of Directors of TI and CFHC have approved an Agreement and Plan of Merger (the "Merger Agreement") dated as of the date hereof which contemplates the acquisition of CFHC by TI and the acquisition of Stockton Savings Bank, F.S.B. by Guaranty Federal Bank, F.S.B.;

     WHEREAS, as a condition to TI's entry into the Merger Agreement and to induce such entry, CFHC has agreed to grant to TI the option set forth herein to purchase shares of CFHC's authorized but unissued common stock, par value $.01 per share ("Common Stock");

     Unless otherwise provided in this Agreement, capitalized terms shall have the meanings ascribed to such terms in the Merger Agreement.

     NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

     1. Grant of Option. Subject to the terms and conditions set forth herein, CFHC hereby grants to TI an option (the "Option") to purchase up to 940,095 shares of Common Stock (the "Option Shares"), at a price of $27.25 per share (the "Exercise Price"); provided, however, that in the event CFHC issues or agrees to issue any shares of Common Stock to an Acquiring Person (as that term is defined in Section 6 herein) at a price less than $27.25 per share, the Exercise Price shall be equal to such lesser price.

     2. Exercise of Option.

     (a) TI may exercise the Option, in whole or in part, in accordance with and to the extent permitted by applicable law at any time or from time to time but only upon or after the occurrence of a Purchase Event (as that term is defined in Paragraph (b) below of this section); provided, that to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect upon the earliest to occur (such earliest date, the "Expiration Date") of
(i) the termination of the Merger Agreement pursuant to Section 13.1 (a) or (h) thereof; (ii) the date of termination pursuant to Section 13.1 (b), (c), (e), or
(f) thereof if such date is prior to a Purchase Event; (iii) the effective time of the acquisition of CFHC by TI pursuant to the Merger Agreement, or (iv) eighteen months following the occurrence of the earliest to occur of (A) the date of any termination of the Merger Agreement other than as described in (i) or (ii) above or (B) the date of first occurrence of a Purchase Event. Notwithstanding the foregoing, CFHC shall not be obligated to issue the Option Shares upon exercise of the Option (i) in the absence of any required governmental or regulatory waiver, consent or approval necessary for CFHC to issue such Option Shares or for TI or any transferee to exercise the Option or prior to the expiration or termination of any waiting period required by law, or
(ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares.

     (b) As used herein, a "Purchase Event" shall have occurred when: (i) CFHC, Stockton or any subsidiary of CFHC, (without the prior written consent of TI) enters into an agreement with any person (other than TI or any of its subsidiaries) pursuant to which such person would: (x) merge or consolidate with, or enter into any similar transaction with CFHC, Stockton or any subsidiary of CFHC, (y) purchase, lease or otherwise acquire all or substantially all of the assets of CFHC or Stockton or (z) purchase or otherwise acquire (by merger, consolidation, share exchange or any similar transaction) securities representing 10 percent or more of the voting shares of CFHC or Stockton (the transactions referred to in subparagraph (x), (y) and (z) are referred to as an "Acquisition Transaction"); (ii) any person or group of persons (other than TI or any of its subsidiaries) acquires the beneficial ownership or the right to acquire beneficial ownership of securities representing 15 percent or more of the voting shares of CFHC or Stockton (the term "beneficial ownership" for purposes of this Agreement shall have the meaning set forth in Section 13(d) of the Securities

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

Exchange Act of 1934, as amended (the "Exchange Act"), and the regulations promulgated thereunder); (iii) the shareholders of CFHC fail to approve the business combination between CFHC and TI contemplated by the Merger Agreement at any meeting of such shareholders which has been held for that purpose or any adjournment or postponement thereof, the failure of such a shareholder meeting to occur prior to termination of the Merger Agreement, or the withdrawal or modification (in a manner adverse to TI) of the recommendation of CFHC's Board of Directors of the Holding Company Merger and Merger Agreement that the shareholders of CFHC approve the Holding Company Merger and the Merger Agreement, in each case, after there shall have been a public announcement that any person (other than TI or any of its subsidiaries), shall have (A) made, or publicly disclosed an intention to make, a proposal to engage in an Acquisition Transaction, (B) commenced a tender offer, as defined herein, or filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to an exchange offer, as defined herein, or (C) filed an application (or given a notice), whether in draft or final form, with the Office of Thrift Supervision or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction; (iv) any person (other than TI or other than in connection with a transaction which TI has given its prior written consent), shall have filed an application or notice with the Office of Thrift Supervision or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction, exchange offer or tender offer; (v) CFHC or Stockton shall have willfully breached any covenant or obligation contained in the Merger Agreement in anticipation of engaging in a Purchase Event, and following such breach TI would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both); or (vi) a public announcement by CFHC or Stockton of the authorization, recommendation or endorsement by CFHC of an Acquisition Transaction, exchange offer or tender offer or a public announcement by CFHC of an intention to authorize, recommend or announce an Acquisition Transaction, exchange offer or tender offer. If a Purchase Event has occurred, the Option shall continue to be exercisable until its termination in accordance with Section 2(a) hereof. CFHC shall notify TI promptly in writing upon learning of the occurrence of a Purchase Event, it being understood that the giving of such notice by CFHC shall not be a condition to the right of TI to transfer or exercise the Option. As used in this Agreement, "person" shall have the same meaning set forth in the Merger Agreement. As used in this paragraph "exchange offer" or "tender offer" shall mean the filing of a registration statement under the Securities Act with respect to, a tender offer or exchange offer, respectively, to purchase shares of CFHC Stock such that, upon consummation of such offer, such person would own or control 10 percent or more of the then-outstanding shares of CFHC Stock.

     (c) In the event a Purchase Event occurs, TI may elect to exercise the Option. If TI wishes to exercise the Option, it shall send to CFHC a written notice (the date of which shall be referred to herein as the "Notice Date") which specifies (i) the total number of Option Shares to be purchased, and (ii) a place and date not earlier than two business days nor later than ten business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"); provided, however, that if prior notification to or approval of the Office of Thrift Supervision or any other regulatory agency is required in connection with such purchase, the Holder, as defined below, shall promptly file the required notice or application for approval, shall promptly notify CFHC of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

     3. Payment and Delivery of Certificates; TI Representation.

     (a) If TI elects to exercise the Option, then at the Closing, TI shall pay to CFHC the aggregate purchase price for the Option Shares purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank designated by CFHC.

     (b) At such Closing, simultaneously with the delivery of the purchase price for the Option Shares as provided in Paragraph (a) hereof, CFHC shall deliver to TI a certificate or certificates, registered in the name

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

of TI or its designee, representing the number of Option Shares purchased by TI. Such certificates may be endorsed with a legend which shall read as follows:

     THE SALE OF THE SHARES REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND ARE ACCORDINGLY SUBJECT TO RESALE RESTRICTIONS ARISING UNDER THE ACT. THE TRANSFER OF SUCH SHARES IS SUBJECT TO CERTAIN PROVISIONS OF AN AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND THE ISSUER, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A REQUEST THEREFOR.

Any such legend shall be removed by delivery of a substitute certificate without such legend if TI shall have delivered to CFHC an opinion of counsel, in form and substance satisfactory to CFHC, that such legend is not required for purposes of assuring compliance with applicable securities or other law or with this Agreement.

     (c) Except as otherwise provided herein, TI hereby represents and warrants to CFHC that the Option is being, and any Option Shares issued upon exercise of the Option will be, acquired by TI for its own account and not with a view to any distribution thereof, and TI will not sell any Option Shares purchased pursuant to exercise of the Option except in compliance with applicable securities and other laws.

     4. Representations. CFHC hereby represents and warrants to TI as follows:

     (a) CFHC has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement and all of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of CFHC. This Agreement has been duly executed and delivered by CFHC and constitutes a valid and binding agreement of CFHC, enforceable against CFHC in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally or by equitable principles, whether such enforcement is sought in law or equity.

     (b) The execution and delivery by CFHC of this Agreement and the consummation of the transactions herein contemplated do not and will not violate or conflict with CFHC's Certificate of Incorporation or Bylaws, any statute, regulation, judgment, order, writ, decree or injunction applicable to CFHC (other than as may be effected by TI's ownership of CFHC Common Stock exceeding certain limits set forth by statute or regulation) or its properties or assets and do not and will not violate, conflict with, result in a breach of, constitute a default (or an event which with due notice and/or lapse of time would constitute a default) under, result in a termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of CFHC under the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, or loan agreement or other agreement, instrument or obligation to which CFHC is a party, or by which CFHC or any of its properties or assets may be bound or affected.

     (c) CFHC has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms, will have reserved for issuance upon the exercise of the Option a number of shares of Common Stock sufficient to satisfy the exercise of the Option in full, all of which Common Stock, upon issuance pursuant hereto, shall be duly authorized, validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, encumbrances, security interests and preemptive rights.

     5. Adjustment Upon Changes in Capitalization.

     (a) In the event of any dividend, stock split, split-up, recapitalization, reclassification, combination, exchange of shares or similar transaction or event with respect to Common Stock, the type and number of shares or securities subject to the Option and the Exercise Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that TI shall receive, upon exercise of the Option, the number and class of shares or other securities or property that TI would have

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

received in respect of Common Stock if the Option had been exercised immediately prior to such event, or the record date thereof, as applicable. If any shares of Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 5(a)), the number of shares of Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of Common Stock previously issued to TI pursuant hereto, equals 19.9 percent of the number of shares of Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to this Option.

     (b) In the event that CFHC, shall, prior to the Expiration Date, enter in an agreement: (i) to consolidate with or merge into any person, other than TI or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than TI or one of its subsidiaries, to merge into CFHC and CFHC shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of CFHC or any other person or cash or any other property or the outstanding shares of Common Stock immediately prior to such merger shall after such merger represent less than 50 percent of the outstanding shares and share equivalents of the merged company; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than TI or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of TI, of either (x) the Succeeding Corporation (as defined below), (y) any person that controls the Succeeding Corporation, or (z) in the case of a merger described in clause (ii), CFHC (in each case, such person being referred to as the "Substitute Option Issuer.")

     (c) The Substitute Option shall have the same terms as the Option, provided, that, if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to TI. The Substitute Option Issuer shall also enter into an agreement with the then-holder or holders of the Substitute Option in substantially the form as this Agreement, which shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock (the "Substitute Option Price") shall then be equal to the Exercise Price multiplied by a fraction in which the numerator is the number of shares of the Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares for which the Substitute Option is exercisable.

     (e) The following terms have the meanings indicated:

          (i) "Succeeding Corporation" shall mean (x) the continuing or surviving corporation of a consolidation or merger with CFHC (if other than CFHC), (y) CFHC in a merger in which CFHC is the continuing or surviving person, and (z) the transferee of all or any substantial part of CFHC assets (or the assets of its subsidiaries).

          (ii) "Substitute Common Stock" shall mean the common stock issued by the Substitute Option Issuer upon exercise of the Substitute Option.

          (iii) "Assigned Value" shall mean the highest of (x) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made by any person (other than TI or its subsidiaries) (y) the price per share of Common Stock to be paid by any person (other than TI or any of its subsidiaries) pursuant to an agreement with CFHC, and (z) the highest closing sales price per share of Common Stock as quoted on the Nasdaq National Market (or if Common Stock is not quoted on the Nasdaq National Market, the highest bid price per share on any day as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by TI) within the six-month period immediately preceding the agreement referred to in (y); provided, that in the event of a sale of less than all of CFHC's assets, the Assigned Value shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of CFHC as determined by a nationally recognized investment banking firm selected by TI and reasonably acceptable to CFHC, divided by the number of shares of Common Stock outstanding at the time of such sale. In the event that an exchange offer is made for Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the Common Stock shall be determined by a nationally recognized investment banking firm mutually selected by TI and CFHC (or if applicable, the Succeeding Corporation), provided that if a mutual selection cannot be made as to such investment banking firm, it shall be selected by TI.

          (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger or sale, provided that if CFHC is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by CFHC, the person merging into CFHC or by any company which controls or is controlled by such merging person, as TI may elect.

     (f) In no event pursuant to any of foregoing paragraphs shall the Substitute Option be exercisable for more than 19.9 percent of the aggregate of the shares of the Substitute Common Stock outstanding immediately prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9 percent of the aggregate of the shares of Substitute Common Stock but for his clause (f), the Substitute Option Issuer shall make a cash payment to TI equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (f) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (f). This difference in value shall be determined by a nationally recognized investment banking firm selected by TI and the Substitute Option Issuer.

     (g) CFHC shall not enter into any transaction described in subsection (b) of this Section 5 unless the Succeeding Corporation and any person that controls the Succeeding Corporation assume in writing all the obligations of CFHC hereunder and take all other actions that may be necessary so that the provisions of this Section 5 are given full force and effect (including, without limitation, any action that may be necessary so that the shares of Substitute Common Stock are in no way distinguishable from or have lesser economic value than other shares of common stock issued by the Substitute Option Issuer).

     6. Purchase of Option Shares and Options by CFHC.

     (a) From and after the first date a transaction specified in Section 5(b) herein is consummated (the "Repurchase Event"), and subject to applicable regulatory restrictions, TI or a holder or former holder of any Options (a "Holder") who has exercised the Options in whole or in part shall have the right to require CFHC to purchase some or all of the Option Shares at a purchase price per share (the "Purchase Price") equal to the highest of (i) 100 percent of the Exercise Price, (ii) the highest price paid or agreed to be paid for shares of Common Stock by an Acquiring Person (as defined in Paragraph (b) of this Section) in any tender offer, exchange offer or other transaction or series of related transactions involving the acquisition of 10 percent or more of the outstanding shares of Common Stock during the one-year period immediately preceding the Purchase Date (as defined in Paragraph (d) of this Section) and
(iii) in the event of a sale of all or substantially all of CFHC's assets, (x) the sum of the price paid in such sale for such assets and the current market value of the remaining assets of CFHC as determined by a recognized investment banking firm jointly selected by such Holder and CFHC, each acting in good faith, divided by (y) the number of shares of Common Stock then outstanding, provided, however, that the amount calculated pursuant to clauses (ii) and (iii) of this Section 6(a) shall not exceed $10,100,000. In the event that any of the consideration paid or agreed to be paid by an Acquiring Person for any shares of Common Stock or for any of CFHC's assets consists in whole or in part of securities, the value of such securities for purposes of determining the Purchase

Price shall be determined (i) if there is an existing public trading market therefor, by the average of the last sales prices for such securities on the ten trading days ending three trading days prior to the payment of such consideration (if such consideration has been paid) or prior to the date of determination (if such consideration has not yet been paid) and (ii) if there is no existing public trading market for such securities, by a recognized investment banking firm jointly selected by the Holder and CFHC, each acting in good faith. The Holder's right to require CFHC to purchase some or all of the Option Shares under this Section shall expire on the day which is one year following the Repurchase Event; provided, that if CFHC is prohibited under applicable regulations from purchasing Common Stock as to which a Holder has given notice hereunder, then the Holder's right to require CFHC to purchase such shares shall expire on the date which is one year following the date on which CFHC no longer is prohibited from purchasing such shares: provided further, that CFHC shall use its best efforts to obtain any consent or approval and make any filing required for CFHC to consummate as quickly as possible the purchase of the Common Stock contemplated hereunder.

     (b) For purposes of this Agreement, "Acquiring Person" shall mean a person or group (as such terms are defined in the Exchange Act and the rules and regulations thereunder) other than TI or a subsidiary of TI who on or after the date of this Agreement engages in a transaction which gives rise to a Purchase Event.

     (c) Subject to applicable regulatory restrictions, from and after a Repurchase Event or after TI receives official notice that an approval of the Office of Thrift Supervision, or any other regulatory authority, required for the exercise of the Option and purchase of the Option Shares will not be issued or granted, a Holder shall have the right to require CFHC to purchase some or all of the Options held by such Holder at a price equal to the Purchase Price minus the Exercise Price on the Purchase Date (as defined in Paragraph (d) of this Section) multiplied by the number of shares of Common Stock that may be purchased on the Purchase Date upon the exercise of the Options elected to be purchased, provided, however, that the amount calculated pursuant to this
Section 6(c) shall not exceed $10,100,000. Notwithstanding the termination date of the Options, the Holder's right to require CFHC to purchase some or all of the Options under this Section shall expire on the day which is one year following the Repurchase Event; provided, that if CFHC is prohibited under applicable regulations from purchasing the Options as to which an Holder has given notice hereunder, then the Holder's right to require CFHC to purchase such Options shall expire on the day which is one year following the date on which CFHC no longer is prohibited from purchasing such Options; provided further, that CFHC shall use its best efforts to obtain any consent or approval and make any filing required for CFHC to consummate as quickly as possible the purchase of the Options contemplated hereunder.

     (d) A Holder may exercise its right to require CFHC to purchase the Common Stock or Options (collectively, "Securities") pursuant to this Section by surrendering for such purpose to CFHC, at its principal office or at such other office or agency maintained by CFHC for that purpose, within the period specified above, the certificates or other instruments representing the Securities to be purchased accompanied by a written notice stating that it elects to require CFHC to purchase all or a specified number of such Securities. Within five business days after the surrender of such certificates or instruments and the receipt of such notice relating thereto, to the extent it is legally permitted to do so, CFHC shall deliver or cause to be delivered to the Securities Holder (i) a bank cashier's or certified check payable to the Securities Holder in an amount equal to the applicable purchase price therefor, and (ii) if less than the full number of Securities evidenced by the surrendered instruments are being purchased, a new certificate or instrument, for the number of Securities evidenced by such surrendered certificates or other instruments less the number of Securities purchased. Such purchases shall be deemed to have been made at the close of business on the date (the "Purchase Date") of the receipt of such notice and of such surrender of the certificates or other instruments representing the Securities to be purchased and the rights of the Securities Holder, except for the right to receive the applicable purchase price therefor in accordance herewith, shall cease on the Purchase Date.

     7. Demand Registration Rights. As promptly as practicable upon TI's request after a Purchase Event, CFHC agrees to prepare and file not more than three registration statements or prospectuses ("Registration Event") as appropriate, under federal and any applicable state securities laws, with respect to any proposed sale of any warrants, options or other securities representing any of TI's rights under this Agreement or proposed dispositions by TI of any or all of the Option Shares, if such registrations or filings are required by law or regulation, and to use its best efforts to cause any such registration statements or offering circulars to become effective as expeditiously as possible and to keep such registration effective for a period of not less than 180 days unless, in the written opinion of counsel to CFHC, addressed to TI and satisfactory in form and substance to TI and its counsel, registration (or filing of a prospectus or offering circular) is not required for such proposed transactions. All fees, expenses and charges of any kind or nature whatsoever incurred in connection with any registration of, or the preparation of any prospectus relating to, the Options or the Option Shares pursuant to this Section 7 shall be borne and paid by CFHC. In the event TI exercises its registration rights under this Section 7, CFHC shall provide TI, its affiliates, each of their respective officers and directors and any underwriters used by TI, with indemnifications, representations and warranties and shall cause its attorneys and accountants to deliver to TI and any such underwriters attorneys' opinions and "comfort letters", all of a type customarily provided or delivered in connection with public underwritten offerings of securities. In the event CFHC effects a registration of Common Stock for its own account or for any other shareholder of CFHC, it shall allow TI to participate in such registration. Notwithstanding the foregoing, CFHC shall have the right to delay (a "Delay Right") a Registration Event for a period of up to thirty (30) days, in the event it receives a request from TI to effect a Registration Event, if CFHC (i) is involved in a material transaction, or (ii) determines, in the good faith exercise of its reasonable business judgment, that such registration and offering could adversely effect or interfere with bona fide material financing plans of CFHC or would require disclosure of information, the premature disclosure of which could materially adversely affect CFHC or any transaction under active consideration by CFHC. For purposes of this Agreement, the term "material transaction" shall mean a transaction which would require CFHC to file a current report on Form 8-K with the Securities Exchange Commission. CFHC shall have the right to exercise two Delay Rights in any eighteen (18) month period.

     8. Listing

     If Common Stock or any other securities to be acquired upon exercise of the Option are then authorized for quotation or trading or listing on the Nasdaq National Market or any other securities exchange or automated quotation system, CFHC, or any successor thereto, upon the request of the holder of the Option, will promptly file an application, if required, to authorize for listing or trading or quotation the shares of Common Stock or other securities to be acquired upon exercise of the Option on the Nasdaq National Market or any other securities exchange or automated quotation system and will use its best efforts to obtain approval, if required, of such listing or quotation as soon as possible.

     9. Total Profit

     Notwithstanding any other provision of this Agreement to the contrary, in no event shall TI purchase under the terms of this Agreement that number of Option Shares which have a Spread Value, as defined below, in excess of $10,100,000. In the event the Spread Value exceeds $10,100,000, the number of Option Shares which TI is entitled to purchase at the Closing Date shall be reduced to the extent required such that the Spread Value following such reduction is equal to or less than $10,100,000. "Spread Value" shall mean the difference between (i) the product of (1) the sum of the total number of Option Shares TI (x) intends to purchase at a Closing pursuant to the exercise of the Option and (y) previously purchased pursuant to the prior exercise of the Option, and (2) the closing price of CFHC Common Stock as quoted on the Nasdaq National Market on the last trading day immediately preceding the Closing Date, and (ii) the product of (1) the total number of Option Shares TI (x) intends to purchase at the Closing Date pursuant to the exercise of the Option and (y) previously purchased pursuant to the prior exercise of the Option and (2) the applicable Option Price of such Option Shares.

     10. Miscellaneous.

     (a) Expenses. Each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     (b) Entire Agreement. Except as otherwise expressly provided herein, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this

Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     (c) Assignment. At any time after a Purchase Event occurs, TI may sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, by issuing Options or otherwise, to any person or group of persons, subject to applicable law, rule or regulation. In order to effectuate the foregoing, TI (or any direct or indirect assignee or transferee of TI) shall be entitled to surrender this Agreement to CFHC in exchange for two or more Agreements entitling the holders thereof to purchase in the aggregate the same number of shares of Common Stock as may be purchasable hereunder.

     (d) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or by confirmed facsimile transmission or sent by registered or certified mail or overnight courier, postage prepaid, with return receipt requested, addressed as follows:

     If to TI:

                            Temple-Inland Inc.
                            303 South Temple Drive
                            Diboll, Texas 75941
                            Facsimile Number: (409) 829-3333
                            Attention: M. Richard Warner, Esq.

        (with a copy to:

                            Manatt, Phelps & Phillips, LLP
                            11355 West Olympic Boulevard
                            Los Angeles, California 90064
                            Attention: Thomas D. Phelps, Esq.
                            Facsimile Number: (310) 312-4224

     If to CFHC:
                            California Financial Holding Company
                            501 W. Weber Avenue
                            Stockton, California 95203-3169
                            Attention: Robert V. Kavanaugh
                            Facsimile Number: (209) 547-7771

           (with a copy to:
                            Kirkpatrick & Lockhart, LLP

        Attention:               Henry L. Judy, Esq.
                            Kirkpatrick & Lockhart LLP
                            1800 Massachusetts Avenue, N.W.
                            Washington, D.C. 20036-1800
                                 Facsimile Number: (202) 778-9100

A party may change its address for notice purposes by written notice to the other party hereto.

     (e) Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     (f) Specific Performance. The parties hereto agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with their specific terms or conditions or were otherwise breached and that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the parties in the event that this Agreement is not performed in accordance with its terms or conditions or otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the parties and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity.

     (g) Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware without regard to the conflict of law principles thereof. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated herein and therein, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such Delaware state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

     (h) Best Efforts. Each of TI and CFHC will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation applying to the Office of Thrift Supervision for approval to acquire the shares issuable hereunder.

     (i) Descriptive Headings. The descriptive headings herein are inserted for convenience of reference and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, as of the day and year first written above.

                                            TEMPLE-INLAND INC.

                                            By:

                                              ----------------------------------
                                              Chairman of the Board and
                                              Chief Executive Officer

                                            CALIFORNIA FINANCIAL HOLDING COMPANY

                                            By:

                                              ----------------------------------
                                              Chairman of the Board and
                                              Chief Executive Officer

                                                                       EXHIBIT B

                            AGREEMENT OF BANK MERGER

     This Agreement of Bank Merger is made by and between Stockton Savings Bank, F.S.B. ("Stockton") and Guaranty Federal Bank, F.S.B. ("Guaranty") in connection with the transactions described in that Agreement and Plan of Merger, dated as of December 8, 1996 (the "Merger Agreement") by and among, Temple-Inland Inc., a Delaware corporation ("TI"), California Financial Holding Company, a Delaware corporation ("CFHC"), Stockton and Guaranty. Terms not otherwise defined herein shall have the meaning given them in the Merger Agreement.

     As of the date hereof, Guaranty has authorized capital of 2,000,000 shares of common stock, par value $1 per share (the "Guaranty Stock"). As of the date hereof, 1,132,500 shares of Guaranty Stock are issued and outstanding. As of the date hereof, Stockton has authorized capital stock of one share of common stock, par value $.01 per share ("Stockton Stock") of which one share is issued and outstanding.

     As of the date hereof, Guaranty Holdings, Inc. I ("Guaranty Holdings") owns directly and TI owns indirectly all the issued and outstanding stock of Guaranty, and CFHC owns directly all of the issued and outstanding stock of Stockton. Immediately prior to the Effective Time of the Bank Merger, CFHC shall be merged with and into TI, with TI being the resulting corporation, so that as of the Effective Time of the Bank Merger, TI shall own all of the Guaranty Stock and all of the Stockton Stock.

     Guaranty and Stockton hereby agree as follows:

     1. Merger. At and on the Effective Time of the Bank Merger, Stockton shall be merged with and into Guaranty in accordance with the terms hereof (the "Bank Merger"). Guaranty, as the institution surviving the Bank Merger, shall be the "Surviving Bank."

     2. Effective Time. The effective time of the Bank Merger ("Effective Time") shall be the date the articles of combination are endorsed by the Office of Thrift Supervision (the "OTS") or such later date specified in such articles, which shall be after approval of the Bank Merger by the OTS.

     3. Name. The name of the Surviving Bank shall continue to be "Guaranty Federal Bank, F.S.B."

     4. Directors and Principal Officers. The directors and principal officers of Guaranty immediately prior to the Effective Time of the Bank Merger shall continue to serve as directors and principal officers of Guaranty after the Effective Time of the Bank Merger. In addition, one member of the Board of Directors of Stockton, who shall be selected by TI and CFHC, shall be elected to the Board of Directors of Guaranty at the Effective Time of the Bank Merger.
Guaranty, as the Surviving Bank, shall have   directors. There shall be three
classes of directors; members of each class shall have a three-year term. The name, residential address and term of each director is set forth below:

                                                                                       TERM
                   NAME                              RESIDENTIAL ADDRESS             EXPIRES
                   ----                              -------------------             --------


               [INSERT CORRECT INFORMATION AT TIME OF EXECUTION]

     5. Offices. The location of the home office of the Surviving Bank shall continue to be Dallas, Texas, and the offices of the Surviving Bank shall be:

          ADDRESS                   CITY OR TOWN                   STATE           ZIP CODE
          -------                   ------------                   -----           --------


     6. Terms and Conditions of Bank Merger.

     At the Effective Time of the Bank Merger:

     (a) Each share of Stockton Stock outstanding immediately prior to the Effective Time of the Bank Merger shall at the Effective Time of the Bank Merger, be converted into the right to receive shares of capital stock of Guaranty.

     (b) Each share of Guaranty Stock issued and outstanding immediately prior to the Effective Time of the Bank Merger shall remain outstanding and unchanged and shall continue to be owned by Guaranty Holdings.

     7. Charter and Bylaws. At and after the Effective Time of the Bank Merger, the Charter and Bylaws of Guaranty as in effect immediately prior to the Effective Time of the Bank Merger shall continue to be the Charter and Bylaws of the Surviving Bank until amended in accordance with law.

     8. Rights and Duties of the Surviving Bank. At the Effective Time of the Bank Merger, Stockton shall be merged with and into Guaranty, which, as the Surviving Bank, shall be the same association as Guaranty. The business of the Surviving Bank shall be that of a federal savings bank chartered under the laws of the United States and as provided for in the Charter of Guaranty as now existing, the business of which shall be continued at its head office and at its legally established branches and other offices. All assets, rights, privileges, powers, franchises and property (real, personal and mixed) shall be automatically transferred to and vested in the Surviving Bank by virtue of the Bank Merger without any deed or other document of transfer. The Surviving Bank, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interest as agent or other fiduciary in the same manner and to the same extent as such rights, franchises and interest and powers were held or enjoyed by Guaranty and Stockton, respectively. The Surviving Bank shall be responsible for all the liabilities of every kind and description of both Guaranty and Stockton immediately prior to the Effective Time of the Bank Merger, including liabilities for all debts, savings accounts, deposits obligations, and contracts of Guaranty and Stockton, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books or accounts or records of either Guaranty or Stockton. All rights of creditors and other obligees and all liens on property of either Guaranty or Stockton shall be preserved and shall not be released or impaired.

     9. Execution. This Agreement of Bank Merger may be executed in any number of counterparts each of which shall be deemed an original and all of such counterparts shall constitute one and the same instrument.

Dated as of             , 1997.

GUARANTY FEDERAL BANK, F.S.B.

By:

    -----------------------------------------------------
    President and Chief Executive Officer

By:

    -----------------------------------------------------
    Secretary

STOCKTON SAVINGS BANK, F.S.B.

By:

    -----------------------------------------------------
    President and Chief Executive Officer

By:

    -----------------------------------------------------
    Secretary

                                                                       EXHIBIT C

                            SHAREHOLDER'S AGREEMENT

     This SHAREHOLDER'S AGREEMENT (this "Agreement"), dated as of December 8, 1996, is entered into by and between Temple-Inland Inc., a Delaware corporation
("TI") and                (the "Shareholder").

                                    RECITALS

     A. TI, Guaranty Federal Bank, F.S.B., a federally chartered stock savings bank, California Financial Holding Company, a California corporation and Stockton Savings Bank, F.S.B., a federally chartered savings bank, entered into that certain Agreement and Plan of Merger dated as of December 8, 1996 (the "Merger Agreement").

     B. The Shareholder is a beneficial shareholder of shares of the common stock, $.01 par value, of CFHC (the "CFHC Stock").

     C. As an inducement to TI to enter into the Merger Agreement, the Shareholder desires to enter into this Agreement.

     D. Unless otherwise provided in this Agreement, capitalized terms shall have the meanings ascribed to such terms in the Merger Agreement.

     NOW THEREFORE, in consideration of the premises and of the respective representations, warranties and covenants, agreements and conditions contained herein and in the Merger Agreement, and intending to be legally bound hereby, TI and Shareholder agree as follows:

                                   ARTICLE I

                            SHAREHOLDER'S AGREEMENT

     1.1 Agreement to Vote. Shareholder shall vote or cause to be voted at any meeting of shareholders of CFHC to approve the principal terms of the Merger Agreement, the Holding Company Merger and the transactions contemplated thereby (the "Shareholders' Meeting"), all of the shares of CFHC Stock as to which Shareholder has sole or shared voting power (the "Shares") as of the record date established to determine shareholders who have the right to vote at any such Shareholders' Meeting (the "Record Date") "FOR" the Merger Agreement, the Agreement of Bank Merger and the transactions contemplated thereby.

     1.2 Legend. The Shareholder agrees to stamp, print or type (or to cause the stamping, printing or typing) on the face of his certificates of CFHC Stock evidencing the Shares the following legend:

          "THE VOTING, SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER ENCUMBRANCE OR DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO A SHAREHOLDER'S AGREEMENT DATED AS OF THE 8TH DAY OF DECEMBER, 1996 BY AND BETWEEN TEMPLE-INLAND INC. AND (THE RECORD OWNER HEREOF), COPIES OF WHICH ARE ON FILE AT THE OFFICES OF CALIFORNIA FINANCIAL HOLDING COMPANY."

     1.3 Restrictions on Dispositions. The Shareholder agrees that, from and after the date of this Agreement and during the term of this Agreement, the shareholder will not take any action that will alter or affect in any way the right to vote the Shares, except (i) with the prior written consent of TI or
(ii) to change such right from that of a shared right of the Shareholder to vote the Shares to a sole right of the Shareholder to vote the Shares.

     1.4 Shareholder Approval. The Shareholder shall (i) recommend shareholder approval of the Merger Agreement, the Agreement of Bank Merger and the transactions contemplated thereby by the CFHC shareholders at the Shareholders' Meeting and (ii) advise the CFHC shareholders to reject any subsequent proposal or offer received by CFHC relating to any Competing Transaction or purchase, sale, acquisition, merger or other form of business combination involving CFHC or any of its assets, equity securities or debt securities and to proceed with the transactions contemplated by the Merger Agreement; provided, however, that the Shareholder shall not be obligated to take any action specified in clause (i) or (ii) if the Board of Directors of CFHC is advised in writing by outside legal counsel (Kirkpatrick & Lockhart LLP, or such other counsel that is reasonably acceptable to TI) that doing any act pursuant to clause (i) or (ii) is inconsistent with the continuing fiduciary duties of said Shareholder to the stockholders of CFHC.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

     The Shareholder represents and warrants to TI that the statements set forth below are true and correct as of the date of this Agreement, except those that are specifically as of a different date:

     2.1  Ownership and Related Matters.

     (a) Schedule 2.1(a) hereto correctly sets forth the number of Shares and the nature of Shareholder's voting power with respect thereto. Within five Business Days after the Record Date, the Shareholder shall amend said Schedule 2.1(a) to correctly reflect the number of Shares and the nature of Shareholder's voting power with respect thereto as of the Record Date.

     (b) There are no proxies, voting trusts or other agreements or understandings to or by which the Shareholder or the Shareholder's spouse is a party or bound or that expressly requires that any of the Shares be voted in any specific manner other than as provided in this Agreement.

     2.2 Authorization and Binding Agreement. The Shareholder has the legal right, power, capacity and authority to execute, deliver and perform this Agreement, and this Agreement is the valid and binding obligation of the Shareholder enforceable in accordance with its terms, except as the enforcement thereof may be limited by general principles of equity.

     2.3 Noncontravention. The execution, delivery and performance of this Agreement by the Shareholder will not (a) conflict with or result in the breach of, or default or actual or potential loss of any benefit under, any provision of any agreement, instrument or obligation to which the Shareholder or the Shareholder's spouse is a party or by which any of the Shareholder's properties or the Shareholder's spouse's properties are bound, or give any other party to any such agreement, instrument or obligation a right to terminate or modify any term thereof; (b) require any consent of any Person; (c) result in the creation or imposition of any Encumbrance on any of the Shares or any other assets of the Shareholder or the Shareholder's spouse; or (d) violate any statute or law, judgment, decree, injunction, order, regulation or rule of any Governmental Entity to which the Shareholder or the Shareholder's spouse is subject.

                                  ARTICLE III

                                    GENERAL

     3.1 Amendments. To the fullest extent permitted by law, this Agreement and any schedule or exhibit attached hereto may be amended by agreement in writing of the parties hereto at any time.

     3.2 Integration. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and (except for other documents to be executed pursuant to the Merger Agreement) supersedes all prior agreements and understandings of the parties in connection therewith.

     3.3 Specific Performance. The Shareholder and TI each expressly acknowledge that, in view of the uniqueness of the obligations of the Shareholder contemplated hereby, TI would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed by the Shareholder in accordance with its terms, and therefore the Shareholder and TI agree that TI shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled at law or in equity.

     3.4 Termination. This Agreement shall terminate automatically without further action at the earlier of the Effective Time of the Holding Company Merger or the termination of the Merger Agreement in accordance with its terms. Upon such termination of this Agreement, the parties shall have no further obligation or liability to one another, except in respect of a wilful and material failure in the performance of any such party's agreements, covenants and obligations hereunder.

     3.5 No Assignment. Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by TI or the Shareholder, in whole or in part. Any attempted assignment in violation of this prohibition shall be null and void. Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors of the parties hereto.

     3.6 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     3.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

     3.8 Notices. Any notice or communication required or permitted hereunder, shall be deemed to have been given if in writing and (a) delivered in person,
(b) delivered by confirmed facsimile transmission, (c) sent by overnight carrier, postage prepaid with return receipt requested, or (d) mailed by certified or registered mail, postage prepaid with return receipt requested, addressed as follows:

If to TI , addressed to:

    Temple-Inland Inc.
     303 South Temple Drive
     Diboll, Texas 75941
     Attention: M. Richard Warner, Esq.
     Facsimile Number: (409) 829-3333

With a copy addressed to:

    Manatt, Phelps & Phillips, LLP
     11355 West Olympic Blvd.
     Los Angeles, CA 90064
     Attention: Thomas D. Phelps, Esq.
     Telecopier No: (310) 312-4224

If to Shareholder, addressed to:

     ------------------------------------------------------

     ------------------------------------------------------

     ------------------------------------------------------

     ------------------------------------------------------

With a copy addressed to:

    Kirkpatrick & Lockhart LLP
     1800 Massachusetts Avenue, N.W.
     Washington, D.C. 20036-1800
     Attention: Henry L. Judy, Esq.
     Facsimile Number: (202) 778-9100
or at such other address and to the attention of such other person as a party may notice to the others in accordance with this Section 3.8. Any such notice or communication shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission, on the first Business Day after it was sent by overnight carrier, postage prepaid with return receipt requested or on the third Business Day after it was sent by certified or registered mail, postage prepaid with return receipt requested.

     3.9 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware without regard to the conflict of law principles thereof. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated herein and therein, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such Delaware state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 3.8 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

     3.10 Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable law. If any provisions shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     3.11 Waiver of Breach. Any failure or delay by TI in enforcing any provision of this Agreement shall not operate as a waiver of this Agreement. The waiver by TI of a breach of any provision of this Agreement shall not operate as a waiver of this Agreement. The waiver by TI of a breach of any provision of this Agreement by the Shareholder shall not operate or be construed as a waiver of any subsequent breach or violation thereof. All waivers shall be in writing and signed by the party to be bound.

     IN WITNESS WHEREOF, the parties to this Agreement have caused and duly executed this Agreement as of the day and year first above written.

                                            TEMPLE-INLAND INC.

                                            By:

                                            ------------------------------------
                                            Title:

                                            ------------------------------------

                                            SHAREHOLDER

                                            ------------------------------------
                                                    (Shareholder's Name)

                                SPOUSAL CONSENT

     I am the spouse of                               , the Shareholder in the
above Agreement. I understand that I may consult independent legal counsel as to the effect of this Agreement and the consequences of my execution of this Agreement and, to the extent I felt it necessary, I have discussed it with legal counsel. I hereby confirm this Agreement and agree that it shall bind my interest in the Shares, if any.

                                            ------------------------------------
                                               (Shareholder's Spouse's Name)

                                                                       EXHIBIT D

            FORM OF AFFILIATE LETTER ADDRESSED TO TEMPLE-INLAND INC.

Temple-Inland Inc.
Drawer N
Diboll, Texas 75941

Ladies and Gentlemen:

     The undersigned has been advised that as of the date hereof I may be deemed to be an "affiliate" of California Financial Holding Company, a Delaware corporation ("CFHC") as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger, dated as of December 8, 1996, by and among Temple-Inland Inc. ("TI"), CFHC, Guaranty Federal Bank, F.S.B. and Stockton Savings Bank, F.S.B., CFHC will be merged with and into TI, and that as a result of the Merger, the undersigned may receive shares of TI Stock (as defined in the Merger Agreement) in exchange for shares of CFHC Stock (as defined in the Merger Agreement), owned by me.

     The undersigned represents, warrants and covenants to TI that in the event I receive any TI Stock pursuant to the Merger:

     A. The undersigned shall not make any sale, transfer or other disposition of the TI Stock in violation of the Act or the Rules and Regulations.

     B. The undersigned has carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of TI Stock to the extent I believed necessary, with my counsel or with counsel for CFHC.

     C. The undersigned has been advised that the issuance of TI Stock to the undersigned pursuant to the Merger Agreement will be registered with the Commission on a registration statement on Form S-4. However, the undersigned has also been advised that, since at the time the Merger will be submitted to the shareholders of CFHC for approval, the undersigned may be an "affiliate" of CFHC, any sale or disposition by the undersigned of any of the TI Stock, may, under current law, only be made in accordance with the provisions of paragraph
(d) of Rule 145 under the Securities Act, pursuant to an effective registration statement under the Securities Act or pursuant to an exemption thereunder. I agree that I will not sell, transfer, or otherwise dispose of TI Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act; (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to TI, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

     D. The undersigned understands that TI is under no obligation to register the sale, transfer or other disposition of the TI Stock by the undersigned or in the undersigned's behalf or to take any other action necessary to make compliance with an exemption from registration available.

     E. The undersigned understands that stop transfer instructions will be given to TI's transfer agents with respect to TI Stock and that there will be placed on the certificates for the TI Stock issued to me, or any substitutions therefor, a legend stating in substance:

          "The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may be sold or otherwise transferred only in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration."

     F. I also understand that unless the transfer by me of my TI Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, TI reserves the right to put the following legend on the certificates issued to my transferee:

          "The sale of the shares represented by this certificate has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and the shares were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act."

     It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the legends set forth in E or F, as the case may be, above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer of restrictions shall be lifted forthwith, if (i) any such shares of TI Stock shall have been registered under the Securities Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of TI Stock are sold in accordance with the provisions of paragraphs (c),
(e), (f) and (g) of Rule 144 promulgated under the Securities Act, or (iii) I am not at the time an affiliate of TI and have been the beneficial owner of the TI Stock for at least two years (or such other period as may be prescribed by the Securities Act and the rules and regulations promulgated thereunder), and TI has filed with the Commission all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding 12 months, or
(iv) I am not and have not been for at least three months an affiliate of TI and have been the beneficial owner of the TI Stock for at least three years (or such other period as may be prescribed by the Securities Act and the Rules and Regulations), or (v) TI shall have received a letter from the Staff of the Commission, or an opinion of counsel reasonably acceptable to TI, to the effect that the stock transfer restrictions and the legend are not required.

                                            Very truly yours,

Accepted this      day of           , 1997.

Temple-Inland Inc.

By:

   ---------------------------------------------------------
   Name:
   Title:

                                                                       EXHIBIT E

                 FORM OF OPINION OF COUNSEL OF TI AND GUARANTY

     The opinion of counsel required by Section 10.1 of the Agreement and Plan of Reorganization ("Merger Agreement") shall be dated as of the Closing Date, shall be in form and substance reasonably satisfactory to CFHC and Stockton, and shall contain opinions substantially in the form set forth below. (All capitalized terms not otherwise defined herein have the meaning specified in the Merger Agreement).

     1. TI is duly incorporated and validly existing as a corporation in good standing under the laws of the State of Delaware and is a registered savings and loan holding company under HOLA.

     2. Guaranty is an indirect, wholly owned subsidiary of TI, duly incorporated, validly existing and in good standing as a federal savings bank chartered under Section 5 of HOLA. The deposits of Guaranty are insured by the FDIC in the manner and to the fullest extent provided by law.

     3. The TI Stock to be delivered pursuant to the Merger Agreement will be duly authorized, validly issued, fully paid and nonassessable.

     4. The TI Stock to be delivered pursuant to the Merger Agreement will be, subject to official notice of issuance, included for listing on the NYSE.

     5. The execution and delivery by TI of the Merger Agreement and by Guaranty of the Merger Agreement and the Agreement of Bank Merger, and the consummation of the transactions contemplated thereby, have been duly and validly authorized by all necessary corporate action on the part of TI and Guaranty, as applicable. Each of the Merger Agreement and the Agreement of Bank Merger, as applicable, constitutes a valid and binding obligation of TI and Guaranty, enforceable in accordance with their terms, except as the enforceability thereof may be limited by: (i) bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally;
(ii) general equitable principles or (iii) Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D).

     6. Neither the execution and delivery by TI of the Merger Agreement or by Guaranty of the Merger Agreement or Agreement of Bank Merger, nor the consummation of the transactions contemplated thereby, nor compliance by TI or Guaranty with any of the provisions thereof, will conflict with or result in the breach of, or default under (i) any provision of Guaranty's federal stock charter, TI's certificate of incorporation or TI's or Guaranty's bylaws or (ii) any material agreement, instrument or obligation, of we have actual knowledge, to which TI or Guaranty is a party or by which any of the properties or assets of TI or Guaranty is bound.

     7. All consents and approvals of Governmental Entities under Delaware or federal law required to be obtained by TI or Guaranty in order to permit the consummation by them of the transactions contemplated by the Merger Agreement and the Agreement of Bank Merger have been obtained.

     8. The S-4 Registration Statement has become effective under the Securities Act and, to the best of our knowledge, no stop order suspending the effectiveness of the S-4 Registration Statement or preventing the use of the S-4 Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or contemplated by the SEC or any state securities or other regulatory authority; and

     9. The portion of the Proxy Statement relating to TI and Guaranty for use at the stockholders' meeting required pursuant to Section 6.6 of the Merger Agreement, as of the date of mailing and the date of the stockholders' meeting, complied as to form in all material respects with the requirements of the Exchange Act and all applicable rules and regulations.

     We shall further state that although we have necessarily assumed the correctness and completeness of the statements made by TI or Guaranty in the Proxy Statement and takes no responsibility therefor, we have, in the course of the preparation of the Proxy Statement, had conferences with representatives of TI and Guaranty with respect thereto, and that its examination of the Proxy Statement and our discussions in the above-mentioned conferences did not disclose to it any information which has caused us to believe that the information relating to TI and Guaranty in the Proxy Statement at the time of mailing and at the time of the meeting of CFHC's shareholders contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein not misleading (except that we need express no belief or opinion as to any information, including financial statements, any notes thereto, or other financial or statistical data or as to any information supplied by CFHC or Stockton).

     In rendering its opinion, we may rely, to the extent that we deem reliance necessary or appropriate, as to matters of fact, upon certificates of government officials and of any officer or officers of TI's transfer agent. The opinion need refer only to matters of Delaware and federal law, and we may expressly exclude any opinions as to choice of law matters, antitrust matters and securities law matters (except as set forth in paragraph 10) and may add other qualifications and explanations of the basis of its opinion as may be reasonably acceptable to CFHC and Stockton.

                                                                       EXHIBIT F

                FORM OF OPINION OF COUNSEL OF CFHC AND STOCKTON

     The opinion of counsel required by Section 11.1 of the Agreement and Plan of Reorganization (the "Merger Agreement") shall be dated as of the Closing Date, shall be in form and substance reasonably satisfactory to TI, and shall contain opinions substantially in the form set forth below. (All capitalized terms not otherwise defined herein have the meaning specified in the Merger Agreement).

     1. CFHC is a Delaware corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and is registered as a savings and loan holding company under HOLA.

     2. Stockton is a subsidiary of CFHC, and a federal stock savings bank, duly organized, validly existing and in good standing as a federal stock savings bank chartered under Section 5 of HOLA. The deposits of Stockton are insured by the FDIC in the manner and to the extent provided by law.

     3. The CFHC Subsidiaries are California corporations, each of which is duly organized, validly existing and in good standing under the laws of the state of California.

     4. Each of CFHC, Stockton and the CFHC Subsidiaries has all necessary corporate power to own or lease its properties and assets, and to carry on its business as now conducted. Neither the scope of the business of CFHC, Stockton or the CFHC Subsidiaries nor the location of any of their respective properties requires that any of them be licensed to do business in any jurisdiction other than the State of California.

     5. The authorized capital of CFHC consists of 12,000,000 shares of CFHC Stock, of which 4,724,095 shares are outstanding and 4,000,000 shares of serial preferred stock of which no shares are outstanding. The authorized capital of Stockton and of the CFHC Subsidiaries is as set forth in Section 4.2 of the Merger Agreement. All of the outstanding shares of CFHC Stock, Stockton Stock and the equity securities of each of the CFHC Subsidiaries are validly issued, fully paid and nonassessable. To the best of our knowledge, except for the CFHC Options referred to in Section 4.2 of the Merger Agreement, and the options granted pursuant to the Stock Option Agreement, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of CFHC Stock, Stockton Stock or the stock of the CFHC Subsidiaries or any other securities convertible into CFHC Stock, Stockton Stock or the stock of the CFHC Subsidiaries, and neither CFHC, Stockton nor the CFHC Subsidiaries is obligated to issue any additional shares of CFHC Stock, Stockton Stock or the stock of the CFHC Subsidiaries or any additional options, warrants or other rights in or with respect to the unissued shares of such stock or securities convertible into such stock.

     6. The execution and delivery by each of CFHC and Stockton of the Merger Agreement and the execution and delivery by Stockton of the Agreement of Bank Merger and the consummation of the transactions contemplated thereby, have been duly and validly authorized by all necessary action on the part of CFHC and Stockton, as applicable. Each of the Merger Agreement and the Agreement of Bank Merger, as applicable, constitutes a valid and binding obligation of CFHC and Stockton, enforceable in accordance with their terms, except as the enforceability thereof may be limited by: (i) bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally; (ii) general equitable principles; or (iii) Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C.
Section 1818(b)(6)(D).

     7. Neither the execution and delivery by CFHC of the Merger Agreement or by Stockton of the Merger Agreement or the Agreement of Bank Merger, nor the consummation of the transactions contemplated thereby, nor compliance by CFHC or Stockton with any of the provisions thereof, will conflict with or result in the breach of, or default under (i) any provision of the articles of incorporation or bylaws of CFHC, the federal stock charter or bylaws of Stockton or the articles of incorporation or bylaws of the CFHC Subsidiaries, (ii) any material agreement, instrument or obligation known to such counsel to which CFHC, Stockton or the CFHC Subsidiaries is a party or by which any of the properties or assets of CFHC, Stockton or the CFHC Subsidiaries is bound.

     8. All consents and approvals of Governmental Entities under Delaware or federal law, and all requisite stockholder approval, required to be obtained by CFHC or Stockton in order to permit the consummation by them of the transactions contemplated by the Merger Agreement and the Agreement of Bank Merger have been obtained.

     9. Except as disclosed in the schedules and Lists to the Merger Agreement or in such opinion, to the best of our knowledge, there are no actions, suits or proceedings pending or, to our best knowledge, threatened against CFHC, Stockton or the CFHC Subsidiaries, or affecting any of the property of CFHC, Stockton or the CFHC Subsidiaries, before any court or arbitration tribunal or before or by any governmental or regulatory authority or body questioning or affecting the transactions contemplated by the Merger Agreement that would have a Material Adverse Effect on CFHC, Stockton or the CFHC Subsidiaries or the transactions contemplated in the Merger Agreement.

     10. The portion of the Proxy Statement relating to CFHC and Stockton for use at the shareholders' meeting required pursuant to Section 6.6 of the Merger Agreement, as of the date of mailing and the date of the shareholders' meeting, complied as to form in all material respects with the requirements of the Exchange Act and all applicable rules and regulations.

     Counsel shall further state that although counsel has necessarily assumed the correctness and completeness of the statements made by CFHC or Stockton in the Proxy Statement and takes no responsibility therefor, such counsel has, in the course of the preparation of the Proxy Statement, had conferences with representatives of CFHC and Stockton with respect thereto, and that its examination of the Proxy Statement and its discussions in the above-mentioned conferences did not disclose to it any information which has caused such counsel to believe that the Proxy Statement at the time of mailing and at the time of the meeting of CFHC's shareholders contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein not misleading (except that such counsel need express no belief or opinion as to financial statements, including any notes thereto, or other financial or statistical data or as to any information supplied by TI or Guaranty).

     In rendering its opinion, such counsel may rely, to the extent that such counsel deems reliance necessary or appropriate, as to matters of fact, upon certificates of government officials and of any officer or officers of CFHC or Stockton or CFHC's registrar and transfer agent. The opinion need refer only to matters of Delaware and federal law, and such counsel may expressly exclude any opinions as to choice of law matters, antitrust matters and (except as set forth in paragraph 10) securities law matters and may add other qualifications and explanations of the basis of its opinion as may be reasonably acceptable to TI and Guaranty.

                                                                      APPENDIX B

                         OPINION OF MERRILL LYNCH & CO.

                                   APPENDIX B

                                            Investment Banking Group

                                            World Financial Center
                                            North Tower
                                            New York, New York 10281-1325
                                            212 449 1000

                                December 8, 1996

Board of Directors
California Financial Holding Company
501 West Weber Avenue
Stockton, CA 95203

Members of the Board:

     California Financial Holding Company ("CFHC") and its wholly owned subsidiary, Stockton Savings Bank, F.S.B. ("Stockton" and, together with CFHC, the "Company"), and Temple-Inland Inc. ("TI") and its wholly owned subsidiary, Guaranty Federal Bank, F.S.B. ("Guaranty" and, together with TI, the "Acquiror"), propose to enter into an Agreement and Plan of Merger ("Agreement and Plan of Merger") and a related Agreement of Bank Merger (the "Agreement of Bank Merger" and, together with the Agreement and Plan of Merger, the "Merger Agreement"). Pursuant to the Merger Agreement, CFHC will merge with and into TI, with TI as the surviving corporation (the "Holding Company Merger"), and immediately thereafter Stockton will merge with and into Guaranty and Guaranty shall be the resulting association (the "Bank Merger" and, together with the Holding Company Merger, the "Mergers"). The Merger Agreement provides, among other things, that each outstanding share of CFHC's common stock (the "Shares") will be converted into the right to receive, at the election of the holder thereof, (i) a fraction of a share (the "Stock Consideration") of TI's common stock equal to the Applicable Exchange Ratio (as determined pursuant to the Agreement and Plan of Merger) or (ii) cash (the "Cash Consideration") in the amount equal to the Applicable Price Per Share (as determined pursuant to the Agreement and Plan of Merger), all as more fully described in the Agreement and Plan of Merger. For purposes of this opinion, "Proposed Consideration" shall refer to the Cash Consideration or the Stock Consideration payable to the holders of the Shares as provided in the Agreement and Plan of Merger in connection with the Holding Company Merger. In connection with the Holding Company Merger, the parties have also entered into an option agreement (the "Option Agreement") pursuant to which CFHC has granted to TI an option to acquire up to 940,095 Shares (the "Option Shares"), representing approximately 19.9% of issued and outstanding Shares, all as more fully described in the Option Agreement. The Holding Company Merger is expected to be considered and voted upon by the shareholders of CFHC at a special shareholders' meeting to be held as soon as practicable. The terms and condition of the Mergers are more fully set forth in the Merger Agreement.

     You have asked us whether, in our opinion, as of the date hereof, the Proposed Consideration is fair to the holder of Shares of CFHC (other than the Acquiror or its affiliates) from a financial point of view.

     In arriving at the opinion set forth below, we have, among other things:

     1. Reviewed CFHC's Annual Reports, CFHC's Annual Reports on Forms 10-K and related audited financial information for the three fiscal years ended December 31, 1995 and CFHC's Quarterly Reports on Form 10-Q and related unaudited financial information for the quarterly periods ending March 31, June 30, and September 30, 1996;

     2. Reviewed TI's Annual Reports, TI's Annual Reports on Form 10-K and related audited financial information for the three fiscal years ended December 31, 1995 and TI's quarterly reports on Form 10-Q and related unaudited financial information for the quarterly periods ended March 31, June 30, and September 30, 1996;

     3. Reviewed certain information, including financial forecasts, relating to the respective businesses, earnings, assets and prospects of the Company and the Acquiror furnished to us by the Company and the Acquiror;

     4. Conducted certain discussions with members of senior management of the Company and the Acquiror concerning their respective financial condition, businesses, earnings, assets and prospects and such senior management's views as to future financial performance of the Company and the Acquiror, as the case may be;

     5. Reviewed the historical market prices and trading activity for the Shares and the shares of common stock of TI and compared them with those of certain publicly traded companies which we deemed to be relevant;

     6. Compared the results of operations of CFHC and TI with those of certain companies which we deemed to be relevant;

     7. Compared the proposed financial terms of the Holding Company Merger contemplated by the Agreement and Plan of Merger with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

     8. Reviewed drafts of the Agreement and Plan of Merger and the Option Agreement; and

     9. Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary.

     In preparing our opinion, we have, with your consent, assumed and relied upon the accuracy and completeness of all financial and other information supplied or otherwise made available to us for purposes of this opinion, and we have not assumed any responsibility for independently verifying such information or undertaking an independent evaluation or appraisal of the assets or liabilities of CFHC or TI or any of their subsidiaries, nor have we been furnished any such evaluations or appraisals. We have also assumed and relied upon the senior management of the Company and the Acquiror referred to above as to the reasonableness and achievability of the financial and operating forecasts (and the assumptions and bases therefore) provided to us. In that regard, we have assumed with your consent that such forecasts, including without limitation financial forecasts and projections regarding underperforming and non-performing assets, net charge-offs and the adequacy of reserves, reflect the best currently available estimates and judgments of such senior management as to the future financial performance of CFHC and TI. We are not experts in the evaluation of allowances for loan losses, and we have not made an independent evaluation of the adequacy of the allowances for loan losses of CFHC or TI nor have we reviewed any individual credit files, and we have assumed that the aggregate allowances for the respective loan losses of CFHC and TI are adequate to cover such losses. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to use as of, the date hereof.

     Our opinion has been rendered without regard to the necessity for, or level of, any restrictions, obligations, undertakings or divestitures which may be imposed or required in the course of obtaining regulatory approvals for the Holding Company Merger.

     We have been retained by the Board of Directors of CFHC as an independent contractor to act as financial advisor to CFHC with respect to the Holding Company Merger and will receive a fee for our services. We have within the past two years provided financial advisory, investment banking and other services to the Company and have received customary fees for the rendering of such services. In addition, in the ordinary course of our securities business, we may actively trade debt and/or equity securities of CFHC and TI and their respective affiliates for our own account and the accounts of our customers, and we therefore may, from time to time, hold a long or short position in such securities.

     Our opinion is directed to the Board of Directors of CFHC and does not constitute a recommendation to the Board of Directors of CFHC in connection with any matter relating to the Holding Company Merger. This letter does not constitute a recommendation to any shareholders of CFHC with respect to any approval of the Holding Company Merger.

     On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the Proposed Consideration is fair to the holders of Shares of CFHC (other than the Acquiror or its affiliates) from a financial point of view.

                                            Very truly yours,

                                            MERRILL LYNCH, PIERCE, FENNER &
                                            SMITH INCORPORATED

                                            By:     /s/ MICHAEL F. BARRY

                                              ----------------------------------
                                               Director -- Merrill Lynch & Co.
                                                   Investment Banking Group

                                                                      APPENDIX C

                            DELAWARE CODE ANNOTATED
                             TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
                     SUBCHAPTER IX. MERGER OR CONSOLIDATION

                            DELAWARE CODE ANNOTATED
                             TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
                     SUBCHAPTER IX. MERGER OR CONSOLIDATION
     Copyright (C) 1975-1996 by The State of Delaware. All rights reserved.
                     Current through End of 1996 Reg. Sess.

SEC. 262 APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX D

                   OPINION OF MANATT, PHELPS & PHILLIPS, LLP
                         REGARDING CERTAIN TAX MATTERS

To be filed by Amendment.

                                                                      APPENDIX E

                             STOCK OPTION AGREEMENT

                                                                      APPENDIX E

                             STOCK OPTION AGREEMENT

     This AGREEMENT is dated as of December 8, 1996, between Temple-Inland Inc. ("TI"), a Delaware corporation, and California Financial Holding Company, a Delaware corporation ("CFHC").

                                  WITNESSETH:

     WHEREAS, the Boards of Directors of TI and CFHC have approved an Agreement and Plan of Merger (the "Merger Agreement") dated as of the date hereof which contemplates the acquisition of CFHC by TI and the acquisition of Stockton Savings Bank, F.S.B. by Guaranty Federal Bank, F.S.B.;

     WHEREAS, as a condition to TI's entry into the Merger Agreement and to induce such entry, CFHC has agreed to grant to TI the option set forth herein to purchase shares of CFHC's authorized but unissued common stock, par value $.01 per share ("Common Stock");

     Unless otherwise provided in this Agreement, capitalized terms shall have the meanings ascribed to such terms in the Merger Agreement.

     NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

     1. Grant of Option. Subject to the terms and conditions set forth herein, CFHC hereby grants to TI an option (the "Option") to purchase up to 940,095 shares of Common Stock (the "Option Shares"), at a price of $27.25 per share (the "Exercise Price"); provided, however, that in the event CFHC issues or agrees to issue any shares of Common Stock to an Acquiring Person (as that term is defined in Section 6 herein) at a price less than $27.25 per share, the Exercise Price shall be equal to such lesser price.

     2. Exercise of Option.

     (a) TI may exercise the Option, in whole or in part, in accordance with and to the extent permitted by applicable law at any time or from time to time but only upon or after the occurrence of a Purchase Event (as that term is defined in Paragraph (b) below of this section); provided, that to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect upon the earliest to occur (such earliest date, the "Expiration Date") of
(i) the termination of the Merger Agreement pursuant to Section 13.1 (a) or (h) thereof; (ii) the date of termination pursuant to Section 13.1 (b), (c), (e), or
(f) thereof if such date is prior to a Purchase Event; (iii) the effective time of the acquisition of CFHC by TI pursuant to the Merger Agreement, or (iv) eighteen months following the occurrence of the earliest to occur of (A) the date of any termination of the Merger Agreement other than as described in (i) or (ii) above or (B) the date of first occurrence of a Purchase Event. Notwithstanding the foregoing, CFHC shall not be obligated to issue the Option Shares upon exercise of the Option (i) in the absence of any required governmental or regulatory waiver, consent or approval necessary for CFHC to issue such Option Shares or for TI or any transferee to exercise the Option or prior to the expiration or termination of any waiting period required by law, or
(ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares.

     (b) As used herein, a "Purchase Event" shall have occurred when: (i) CFHC, Stockton or any subsidiary of CFHC, (without the prior written consent of TI) enters into an agreement with any person (other than TI or any of its subsidiaries) pursuant to which such person would: (x) merge or consolidate with, or enter into any similar transaction with CFHC, Stockton or any subsidiary of CFHC, (y) purchase, lease or otherwise acquire all or substantially all of the assets of CFHC or Stockton or (z) purchase or otherwise acquire (by merger, consolidation, share exchange or any similar transaction) securities representing 10 percent or more of the voting shares of CFHC or Stockton (the transactions referred to in subparagraph (x), (y) and (z) are referred to as an "Acquisition Transaction"); (ii) any person or group of persons (other than TI or any of its subsidiaries) acquires the beneficial ownership or the right to acquire beneficial ownership of securities representing 15 percent or more of the voting shares of CFHC or Stockton (the term "beneficial ownership" for purposes of this Agreement shall have the meaning set forth in Section 13(d) of the Securities

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

Exchange Act of 1934, as amended (the "Exchange Act"), and the regulations promulgated thereunder); (iii) the shareholders of CFHC fail to approve the business combination between CFHC and TI contemplated by the Merger Agreement at any meeting of such shareholders which has been held for that purpose or any adjournment or postponement thereof, the failure of such a shareholder meeting to occur prior to termination of the Merger Agreement, or the withdrawal or modification (in a manner adverse to TI) of the recommendation of CFHC's Board of Directors of the Holding Company Merger and Merger Agreement that the shareholders of CFHC approve the Holding Company Merger and the Merger Agreement, in each case, after there shall have been a public announcement that any person (other than TI or any of its subsidiaries), shall have (A) made, or publicly disclosed an intention to make, a proposal to engage in an Acquisition Transaction, (B) commenced a tender offer, as defined herein, or filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to an exchange offer, as defined herein, or (C) filed an application (or given a notice), whether in draft or final form, with the Office of Thrift Supervision or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction; (iv) any person (other than TI or other than in connection with a transaction which TI has given its prior written consent), shall have filed an application or notice with the Office of Thrift Supervision or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction, exchange offer or tender offer; (v) CFHC or Stockton shall have willfully breached any covenant or obligation contained in the Merger Agreement in anticipation of engaging in a Purchase Event, and following such breach TI would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both); or (vi) a public announcement by CFHC or Stockton of the authorization, recommendation or endorsement by CFHC of an Acquisition Transaction, exchange offer or tender offer or a public announcement by CFHC of an intention to authorize, recommend or announce an Acquisition Transaction, exchange offer or tender offer. If a Purchase Event has occurred, the Option shall continue to be exercisable until its termination in accordance with Section 2(a) hereof. CFHC shall notify TI promptly in writing upon learning of the occurrence of a Purchase Event, it being understood that the giving of such notice by CFHC shall not be a condition to the right of TI to transfer or exercise the Option. As used in this Agreement, "person" shall have the same meaning set forth in the Merger Agreement. As used in this paragraph "exchange offer" or "tender offer" shall mean the filing of a registration statement under the Securities Act with respect to, a tender offer or exchange offer, respectively, to purchase shares of CFHC Stock such that, upon consummation of such offer, such person would own or control 10 percent or more of the then-outstanding shares of CFHC Stock.

     (c) In the event a Purchase Event occurs, TI may elect to exercise the Option. If TI wishes to exercise the Option, it shall send to CFHC a written notice (the date of which shall be referred to herein as the "Notice Date") which specifies (i) the total number of Option Shares to be purchased, and (ii) a place and date not earlier than two business days nor later than ten business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"); provided, however, that if prior notification to or approval of the Office of Thrift Supervision or any other regulatory agency is required in connection with such purchase, the Holder, as defined below, shall promptly file the required notice or application for approval, shall promptly notify CFHC of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

     3. Payment and Delivery of Certificates; TI Representation.

     (a) If TI elects to exercise the Option, then at the Closing, TI shall pay to CFHC the aggregate purchase price for the Option Shares purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank designated by CFHC.

     (b) At such Closing, simultaneously with the delivery of the purchase price for the Option Shares as provided in Paragraph (a) hereof, CFHC shall deliver to TI a certificate or certificates, registered in the name

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

of TI or its designee, representing the number of Option Shares purchased by TI. Such certificates may be endorsed with a legend which shall read as follows:

     THE SALE OF THE SHARES REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND ARE ACCORDINGLY SUBJECT TO RESALE RESTRICTIONS ARISING UNDER THE ACT. THE TRANSFER OF SUCH SHARES IS SUBJECT TO CERTAIN PROVISIONS OF AN AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND THE ISSUER, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A REQUEST THEREFOR.

Any such legend shall be removed by delivery of a substitute certificate without such legend if TI shall have delivered to CFHC an opinion of counsel, in form and substance satisfactory to CFHC, that such legend is not required for purposes of assuring compliance with applicable securities or other law or with this Agreement.

     (c) Except as otherwise provided herein, TI hereby represents and warrants to CFHC that the Option is being, and any Option Shares issued upon exercise of the Option will be, acquired by TI for its own account and not with a view to any distribution thereof, and TI will not sell any Option Shares purchased pursuant to exercise of the Option except in compliance with applicable securities and other laws.

     4. Representations. CFHC hereby represents and warrants to TI as follows:

     (a) CFHC has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement and all of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of CFHC. This Agreement has been duly executed and delivered by CFHC and constitutes a valid and binding agreement of CFHC, enforceable against CFHC in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally or by equitable principles, whether such enforcement is sought in law or equity.

     (b) The execution and delivery by CFHC of this Agreement and the consummation of the transactions herein contemplated do not and will not violate or conflict with CFHC's Certificate of Incorporation or Bylaws, any statute, regulation, judgment, order, writ, decree or injunction applicable to CFHC (other than as may be effected by TI's ownership of CFHC Common Stock exceeding certain limits set forth by statute or regulation) or its properties or assets and do not and will not violate, conflict with, result in a breach of, constitute a default (or an event which with due notice and/or lapse of time would constitute a default) under, result in a termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of CFHC under the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, or loan agreement or other agreement, instrument or obligation to which CFHC is a party, or by which CFHC or any of its properties or assets may be bound or affected.

     (c) CFHC has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms, will have reserved for issuance upon the exercise of the Option a number of shares of Common Stock sufficient to satisfy the exercise of the Option in full, all of which Common Stock, upon issuance pursuant hereto, shall be duly authorized, validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, encumbrances, security interests and preemptive rights.

     5. Adjustment Upon Changes in Capitalization.

     (a) In the event of any dividend, stock split, split-up, recapitalization, reclassification, combination, exchange of shares or similar transaction or event with respect to Common Stock, the type and number of shares or securities subject to the Option and the Exercise Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that TI shall receive, upon exercise of the Option, the number and class of shares or other securities or property that TI would have received in respect of Common Stock if the Option had been exercised immediately prior to such event, or the record date thereof, as applicable. If any shares of Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 5(a)), the number of shares of Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of Common Stock previously issued to TI pursuant hereto, equals 19.9 percent of the number of shares of Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to this Option.

     (b) In the event that CFHC, shall, prior to the Expiration Date, enter in an agreement: (i) to consolidate with or merge into any person, other than TI or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than TI or one of its subsidiaries, to merge into CFHC and CFHC shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of CFHC or any other person or cash or any other property or the outstanding shares of Common Stock immediately prior to such merger shall after such merger represent less than 50 percent of the outstanding shares and share equivalents of the merged company; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than TI or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of TI, of either (x) the Succeeding Corporation (as defined below), (y) any person that controls the Succeeding Corporation, or (z) in the case of a merger described in clause (ii), CFHC (in each case, such person being referred to as the "Substitute Option Issuer.")

     (c) The Substitute Option shall have the same terms as the Option, provided, that, if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to TI. The Substitute Option Issuer shall also enter into an agreement with the then-holder or holders of the Substitute Option in substantially the form as this Agreement, which shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock (the "Substitute Option Price") shall then be equal to the Exercise Price multiplied by a fraction in which the numerator is the number of shares of the Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares for which the Substitute Option is exercisable.

     (e) The following terms have the meanings indicated:

          (i) "Succeeding Corporation" shall mean (x) the continuing or surviving corporation of a consolidation or merger with CFHC (if other than CFHC), (y) CFHC in a merger in which CFHC is the continuing or surviving person, and (z) the transferee of all or any substantial part of CFHC assets (or the assets of its subsidiaries).

          (ii) "Substitute Common Stock" shall mean the common stock issued by the Substitute Option Issuer upon exercise of the Substitute Option.

          (iii) "Assigned Value" shall mean the highest of (x) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made by any person (other than TI or its subsidiaries) (y) the price pre share of Common Stock to be paid by any person (other than TI or any of its subsidiaries) pursuant to an agreement with CFHC, and (z) the highest closing sales price per share of Common Stock as quoted on the Nasdaq National Market (or if Common Stock is not quoted on the Nasdaq National Market, the highest bid price per share on any day as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by TI) within the six-month period immediately preceding the agreement referred to in (y); provided, that in the event of a sale of less than all of CFHC's assets, the Assigned Value shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of CFHC as determined by a nationally recognized investment banking firm selected by TI and reasonably acceptable to CFHC, divided by the number of shares of Common Stock outstanding at the time of such sale. In the event that an exchange offer is made for Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the Common Stock shall be determined by a nationally recognized investment banking firm mutually selected by TI and CFHC (or if applicable, the Succeeding Corporation), provided that if a mutual selection cannot be made as to such investment banking firm, it shall be selected by TI.

          (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger or sale, provided that if CFHC is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by CFHC, the person merging into CFHC or by any company which controls or is controlled by such merging person, as TI may elect.

     (f) In no event pursuant to any of foregoing paragraphs shall the Substitute Option be exercisable for more than 19.9 percent of the aggregate of the shares of the Substitute Common Stock outstanding immediately prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9 percent of the aggregate of the shares of Substitute Common Stock but for his clause (f), the Substitute Option Issuer shall make a cash payment to TI equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (f) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (f). This difference in value shall be determined by a nationally recognized investment banking firm selected by TI and the Substitute Option Issuer.

     (g) CFHC shall not enter into any transaction described in subsection (b) of this Section 5 unless the Succeeding Corporation and any person that controls the Succeeding Corporation assume in writing all the obligations of CFHC hereunder and take all other actions that may be necessary so that the provisions of this Section 5 are given full force and effect (including, without limitation, any action that may be necessary so that the shares of Substitute Common Stock are in no way distinguishable from or have lesser economic value than other shares of common stock issued by the Substitute Option Issuer).

     6. Purchase of Option Shares and Options by CFHC.

     (a) From and after the first date a transaction specified in Section 5(b) herein is consummated (the "Repurchase Event"), and subject to applicable regulatory restrictions, TI or a holder or former holder of any Options (a "Holder") who has exercised the Options in whole or in part shall have the right to require CFHC to purchase some or all of the Option Shares at a purchase price per share (the "Purchase Price") equal to the highest of (i) 100 percent of the Exercise Price, (ii) the highest price paid or agreed to be paid for shares of Common Stock by an Acquiring Person (as defined in Paragraph (b) of this Section) in any tender offer, exchange offer or other transaction or series of related transactions involving the acquisition of 10 percent or more of the outstanding shares of Common Stock during the one-year period immediately preceding the Purchase Date (as defined in Paragraph (d) of this Section) and
(iii) in the event of a sale of all or substantially all of CFHC's assets, (x) the sum of the price paid in such sale for such assets and the current market value of the remaining assets of CFHC as determined by a recognized investment banking firm jointly selected by such Holder and CFHC, each acting in good faith, divided by (y) the number of shares of Common Stock then outstanding, provided, however, that the amount calculated pursuant to clauses (ii) and (iii) of this Section 6(a) shall not exceed $10,100,000. In the event that any of the consideration paid or agreed to be paid by an Acquiring Person for any shares of Common Stock or for any of CFHC's assets consists in whole or in part of securities, the value of such securities for purposes of determining the Purchase

Price shall be determined (i) if there is an existing public trading market therefor, by the average of the last sales prices for such securities on the ten trading days ending three trading days prior to the payment of such consideration (if such consideration has been paid) or prior to the date of determination (if such consideration has not yet been paid) and (ii) if there is no existing public trading market for such securities, by a recognized investment banking firm jointly selected by the Holder and CFHC, each acting in good faith. The Holder's right to require CFHC to purchase some or all of the Option Shares under this Section shall expire on the day which is one year following the Repurchase Event; provided, that if CFHC is prohibited under applicable regulations from purchasing Common Stock as to which a Holder has given notice hereunder, then the Holder's right to require CFHC to purchase such shares shall expire on the date which is one year following the date on which CFHC no longer is prohibited from purchasing such shares: provided further, that CFHC shall use its best efforts to obtain any consent or approval and make any filing required for CFHC to consummate as quickly as possible the purchase of the Common Stock contemplated hereunder.

     (b) For purposes of this Agreement, "Acquiring Person" shall mean a person or group (as such terms are defined in the Exchange Act and the rules and regulations thereunder) other than TI or a subsidiary of TI who on or after the date of this Agreement engages in a transaction which gives rise to a Purchase Event.

     (c) Subject to applicable regulatory restrictions, from and after a Repurchase Event or after TI receives official notice that an approval of the Office of Thrift Supervision, or any other regulatory authority, required for the exercise of the Option and purchase of the Option Shares will not be issued or granted, a Holder shall have the right to require CFHC to purchase some or all of the Options held by such Holder at a price equal to the Purchase Price minus the Exercise Price on the Purchase Date (as defined in Paragraph (d) of this Section) multiplied by the number of shares of Common Stock that may be purchased on the Purchase Date upon the exercise of the Options elected to be purchased, provided, however, that the amount calculated pursuant to this
Section 6(c) shall not exceed $10,100,000. Notwithstanding the termination date of the Options, the Holder's right to require CFHC to purchase some or all of the Options under this Section shall expire on the day which is one year following the Repurchase Event; provided, that if CFHC is prohibited under applicable regulations from purchasing the Options as to which an Holder has given notice hereunder, then the Holder's right to require CFHC to purchase such Options shall expire on the day which is one year following the date on which CFHC no longer is prohibited from purchasing such Options; provided further, that CFHC shall use its best efforts to obtain any consent or approval and make any filing required for CFHC to consummate as quickly as possible the purchase of the Options contemplated hereunder.

     (d) A Holder may exercise its right to require CFHC to purchase the Common Stock or Options (collectively, "Securities") pursuant to this Section by surrendering for such purpose to CFHC, at its principal office or at such other office or agency maintained by CFHC for that purpose, within the period specified above, the certificates or other instruments representing the Securities to be purchased accompanied by a written notice stating that it elects to require CFHC to purchase all or a specified number of such Securities. Within five business days after the surrender of such certificates or instruments and the receipt of such notice relating thereto, to the extent it is legally permitted to do so, CFHC shall deliver or cause to be delivered to the Securities Holder (i) a bank cashier's or certified check payable to the Securities Holder in an amount equal to the applicable purchase price therefor, and (ii) if less than the full number of Securities evidenced by the surrendered instruments are being purchased, a new certificate or instrument, for the number of Securities evidenced by such surrendered certificates or other instruments less the number of Securities purchased. Such purchases shall be deemed to have been made at the close of business on the date (the "Purchase Date") of the receipt of such notice and of such surrender of the certificates or other instruments representing the Securities to be purchased and the rights of the Securities Holder, except for the right to receive the applicable purchase price therefor in accordance herewith, shall cease on the Purchase Date.

     7. Demand Registration Rights. As promptly as practicable upon TI's request after a Purchase Event, CFHC agrees to prepare and file not more than three registration statements or prospectuses ("Registration Event") as appropriate, under federal and any applicable state securities laws, with respect to any proposed sale of any warrants, options or other securities representing any of TI's rights under this Agreement or proposed dispositions by TI of any or all of the Option Shares, if such registrations or filings are required by law or regulation, and to use its best efforts to cause any such registration statements or offering circulars to

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

become effective as expeditiously as possible and to keep such registration effective for a period of not less than 180 days unless, in the written opinion of counsel to CFHC, addressed to TI and satisfactory in form and substance to TI and its counsel, registration (or filing of a prospectus or offering circular) is not required for such proposed transactions. All fees, expenses and charges of any kind or nature whatsoever incurred in connection with any registration of, or the preparation of any prospectus relating to, the Options or the Option Shares pursuant to this Section 7 shall be borne and paid by CFHC. In the event TI exercises its registration rights under this Section 7, CFHC shall provide TI, its affiliates, each of their respective officers and directors and any underwriters used by TI, with indemnifications, representations and warranties and shall cause its attorneys and accountants to deliver to TI and any such underwriters attorneys' opinions and "comfort letters", all of a type customarily provided or delivered in connection with public underwritten offerings of securities. In the event CFHC effects a registration of Common Stock for its own account or for any other shareholder of CFHC, it shall allow TI to participate in such registration. Notwithstanding the foregoing, CFHC shall have the right to delay (a "Delay Right") a Registration Event for a period of up to thirty (30) days, in the event it receives a request from TI to effect a Registration Event, if CFHC (i) is involved in a material transaction, or (ii) determines, in the good faith exercise of its reasonable business judgment, that such registration and offering could adversely effect or interfere with bona fide material financing plans of CFHC or would require disclosure of information, the premature disclosure of which could materially adversely affect CFHC or any transaction under active consideration by CFHC. For purposes of this Agreement, the term "material transaction" shall mean a transaction which would require CFHC to file a current report on Form 8-K with the Securities Exchange Commission. CFHC shall have the right to exercise two Delay Rights in any eighteen (18) month period.

     8. Listing

     If Common Stock or any other securities to be acquired upon exercise of the Option are then authorized for quotation or trading or listing on the Nasdaq National Market or any other securities exchange or automated quotation system, CFHC, or any successor thereto, upon the request of the holder of the Option, will promptly file an application, if required, to authorize for listing or trading or quotation the shares of Common Stock or other securities to be acquired upon exercise of the Option on the Nasdaq National Market or any other securities exchange or automated quotation system and will use its best efforts to obtain approval, if required, of such listing or quotation as soon as possible.

     9. Total Profit

     Notwithstanding any other provision of this Agreement to the contrary, in no event shall TI purchase under the terms of this Agreement that number of Option Shares which have a Spread Value, as defined below, in excess of $10,100,000. In the event the Spread Value exceeds $10,100,000, the number of Option Shares which TI is entitled to purchase at the Closing Date shall be reduced to the extent required such that the Spread Value following such reduction is equal to or less than $10,100,000. "Spread Value" shall mean the difference between (i) the product of (1) the sum of the total number of Option Shares TI (x) intends to purchase at a Closing pursuant to the exercise of the Option and (y) previously purchased pursuant to the prior exercise of the Option, and (2) the closing price of CFHC Common Stock as quoted on the Nasdaq National Market on the last trading day immediately preceding the Closing Date, and (ii) the product of (1) the total number of Option Shares TI (x) intends to purchase at the Closing Date pursuant to the exercise of the Option and (y) previously purchased pursuant to the prior exercise of the Option and (2) the applicable Option Price of such Option Shares.

     10. Miscellaneous.

     (a) Expenses. Each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     (b) Entire Agreement. Except as otherwise expressly provided herein, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this

Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     (c) Assignment. At any time after a Purchase Event occurs, TI may sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, by issuing Options or otherwise, to any person or group of persons, subject to applicable law, rule or regulation. In order to effectuate the foregoing, TI (or any direct or indirect assignee or transferee of TI) shall be entitled to surrender this Agreement to CFHC in exchange for two or more Agreements entitling the holders thereof to purchase in the aggregate the same number of shares of Common Stock as may be purchasable hereunder.

     (d) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or by confirmed facsimile transmission or sent by registered or certified mail or overnight courier, postage prepaid, with return receipt requested, addressed as follows:

     If to TI:

                            Temple-Inland Inc.
                            303 South Temple Drive
                            Diboll, Texas 75941
                            Facsimile Number: (409) 829-3333
                            Attention: M. Richard Warner, Esq.

        (with a copy to:

                            Manatt, Phelps & Phillips, LLP
                            11355 West Olympic Boulevard
                            Los Angeles, California 90064
                            Attention: Thomas D. Phelps, Esq.
                            Facsimile Number: (310) 312-4224

     If to CFHC:
                            California Financial Holding Company
                            501 W. Weber Avenue
                            Stockton, California 95203-3169
                            Attention: Robert V. Kavanaugh
                            Facsimile Number: (209) 547-7771

           (with a copy to:
                            Kirkpatrick & Lockhart, LLP

        Attention:          Henry L. Judy, Esq.
                            Kirkpatrick & Lockhart LLP
                            1800 Massachusetts Avenue, N.W.
                            Washington, D.C. 20036-1800
                            Facsimile Number: (202) 778-9100

A party may change its address for notice purposes by written notice to the other party hereto.

     (e) Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     (f) Specific Performance. The parties hereto agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with their specific terms or conditions or were otherwise breached and that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the parties in the event that this Agreement is not performed in accordance with its terms or conditions or otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the parties and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity.

     (g) Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware without regard to the conflict of law principles thereof. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated herein and therein, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such Delaware state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

     (h) Best Efforts. Each of TI and CFHC will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation applying to the Office of Thrift Supervision for approval to acquire the shares issuable hereunder.

     (i) Descriptive Headings. The descriptive headings herein are inserted for convenience of reference and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, as of the day and year first written above.

                                            TEMPLE-INLAND INC.

                                            By:

                                              ----------------------------------
                                              Chairman of the Board and
                                              Chief Executive Officer

                                            CALIFORNIA FINANCIAL HOLDING COMPANY

                                            By:

                                              ----------------------------------
                                              Chairman of the Board and
                                              Chief Executive Officer

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to limit the personal liability of its directors in certain cases. Article Eleventh of Temple-Inland's Certificate of Incorporation provides that no director of Temple-Inland shall be personally liable to Temple-Inland or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of such director's duty of loyalty to Temple-Inland or its stockholders, (ii) for any acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit.

     Section 145 of the Delaware General Corporation Law permits indemnification in cases where a director or officer has been successful in defending any claim or proceeding and permits indemnification, even if a director or officer has not been successful, in cases where the director or officer acted in good faith and in a manner that he reasonably believed was in, or not opposed to, the best interest of the corporation. To be indemnified with respect to criminal proceedings, the director or officer must also have had no reasonable cause to believe that his conduct was unlawful. In the case of a claim by a third party (that is, a party other than the corporation), the Delaware General Corporation Law permits indemnification for judgments, fines and amounts paid in settlement, as well as expenses. In the case of a claim by or in the right of the corporation (including stockholder derivative suits), indemnification under the Delaware General Corporation Law is limited to expenses, but does not cover judgments or amounts paid in settlement, and no indemnification of expenses is permitted if the director or officer is adjudged liable to the corporation, unless a court determines that, despite such adjudication but in view of all the circumstances, such indemnification is nonetheless proper. The Delaware General Corporation Law also permits the advancement of expenses to directors and officers upon receipt by the corporation of an undertaking to repay all amounts so advanced if it is ultimately determined that the director or officer has not met the applicable standard of conduct and is, therefore, not entitled to be indemnified.

     Article VI of Temple-Inland's By-Laws generally provides that, subject to certain limitations, each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed legal action, suit or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer or employee of Temple-Inland or is or was a director, officer or employee of Temple-Inland or a direct or indirect wholly owned subsidiary of Temple-Inland (except Guaranty Federal Bank, F.S.B.) or is or was serving at the request of the corporation as a director, officer, employee or agent of any such subsidiary or another company, savings and loan association, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified and held harmless by the corporation, to the full extent authorized by the Delaware General Corporation Law, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection therewith, provided that such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Temple-Inland (and with respect to a criminal action, had no reason to believe his conduct was unlawful) except that with respect to actions brought by or in the right of Temple-Inland, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudicated to be liable to Temple-Inland, unless and only to the extent that the applicable court determines, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses. Such indemnification shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Article VI provides that Temple-Inland may pay the expenses incurred in defending any such proceeding in advance of its final disposition upon delivery to Temple-Inland of an undertaking, by or on behalf of such director, officer, employee or agent to repay such amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified under Article VI.

     Both the Delaware General Corporation Law and Article VI of Temple-Inland's By-laws specifically state that their indemnification provisions shall not be deemed exclusive of any other indemnity rights a director may have. Temple-Inland has entered into indemnification agreements with each of its directors that are intended to assure the directors that they will be indemnified to the fullest extent permitted by Delaware law.

     Section 145 of the Delaware General Corporation Law permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such. Under an insurance policy maintained by Temple-Inland, Temple-Inland is insured for certain amounts that it may be obligated to pay directors and officers by way of indemnity, and each such director and officer is insured against certain losses that he may incur by reason of his being a director or officer and for which he is not indemnified by Temple-Inland.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or persons controlling Temple-Inland pursuant to the foregoing provisions, Temple-Inland has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
          2.01           -- Agreement and Plan of Merger (Incorporated by reference to Appendix A to the Prospectus-Proxy Statement included
                            in this Registration Statement.)
          2.02           -- Stock Option Agreement (Incorporated by reference to
                            Appendix E to the Prospectus-Proxy Statement included in
                            this Registration Statement.)
          3.01           -- Certificate of Incorporation of the Company(1), as
                            amended effective May 4, 1987(2), as amended effective
                            May 4, 1990(3)
          3.02           -- Amended and Restated Bylaws of Temple-Inland(4)
          4.01           -- Form of Specimen Common Stock Certificate of the
                            Company(5)
          4.02           -- Indenture dated as of September 1, 1986, between the
                            Registrant and Chemical Bank, as Trustee(6), as amended
                            by First Supplemental Indenture dated as of April 15,
                            1988, as amended by Second Supplemental Indenture dated
                            as of December 27, 1990(7), and as amended by Third
                            Supplemental Indenture dated as of May 9, 1991(8)
          4.03           -- Form of Specimen Medium-Term Note of the Company(6)
          4.04           -- Form of Fixed-rate Medium Term Note, Series B, of the
                            Company(7)
          4.05           -- Form of Floating-rate Medium Term Note, Series B, of the
                            Company(7)
          4.06           -- Form of 9% Note due May 1, 2001, of the Company(9)
          4.07           -- Form of Fixed-rate Medium Term Note, Series D, of the
                            Company(10)
          4.08           -- Form of Floating-rate Medium Term Note, Series D, of the
                            Company (10)
          4.09           -- Certificate of Designation, Preferences and Rights of
                            Series A Junior Participating Preferred Stock, dated
                            February 16, 1989(11)
          4.10           -- Rights Agreement, dated February 3, 1989, between the
                            Company and NCNB Texas National Bank, Dallas, Texas, as
                            Rights Agent(12)
          4.11           -- Form of 7.25% Note due September 15, 2004, of the
                            Company(13)
          4.12           -- Form of 8.25% Debenture due September 15, 2022, of the
                            Company(13)
          5.01           -- Opinion of Manatt, Phelps & Phillips, LLP(14)
          8.01           -- Tax opinion of Manatt, Phelps & Phillips, LLP(14)

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
         23.01           -- Consent of Ernst & Young LLP(15)
         23.02           -- Consent of KPMG Peat Marwick LLP(15)
         23.03           -- Consent of Manatt, Phelps & Phillips, LLP (contained in
                            Exhibits 5.01 and 8.01)(14)

---------------

 (1) Incorporated by reference to Registration Statement No. 2-87570 on Form S-1 filed by the Company with the Commission.

 (2) Incorporated by reference to Post-effective Amendment No. 2 to Registration Statement No. 2-88202 on Form S-1 filed by the Company with the Commission.

 (3) Incorporated by reference to Post-Effective Amendment No. 1 to Registration Statement No. 33-25650 on Form S-8 filed by the Company with the Commission.

 (4) Incorporated by reference to the Company's Form 10-K for the year ended January 2, 1993.

 (5) Incorporated by reference to Registration Statement No. 33-27286 on Form S-8 filed by the Company with the Commission.

 (6) Incorporated by reference to Registration Statement No. 33-8362 on Form S-1 filed by the Company with the Commission.

 (7) Incorporated by reference to the Company's Form 8-K filed with the Commission on December 27, 1990.

 (8) Incorporated by reference to Registration Statement No. 33-40003 on Form S-3 filed by the Company with the Commission.

 (9) Incorporated by reference to the Company's Form 8-K filed with the Commission on May 2, 1991.

(10) Incorporated by reference to Registration Statement No. 33-43978 on Form S-3 filed by the Company with the Commission.

(11) Incorporated by reference to the Company's Form 10-K for the year ended December 31, 1988.

(12) Incorporated by reference to the Company's Form 8-K filed with the Commission on February 16, 1989.

(13) Incorporated by reference to Registration Statement No. 33-50880 on Form S-3 filed by the Company with the Commission.

(14) To be filed by amendment.

(15) Filed herewith.

ITEM 22. UNDERTAKINGS

     (a)(1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (as amended and the rules and regulations thereunder, the "Securities Act"), each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (as amended and the rules and regulations thereunder, the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) promulgated pursuant to the Securities Act, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (3) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 promulgated pursuant to the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions of this Item 22, or otherwise (other than insurance), the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (d) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement; (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto authorized, in the City of Diboll, State of Texas, on February 17, 1997.

                                            TEMPLE-INLAND INC.
                                            (Registrant)

                                            By:     /s/ CLIFFORD J. GRUM
                                             -----------------------------------
                                                      Clifford J. Grum,
                                                  Chairman of the Board and
                                                   Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                     CAPACITY                      DATE
                      ---------                                     --------                      ----

                /s/ CLIFFORD J. GRUM                   Director, Chairman of the Board,    February 17, 1997
-----------------------------------------------------    and Chief Executive Officer
                  Clifford J. Grum

             /s/ KENNETH M. JASTROW, II                Group Vice President and Chief      February 17, 1997
-----------------------------------------------------    Financial Officer
               Kenneth M. Jastrow, II

                 /s/ DAVID H. DOLBEN                   Vice President and Chief            February 17, 1997
-----------------------------------------------------    Accounting Officer
                   David H. Dolben

                /s/ PAUL M. ANDERSON                   Director                            February 17, 1997
-----------------------------------------------------
                  Paul M. Anderson

                  /s/ ROBERT CIZIK                     Director                            February 17, 1997
-----------------------------------------------------
                    Robert Cizik

                /s/ ANTHONY M. FRANK                   Director                            February 17, 1997
-----------------------------------------------------
                  Anthony M. Frank

                /s/ WILLIAM B. HOWES                   Director                            February 17, 1997
-----------------------------------------------------
                  William B. Howes

                 /s/ BOBBY R. INMAN                    Director                            February 17, 1997
-----------------------------------------------------
                   Bobby R. Inman

               /s/ HERBERT A. SKLENAR                  Director                            February 17, 1997
-----------------------------------------------------
                 Herbert A. Sklenar

                 /s/ WALTER P. STERN                   Director                            February 17, 1997
-----------------------------------------------------
                   Walter P. Stern

                /s/ ARTHUR TEMPLE III                  Director                            February 17, 1997
-----------------------------------------------------
                  Arthur Temple III

                /s/ CHARLOTTE TEMPLE                   Director                            February 17, 1997
-----------------------------------------------------
                  Charlotte Temple

                 /s/ LARRY E. TEMPLE                   Director                            February 17, 1997
-----------------------------------------------------
                   Larry E. Temple

                               INDEX TO EXHIBITS

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
          2.01           -- Agreement and Plan of Merger (Incorporated by reference to Appendix A to the Prospectus-Proxy Statement included
                            in this Registration Statement.)
          2.02           -- Stock Option Agreement (Incorporated by reference to
                            Appendix E to the Prospectus-Proxy Statement included in
                            this Registration Statement.)
          3.01           -- Certificate of Incorporation of the Company(1), as
                            amended effective May 4, 1987(2), as amended effective
                            May 4, 1990(3)
          3.02           -- Amended and Restated Bylaws of Temple-Inland(4)
          4.01           -- Form of Specimen Common Stock Certificate of the
                            Company(5)
          4.02           -- Indenture dated as of September 1, 1986, between the
                            Registrant and Chemical Bank, as Trustee(6), as amended
                            by First Supplemental Indenture dated as of April 15,
                            1988, as amended by Second Supplemental Indenture dated
                            as of December 27, 1990(7), and as amended by Third
                            Supplemental Indenture dated as of May 9, 1991(8)
          4.03           -- Form of Specimen Medium-Term Note of the Company(6)
          4.04           -- Form of Fixed-rate Medium Term Note, Series B, of the
                            Company(7)
          4.05           -- Form of Floating-rate Medium Term Note, Series B, of the
                            Company(7)
          4.06           -- Form of 9% Note due May 1, 2001, of the Company(9)
          4.07           -- Form of Fixed-rate Medium Term Note, Series D, of the
                            Company(10)
          4.08           -- Form of Floating-rate Medium Term Note, Series D, of the
                            Company (10)
          4.09           -- Certificate of Designation, Preferences and Rights of
                            Series A Junior Participating Preferred Stock, dated
                            February 16, 1989(11)
          4.10           -- Rights Agreement, dated February 3, 1989, between the
                            Company and NCNB Texas National Bank, Dallas, Texas, as
                            Rights Agent(12)
          4.11           -- Form of 7.25% Note due September 15, 2004, of the
                            Company(13)
          4.12           -- Form of 8.25% Debenture due September 15, 2022, of the
                            Company(13)
          5.01           -- Opinion of Manatt, Phelps & Phillips, LLP(14)
          8.01           -- Tax opinion of Manatt, Phelps & Phillips, LLP(14)
         23.01           -- Consent of Ernst & Young LLP(15)
         23.02           -- Consent of KPMG Peat Marwick LLP(15)
         23.03           -- Consent of Manatt, Phelps & Phillips, LLP (contained in
                            Exhibits 5.01 and 8.01)(14)

---------------

 (1) Incorporated by reference to Registration Statement No. 2-87570 on Form S-1 filed by the Company with the Commission.

 (2) Incorporated by reference to Post-effective Amendment No. 2 to Registration Statement No. 2-88202 on Form S-1 filed by the Company with the Commission.

 (3) Incorporated by reference to Post-Effective Amendment No. 1 to Registration Statement No. 33-25650 on Form S-8 filed by the Company with the Commission.

 (4) Incorporated by reference to the Company's Form 10-K for the year ended January 2, 1993.

 (5) Incorporated by reference to Registration Statement No. 33-27286 on Form S-8 filed by the Company with the Commission.

 (6) Incorporated by reference to Registration Statement No. 33-8362 on Form S-1 filed by the Company with the Commission.

 (7) Incorporated by reference to the Company's Form 8-K filed with the Commission on December 27, 1990.

 (8) Incorporated by reference to Registration Statement No. 33-40003 on Form S-3 filed by the Company with the Commission.

 (9) Incorporated by reference to the Company's Form 8-K filed with the Commission on May 2, 1991.

(10) Incorporated by reference to Registration Statement No. 33-43978 on Form S-3 filed by the Company with the Commission.

(11) Incorporated by reference to the Company's Form 10-K for the year ended December 31, 1988.

(12) Incorporated by reference to the Company's Form 8-K filed with the Commission on February 16, 1989.

(13) Incorporated by reference to Registration Statement No. 33-50880 on Form S-3 filed by the Company with the Commission.

(14) To be filed by amendment.

(15) Filed herewith.